Form 10KSB, Exhibit 13
period 2000-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2000-12-29
CIK 1087843

EXHIBIT 13
Annual Report 2000

[Photo]

Westborough Financial Services, Inc.


Our Vision
We will be the value leader of financial service providers in central Massachusetts.

Our Mission

Build Relationships
At Westborough Bank, we are committed to building strong, long-term customer and community relationships.

Provide Solutions
We achieve this by providing superior customer service and a broad range of financial products and services - responding to the needs of our customers
- today and tomorrow.

Support Our Communities
As an independent fiscally sound community bank, our goal is to create customer loyalty, enhance shareholder value, promote employee satisfaction and continue to support the communities we serve.

                                 2000         1999         1998
                                        ($ in Thousands)

Total Assets                    205,976      174,594      158,523
Total Loans                     113,559       92,092       82,348
Total Deposits                  163,405      150,111      135,962
Total Shareholders' Equity       24,716       19,281       19,367


Westborough Financial Services, Inc.

Selected Consolidated Financial and Other Data:

At September 30,                                              2000          1999          1998
------------------------------------------------------------------------------------------------

Consolidated Balance Sheet Data ($ in thousands)
Total assets                                                $205,976      $174,594      $158,523
Loans, net                                                   113,559        92,092        82,348
Investment securities                                         70,119        64,457        60,107
Total deposits                                               163,405       150,111       135,962
Federal Home Loan Bank advances                               16,500         4,000         2,000
Stockholders' Equity                                          24,716        19,281        19,367
Allowance for loan losses                                        874           879           827
Non-accrual loans                                                 --            --            --
Non-performing assets                                             --            --            --

Twelve Months Ended September 30,                             2000          1999          1998
------------------------------------------------------------------------------------------------

Consolidated Statement of Operations ($ in thousands)
Total interest and dividend income                          $ 11,991      $ 10,606      $  9,933
Total interest expense                                         5,525         4,976         4,557
                                                            ------------------------------------
Net Interest Income                                            6,466         5,630         5,376
Provision for loan losses                                          0            45            39
                                                            ------------------------------------
Net interest income, after provision for loan losses           6,466         5,585         5,337
                                                            ------------------------------------
Customer service fees                                            344           277           259
Loan fees                                                         11            17            20
Income from covered call options                                 425           352             0
Gain on securities, net                                          177           558            90
Miscellaneous                                                    138            43            14
                                                            ------------------------------------
Total other income                                             1,095         1,247           383
                                                            ------------------------------------
Operating Expenses                                             5,830         4,663         3,657
                                                            ------------------------------------
Income before income taxes                                     1,731         2,169         2,063
Income taxes                                                     480           696           750
                                                            ------------------------------------
Net Income                                                  $  1,251      $  1,473      $  1,313
                                                            ====================================

Number of weighted average shares outstanding                   #N/A          #N/A          #N/A
Earnings per share: stock trading commenced on
 February 16, 2000                                              #N/A          #N/A          #N/A

Twelve Months Ended September 30,                             2000          1999          1998
------------------------------------------------------------------------------------------------

Performance Ratios (1)
Return on average assets                                        0.68%         0.89%         0.88%
Return on average equity                                        5.70%         7.56%         7.25%
Average equity to average assets                               11.88%        11.73%        12.16%
Average interest rate spread                                    3.19%         3.01%         3.20%
Net interest margin (2)                                         3.73%         3.54%         3.76%
Operating expenses as a percent of average assets               3.16%         2.81%         2.46%
Average interest-bearing assets to average interest
 bearing liabilities                                          116.88%       117.12%       117.84%
Efficiency ratio (3)                                           77.11%        67.81%        63.50%

<F1>  Ratios have been annualized, where applicable.
<F2>  Net interest income divided by average interest-earning assets.
<F3>  Total operating expenses divided by the sum of net interest income and other income.

At September 30,                                              2000          1999          1998
------------------------------------------------------------------------------------------------

Asset Quality Ratios:
Non-performing loans as a percent of loans                      0.00%         0.00%         0.00%
Non-performing assets as a percent of total assets              0.00%         0.00%         0.05%
Allowance for loan losses as a percent of total loans
 before the allowance for loan losses                           0.76%         0.95%         0.99%

Capital Ratio and data:
Equity to assets at end of period                              12.00%        11.04%        12.22%
Number of shares outstanding at end of period              1,581,374             0             0

Number of:
Full-service offices (1)                                           5             5             4
Full-time equivalent employees                                    69            60            53

<F1>  The number of full service offices does not include our branch at the
      Willows or our Operations Center.


Growth and Expansion

President's Letter

The year 2000 was one of growth and expansion for The Westborough Bank. Our goal of increasing our customer base required the enhancement of our product and service lines, expanded technological capabilities and the addition of new staff positions. A new corporate structure provided the additional capital and flexibility necessary to remain competitive in the ever-changing financial services industry.

The consolidated financial statements for the year ended September 30, 2000 included in this report reflect total asset growth of $31.4 million (17.9%), including net loan growth of $21.5 million (23.3%) and deposit and borrowing increases of $25.8 million (16.7%). These changes have been made via capital realized from our reorganization from a mutual savings bank to a mutual holding company structure, completed on February 15, 2000. During this reorganization Westborough Financial Services, Inc. (WFSI), a stock holding company, and our wholly owned subsidiary, The Westborough Bank, were formed. Our initial stock offering, coupled with our earnings, increased capital to $24.7 million.

There were two key factors to our asset growth and overall success this year. First, the dedication of our officers and staff, who worked tirelessly throughout the year providing the high level of service that our customers have always expected. At the same time, they accepted new challenges caused by the constant changes in our industry. New technology was introduced by our professional team of community bankers in order to deliver the products and services desired by our customers, both current and future. Strategically enhancing our management and staff allowed us to keep our focus on outstanding service while implementing these changes. This increase in human and technological resources caused an anticipated increase in operating expenses and decrease in earnings, which fell $200,000 from the previous year to $1.3 million.

By increasing our staff and capabilities, we were able to respond to the second key factor in our success. The Fleet/BankBoston merger and the entry of Sovereign Bank into our marketplace created opportunities for us as a positive alternative for their customers, many of whom experienced disruption of their financial services. Our ability to offer comparable products and services allowed us to prove ourselves in an unusual and difficult circumstance for consumers.

Consolidation within the financial services industry will continue, but the problems and opportunities experienced in our local market will not likely be repeated any time soon.

One constant in this year of change has been our commitment to our customers and our community. On a corporate level, WFSI and Westborough Bank continue to support America's Promise and the Westborough Savings Charitable Foundation, as well as many other groups local to our area. Many of our employees have formed partnerships with local community agencies, affirming the neighbor-to-neighbor assistance concept that we have established. In addition, individual members of our staff give of their own time and money to aid many agencies in the communities that we serve. We are proud of our long-standing local roots and strive to support the communities that support us.

On behalf of the Board of Directors, management and staff, we pledge our continued commitment to our customers, community and shareholders.

/s/ Joseph F. MacDonough

Joseph F. MacDonough
President & CEO

[Photo of Joe MacDonough]


Groundbreaking took place in the Fall for our new Operations facility. The 13,000 square foot building will be located next to our Main Office. Completion is expected in April, 2001.

[Photo]

From left: Joseph F. MacDonough, President and CEO; Vickie A. Bouvier, Vice President/Operations; Nancy Carlson, President of Suburban Staffing and First Vice President of the Westborough/Northborough Chamber of Commerce; Walter A. Kinell, Jr., Chairman of the Board of Directors; Richard Loughlin, President of Wellington Properties; and Steve Wilson, Engineer of Wellington Properties.


Service and Attention

Customer Focus

What better way to understand what our customers want and need than a Customer Advisory Council? We created one this year as part of our focused commitment to making Westborough Bank as current and customer-friendly as any bank you will ever have occasion to use.

Customer input has been especially helpful in a year in which so many new and sophisticated services have been added. We have even repackaged existing products and services to take advantage of new techniques and technologies.

Our hard work has paid off! Many of our customers now use Internet banking routinely and have signed up for Westborough Bank's electronic Bill Pay system. Our full range of electronic services gives customers much easier access to the bank than ever before. The feedback on these services has been very positive.

We've been listening in other areas, as well - and that has led to many advancements in the Commercial Services and Investment areas. Here are some of the most important changes and additions for the year.

Internet Banking   Now customers can access their accounts 24 hours a day,
7 days a week, 365 days a year. Internet Banking provides customers the ability to transfer funds between all of their Westborough Bank accounts without ever leaving home. They can also check their account balances and see what funds are available and what funds are on hold.

Telephone Banking   With FingerTip Banking,SM customers can bank anywhere a
touch-tone telephone is available. Customers have account information at their fingertips totally free of charge any time of the day or night.

Bill Pay   Customers can schedule monthly bill payments in advance and add new payments without ever writing a check. With our on-line bill payment system, customers have the convenience of scheduling their payments to anyone in the United States.

Informative Website   Customers can view branch office hours, check out
current CD rates, and calculate mortgage payments by visiting our website at www.westboroughbank.com. In keeping with our old-fashioned values and dedication to providing our customers the best technology available, we have added several new features to our website. Customers can now view information on Internet Banking, Savings and Investments, Personal Banking, Commercial Services, Current Loan Rates, and even Career Opportunities.

Expanded Business Offerings   Local businesses are the backbone of our
community, and Westborough Bank is committed to providing innovative financial solutions and excellent access to commercial credit. This year, we introduced a Tiered Commercial Savings Account and Commercial Debit Cards. We also expanded our services by adding Commercial Teller Windows.

It would be hard to find a more supportive business banking team than ours. In addition to convenient business checking, local businesses are offered a free lending needs assessment, personal advice and consultation, and access to loans from $50,000 to $39 million. Products include ample lines of credit, term loans, real estate loans, SBA loans, and other types of commercial credit.

Investment Services   Also new this year is Peter Panagiotou, Director of
Retail Investment Services. His addition to Westborough Bank has expanded our Investment capabilities to include full financial planning, retirement & estate planning, plus investments and portfolio analysis. These services are valuable to our customers and represent an important area of future growth for the bank.

Commercial Services
When it comes to business banking, you won't find a more supportive team than ours. In fact, you can expect a full-service team approach with experienced lenders willing to help you reach your goals. You'll have access to convenient business checking, lines of credit, term loans, commercial real estate and SBA loans. The team shown from left to right:
Jane Michaud, Commercial Loan Administrator, Bob McCann, Vice President and Department Head/ Commercial Lending, and Al Tautkas, Vice President and Senior Lender.

[Photo]

Electronic Banking
Our full range of electronic services gives customers much easier access to the bank than ever before. Access to account information and transfers over the phone, on-line banking, a multi-purpose debit card, and ATM access from anywhere in the country. The feedback on these services has been very positive.

[Photo]

Charity and Promise

Community Involvement

If giving is better than receiving, then the bank has had a better year than ever. This year, both our corporate and staff contributions to the community were strong.

Much of this dedication is long-standing for the bank, but this year, due to our commitment to America's Promise, we have placed a special emphasis on supporting the needs of children. Our affiliation with this program was initiated by the American Banker's Association's partnership. If you're not familiar with America's Promise, you can read more about it at www.americaspromise.org.

Westborough Bank encourages community involvement and applauds the generous contributions of our employees. Here are just a few of their many activities and community services.

Toys for Tots   Our employees collect toys each year to donate to children.

Walk for a Cure   Participants raise funds for breast cancer research.

Christmas for Westborough   State Hospital   Each year, our employees hold
a party for the patients and bring gifts.

Bay Path Home and Community Services As certified representatives of Bay Path, several Westborough Bank employees donate their time to handle money management for seniors - one of many important services provided for older adults by Bay Path.

Movie Time   The bank donated a large-screen television to the Shrewsbury
Senior Center. Now the seniors there pick a movie to watch each month, and our employees bring them snacks, popcorn and beverages.

Senior Center in Westborough   The current treasurer of this center is a
Westborough Bank employee.

Westborough Savings Charitable Foundation   This foundation was established
specifically to give back to the community through grants for important community causes, projects and organizations. Those who have been supported through this program include the YMCA Youth Support Campaign, the YWCA of Central Massachusetts, Family Services of Central Massachusetts, Westborough High School's Charlotte Spinney Vision Scholarship, the Shrewsbury Education Foundation, the Northborough Education Foundation, the Westborough Educational Foundation, The Hillside School, the Shrewsbury Housing Authority, the Worcester County Food Bank, Abby's House, the Montachusett Girl Scout Council, the Knox Trail Boy Scout Council, and the United Way of Central Massachusetts.

America's Promise

Founded in 1997, the mission of America's Promise -- The Alliance for Youth is to build the character and competence of young people in an effort to help them lead successful lives and become contributing members of society. Led by General Colin L. Powell, USA (Ret.), America's Promise has identified and strives to fulfill five components necessary for all children to become successful adults: ongoing relationships with a caring adult; safe places with structured activities during non-school hours; a healthy start; marketable skills through effective education; and opportunities to give back through community service.

[Photo]

Savings Makes Sense

Savings Makes Sense is a state-run program set up to teach children in grades K-8 to save money as a life skill. Currently, Westborough Bank is active in six schools and will begin working with two additional schools in 2001. Children in Westborough, Shrewsbury, Northborough, and Boylston are encouraged to make weekly or bi-weekly deposits into passbook accounts with no fees. To open the account, the bank gives each child a $5 gift, then provides rewards for consistent banking. All rewards, of course, are based on the number of deposits, never on the amount of the deposit. Currently, children receive a commemorative state quarter for every third deposit they make.

[Photo]

Officers of Westborough Financial Services, Inc. and Westborough Bank
---------------------------------------------------------------------
President & CEO
Joseph F. MacDonough

Senior Vice President & Treasurer
John L. Casagrande

Vice President,
Operations Officer
Vickie A. Bouvier

Vice President,
Senior Loan Officer
Alexander P. Tautkas

Vice President, Director of Marketing/Retail Sales
Sharyn L. Tomasso

Vice President, Director of Human Resources
Margaret I. Duquette

Vice President,
Commercial Lending
Robert K. McCann

Vice President
Robert G. Daniel

Vice President
Roger B. Leland

Clerk of Corporation
Nelson P. Ball

Assistant Vice President,
Mortgage Loan Officer
Paul M. Gleason, Jr.

Assistant Vice President, Branch Manager
Lois M. Brennan

Assistant Vice President,
Business Development Officer
William L. Martin

Assistant Vice President,
Loan Servicing Officer
Lois J. Murphy

Information Technology Officer
Philip A. Maio

Controller
Deborah A. Callahan


Board of Directors
------------------
Chairman of the Board
Walter A. Kinell, Jr.

Nelson P. Ball
Edward S. Bilzarian
David E. Carlstrom
John L. Casagrande
William W. Cotting, Jr.
Robert G. Daniel
Earl H. Hutt
Robert A. Klugman
Roger B. Leland
Joseph F. MacDonough
Paul F. McGrath
Charlotte C. Spinney
Phyllis A. Stone
James E. Tashjian
Daniel G. Tear
Director Emeritus
Joseph G. Nason

Executive Committee
-------------------

David E. Carlstrom
Roger B. Leland
Robert G. Daniel
Joseph F. MacDonough Robert A. Klugman
James E. Tashjian

Auditing Committee
Earl H. Hutt, Chairman
Edward S. Bilzerian
Paul F. McGrath

Corporators
-----------

Anthony A. Abu
Jean Anderson
Michael J. Antonio
James N. Ball
Nelson P. Ball
John A. Bartolini, Jr.
Edward S. Bilzerian
Dexter P. Blois
Jean M. Borgatti
Richard J. Boutilier
Vickie A. Bouvier
Janice A. Brown
Nancy Carlson
David E. Carlstrom
John L. Casagrande
Benjamin Colonero
William W. Cotting, Jr.
Donald F. Cowles
Donna Cox
Donald B. Cutone
Robert G. Daniel
Joyce M. Danielson
Paulette E. Davis
Michael A. DiPierro
Margaret I. Duquette
Robert J. Gallagher
Donald M. Gillis
James A. Harvey
Thomas A. Hays
Stephen L. Hero
Maria G. Hopkins
Kenneth Housmen
Paulyn Howard
Earl H. Hutt
James W. Igoe
Jeffrey W. Kinell
Walter A. Kinell, Jr.
Robert A. Klugman
John I. Lebeaux
Jeffrey B. Leland
Roger B. Leland
Richard J. Loughlin
Joseph F. MacDonough
Joseph MacDougall
Paul F. McGrath
Helen F. Miller
Richard B. Noyes
Janet M. Ordway
George E. Pember
Robert B. Percy
Charlotte C. Spinney
Phyllis A. Stone
Thomas J. Sweeney
James E. Tashjian
Alexander P. Tautkas
Daniel G. Tear
J. Kelly Thomas
Hugh K. Tufts, Jr.
Lawrence L. Ware
Francis P. Zarette

Staff
-----

Maxine Anders
Karissa Ayeni
Myrtle Beauregard
Kathleen Bianchi
Jean Breidenbach
Karen Brooks
Kathleen Campanale
Mary-Jane Chase
Michelle Chesley
Emily Cibula
Amy Cowan
Brigitta Dagnese
Janet Daniels
Marcia Depeau
Stacy Derosier
Regina Desmarais
Charlotte Donovan
Ann Dussault
Maureen Ekblom
Astrid Essex
Cheryl Fedorczuk
Dean Figarsky
Melissa Fiske
Jamie Flagg
Sharon Flanigan
Robert Fontaine
Mary Gaudet
Mary Gillis
Kellieann Giorgio
Claire Hart
Mary Lynn Hart
Marion Hartshorn
Melissa Havalotti
Beth Hayden
Theresa Hopkins
Colleen Horne
Christine Howe
Janet Jankowski
Laura Knowles
Jane LaFlamme
Mathew Lafountain
Suzanne Laperle
Marites MacArthur
Richard Mara
Jill Martin
Winifred Mason
Carol McIntyre
Jane Michaud
Jeannette Michaud
Donald Painchaud
Peter Panagiotou
Kimberly Perkins
Diane Rawson
Linda Richard
Lisa Roberts
Elizabeth Rocco
Nilda Rodriguez
Annette Sangkhum
Linda Tumeinski
Jean Wamback
Toni Wilson

Years of Service - Longstanding Employees
-----------------------------------------

20-25 years

Vickie A. Bouvier
Lois M. Brennan
Alexander P. Tautkas
Linda M. Richard

15-19 years

Joseph F. MacDonough
Jean A. Breidenbach
Janet L. Jankowski
Patricia L. Loiseau
Mary K. Gillis
Beth E. Hayden

10-14 years

Kimberly S. Perkins
Carol K. McIntyre
Suzanne T. Laperle
Ann Dussault


Paul Gleason (pictured with his daughter) is founder of Spencer Theatre Company - a true community theater producing original and established work. All comers welcome! Often, productions are modified and roles added to include extra players. For example, the original Annie had seven orphans; the Spencer production included 25. Participants are 50/50 children/adults. The Company produces three to four productions a year plus workshops. This past year, in conjunction with the South County Teen Network, the Company featured a workshop focusing on teen issues including stress, pregnancy, and suicide.

[Photo]

Sharyn L. Tomasso is a six-year volunteer with the Montachusetts Girl Scouts. She's also in her fifth year as Brownie leader in Holden and serves on the Corporate Gift Board of the Montachusetts Girl Scout Council.

[Photo]


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

Forward Looking Statements

      Westborough Financial Services, Inc. (the "Company") and The Westborough Bank (the "Bank") may from time to time make written or oral "forward-looking statements." These forward-looking statements may be contained in this annual filing with the Securities and Exchange Commission (the "SEC"), other filings with the SEC, and in other communications by the Company and the Bank, which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

      Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties. The following factors, many of which are subject to change based on various other factors beyond the Company's control, and other factors identified in the Company's filings with the SEC and those presented elsewhere by management from time to time, could cause its financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

      * the strength of the United States economy in general and the strength of the local economies in which the Company and the Bank conduct operations;
      * the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
      *     inflation, interest rate, market and monetary fluctuations;
      * the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;
      * the willingness of users to substitute competitors' products and services for the Company's and the Bank's products and services;
      * the Company's and the Bank's success in gaining regulatory approval of their products and services, when required;
      * the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance);
      *     the impact of technological changes;
      *     acquisitions;
      *     changes in consumer spending and saving habits; and
      * the Company's and the Bank's success at managing the risks involved in their business.

      This list of important factors is not exclusive. The Company or the Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

General

      The Bank completed its reorganization into a "two-tiered" mutual holding company structure on February 15, 2000. In connection with this reorganization: (1) the Bank formed Westborough Bancorp, MHC (the "MHC"), a Massachusetts-chartered mutual holding company, which is the majority owner of the Company, a Massachusetts-chartered stock holding company; (2) the Bank converted from a Massachusetts-chartered mutual savings bank to a Massachusetts-chartered stock savings bank and issued 100% of its capital stock to the Company; and (3) the Company issued shares of its common stock, $0.01 per share, to the public at a price of $10.00 per share in a subscription, community and syndicated offering (the "Stock Offering").

      The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes that are included within this report.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of loans primarily in the towns of Westborough, Northborough and Shrewsbury, Massachusetts, including residential and commercial real estate mortgage loans and, to a lesser extent, consumer and commercial loans.

      The Bank's results of operations depend primarily on net interest income. Net interest income is the difference between the interest income the Bank earns on its interest-earning assets and the interest it pays on its interest-bearing liabilities. Interest-earning assets primarily consist of mortgage loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit, savings accounts and borrowings. The Bank's results of operations are also affected by its provision for loan losses, income from security transactions, other income and operating expenses. Operating expenses consist primarily of salaries and employee benefits, occupancy, data processing, marketing, professional fees and other general and administrative expenses. Other income consists mainly of service fees and charges, income from writing covered call options, gains on sales of securities and fees from the sale of non-insured investment products.

      The Bank's results of operations may also be affected significantly by general and local economic and competitive conditions, particularly those with respect to changes in market interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact the Bank. Additionally, the Bank's lending activity is concentrated in loans secured by real estate located in Westborough, Northborough, Shrewsbury and Grafton, Massachusetts. Accordingly, the Bank's results of operations are affected by regional market and economic conditions.

Business Strategy

      In past years, the Bank's primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. In recent years, the Bank has adopted a growth-oriented strategy that has focused on expanding its product lines and services, providing expanded delivery systems for its customers and extending its branch network. The Bank believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service. In connection with the Bank's overall growth strategy, it seeks to:

      * continue to focus on expanding its residential lending and retail banking franchise, and increasing the number of households served within its market area;
      * expand its commercial banking products and services for small- and medium-sized businesses, as a means to increase the yield on its loan portfolio and to attract lower cost transaction deposit accounts;
      *     expand its branch network to increase its market share;
      * increase the use of alternative delivery channels, such as on-line and telephonic banking; and
      * offer a variety of uninsured products and services as a means to compete for an increased share its customers' financial service business.

      In order to create a platform for the accomplishment of the Bank's goals, the Bank has begun to make significant investments in its physical infrastructure and human and technological resources. In particular, the Bank is expanding and renovating its main office. The cost to complete this expansion and renovation is approximately $1.9 million to be completed in April 2001. The Bank also has a deposit on land in Shrewsbury for the relocation of its current Maple Avenue branch. No formal estimates or contracts have been entered into for this branch. Such investments have been and, in the future, will be necessary to ensure that adequate resources are in place to offer increased products and services. As a result, for a period of time, the Bank expects operating expenses to increase and net income to be adversely impacted. The Bank believes, however, that its long-term profitability should improve as it realizes the benefits of diversified product lines and market share growth

Asset/Liability Management; Market Risk Analysis

      A primary component of the Bank's market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the Bank's level of income and expense recorded on a large portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those, which possess a short term to maturity.

      The primary objective of the Bank's interest rate management strategy is to optimize the Bank's economic value and net income under likely market rate scenarios. To achieve this objective, the Bank has developed policies and procedures to assist senior management in evaluating and maintaining acceptable levels of interest rate risk, liquidity risk and capital. In particular, the Bank seeks to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

      During fiscal year 2000, the Bank operated under a generally rising interest rate environment. A significant amount of the Bank's short-term investments and other investment securities matured and re-priced at higher rates of interest during the 2000 fiscal year. To a lesser extent, the Bank's interest expense from interest-bearing liabilities also increased during the year ended September 30, 2000. The rising interest rate environment during fiscal year 2000 increased the Bank's interest rate spread to 3.19% compared to 3.01% the prior year.

      Due to the nature of the Bank's operations, it is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, is, however, subject to risks associated with the local economy. Historically, the Bank's lending activities have emphasized one- to four-family residential mortgage loans, and the Bank's primary source of funds has been deposits. In recent years, the Bank has attempted to employ certain strategies to manage the interest rate risk inherent in this asset/liability mix, including: (a) investing in securities with relatively short maturities or call dates; (b) maintaining through tiered-rate savings accounts and other programs with a concentration of less interest rate sensitive "core deposits;" (c) emphasizing the origination or purchase and retention of adjustable-rate one- to four-family loans; (d) emphasizing the origination of commercial loans with short-term maturities; and (e) borrowing funds from the Federal Home Loan Bank of Boston, which may be used to originate or purchase loans with similar anticipated cash flow characteristics.

      The Bank believes that the frequent repricing of its adjustable-rate mortgage loans and short term securities, which reduces the exposure to interest rate fluctuations, will stabilize the Bank's net interest margin. Accordingly, the Bank emphasizes the origination or purchase of variable-rate mortgage products.

      The actual amount of time before mortgage loans and mortgage-backed securities are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. The Bank monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period.

      At September 30, 2000, the Bank's cumulative one year gap position, the difference between the amount of interest-earning assets maturing or repricing within one year, and interest-bearing liabilities maturing or repricing within one year, was a negative 13.6% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a repricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2000, which is anticipated by the Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier term to repricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at September 30, 2000, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.


                                                       Amounts Maturing or Re-pricing as of September 30, 2000
                                                       -------------------------------------------------------
GAP Table                                                                  ($ in thousands)
                                   less than 3      3 to      6 months to      1 to        3 to       5 to        over
                                      months      6 months       1 year      3 years     5 years    10 years    10 years     Total
                                   ------------------------------------------------------------------------------------------------

Interest-earning Assets(1)
  Short-term investments(2)          $ 9,861      $      0      $      0     $      0    $      0    $     0    $     0    $  9,861
  Investment securities(3)            12,713         1,747         6,497       16,107      14,456      7,870        162      59,552
  Mortgage and asset
   backed securities                       0           117             0          212         311      1,591      8,336      10,567
  Loans(4)                             7,949         3,904         5,790       12,653      11,048     25,558     47,531     114,433
                                     ----------------------------------------------------------------------------------------------
  Total interest-earning assets      $30,523      $  5,768      $ 12,287     $ 28,972    $ 25,815    $35,019    $56,029    $194,413
                                     ----------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
  NOW accounts(5)                    $ 1,528      $  1,528      $  1,528     $  1,528    $      0    $     0    $ 9,169    $ 15,281
  Regular and other savings
   accounts(5)                         7,115         7,114         7,115        7,115           0          0     42,688      71,147
  Money market deposit accounts(5)       587           587           587          587           0          0      3,520       5,868
  Certificate of deposit accounts     20,592         9,660        13,797       11,578           7          0          0      55,634
  Federal Home Loan Bank
   borrowings(6)                           0             0         4,500        5,000       5,000      2,000          0      16,500
  Mortgage escrow deposits               247             0             0            0           0          0          0         247
                                     ----------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                       $30,069      $ 18,889      $ 27,527     $ 25,808    $  5,007    $ 2,000    $55,377    $164,677
                                     ----------------------------------------------------------------------------------------------

Interest sensitivity gap             $   454      $(13,121)     $(15,240)    $  3,164    $ 20,808    $33,019    $   652    $ 29,736
Cumulative interest
 sensitivity gap                     $   454      $(12,667)     $(27,907)    $(24,743)   $ (3,935)   $29,084    $29,736

Cumulative interest sensitivity
 gap as a percent of total assets       0.22%        -6.15%       -13.55%      -12.01%      -1.91%     14.12%     14.44%

Cumulative interest sensitivity
 gap as a percent of total
 interest-earning assets                0.23%        -6.52%       -14.35%      -12.73%      -2.02%     14.96%     15.30%

Cumulative interest sensitivity
 gap as a percent of total
 interest-bearing liabilities           0.28%        -7.69%       -16.95%      -15.02%      -2.39%     17.66%     18.06%

--------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, Bank Investment Fund and interest -earning amounts in the Federal Home Loan Bank of Boston.
<F3>  Investment securities are at market value. Common stock and stock in the Federal Home Loan Bank is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan costs, discounts on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
<F6>  Federal Home Loan Bank borrowings are categorized by contractual maturity date.

      Certain shortcomings are inherent in the method of analysis presented in the Gap Table. For example, although certain assets and liabilities may have similar maturities or periods to reprice, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawal, levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      The following table sets forth certain information relating to the Bank's financial condition and net interest income at and for the years ended September 30, 2000, 1999, and 1998, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees, which are considered adjustments to yields.


                                                                 For the Year Ended September 30,
                              -----------------------------------------------------------------------------------------------------
                                            2000                               1999                              1998
                              --------------------------------   --------------------------------   -------------------------------
                              Average                Average     Average                Average     Average               Average
                              Balance    Interest   Yield/Cost   Balance    Interest   Yield/Cost   Balance   Interest   Yield/Cost
                              -----------------------------------------------------------------------------------------------------
                                                                        ($ In thousands)

Assets:
Interest-earning assets:
  Short-term investments(1)   $  7,898    $   471      5.96%     $  9,138   $   425       4.65%     $  5,358   $  306       5.71%
  Investment securities(2)      67,911      4,247      6.25        62,894     3,759       5.98        61,307    3,743       6.11
  Loans(3)                      97,410      7,273      7.47        86,887     6,422       7.39        76,357    5,884       7.71
                              -------------------                ------------------                 -----------------
    Total interest-earning
     assets                    173,219     11,991      6.92       158,919    10,606       6.67       143,022    9,933       6.95
  Noninterest-earning
   assets                       11,524                              7,193                              5,857
                              --------                           --------                           --------
    Total assets              $184,743                           $166,112                           $148,879
                              ========                           ========                           ========

Liabilities and Equity:
Interest-bearing
 liabilities:
  NOW accounts                $ 14,514    $    73      0.50%     $ 13,270   $    67       0.50%     $ 11,743   $   73       0.62%
  Savings accounts(4)           69,239      2,324      3.36        63,320     2,100       3.32        55,403    1,848       3.34
  Money market deposit
   accounts                      6,346        138      2.17         6,814       181       2.66         8,082      238       2.94
  Certificate of deposit
   accounts                     52,765      2,691      5.10        49,091     2,461       5.01        46,105    2,396       5.20
                              -------------------                ------------------                 -----------------
    Total interest-bearing
     deposits                  142,864      5,226      3.66       132,495     4,809       3.63       121,333    4,555       3.75
  Borrowed funds                 5,335        299      5.60         3,198       167       5.22            33        2       6.06
                              -------------------                ------------------                 -----------------
    Total interest-bearing
     liabilities               148,199      5,525      3.73       135,693     4,976       3.66       121,366    4,557       3.75

  Non-interest-bearing
   deposits                     12,546                             10,123                              8,480
  Other non-interest-bearing
   liabilities                   2,059                                804                                923
                              --------                           --------                           --------
    Total non-interest-
     bearing liabilities        14,605                             10,927                              9,403
    Total liabilities          162,804                            146,620                            130,769
    Total stockholders'
     equity                     21,939                             19,492                             18,110
                              --------                           --------                           --------
    Total liabilities and
     surplus                  $184,743                           $166,112                           $148,879
                              ========                           ========                           ========

Net interest income                       $ 6,466                           $ 5,630                            $5,376
                                          =======                           =======                            ======
Net interest rate spread(5)                            3.19%                              3.01%                             3.20%
                                                     ======                             ======                            ======
Net interest margin(6)                                 3.73%                              3.54%                             3.76%
                                                     ======                             ======                            ======
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                         116.88%                            117.12%                           117.84%
                                                     ======                             ======                            ======

--------------------
<F1>  Short-term investments include federal funds sold.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discount on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.
<F5>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F6>  Net interest margin represents net interest income as a percentage of average interest-earning assets.

      The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to:

      * changes attributable to changes in volume (changes in volume multiplied by prior rate);
      * changes attributable to changes in rate (changes in rate multiplied by prior volume); and
      *     the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                            Year Ended September 30, 2000    Year Ended September 30, 1999
                                               Compared to Year Ended           Compared to Year Ended
                                                 September 30, 1999               September 30, 1998
                                                  Increase/Decrease                Increase/Decrease
                                            -----------------------------    -----------------------------
                                                       Due to                           Due to
                                            -----------------------------    -----------------------------
                                             Volume     Rate       Net        Volume      Rate       Net
($ In thousands)

Interest-earning assets:
  Short-term investments(1)                 $   (63)    $ 109    $    46     $   184     $ (65)     $ 119
  Investment securities(2)                      309       179        488          96       (80)        16
  Loans(3)                                      785        66        851         789      (251)       538
                                            -------------------------------------------------------------
      Total interest-earning assets           1,031       354      1,385       1,069      (396)       673
                                            -------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                    6         0          6           9       (15)        (6)
  Savings accounts(4)                           198        26        224         263       (11)       252
  Money market deposit accounts                 (12)      (31)       (43)        (35)      (22)       (57)
  Certificate of deposit accounts               187        43        230         154       (89)        65
                                            -------------------------------------------------------------
      Total interest-bearing deposits           379        38        417         391      (137)       254
  Borrowed funds                                119        13        132         165         0        165
                                            -------------------------------------------------------------
      Total interest-bearing liabilities        498        51        549         556      (137)       419
                                            -------------------------------------------------------------
Net change in net interest income           $   533     $ 303    $   836     $   513     $(259)     $ 254
                                            =============================================================

--------------------
<F1>  Short-term investments include federal funds sold.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discount on purchased loans and unadvanced loan funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at September 30, 2000 and September 30,
1999

      The Bank's total assets increased by $31.4 million, or 18.0%, to $206.0 million at September 30, 2000 from $174.6 million at September 30, 1999. Net loans during this period increased by $21.5 million, or 23.3%, to $113.6 million at September 30, 2000, from $92.1 million at September 30, 1999. The loan increase was primarily due to increased variable rate loans purchased or originated, which were secured by real estate. Investments increased by $5.7 million to $70.1 million at September 30, 2000 from $64.5 million at September 30, 1999. This increase was mainly attributable to an increase in banking and finance obligations and other bonds and obligations.

      Total deposits increased by $13.3 million, or 8.9%, to $163.4 million at September 30, 2000 from $150.1 million at September 30, 1999. Most of this increase was attributable to increases in non-interest bearing checking accounts and interest-bearing certificates of deposits. Federal Home Loan Bank of Boston advances increased by $12.5 million, to $16.5 million at September 30, 2000 from $4.0 million at September 30, 1999. During the 2000 year, the Bank purchased $12.8 million variable rate, residential loans from a local bank and funded the purchase from Federal Home Loan Bank advances.

      Total stockholders' equity increased by $5.4 million to $24.7 million at September 30, 2000 from $19.3 million at September 30, 1999 as a result of proceeds received from the Stock Offering of $4.5 million and net income of $1.3 million for the year ending September 30, 2000. The Employee Stock Ownership Plan Trust acquired 44,200 shares of stock in the Stock Offering and the cost of these shares is reflected in stockholders' equity.

Comparison of Financial Condition at September 30, 1999 and September 30,
1998

      The Bank's total assets increased by $16.1 million, or 10.1%, to $174.6 million September 30, 1999 from $158.5 million at September 30, 1998. Net loans at September 30, 1999 increased by $9.7 million, or 11.8%, to $92.1 million at September 30, 1999, from $82.3 million at September 30, 1998. The loan increase was primarily due to increased loan originations for loans secured by real estate. Investments increased by $4.4 million to $64.5 million at September 30, 1999 from $60.1 million at September 30, 1998. This increase was mainly attributable to an increase in equity investments in preferred and common stocks. At September 30, 1999, an investment in life insurance utilized to finance a deferred compensation plan for Bank trustees increased by $2.2 million.

      Total deposits increased by $14.1 million, or 10.4%, to $150.1 million at September 30, 1999 from $136.0 million at September 30, 1998. Most of this increase was attributable to increases in short-term, interest-bearing tiered-rate and certificate of deposit accounts.

      Total stockholders' equity declined by $86,000 to $19.3 million at September 30, 1999 from $19.4 million at September 30, 1998 as a result of net income of $1.5 million for the year ending September 30, 1999, which was more than offset by a decline of $1.6 million in the value of investments considered available for sale. Rising market interest rates during this period contributed to the decline in the value of the Bank's interest-sensitive investments.

Comparison of Operating Results for the Years Ended September 30, 2000 and September 30, 1999

      Net Income. The Bank's net income for the year ended September 30, 2000 decreased $222,000, or 15.1%, to $1.3 million as compared to $1.5 million for the year ended September 30, 1999. This decrease was primarily the result of increases in operating expenses of $1.2 million and a decrease in net gains on securities of $0.4 million, which were offset to a lesser extent by an increase in net interest income of $0.8 million. The Bank's return on average assets for the year ended September 30, 2000 was 0.68% compared to 0.89% for the year ended September 30, 1999.

      Interest and Dividend Income. Interest and dividend income increased by $1.4 million or 13.1%, to $12.0 million for the year ended September 30, 2000 from $10.6 million for the year ended September 30, 1999. The increase in interest and dividend income was mainly the result of a higher average volume of interest-earning assets and, to a lesser extent, by an increase in the average rate earned on interest earning assets. The average volume of interest-earning assets for the year ended September 30, 2000 was $173.2 million earning a rate of 6.92% as compared to $158.9 million earning a rate of 6.67% for the year ended September 30, 1999. The Bank experienced continued growth in real estate lending and invested additional cash flows into short-term investments. The average balance of loans for the year ended September 30, 2000 was $97.4 million, earning 7.47% for the year. This compares to an average balance of loans for the year ended September 30, 1999 of $86.9 million, earning 7.39% for the year. The average balance of investment securities for the year ended September 30, 2000 was $67.9 million, earning 6.25% for the year. This compares to an average balance of investments for the year ended September 30, 1999 of $62.9 million, earning 5.98% for the year. Finally, the average balance of short-term investments for the year ended September 30, 2000 was $7.9 million, earning 5.96% for the year. This compares to an average balance of short-term investments for the year ended September 30, 1999 of $9.1 million, earning 4.65% for the year.

      Interest Expense. Interest expense increased by $549,000 or 11.0%, to $5.5 million for the year ended September 30, 2000 from $5.0 million for the year ended September 30, 1999. Interest expense increased due to a higher volume of interest-bearing liabilities and, to a lesser extent, by an increase in the average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $148.2 million with a cost of 3.73% for the year ended September 30, 2000 as compared to $135.7 million with a cost of 3.66% for the year ended September 30, 1999. The average volume of borrowed funds from the Federal Home Loan Bank of Boston increased during the year ended September 30, 2000 to $5.3 million with a cost of 5.6%, up from an average balance of $3.2 million with a cost of 5.22% for the year ended September 30, 1999. The average volume of interest-bearing deposits increased to $142.9 million with a cost of 3.66% for the year ended September 30, 2000 as compared to $132.5 million with a cost of 3.63% for the year ended September 30, 1999.

      Net Interest Income. The Bank's net interest and dividend income increased by $0.8 million for the year ended September 30, 2000, or 14.8%, to $6.5 million from $5.6 million for the year ended September 30, 1999. The increase is attributed to the combination of an increase in interest and dividend income of $1.4 million and an increase in interest expense of $0.5 million. The Bank's net interest rate spread increased to 3.19% for the year ended September 30, 2000 from 3.01% for the comparative year ended September 30, 1999.

      The average yield on interest-earning assets increased to 6.92% for the year ended September 30, 2000 as compared to 6.67% for the year ended September 30, 1999 and the average volume of interest-earning assets increased to $173.2 million for the year ended September 30, 2000 as compared to $158.9 million for the year ended September 30, 1999. The average cost of interest-bearing liabilities increased to 3.73% for the year ended September 30, 2000, from 3.66% for the year ended September 30, 1999. The average volume of interest-bearing liabilities increased to $148.2 million for the year ended September 30, 2000 as compared to $135.7 million for the year ended September 30, 1999.

      Provision for Loan Losses. The Bank's recorded no provision for loan losses for the year ended September 30, 2000 as compared to $45,000 for the year ended September 30, 1999. This decline reflects the Bank's low level of non-performing loans. However, as the Bank expands its commercial lending activities, increases in the provision are likely.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from the writing of covered call options to buy common stock held in the Bank's stock portfolio. Total other income declined by $152,000 to $1.1 million for the year ended September 30, 2000 compared to $1.2 million for the year ended September 30, 1999. The primary reason for the decline in other income was a reduction of net gains on securities of $381,000 for the year ended September 30, 2000 as compared to $558,000 for the year ended September 30, 1999. For the year ended September 30, 2000, income from writing covered options increased by $73,000, to $425,000 as compared to $352,000 for the year ended September 30, 1999. Income from customer service and loan fees, plus income from the sale of non-insured investment products through Linsco/Private Ledger, Corp., increased to $493,000 for the year ended September 30, 2000, as compared to $337,000 for the year ended September 30, 1999.

      Operating Expense. For the year ended September 30, 2000, operating expenses increased $1.2 million, or 25.0%, to $5.8 million from $4.7 million for the year ended September 30, 1999. The increase was primarily due to a $412,000 increase in salary and benefits, reflecting expenses associated with the May 1999 opening of a supermarket branch, additional staff in financial reporting, information technology, non-insured investment products and commercial services. The increase in operating expenses is also a result of the bank's efforts to update its computers. The Bank replaced many older computers with newer equipment in order to allow for the migration to more efficient transaction processing systems, use of electronic mail and Internet services and to provide enhanced customer services. Occupancy and equipment, marketing, supplies and other expenses increased as a result of the Bank's supermarket branch and promotion of enhanced customer services. Professional services, which includes legal and accounting services, increased due to additional services required of a public company. Other general and administrative services increased due to additional expenses associated with the development and maintenance of the Bank's web site, telephone and postage, the write-off of obsolete computer equipment and increased expenses for office supplies.

      Income Taxes. The provision for income taxes declined by $216,000 to $480,000 for the year ended September 30, 2000 as compared to $696,000 for the year ended September 30, 1999, resulting in an effective tax rate of 27.7% and 32.1% for the years ended September 30, 2000 and 1999, respectively. The Bank utilizes security investment subsidiaries to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock. Additionally, the Bank receives favorable tax treatment from the increase in the cash surrender value of bank-owned life insurance.

Comparison of Operating Results for the Years Ended September 30, 1999 and September 30, 1998

      Net Income. The Bank's net income for the year ended September 30, 1999 increased $160,000, or 12.2%, to $1.5 million as compared to $1.3 million for the year ended September 30, 1998. This increase was a result of increases in interest income of $673,000, other income of $864,000 and a decline in the provision for income taxes of $54,000. These amounts were offset by increases in operating expenses of $1.0 million and interest expenses of $419,000. The Bank's return on average assets for the year ended September 30, 1999 was 0.89% compared to 0.88% for the year ended September 30, 1998.

      Interest and Dividend Income. Interest and dividend income increased by $673,000, or 6.8%, to $10.6 million for the year ended September 30, 1999 from $9.9 million for the year ended September 30, 1998. The increase in interest and dividend income was mainly the result of a higher average volume of interest-earning assets reduced, to a lesser extent, by a decline in the average rate earned on interest earning assets. The average volume of interest-earning assets for the year ended September 30, 1999 was $158.9 million earning a rate of 6.67% as compared to $143.0 million earning a rate of 6.95% for the year ended September 30, 1998. The Bank experienced continued growth in real estate lending and invested additional cash flows into stocks and short-term investments. The average balance of loans for the year ended September 30, 1999 was $86.9 million, earning 7.39% for the year. This compares to an average balance of loans for the year ended September 30, 1998 of $76.4 million, earning 7.71% for the year. The average balance of investment securities for the year ended September 30, 1999 was $62.9 million, earning 5.98% for the year. This compares to an average balance of investments for the year ended September 30, 1998 of $61.3 million, earning 6.11% for the year. Finally, the average balance of short-term investments for the year ended September 30, 1999 was $9.1 million, earning 4.65% for the year. This compares to an average balance of short-term investments for the year ended September 30, 1998 of $5.4 million, earning 5.71% for the year.

      Interest Expense. Interest expense increased by $419,000, or 9.2%, to $5.0 million for the year ended September 30, 1999 from $4.6 million for the year ended September 30, 1998. Interest expense increased due to a higher volume of interest-bearing liabilities, offset to a lesser extent by a declining average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $135.7 million with a cost of 3.66% for the year ended September 30, 1999 as compared to $121.4 million with a cost of 3.75% for the year ended September 30, 1998. The average volume of borrowed funds from the Federal Home Loan Bank of Boston increased during the year ended September 30, 1999 to $3.2 million, up from an average balance of $33,000 for the year ended September 30, 1998. The average volume of interest-bearing deposits increased to $132.5 million with a cost of 3.63% for the year ended September 30, 1999 as compared to $121.3 million with a cost of 3.75% for the year ended September 30, 1998.

      Net Interest Income. The Bank's net interest and dividend income increased by $254,000 for the year ended September 30, 1999, or 4.7%, to $5.6 million from $5.4 million for the year ended September 30, 1998. The increase was attributed to the combination of an increase in interest and dividend income of $673,000 and an increase in interest expense of $419,000. The Bank's net interest rate spread declined to 3.01% for the year ended September 30, 1999 from 3.20% for the comparative year ended September 30, 1998.

      While the average yield on interest-earning assets declined to 6.67% for the year ended September 30, 1999 as compared to 6.95% for the year ended September 30, 1998, the average volume of interest-earning assets increased to $158.9 million for the year ended September 30, 1999 as compared to $143.0 million for the year ended September 30, 1998. The average cost of interest-bearing liabilities declined to 3.66% for the year ended September 30, 1999, from 3.75% for the year ended September 30, 1998, while the average volume of interest-bearing liabilities increased to $135.7 million for the year ended September 30, 1999 as compared to $121.4 million for the year ended September 30, 1998.

      Provision for Loan Losses. The Bank's provision for loan losses increased by $6,000 to $45,000 for the year ended September 30, 1999 as compared to $39,000 for the year ended September 30, 1998. This moderate increase reflects the Bank's continued loan portfolio growth, including commercial and commercial real estate loans.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from the writing of options to buy common stock held in the Bank's stock portfolio. Total other income increased 226% to $1.2 million for the year ended September 30, 1999 from $383,000 for the comparative year ended September 30, 1998. The primary reason for the increase in other income was security gains and income from the writing of options to buy common stock held in the Bank's portfolio. Net gains on securities increased to $558,000 for the year ended September 30, 1999, as compared to $90,000 for the year ended September 30, 1998. For the year ended September 30, 1999, income from options increased by $352,000, from $0 for the year ended September 30, 1998. Income from customer deposit and loan fees, plus income from the sale of non-insured investment products through FISCO Equity, Inc., increased to $337,000 for the year ended September 30, 1999, as compared to $293,000 for the year ended September 30, 1998.

      Operating Expense. For the year ended September 30, 1999, operating expenses increased $1.0 million, or 27.5%, to $4.7 million from $3.7 million for the year ended September 30, 1998. The increase was primarily due to $554,000 increase in salary and benefits, reflecting the opening of a new supermarket branch, senior management bonuses, additional staff in marketing and commercial services, retail staff incentive payments and general increases in salary based upon merit. Also, occupancy and equipment, data processing, marketing, promotion, supplies and other expenses increased as a result of the Bank's opening of its supermarket branch. Additional board and committee meetings, mostly associated with strategic planning issues and meetings concerning the formation of a mutual holding company, plus the payment of a yearly retainer fee during the 1999 year, increased the level of trustee fees expense.

      Income Taxes. The provision for income taxes declined by $54,000 to $696,000 for the year ended September 30, 1999 as compared to $750,000 for the year ended September 30, 1998, resulting in an effective tax rate of 32.1% and 36.4% for the years ended September 30, 1999 and 1998, respectively. The lower effective tax rate was a result of a slight increase from 1998 to 1999 in state taxes, net of the federal tax benefit, and a larger increase in the dividends received deduction. The Bank utilizes security investment subsidiaries to substantially reduce state income taxes.

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. The Bank also has expanded its use of borrowings from the Federal Home Loan Bank of Boston as part of its management of interest rate risk. At September 30, 2000, the Bank had $16.5 million in outstanding borrowings.

      At September 30, 2000, the Bank had loan commitments to borrowers of $3.5 million, and available home equity and commercial lines of credit of $6.1 million. Total deposits increased $13.3 million, $14.2 million, and $10.8 million during the years ended September 30, 2000, 1999 and 1998, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $44.0 million at September 30, 2000. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments.

      At September 30, 2000, the Bank exceeded each of the applicable regulatory capital requirements. The Bank's leverage (tier 1) capital was approximately $20.9 million, or 10.82% of average assets. In order to be classified as "well-capitalized" by the FDIC, the Bank was required to have leverage (tier 1) capital of $9.7 million, or 5.0%. To be classified as a well-capitalized bank by the FDIC, the Bank must also have a risk-based total capital ratio of 10.0%. At September 30, 2000, the Bank had a risk-based total capital ratio of 18.26%.

Impact of Inflation and Changing Prices

      The Consolidated Financial Statements and accompanying notes have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, the Bank's assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

Impact of New Accounting Standards

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS amended by SFAS Nos. 137 and 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Bank will adopt these new accounting standards on October 1, 2000 and, had it adopted the standards on September 30, 2000 the bank would have recognized pre-tax earnings of $223,000.

                    DIRECTORS OF THE COMPANY AND THE BANK

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 35 years and is a member of the National Association of Securities Dealers, Inc.

      Edward S. Bilzerian is president of Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds. He has been self-employed for over 14 years.

      David E. Carlstrom has served as President of Carlstrom Pressed Metal Co., Inc. for over 25 years. Carlstrom Pressed Metal is located in Westborough, Massachusetts.

      John L. Casagrande has served as the Senior Vice President and Treasurer of the Bank since 1993. He joined the Bank after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick.

      William W. Cotting, Jr. has been an attorney in private practice for over 20 years. His practice is located in Northborough, Massachusetts.

      Robert G. Daniel was employed in various capacities, including President and Treasurer, at Carlson Daniel Insurance Agency, Inc., located in Westborough, Massachusetts from 1958 to 1994. Mr. Daniel sold insurance from 1994 to 1996 for Allied American Agency following its acquisition of Carlson Daniel Insurance. From 1996 to 1999, Mr. Daniel served as President and Treasurer of Westborough Insurance Agency, Inc., a non-active corporation used as a vehicle for payments from Allied American as negotiated in connection with the acquisition of Carlson Daniel. Westborough Insurance Agency Inc. dissolved in 1999.

      Earl H. Hutt has served as an investment advisor and portfolio manager for private industry for over 20 years.

      Walter A. Kinell, Jr. has served as Chairman of the Board for the Bank since 1994 and for the Company since its inception in 2000. Mr. Kinell joined Westborough Bank in 1949 as an assistant treasurer, became President and Chief Executive Officer in 1969 and retired from this position in 1994.

      Robert A. Klugman, M.D., F.A.C.P. has practiced general medicine in Westborough, Massachusetts for over 20 years. Dr. Klugman is currently an Associate Professor of Clinical Medicine at the University of Massachusetts Medical School as well as Division Chief of Community Internal Medicine at the UMASS/ Memorial.

      Robert B. Leland has practiced estate, tax and real estate law at Leland Law Associates for over 30 years. During that time, he also served as an insurance broker, selling life and casualty insurance products, through Leland Insurance Agency, Inc. Leland Law Associates and Leland Insurance Agency are located in Northborough, Massachusetts.

      Joseph F. MacDonough has served as President and Chief Executive Officer of the Bank since 1994 and of the Company since its inception in 2000. He joined the Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Trustees of The Savings Bank Employees' Retirement Association and is a certified public accountant.

      Paul F. McGrath is a certified public accountant and has served as President of Mottle McGrath Braney & Flynn, P.C. for over five years. Mottle McGrath is a certified public accounting firm, located in Worcester, Massachusetts, that provides accounting, tax and business advisory services throughout central New England.

      Charlotte C. Spinney is a retired social studies teacher. She taught at Westborough High School for 41 years and, during that time, she created the curriculum for the community service component of the school's Sociology course.

      Phyllis A. Stone has served as Vice President and Treasurer of Comey Oil Co., Inc., located in Westborough, Massachusetts, for the past 13 years. Prior to her appointment as Vice President, she served in various other capacities within Comey Oil for over 30 years. She is past Treasurer of the Regatta Point Community Sailing Inc. of Worcester, Massachusetts.

      James E. Tashjian is a partner in the law firm of Tashjian, Simsarian & Wickstrom, located in Worcester, Massachusetts. He has engaged in the general practice of law for over 30 years.

      Daniel G. Tear has served as a consultant to businesses in the area of management psychology for the past 30 years.


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.

Independent Auditors' Report                                    F-1

Consolidated Balance Sheets as of September 30, 2000
 and 1999                                                       F-2

Consolidated Statements of Income for the Years Ended
 September 30, 2000, 1999 and 1998                              F-3

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2000, 1999 and 1998          F-4

Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2000, 1999 and 1998                F-5-F-6

Notes to Consolidated Financial Statements                   F-7-F-35


                      [WOLF & COMPANY, P.C. LETTERHEAD]

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2000, in conformity with generally accepted accounting principles.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
October 27, 2000


             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2000 and 1999

              (Dollars In Thousands, Except Per Share Amounts)


                       ASSETS

                                                           2000         1999
                                                           ----         ----

Cash and due from banks                                  $  4,599     $  4,157
Federal funds sold                                          7,510        4,632
Short-term investments                                      2,351        1,929
                                                         --------     -------
      Total cash and cash equivalents                      14,460       10,718

Securities available for sale, at fair value               69,216       63,607
Federal Home Loan Bank stock, at cost                         903          850
Loans, net                                                113,559       92,092
Banking premises and equipment, net                         2,192        1,724
Accrued interest receivable                                 1,317        1,130
Deferred income taxes                                         881          833
Cash surrender value of life insurance                      3,133        2,906
Other assets                                                  315          734
                                                         --------     --------
                                                         $205,976     $174,594
                                                         ========     ========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                 $163,405     $150,111
Federal Home Loan Bank advances                            16,500        4,000
Mortgagors' escrow accounts                                   247          231
Accrued taxes and expenses                                    975          865
Other liabilities                                             133          106
                                                         --------     --------
      Total liabilities                                   181,260      155,313
                                                         --------     --------

Commitments and contingencies (Notes 5 and 11)

Preferred stock - $.01 par value, 1,000,000 shares
 authorized, none outstanding
Common stock - $.01 par value, 5,000,000 shares
 authorized, 1,581,374 shares issued and outstanding           16            -
Additional paid-in capital                                  4,541            -
Retained earnings                                          20,931       19,680
Accumulated other comprehensive loss                         (352)        (399)
Unearned compensation - employee stock
 ownership plan                                              (420)           -
                                                         --------     -------
      Total stockholders' equity                           24,716       19,281
                                                         --------     --------
                                                         $205,976     $174,594
                                                         ========     ========

See accompanying notes to consolidated financial statements.


             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                               (In Thousands)


                                                  Years Ended September 30,
                                                ------------------------------
                                                 2000        1999        1998
                                                 ----        ----        ----

Interest and dividend income:
  Interest and fees on loans                    $ 7,273     $ 6,422     $5,884
  Interest and dividends on securities:
    Taxable interest                              3,787       3,338      3,580
    Non-taxable interest                             64          59         11
    Dividends                                       396         362        152
  Interest on federal funds sold                    309         240        228
  Interest on short-term investments                162         185         78
                                                -------     -------     ------
      Total interest and dividend income         11,991      10,606      9,933
                                                -------     -------     ------

Interest expense:
  Interest expense on deposits                    5,226       4,809      4,555
  Interest expense on borrowings                    299         167          2
                                                -------     -------     ------
      Total interest expense                      5,525       4,976      4,557
                                                -------     -------     ------

Net interest income                               6,466       5,630      5,376
Provision for loan losses                             -          45         39
                                                -------     -------     ------

      Net interest income, after provision
       for loan losses                            6,466       5,585      5,337
                                                -------     -------     ------

Other income:
  Customer service fees                             344         277        259
  Income from covered call options                  425         352          -
  Gain on securities, net                           177         558         90
  Miscellaneous                                     149          60         34
                                                -------     -------     ------
      Total other income                          1,095       1,247        383
                                                -------     -------     ------

Operating expenses:
  Salaries and employee benefits                  2,961       2,549      1,995
  Occupancy and equipment expenses                  854         664        519
  Data processing expenses                          319         239        183
  Advertising                                       300         221        144
  Professional fees                                 219          81         89
  Other general and administrative expenses       1,177         909        727
                                                -------     -------     ------
      Total operating expenses                    5,830       4,663      3,657
                                                -------     -------     ------

Income before income taxes                        1,731       2,169      2,063

Provision for income taxes                          480         696        750
                                                -------     -------     ------
Net income                                      $ 1,251     $ 1,473     $1,313
                                                =======     =======     ======

See accompanying notes to consolidated financial statements.


             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               Years Ended September 30, 2000, 1999, and 1998

                           (Dollars In Thousands)


                                                                                    Accumulated
                                                            Additional                 Other        Unearned         Total
                                                    Common   Paid-in     Retained  Comprehensive  Compensation-  Stockholders'
                                                    Stock    Capital     Earnings  Income (Loss)      ESOP          Equity
                                                    ------  ----------   --------  -------------  -------------  -------------

Balance at September 30, 1997                        $ -      $    -     $16,894      $   553         $   -         $17,447
                                                                                                                    -------

Comprehensive income:
  Net income                                           -           -       1,313            -             -           1,313
  Change in net unrealized gain on securities
   available for sale, after reclassification
   adjustment and tax effects                          -           -           -          607             -             607
                                                                                                                    -------
      Total comprehensive income                                                                                      1,920
                                                     ---      ------     -------      -------         -----         -------

Balance at September 30, 1998                          -           -      18,207        1,160             -          19,367
                                                                                                                    -------

Comprehensive loss:
  Net income                                           -           -       1,473            -             -           1,473
  Change in net unrealized gain (loss) on securities
   available for sale, after reclassification
   adjustment and tax effects                          -           -           -       (1,559)            -          (1,559)
                                                                                                                    -------
      Total comprehensive loss                                                                                          (86)
                                                     ---      ------     -------      -------         -----         -------

Balance at September 30, 1999                          -           -      19,680         (399)            -          19,281
                                                                                                                    -------

Comprehensive income:
  Net income                                           -           -       1,251            -             -           1,251
  Change in net unrealized gain (loss) on securities
   available for sale, after reclassification
   adjustment and tax effects                          -           -           -           47             -              47
                                                                                                                    -------
      Total comprehensive income                                                                                      1,298
                                                                                                                    -------

Net proceeds from sale of common stock                16       4,542           -            -             -           4,558
Purchase of ESOP shares; 44,200 shares                 -           -           -            -          (442)           (442)
ESOP shares committed to be released                   -          (1)          -            -            22              21
                                                     ---      ------     -------      -------         -----         -------

Balance at September 30, 2000                        $16      $4,541     $20,931      $  (352)        $(420)        $24,716
                                                     ===      ======     =======      =======         =====         =======

See accompanying notes to consolidated financial statements.


             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                               (In Thousands)


                                                                    Years Ended September 30,
                                                                ----------------------------------
                                                                  2000         1999         1998
                                                                  ----         ----         ----

Cash flows from operating activities:
  Net income                                                    $  1,251     $  1,473     $  1,313
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                          -           45           39
    Credit for losses on foreclosed real estate                        -            -          (22)
    Amortization of premiums on securities                           (29)          79           88
    Amortization of net deferred loan costs (fees)                    26           34          (31)
    Depreciation and amortization expense                            361          294          228
    Gain on sales and calls of securities, net                      (279)        (558)         (90)
    Write-down of securities                                         102            -            -
    Recognition of expired covered call options                     (425)        (352)           -
    Loans originated for sale                                          -            -         (269)
    Proceeds from loan sales                                           -            -          269
    Decrease (increase) in accrued interest receivable              (187)         (14)          54
    Deferred income tax provision (benefit)                          (62)         (27)          59
    Amortization of unearned compensation - ESOP                      21            -            -
    Increase in cash surrender value of life insurance              (140)           -            -
    Other, net                                                       556         (355)        (411)
                                                                --------     --------     --------
      Net cash provided by operating activities                    1,195          619        1,227
                                                                --------     --------     --------

Cash flows from investing activities:
  Proceeds from sales and calls of securities available
   for sale                                                        5,725       12,049       17,976
  Proceeds from maturities of securities available for sale        5,102        3,750        1,250
  Purchase of securities available for sale                      (19,048)     (26,780)     (20,835)
  Principal payments received on mortgage and
   asset-backed securities                                         3,304        5,012        4,214
  Purchase of Federal Home Loan Bank stock                           (53)         (88)         (45)
  Loans originated, net of principal payments                     (8,702)      (9,823)     (11,850)
  Loans purchased                                                (12,791)           -            -
  Proceeds from sales of foreclosed real estate                        -           74           57
  Capitalized costs associated with foreclosed real
   estate                                                              -            -          (16)
  Purchase of banking premises and equipment                        (829)        (496)        (277)
  Purchase of life insurance policies                                (87)      (2,202)           -
                                                                --------     --------     --------
      Net cash used by investing activities                      (27,379)     (18,504)      (9,526)
                                                                --------     --------     --------

Cash flows from financing activities:
  Net increase in deposits                                        13,294       14,149       10,792
  Proceeds from Federal Home Loan Bank advances                   12,500        2,000        2,000
  Net increase in mortgagors' escrow accounts                         16           13           38
  Net proceeds received from stock offering                        4,558            -            -
  Purchase of ESOP shares                                           (442)           -            -
                                                                --------     --------     --------
      Net cash provided by financing activities                   29,926       16,162       12,830
                                                                --------     --------     --------
Net change in cash and cash equivalents                            3,742       (1,723)       4,531

Cash and cash equivalents at beginning of year                    10,718       12,441        7,910
                                                                --------     --------     --------
Cash and cash equivalents at end of year                        $ 14,460     $ 10,718     $ 12,441
                                                                ========     ========     ========

Supplemental cash flow information:
  Interest paid on deposits                                     $  5,225     $  4,808     $  4,556
  Interest paid on Federal Home Loan Bank
   advances                                                          214          169            -
  Income taxes paid                                                  513          720          835
  Transfer from loans to foreclosed
   real estate                                                         -            -           74

See accompanying notes to consolidated financial statements.


             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended September 30, 2000, 1999 and 1998

                           (Dollars in Thousands)

1.    REORGANIZATION AND STOCK OFFERING

      Westborough Savings Bank (the "Bank") was founded in 1869 as a Massachusetts chartered mutual savings bank. On February 15, 2000, the Bank reorganized into a two-tiered mutual holding company structure pursuant to the Bank's Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Reorganization"). In connection with the Reorganization, (i) the Bank formed Westborough Bancorp, MHC (the "MHC"), a Massachusetts chartered mutual holding company which is the majority owner of the Westborough Financial Services, Inc. (the "Company"), (ii) the Bank converted from mutual to stock form, changing its name from "Westborough Savings Bank" to "The Westborough Bank," and issued 100% of its capital stock to the Company; and (iii) the Company issued shares of its common stock, $0.01 par value per share (the "Common Stock") to the public at a price of $10.00 per share (the "Stock Offering"). The Company issued 1,581,374 shares of the Common Stock in the Stock Offering, of which 35% of these shares, or 553,481 shares, were sold to the public, including depositors of the Bank and the Company's Employee Stock Ownership Plan, and 65% of these shares, or 1,027,893 shares, were issued to the MHC.

      As part of the Reorganization, the Bank has established a liquidation account for the benefit of eligible and supplemental eligible account holders. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts held by them.

      In addition, the Company intends to establish a Stock Option Plan and a Management Recognition Plan.

      Subsequent to the Reorganization, the Company and the Bank may not declare or pay dividends on, and the Company may not purchase any of its shares of, its common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation and presentation

      The consolidated financial statements include the accounts of Westborough Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, the Westborough Bank (the "Bank"). The Bank's active wholly-owned subsidiaries are: The Hundredth Corporation, which was formed to own foreclosed real estate and the One Hundredth Security Corporation and Eli Whitney Security Corporation, which are Massachusetts security corporations. All significant intercompany balances and transactions have been eliminated in consolidation.

      Use of estimates

      In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the allowance for losses on loans is a material estimate that is particularly susceptible to significant change in the near term.

      Business

      The Bank provides a variety of financial services to individuals and small businesses through its offices in Westborough, Northborough and Shrewsbury, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage loans.

      Reclassifications

      Certain amounts have been reclassified in the 1999 and 1998 consolidated financial statements to conform to the 2000 presentation.

      Cash equivalents

      Cash equivalents include amounts due from banks, federal funds sold on a daily basis and short-term investments.

      Securities available for sale

      Securities classified as "available for sale" are reflected on the consolidated balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss).

      Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the value of securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of securities are computed by the specific identification method.

      Loans

      The Bank grants mortgage, commercial and consumer loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Westborough and the surrounding communities. The ability of the Bank's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and deferred costs on originated loans. Interest income is accrued on the unpaid principal balance. Net loan origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

      The accrual of interest on mortgage and commercial loans is discontinued when in the judgment of management the collection of principal or interest is doubtful.

      All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

      Allowance for loan losses

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

      Banking premises and equipment

      Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets.

      Transfers of financial assets

      Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

      Retirement plan

      The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

      Employee stock ownership plan ("ESOP")

      Compensation expense is recognized as ESOP shares are committed to be released. Allocated and committed to be released ESOP shares are considered outstanding for earnings per share calculations based on debt service payments. Other ESOP shares are excluded from earnings per share calculations. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders' equity.

      Advertising costs

      All advertising costs are expensed as incurred.

      Income taxes

      Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank's base amount of its federal income tax reserve for loan losses that arose before 1987 is a permanent difference for which there is no recognition of a deferred tax liability. However, the allowance for loan losses maintained for financial reporting purposes is treated as a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

      Earnings per common share

      Earnings per share data is not presented for the years ended September 30, 2000, 1999 and 1998 since shares of the Company's common stock were not issued until February 15, 2000. Quarterly earnings per share data is presented in Note 15.

      Comprehensive income (loss)

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale are reported in accumulated comprehensive income (loss) in the consolidated balance sheet, such items, along with net income, are components of comprehensive income (loss).

      The components of the change in accumulated other comprehensive income
      (loss) and related tax effects are as follows:


                                                    Years Ended September 30,
                                                    -------------------------
                                                    2000      1999       1998
                                                    ----      ----       ----

      Change in net unrealized holding gains
       (losses) on securities available for sale    $238    $(1,980)    $1,101
      Reclassification adjustment for gains
       realized in income                           (279)      (558)       (90)
      Write-down of securities                       102          -          -
                                                    ----    -------     ------
                                                      61     (2,538)     1,011

      Tax effect                                     (14)       979       (404)
                                                    ----    -------     ------
      Net-of-tax amount                             $ 47    $(1,559)    $  607
                                                    ====    =======     ======

      Recent accounting pronouncements

      In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS Nos. 137 and 138, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. These Statements standardize the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: a hedge of the exposure to changes in the fair value of a recognized asset or liability, or of an unrecognized firm commitment that are attributable to a particular risk. A hedge of the exposure to variability in the cash flows of a recognized asset or liability, or of a forecasted transaction, that is attributable to a particular risk. Or, a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a forecasted transaction, or a net investment in a foreign operation. These Statements generally provide for matching the timing of the recognition of the gain or loss on the hedging instrument with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value are recognized in net income in the period of change. Adoption of these Statements by the Company will require that changes in fair value of covered call options be recognized in net income. Currently, such changes are included in accumulated comprehensive income (loss) and would result in pre-tax earnings in the amount of $223 as of September 30, 2000. The Company will adopt these new accounting standards on October 1, 2000.

3.    SECURITIES AVAILABLE FOR SALE

      The amortized cost and estimated fair value of securities available for sale, at September 30, 2000 and 1999, with gross unrealized gains and losses, is as follows:


                                                       September 30, 2000
                                         ----------------------------------------------
                                                         Gross         Gross
                                         Amortized    Unrealized    Unrealized     Fair
                                            Cost         Gains        Losses       Value
                                         ---------    ----------    ----------     -----

      U.S. Government obligations         $10,574       $   21       $   (10)     $10,585
      Federal agency obligations           12,622           13          (384)      12,251
      Banking and finance obligations      10,982           56          (108)      10,930
      Mortgage-backed securities           10,422           16          (182)      10,256
      Asset-backed securities                 314            -            (3)         311
      Other bonds and obligations          16,203           72          (212)      16,063
                                          -------       ------       -------      -------
            Total debt securities          61,117          178          (899)      60,396
      Marketable equity securities          8,680        1,727        (1,587)       8,820
                                          -------       ------       -------      -------
            Total securities
             available for sale           $69,797       $1,905       $(2,486)     $69,216
                                          =======       ======       =======      =======


                                                       September 30, 1999
                                         ----------------------------------------------
                                                         Gross         Gross
                                          Amortized   Unrealized    Unrealized     Fair
                                            Cost         Gains        Losses       Value
                                          ---------   ----------    ----------     -----

      U.S. Government obligations         $12,084       $  102       $    (8)     $12,178
      Federal agency obligations           10,632            -          (318)      10,314
      Banking and finance obligations       6,501            4           (72)       6,433
      Mortgage-backed securities           12,113           17          (177)      11,953
      Asset-backed securities                 630            -            (4)         626
      Other bonds and obligations          13,649           23          (203)      13,469
                                          -------       ------       -------      -------
            Total debt securities          55,609          146          (782)      54,973
      Marketable equity securities          8,640        1,005        (1,011)       8,634
                                          -------       ------       -------      -------
            Total securities
             available for sale           $64,249       $1,151       $(1,793)     $63,607
                                          =======       ======       =======      =======

      Proceeds from sales and calls of investment securities amounted to $5,725, $12,049 and $17,976 for the years ended September 30, 2000,
      1999 and 1998, respectively. Gross realized gains amounted to $290, $573 and $122, respectively. Gross realized losses amounted to $11, $15 and $32, respectively.

      At September 30, 2000, the Bank has pledged U.S. Government obligations with an amortized cost of $499 and a fair value of $500 as collateral against the Bank's treasury, tax and loan account.

      The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                September 30, 2000         September 30,1999
                                              ------------------------------------------------
                                              Amortized        Fair      Amortized        Fair
                                                Cost          Value         Cost         Value
                                              ---------       -----      ---------       -----

      Within 1 year                            $10,249       $10,240      $ 7,122       $ 7,145
      Over 1 year through 5 years               27,295        27,256       23,521        23,501
      Over 5 years through 10 years             12,175        11,679       10,357         9,921
      Over 10 years                                662           654        1,866         1,827
                                               -------       -------      -------       -------
                                                50,381        49,829       42,866        42,394
      Mortgage and asset-backed securities      10,736        10,567       12,743        12,579
                                               -------       -------      -------       -------

                                               $61,117       $60,396      $55,609       $54,973
                                               =======       =======      =======       =======

4.    LOANS

      A summary of the balances of loans follows:


                                                  September 30,
                                                ------------------
                                                2000          1999
                                                ----          ----

      Mortgage loans on real estate:
        Fixed rate                            $ 47,964      $52,674
        Variable rate                           52,233       30,485
        Commercial                               6,309        3,198
        Home equity lines-of-credit              4,027        3,598
                                              --------      -------
            Total mortgage loans               110,533       89,955
                                              --------      -------
      Personal loans                               911          571
      Deposit secured loans                        676          651
      Home improvement loans                       118          199
      Commercial lines-of-credit                 1,403        1,029
      Commercial installment                     1,450        1,457
                                              --------      -------
            Total other loans                    4,558        3,907
                                              --------      -------
            Total loans                        115,091       93,862
      Due to borrowers on incomplete loans        (543)      (1,013)
      Net deferred loan costs                      120          122
      Discount on purchased loans                 (235)           -
      Allowance for loan losses                   (874)        (879)
                                              --------      -------
            Loans, net                        $113,559      $92,092
                                              ========      =======

      An analysis of the allowance for loan losses follows:


                                        Years Ended September 30,
                                        -------------------------
                                        2000      1999      1998
                                        ----      ----      ----

      Balance at beginning of year       $879     $827      $786
      Provision for loan losses             -       45        39
      Charge-offs                          (6)      (6)        -
      Recoveries                            1       13         2
                                         ----     ----      ----
      Balance at end of year             $874     $879      $827
                                         ====     ====      ====

      The Bank has sold mortgage loans in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2000 and 1999 amounted to $860 and $997, respectively. Total loans sold during the years ended September 30, 2000, 1999 and 1998 amounted to $0, $0 and $269 respectively. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

      There were no impaired loans as of September 30, 2000 and 1999. The average balance of impaired loans for the year ended September 30, 1998 was $283. For the year ended September 30, 1998, interest income recognized on impaired loans on the accrual method amounted to $19.

5.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:


                                          September 30,
                                         --------------      Estimated
                                         2000      1999    Useful Lives
                                         ----      ----    ------------

      Banking premises:
        Land                           $  222    $   222
        Buildings                       1,158      1,158    10-50 years
        Leasehold improvements            256        256        5 years
      Equipment                         2,496      2,174     4-25 years
      Construction in progress            411          -
                                       ------    -------
                                        4,543      3,810
      Less accumulated depreciation
       and amortization                (2,351)    (2,086)
                                       ------    -------
                                       $2,192    $ 1,724
                                       ======    =======

      Depreciation and amortization expense for the years ended September 30, 2000, 1999 and 1998 amounted to $361, $294 and $228, respectively.

      Construction in progress represents additions to the Main Office Building on East Main Street. Estimated costs for completion of these additions are $1.9 million and are scheduled to be finished in April of 2001. Also included in construction in progress is a deposit for land in Shrewsbury for the construction of a new branch. No formal estimates or contracts have been made for this new branch.

6.    DEPOSITS

      A summary of deposit balances, by type, is as follows:


                                                  September 30,
                                              --------------------
                                                2000          1999
                                                ----          ----

      Non-interest bearing accounts           $ 15,475      $ 11,236
      NOW accounts                              15,281        13,132
      Regular and other savings accounts        71,147        67,152
      Money market deposit accounts              5,868         6,619
                                              --------      --------
            Total non-certificate accounts     107,771        98,139
                                              --------      --------
      Term certificates $100,000 and over       12,951        12,126
      Term certificates less than $100,000      42,683        39,846
                                              --------      --------
            Total certificate accounts          55,634        51,972
                                              --------      --------

            Total deposits                    $163,405      $150,111
                                              ========      ========

      A summary of certificates, by maturity, is as follows:


                                     September 30, 2000     September 30, 1999
                                     -------------------    -------------------
                                                Weighted               Weighted
                                                 Average                Average
                                      Amount      Rate       Amount      Rate
                                      ------    --------     ------    --------

      Within 1 year                  $44,049      5.47%     $42,905      4.89%
      Over 1 year through 3 years     11,578      5.84        9,043      5.20
      Over 3 years                         7      4.91           24      4.88
                                     -------                -------
                                     $55,634      5.55%     $51,972      4.94%
                                     =======                =======

7.    FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances are as follows:


               Maturing During     Average
               the Year Ending    Interest       September 30,
                                              ------------------
                September 30,       Rate        2000       1999
               ---------------    --------      ----       ----
                    2001            6.11%     $ 4,500     $2,000
                    2002            6.82        2,500          -
                    2003            6.88        2,500          -
                    2004            6.92        2,500          -
                    2005            6.95        2,500          -
                    2009            4.88        2,000      2,000
                                              -------     ------
                                              $16,500     $4,000
                                              =======     ======

      The Bank also has an available line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate the adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the Federal Home Loan Bank of Boston are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities. As of September 30, 2000 and 1999, there were no advances outstanding on the line of credit.

8.    INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:


                                                   Years Ended September 30,
                                                   -------------------------
                                                    2000      1999      1998
                                                    ----      ----      ----

      Current income tax provision:
        Federal                                     $510      $661      $661
        State                                         32        62        30
                                                    ----      ----      ----
                                                     542       723       691
                                                    ----      ----      ----
      Deferred income tax provision (benefit):
        Federal                                      (54)      (20)       44
        State                                         (8)       (7)       15
                                                    ----      ----      ----
                                                     (62)      (27)       59
                                                    ----      ----      ----
            Total provision for income taxes        $480      $696      $750
                                                    ====      ====      ====


      The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                                   Years Ended September 30,
                                                   -------------------------
                                                    2000      1999      1998
                                                    ----      ----      ----

      Statutory rate                                34.0%     34.0%     34.0%
      Increase (decrease) resulting from:
        State taxes, net of federal tax benefit      0.9       1.7       1.4
        Dividends received deduction                (4.6)     (3.9)     (1.2)
        Officers' life insurance                    (2.4)        -         -
        Other, net                                  (0.2)      0.3       2.2
                                                    ----      ----      ----
            Effective tax rates                     27.7%     32.1%     36.4%
                                                    ====      ====      ====

      The components of the net deferred tax asset are as follows:


                                                           September 30,
                                                         -------------------
                                                          2000         1999
                                                         ------       ------

       Deferred tax asset:
         Federal                                         $  805       $  787
         State                                              242          239
                                                         ------       ------
                                                          1,047        1,026
                                                         ------       ------

      Deferred tax liability:
        Federal                                            (126)        (146)
        State                                               (40)         (47)
                                                         ------       ------
                                                           (166)        (193)
                                                         ------       ------
      Net deferred tax asset                             $  881       $  833
                                                         ======       ======

      The tax effects of each type of income and expense item that give rise to deferred taxes are:


                                                            September 30,
                                                          -----------------
                                                          2000         1999
                                                          ----         ----

       Employee benefit plans                             $352        $ 346
       Allowance for loan losses                           424          420
       Net unrealized loss on securities
        available for sale                                 229          243
       Depreciation and amortization                       (97)        (116)
       Net deferred loan costs                             (49)         (50)
       Other, net                                           22          (10)
                                                          ----         ----
      Net deferred tax asset                              $881        $ 833
                                                          ====        =====

      A summary of the change in the net deferred tax asset (liability) is as follows:


                                                   Years Ended September 30,
                                                   -------------------------
                                                    2000      1999      1998
                                                    ----      ----      ----

      Balance at beginning of year                  $833      $(173)    $ 290
      Deferred tax (provision) benefit                62         27       (59)
      Deferred tax effect on net unrealized
       (gain) loss on securities available
        for sale                                     (14)       979      (404)
                                                    ----      -----      ----
      Balance at end of year                        $881      $ 833     $(173)
                                                    ====      =====     =====

      There was no valuation reserve as of September 30, 2000 and 1999.

      The federal income tax reserve for loan losses at the Bank's base year amounted to approximately $2,420. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve to only absorb loan losses, a deferred income tax liability of approximately $990 has not been provided.

9.    MINIMUM REGULATORY CAPITAL REQUIREMENTS

      The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table to follow) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

      The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

      The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2000 and 1999 are as follows:


                                                                                         Minimum
                                                                                       To Be Well
                                                                   Minimum          Capitalized Under
                                                                 For Capital        Prompt Corrective
                                             Actual           Adequacy Purposes     Action Provisions
                                       ------------------     -----------------     -----------------
                                       Amount      Ratio      Amount     Ratio      Amount      Ratio
                                       ------      -----      ------     -----      ------      -----

      September 30, 2000:
        Total capital (to risk
         weighted assets)
          Consolidated                 $25,942     21.73%     $9,552     8.00%        N/A        N/A
          Bank                          21,805     18.26       9,554     8.00       $11,942     10.00%

        Tier 1 capital (to risk
         weighted assets)
          Consolidated                  25,068     20.99       4,776     4.00         N/A        N/A
          Bank                          20,931     17.53       4,777     4.00         7,165      6.00

        Tier 1 capital (to average
         assets)
          Consolidated                  25,068     12.82       7,820     4.00         N/A        N/A
          Bank                          20,931     10.82       7,735     4.00         9,669      5.00

      September 30, 1999:
        Total capital (to risk
         weighted assets)
          Bank                         $20,553     21.15%     $7,776     8.00%      $ 9,720     10.00%

        Tier 1 capital (to risk
         weighted assets)
          Bank                          19,674     20.24       3,888     4.00         5,832      6.00

        Tier 1 capital (to average
         assets)
          Bank                          19,674     11.40       6,906     4.00         8,633      5.00

10.   EMPLOYEE BENEFIT PLANS

      Pension plan

      The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:


                                                          Plan Years Ended October 31,
                                                          ----------------------------
                                                              2000              1999
                                                              ----              ----
                                                          (Projected)         (Actual)

      Change in plan assets:
        Fair value of plan assets at beginning of year      $ 2,288           $ 1,808
        Actual return on plan assets                            361               352
        Employer contribution                                   105               146
        Benefits paid                                           (12)              (18)
                                                            -------           -------
        Fair value of plan assets at end of year              2,742             2,288
                                                            -------           -------

      Change in benefit obligation:
        Benefit obligation at beginning of year               1,984             1,951
        Service cost                                            145               149
        Interest cost                                           153               132
        Actuarial gain                                           (1)             (230)
        Benefits paid                                           (12)              (18)
                                                            -------           -------
        Benefit obligation at end of year                     2,269             1,984
                                                            -------           -------

      Funded status                                             473               304
      Unrecognized net actuarial gain                          (937)             (803)
      Transition liability                                       31                34
                                                            -------           -------
      Accrued pension cost                                  $  (433)          $  (465)
                                                            =======           =======

      The components of net periodic pension cost are as follows:

                                             Plan Years Ended October 31,
                                         -------------------------------------
                                            2000           1999         1998
                                            ----           ----         ----
                                         (Projected)     (Actual)     (Actual)

      Service cost                       $ 145           $ 149        $ 136
      Interest cost                        153             132          125
      Expected return on plan assets      (183)           (145)        (127)
      Transition obligation                  3               3            3
      Recognized net actuarial loss        (45)            (19)         (20)
                                         -----           -----        -----
                                         $  73           $ 120        $ 117
                                         =====           =====        =====

      Total pension expense for the years ended September 30, 2000, 1999 and 1998 amounted to $98, $131 and $105, respectively.

      For the plan years ended October 31, 2000 and 1999, actuarial assumptions used in accounting were as follows:

                                                              2000           1999
                                                              ----           ----
                                                           (Projected)     (Actual)

      Discount rate on benefit obligations                    7.75%         6.75%
      Expected long-term rate of return on plan assets        8.00          8.00
      Annual salary increases                                 5.50          5.50

      Incentive compensation plan

      Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the years ended September 30, 2000, 1999 and 1998 amounted to $94, $158 and $113, respectively.

      401(k) Plan

      The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2000, 1999 and 1998, expense attributable to the Plan amounted to $14, $13 and $12, respectively.

      Supplemental retirement plans

      The Bank provides supplemental retirement benefits to certain executive officers and Directors. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts and has entered into split-dollar life insurance agreements with certain participants.

      Employees' stock ownership plan

      The Company established an Employees Stock Ownership Plan (the "ESOP") for the benefit of each eligible employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. As part of the Reorganization, the Company provided a loan to the ESOP which was used to purchase 8%, or 44,200 shares, of the shares sold to the public in the Company's stock offering. The loan bears interest equal to 8% and provides for annual payments of principal and interest for 15 years.

      At September 30, 2000, the remaining principal balance is payable as follows:


            Years Ending
            September 30,
            -------------

               2001                     $ 20
               2002                       17
               2003                       19
               2004                       20
               2005                       22
                                        ----
            Thereafter                   344
                                        $442
                                        ====

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $21 for the year ended September 30, 2000.

      Shares held by the ESOP include the following:


                                           September 30,
                                               2000
                                           -------------

      Allocated                                    -
      Committed to be released                 2,210
      Unallocated                             41,990
                                              ------
                                              44,200
                                              ======

      The fair market value of unallocated shares at September 30, 2000 was $409.

11.   COMMITMENTS AND CONTINGENCIES

      In the normal course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated balance sheets.

      Loan commitments

      The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, which involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these particular classes of financial instruments.

      The Bank's exposure to credit loss is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments.

      At September 30, 2000 and 1999, financial instruments whose contract amounts represent credit risk consist of:


                                                           2000       1999
                                                           ----       ----

      Commitments to grant residential mortgage loans     $2,888     $1,619
      Commitments to grant construction loans                240        350
      Commitments to grant commercial mortgage loans         325          -
      Unadvanced funds on home equity
       lines-of-credit                                     5,518      5,437
      Unadvanced funds on commercial
       lines-of-credit                                       582      1,393

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Unadvanced funds on lines-of-credit have fixed expiration dates and may expire without being drawn upon. Therefore, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Except for commercial lines-of-credit, these financial instruments are secured by mortgage liens on real estate.

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at September 30, 2000, pertaining to banking premises and equipment, future minimum rent commitments are as follows:


            Years Ending
            September 30,
            -------------

                2001                $ 76
                2002                  50
                2003                  50
                2004                  25
                                    ----
                                    $201
                                    ====

      The leases contain options to extend for periods from two to ten years. The cost of such rentals is not included above. Total rent expense for years ended September 30, 2000, 1999 and 1998 amounted to $148, $120 and $73, respectively.

      Employment and change in control agreements

      The Company and the Bank have entered into employment agreements with its President and Chief Financial Officer which generally provide for a base salary and the continuation of certain benefits currently received. The employment agreements have initial terms of three and two years, respectively. The employment agreements require payments for the remaining base salary due to the employee for the remaining term of the agreement and the contributions that would have been made on the employee's behalf to any employee benefit plans of the Company and the Bank for certain reasons other than cause, including a "change in control" as defined in the agreement. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations.

      Contingencies

      Various legal claims may arise from time to time and, in the opinion of management, these claims will have no material effect on the Company's consolidated financial statements.

12.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2000 and 1999, the amount of such loans, which exceeded $60,000 in the aggregate to each related party, was approximately $129 and $144, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection.

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

      The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

            Cash and cash equivalents: The carrying amounts of cash and due from banks, federal funds sold and short-term investments approximate fair value.

            Securities available for sale: Fair values for securities available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

            Federal Home Loan Bank Stock: The carrying amount approximates fair value.

            Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other types of loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

            Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

            Federal Home Loan Bank advances: The fair value is based upon the Company's current incremental borrowing rate for a similar advance.

            Accrued interest: The carrying amounts of accrued interest approximate fair value.

            Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2000 and 1999, was immaterial.

      The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:


                                                           September 30,
                                          -----------------------------------------------
                                                  2000                      1999
                                          ---------------------     ---------------------
                                          Carrying       Fair       Carrying       Fair
                                           Amount       Value        Amount       Value
                                          --------      -----       --------      -----

      Financial assets:
        Cash and cash equivalents         $ 14,460     $ 14,460     $ 10,718     $ 10,718
        Securities available for sale       69,216       69,216       63,607       63,607
        Federal Home Loan Bank stock           903          903          850          850
        Loans, net                         113,559      109,725       92,092       90,482
        Accrued interest receivable          1,317        1,317        1,130        1,130

      Financial liabilities:
        Deposits                           163,405      163,208      150,111      150,196
        Federal Home Loan
         Bank advances                      16,500       16,370        4,000        3,800

14.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.


                                                              September 30,
      BALANCE SHEET                                                2000
      -------------                                           -------------

      Assets
      ------

      Cash and due from bank                                     $ 1,442
      Short-term investments                                          82
                                                                 -------
            Total cash and cash equivalents                        1,524
      Investment in subsidiary                                    22,750
      Loan receivable - ESOP                                         442
                                                                 -------
            Total assets                                         $24,716
                                                                 =======

      Liabilities and Stockholders' Equity
      ------------------------------------

      Stockholders' equity                                       $24,716
                                                                 -------
            Total liabilities and stockholders' equity           $24,716
                                                                 =======


                                                                Year Ended
                                                              September 30,
      STATEMENT OF INCOME                                          2000
      -------------------                                     -------------

      Income:
        Interest on short-term investments                       $    12
        Interest on loan - ESOP                                       22
                                                                 -------
            Total income                                              34
      Operating expenses                                               3
                                                                 -------
      Income before income taxes and equity in
       undistributed net income of subsidiary                         31
      Income tax expense                                               5
                                                                 -------
      Income before undistributed net income of subsidiary            26
      Equity in undistributed net income of subsidiary             1,225
                                                                 -------
            Net income                                           $ 1,251
                                                                 =======


                                                                Year Ended
                                                              September 30,
      STATEMENT OF CASH FLOWS                                      2000
      -----------------------                                 -------------

      Cash flows from operating activities:
        Net income                                               $ 1,251
        Adjustments to reconcile net income to net
         cash provided by operating activities:
          Equity in undistributed earnings of subsidiary          (1,225)
                                                                 -------
            Net cash provided by operating activities                 26
                                                                 -------

      Cash flows from investing activities:
        Capital contribution to subsidiary                        (2,618)
        Loan to ESOP                                                (442)
                                                                 -------
            Net cash used in investing activities                 (3,060)

      Cash flows from financing activities:
        Proceeds from issuance of common stock                     4,558
                                                                 -------
            Net cash provided by financing activities              4,558
                                                                 -------

      Net change in cash and cash equivalents                      1,524

      Cash and cash equivalents at beginning of year                   -
                                                                 -------

      Cash and cash equivalents at end of year                   $ 1,524
                                                                 =======

15.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

      The following table presents the quarterly financial information for the Company for the year ended September 30, 2000:


                                         Fourth       Third      Second       First
                                         Quarter     Quarter     Quarter     Quarter
                                         -------     -------     -------     -------

      Interest and dividend income       $3,217      $3,058      $2,892      $2,824
      Interest expense                    1,530       1,358       1,330       1,307
                                         ------      ------      ------      ------

      Net interest income                 1,687       1,700       1,562       1,517
      Gain (loss) on securities, net       (151)        149          21         158
      All other income                      346         172         154         246
      Operating expenses                  1,471       1,514       1,444       1,401
                                         ------      ------      ------      ------

      Income before income taxes            411         507         293         520

      Provision for income taxes            111         142          76         151
                                         ------      ------      ------      ------

      Net income                         $  300      $  365      $  217      $  369
                                         ======      ======      ======      ======

      Basic earnings per share           $ 0.19      $ 0.24       N/A         N/A

      Note: The Company's reorganization and stock offering occurred on February 15, 2000. Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the quarter.


Westborough Financial Services, Inc.
Stockholders Information
------------------------------------

Annual Meeting

The annual meeting of shareholders will be held on Thursday, January 25, 2001 at 4:00 p.m., local time. The meeting will take place at Wyndham Westborough Hotel located at 5400 Computer Drive, Westborough,
Massachusetts 01581.

Common Stock Information

On September 30, 2000, there were 1,581,374 shares of common stock issued and outstanding and approximately 935 stockholders of record, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM."

The table below reflects the stock trading and dividend payment frequency of the Company's stock since becoming a public company on February 15, 2000. The information set forth below was provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Stock Price by Quarter

                                                 High      Low

First Quarter (since February 15, 2000)         10.25     8.50
Second Quarter                                   9.50     8.25
Third Quarter                                    9.75     8.375

Dividend payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions. At September 30, 2000, the Company had not paid any dividends to date. On November 27, 2000, the Company declared a $.05 cash dividend payable on December 18, 2000 to shareholders of record on December 7, 2000.

10-KSB Report

A copy of the Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request. Please write to: Nelson P. Ball, Clerk, Westborough Financial Services, Inc., 100 East Main Street, Westborough, Massachusetts 01581.

Transfer Agent                         Independent Auditors
Registrar and Transfer Company         Wolf & Company, P.C.
10 Commerce Drive                      One International Place
Cranford, NJ 07016                     Boston, MA 02110
Shareholder Inquires: (800) 368-5948  (617) 439-9700

Counsel                               Investor Relations
Thacher Proffitt & Wood               John L. Casagrande
1700 Pennsylvania Avenue, NW          Senior Vice President and Treasurer
Suite 800                             Westborough Financial Services, Inc.
Washington, DC 20006                  100 East Main Street
(202) 347-8400                        Westborough, MA 01581
                                      (508) 366-4111


Westborough Financial Services, Inc.

100 E. Main Street
Westborough, MA 01581-0670
Tel  (508) 366-4111
Fax  (508) 366-4001

33 W. Main Street
Westborough, MA  01581
Tel. (508) 366-4236
Fax (508) 616-9115

53 W. Main Street
Northborough, MA 01532
Tel. (508) 393-2434
Fax (508) 393-8395

19 Maple Avenue
Shrewsbury, MA 01545
Tel. (508) 845-6244
Fax (508) 845-6208

Shaw's Supermarket
White City (Rte. 9)
Shrewsbury, MA 01545
Tel. (508) 755-2015
Fax (508) 752-9331


www.westboroughbank.com


Member FDIC
Member DIF                                             Equal Housing Lender