Form 10KSB, Exhibit 13
period 2001-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2001-12-28
CIK 1087843

Exhibit 13

                                                         2001 Annual Report

[Photo]

                    Westborough Financial Services, Inc.


                                   Growth

   Total Assets                                         Total Loans
   $ In Millions                                        $ In Millions

   '99    $174.6                                        '99    $ 92.1
   '00    $206.0                                        '00    $113.6
   '01    $225.7                                        '01    $135.0

   Total Deposits                                 Total Stockholders' Equity
   $ In Millions                                        $ In Millions

   '99    $150.1                                        '99    $19.3
   '00    $163.4                                        '00    $24.7
   '01    $185.1                                        '01    $26.9


To Our Shareholders

President's Message

Two Thousand and One distinguished our first full year as a public company. With many challenges and opportunities amidst a backdrop of economic turmoil and national tragedy, I am pleased to report that Westborough Financial Services, Inc., and our wholly-owned subsidiary, Westborough Bank, have performed remarkably well and remain focused on our strategic objectives. With a renewed commitment to excellence, the bank is becoming more recognized as a community banking leader.

The consolidated financial statements for the year ended September 30, 2001 reflect an increase in net income of $147,000, an increase of 11.8% to a level of $1.4 million as compared to $1.3 million for the prior fiscal year. At the same time, our assets grew $19.7 million or 9.56% to $225.7 million at September 30, 2001 from $206.0 million at September 30, 2000. These results were achieved while the Federal Reserve Bank was slashing interest rates throughout the year to levels not seen in almost forty years.

The management team of the bank remains strategically focused on its mission of strengthening relationships and providing sensible solutions to customers' financial needs. Through continued development of technological and human capital resources, customer service has reached exceptional approval levels. Our broadened scope of financial services offers customers a new wealth of products designed to meet their needs. During the year, we increased our website capabilities and our customers have responded, increasing our internet banking transactions tenfold. We also increased our commitment to small businesses in our community with the addition of support staff in our commercial lending department. In 2001, our commercial loan portfolio, including commercial real estate, grew $7.6 million to a level of $16.7 million, an increase of 83%. We are near completion of our state-of-the-art operations center, which will further enhance our technological capabilities and allow expansion for our commercial lending division.

With the desire to closely monitor the pulse of our customers' perceptions, the bank has formed a Customer Advisory Board. This group, comprised of bank customers, meets quarterly to discuss various aspects of the bank and the customers' individual banking experiences.

The group's frank and honest feedback provides customer information that is invaluable to the process of moving the bank forward.

Recently, our Corporate Family shared, with our nation, the tragedy of the events of September 11th. In response, our bank and its employees partnered with customers in establishing a Disaster Relief Fund. Funds totaling more than $12,000 were collected and donated to the Red Cross Disaster Relief effort. We have yet to directly feel the full economic impact of the War Against Terrorism. However, we are cautiously monitoring the entire loan portfolio, as the slowdown may affect some of our customers. We are fully committed to working with our customers in helping to meet their financial needs in these turbulent times.

Despite the recent events and economic downturn, we are strong and look forward to our new fiscal year and in moving forward with many positive tasks at hand. The success our company and the bank have enjoyed this past year, indeed for many years, is due to the dedication and support of many individuals. The leadership provided by our Board of Directors over the years, has set the strategic direction for our growth and commitment to the communities we serve. We are quite fortunate to have many long-term dedicated board members who support our effort. This year, Dr. Daniel Tear, a board member who began his relationship with the bank as a Corporator in 1979, is retiring. Dan has been a member of the Board of Directors for 18 years and he has served on the Long Range Planning Committee with distinction. We will all miss his wise counsel.

I look forward to working with the Board, Management and Staff as we seek more growth and greater opportunities in Two Thousand and Two. The cultivation of strong, long-term customer relationships and community partnerships combined with our technological advancements and our continued ability to support our community will prove the bank as the local leader in community banking.

On behalf of the Board of Directors, our management team and dedicated staff, we pledge our continued commitment to our customers, community and shareholders.




Joseph F. MacDonough
President & CEO


Officers of Westborough Financial
Services Inc. and Westborough Bank

President & CEO                        Vice President
Joseph F. MacDonough                   Robert G. Daniel

Senior Vice President                  Vice President
& CFO                                  Roger B. Leland
John L. Casagrande
                                       Clerk of Corporation
Vice President & Senior                John L. Casagrande
Operations Officer
Vickie A Bouvier                       Assistant Vice President,
                                       Mortgage Loan Officer
Vice President,                        Paul M. Gleason, Jr.
Senior Loan Officer
Alexander P. Tautkas                   Assistant Vice President,
                                       Branch Coordinator
Vice President,                        Lois M. Brennan
Director of Marketing
& Retail Sales                         Assistant Vice President,
Michael D. Allard                      Loan Servicing Officer
                                       Lois J. Murphy
Vice President, Director
of Human Resources                     Information Technology
Margaret I. Duquette                   Officer
                                       Philip A. Maio
Vice President,
Commercial Lending                     Training Officer
Robert K. McCann                       Claire M. Hart

Assistant Treasurer, Controller        Mortgage Loan Officer
Deborah A. Callahan                    Winifred B. Mason

                                       Loan Officer
                                       Robert P. Fontaine

---------------------------------------------------------------------------

Board of Directors

Chairman of the Board                  Roger B. Leland
Walter A. Kinell, Jr.                  Joseph F. MacDonough
                                       Paul F. McGrath
Nelson P. Ball                         Charlotte C. Spinney
Edward S. Bilzerian                    Phyllis A. Stone
David E. Carlstrom                     James E. Tashjian
John L. Casagrande                     Daniel G. Tear
William W. Cotting Jr.
Robert G. Daniel                       Director Emeritus
Earl H. Hutt                           Joseph G. Nason
Robert A. Klugman

---------------------------------------------------------------------------

Executive Committee                    Auditing Committee

Joseph F. MacDonough, Chairman         Earl H. Hutt, Chairman
David E. Carlstrom                     Edward S. Bilzerian
Robert G. Daniel                       Paul F. McGrath
Robert A. Klugman
Roger B. Leland
James E. Tashjian


Corporators

Anthony A. Abu
Jean H. Anderson
Michael J. Antonio
Ronald P. Aspero
James N. Ball
Nelson P. Ball
John A. Bartolini, Jr.
Edward S. Bilzerian
Dexter P. Blois
Jean M. Borgatti
Richard J. Boutilier
Vickie A. Bouvier
Lois M. Brennan
Janice A. Brown
Nancy M. Carlson
David E. Carlstrom
John L. Casagrande
Benjamin H. Colonero, Jr.
William W. Cotting, Jr.
Donald F. Cowles
Donna Cox
Donald B. Cutone
Robert G. Daniel
Paulette E. Davis
Michael A. DiPierro
Margaret I. Duquette
Robert J. Gallagher
Donald M. Gillis
James A. Harvey
Thomas A. Hays
Maria G. Hopkins
Kenneth E. Housmen
Paulyn C. Howard
Earl H. Hutt
James W. Igoe
Jeffrey W. Kinell
Walter A. Kinell, Jr.
Robert A. Klugman
John I. Lebeaux
Jeffrey B. Leland
Roger B. Leland
Richard J. Loughlin
Joseph F. MacDonough
Joseph W. MacDougall, Jr.
Paul F. McGrath
Helen F. Miller
Janet M. Ordway
George E. Pember
Robert B. Percy
Marcia Roman
Donald Satterfield
Charlotte C. Spinney
Phyllis A. Stone
Thomas J. Sweeney
James E. Tashjian
Alexander P. Tautkas
Daniel G. Tear
J. Kelly Thomas
Hugh K. Tufts, Jr.
Lawrence L. Ware
Francis P. Zarette


Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data

                                                          At September 30,
                                                ------------------------------------
                                                    2001          2000          1999
                                                --------      --------      --------
Consolidated Balance Sheet Data                           ($ in thousands)

Total assets                                    $225,675      $205,976      $174,594
Loans, net                                       134,957       113,559        92,092
Investment securities                             65,514        70,119        64,457
Total deposits                                   185,098       163,405       150,111
Federal Home Loan Bank advances                   12,000        16,500         4,000
Stockholders' equity                              26,912        24,716        19,281
Allowance for loan losses                            916           874           879
Non-accrual loans                                      0             0             0
Non-performing assets                                  0             0             0

                                                 For Twelve Months Ended September 30,
                                                ---------------------------------------
                                                    2001          2000          1999
                                                --------      --------      --------
Consolidated Statement of Income                ($ in thousands, except per share data)

Total interest and dividend income               $14,135       $11,991       $10,606
Total interest expense                             6,927         5,525         4,976
                                                 -----------------------------------
      Net interest income                          7,208         6,466         5,630
Provision for loan losses                             48             0            45
                                                 -----------------------------------
      Net interest income, after provision
       for loan losses                             7,160         6,466         5,585
                                                 -----------------------------------
Customer service fees                                658           355           277
Income from covered call options                      16           425           352
Gain on sales of securities available for
 sale, net                                           710           177           558
Miscellaneous                                        160           138            60
                                                 -----------------------------------
      Total other income                           1,544         1,095         1,247
                                                 -----------------------------------
Total operating expenses                           6,977         5,830         4,663
                                                 -----------------------------------
Income before income taxes and cumulative
 effect of change in accounting principle          1,727         1,731         2,169
Income taxes                                         476           480           696
                                                 -----------------------------------
Income before cumulative effect of change
 in accounting principle                           1,251         1,251         1,473
Cumulative effect of change in accounting
 principle, net of $76 of related tax
 effect, for the adoption of a new accounting
 standard for covered call options                   147             0             0
                                                 -----------------------------------
Net income                                       $ 1,398       $ 1,251       $ 1,473
                                                 ===================================

Basic number of weighted average shares
 outstanding                                   1,540,518            na            na
Dilutive number of weighted average
 shares outstanding                            1,550,588            na            na
Basic earnings per share: stock commenced
 trading Feb. 16, 2000                             $0.91            na            na
Dilutive earnings per share: stock
 commenced trading Feb. 16, 2000                   $0.90            na            na
Dividends declared per share                       $0.20            na            na

                                                 For Twelve Months Ended September 30,
                                                ---------------------------------------
Performance Ratios:                                 2001          2000          1999
                                                --------      --------      --------

Return on average assets                           0.64%         0.68%         0.89%
Return on average stockholders' equity             5.49%         5.70%         7.56%
Dividend payout ratio (1)                         22.18%            na            na
Average stockholders' equity to average assets    11.69%        11.88%        11.73%
Average interest rate spread                       2.93%         3.19%         3.01%
Net interest margin (2)                            3.53%         3.73%         3.54%
Operating expenses as a percent of average
 assets                                            3.20%         3.16%         2.81%
Average interest-bearing assets to average
 interest bearing liabilities                    117.68%       116.88%       117.12%
Efficiency ratio (3)                              77.74%        77.11%        67.81%

<F1>  Dividends declared per share divided by dilutive earnings per share.
<F2>  Net interest income divided by average interest-earning assets.
<F3>  Total operating expenses divided by the sum of net interest income, other income and pre-tax change in accounting principle.

                                                            At September 30,
                                                -------------------------------------
Asset Quality Ratios:                               2001          2000          1999
                                                --------      --------      --------

Non-performing loans as a percent of loans         0.00%         0.00%         0.00%
Non-performing assets as a percent of total
 assets                                            0.00%         0.00%         0.00%
Allowance for loan losses as a percent of
 total loans before the allowance for loan
 losses                                            0.67%         0.76%         0.95%

Capital Ratio and other data:
Equity to assets at end of period                 11.93%        12.00%        11.04%
Number of shares outstanding at end of
 period                                        1,581,374     1,581,374            NA

Number of:
Full-service offices (1)                               5             5             5
Full-time equivalent employees                        70            69            60

<F1>  The number of full service offices does not include our branch at the
      Willows and our Operations Center.


Westborough Financial Services, Inc.
Stockholders Information

Annual Meeting
The annual meeting of shareholders will be held on Thursday, January 31, 2002 at 3pm., local time. The meeting will take place at Wyndham
Westborough Hotel located at 5400 Computer Drive, Westborough,
Massachusetts 01581.

Common Stock Information
On September 30, 2001 there were 1,581,374 shares of common stock issued and outstanding and approximately 850 stockholders, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM."

The table below reflects the stock trading and dividend payment frequency of the Company's stock for fiscal year ending Sept. 30, 2001. The information set forth below was provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

STOCK PRICE BY QUARTER:

                      High         Low

First Quarter        $10.50      $ 9.69
Second Quarter        11.25       10.13
Third Quarter         15.15       10.96
Fourth Quarter        21.00       14.55

DIVIDENDS PER SHARE BY QUARTER:

First Quarter         $.05
Second Quarter         .05
Third Quarter          .05
Fourth Quarter         .05

Dividend Payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

                                10-KSB REPORT

A copy of the form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request. Please write to:
John L. Casagrande, Clerk, Westborough Financial Services, Inc., 100 East Main Street, Westborough, Massachusetts 01581.

                               Transfer Agent
                       Registrar and Transfer Company
                              10 Commerce Drive
                             Cranford, NJ 07016
                           Shareholder inquiries:
                               (800) 388-5948

                                   Counsel
                          Thatcher Proffit & Wood
                        1700 Pennsylvania Avenue, NW
                                  Suite 800
                            Washington, DC 20006
                               (202) 347-8400

                            Independent Auditors
                            Wolf & Company, P.C.
                           One International Place
                              Boston, MA 02110
                               (617) 439-9700

                             Investor Relations
                             John L. Casagrande
                          Senior Vice President and
                                  Treasurer
                    Westborough Financial Services, Inc.
                            100 East Main Street
                            Westborough, MA 01581
                               (508) 366-4111


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

Forward Looking Statements

      Westborough Financial Services, Inc. (the "Company") and The Westborough Bank (the "Bank") may from time to time make written or oral "forward-looking statements" which may be identified by the use of such words as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions that are intended to identify forward-looking statements.

      Forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, which are subject to significant risks and uncertainties. The following factors, many of which are subject to change based on various other factors beyond the Company's control, and other factors identified in the Company's filings with the Securities and Exchange Commission and those presented elsewhere by management from time to time, could cause its financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which would cause actual results to differ materially from these estimates. These factors include, but are not limited to:

      *     conditions which effect general and local economies;
      * changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values and competition;
      *     changes in accounting principles, policies, or guidelines;
      *     changes in legislation or regulation; and
      * other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

      This list of important factors is not exclusive. The Company or the Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

General

      The Company is a Massachusetts chartered mid-tier holding company that completed its initial public offering in February 2000 in the reorganization of the Westborough Bank (the "Bank") from a Massachusetts chartered mutual savings bank into the Massachusetts mutual holding company form of organization. Pursuant to the reorganization, the Bank converted to a Massachusetts chartered stock savings bank as a wholly-owned subsidiary of the Company, which is majority owned by Westborough Bancorp, MHC ("MHC"), a Massachusetts chartered mutual holding company. The Company's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "WFSM."

      Unless otherwise indicated, the information presented herein represents the consolidated activity of the Company and its subsidiary for the fiscal year ended September 30, 2001. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes that are included within this report.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of loans primarily in the towns of Westborough, Northborough and Shrewsbury, Massachusetts, including residential and commercial real estate mortgage loans and, to a lesser extent, consumer and commercial loans.

      The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income the Bank earns on its loans and investment portfolio and its cost of funds, which consist primarily of interest paid on deposits and borrowings from the Federal Home Loan Bank (the "FHLB"). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

      The level of other (non-interest) income and operating expenses also affects the Bank's profitability. Other income consists primarily of service fees, loan servicing and other loan fees and gains on sales of securities. Operating expenses consist of salaries and benefits, occupancy-related expenses and other general operating expenses.

      The operations of the Bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

Business Strategy

      In past years, the Bank's primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. In recent years, the Bank has adopted a growth-oriented strategy that has focused on expanding its product lines and services, providing expanded delivery systems for its customers and extending its branch network. The Bank believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service. In connection with the Bank's overall growth strategy, it seeks to:

      * continue to focus on expanding its residential lending and retail banking franchise, and increasing the number of households served within its market area;
      * expand its commercial banking products and services for small- and medium-sized businesses, as a means to increase the yield on its loan portfolio and to attract lower cost transaction deposit accounts;
      *     expand its branch network to increase its market share;
      * increase the use of alternative delivery channels, such as on-line and telephonic banking; and
      * offer a variety of uninsured products and services as a means to compete for an increased share of its customers' financial service business.

      In order to create a platform for the accomplishment of the Bank's goals, the Bank has begun to make significant investments in its physical infrastructure and human and technological resources. In particular, the Bank is expanding and renovating its main office. The total cost of this expansion and renovation is estimated to be approximately $2.2 million and it is scheduled to be completed in February 2002. The Bank also has a deposit on land in Shrewsbury for the relocation of its current Maple Avenue branch. No formal estimates or contracts have been entered into for this branch. Such investments have been and, in the future, will be necessary to ensure that adequate resources are in place to offer increased products and services. As a result, for a period of time, the Bank expects operating expenses to increase and net income to be adversely impacted. The Bank believes, however, that its long-term profitability should improve as it realizes the benefits of diversified product lines and market share growth

Asset/Liability Management; Market Risk Analysis

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

      Due to the nature of the Bank's operations, it is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, is, however, subject to risks associated with the local economy. Historically, the Bank's lending activities have emphasized one- to four-family residential mortgage loans, and the Bank's primary source of funds has been deposits. In recent years, the Bank has attempted to employ certain strategies to manage the interest rate risk inherent in this asset/liability mix, including: (a) investing in securities with relatively short maturities or call dates; (b) maintaining through tiered-rate savings accounts and other programs with a concentration of less interest rate sensitive "core deposits;" (c) emphasizing the origination or purchase and retention of adjustable-rate one- to four-family loans; (d) emphasizing the origination of commercial loans with short-term maturities; and (e) borrowing funds from the FHLB, which may be used to originate or purchase loans with similar anticipated cash flow characteristics. The Bank believes that the frequent re-pricing of its adjustable-rate mortgage loans and short term securities, which reduces the exposure to interest rate fluctuations, will stabilize the Bank's net interest margin.

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

      Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a bank's interest rate sensitivity "gap." ?An asset or liability is deemed to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that same time period.

      At September 30, 2001, the Bank's cumulative one-year gap position, the difference between the amount of interest-earning assets maturing or re-pricing within one year, and interest-bearing liabilities maturing or re-pricing within one year, was a negative 15.11% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on the institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a re-pricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2001, which is anticipated by the Bank, based upon certain assumptions, to re-price or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier term to re-pricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of assets and liabilities at September 30, 2001, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.


                                                       Amounts Maturing or Re-pricing as of September 30, 2001
                                   -----------------------------------------------------------------------------------------------
GAP Table                                                                 ($ in thousands)
                                   less than 3     3 to 6     6 months      1 to        3 to        5 to        over
                                      months       months     to 1 year    3 years     5 years    10 years    10 years      Total
                                   -----------------------------------------------------------------------------------------------

Interest-earning Assets (1)
  Short-term investments (2)         $10,068      $      0    $      0     $      0    $     0    $     0     $     0     $ 10,068
  Investment securities (3)            9,514           507       2,028       20,577     13,643      1,382           0       47,651
  Mortgage and asset
   backed securities                   1,037             0         139          925      4,406      4,032       7,324       17,863
  Loans (4)                           19,207         2,379       7,279        8,285     16,296     32,030      50,397      135,873
                                     ---------------------------------------------------------------------------------------------
  Total interest-earning assets      $39,826      $  2,886    $  9,446     $ 29,787    $34,345    $37,444     $57,721     $211,455
                                     ---------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
  NOW accounts (5)                   $ 1,818      $  1,818    $  1,818     $  1,818    $     0    $     0     $10,906     $ 18,178
  Regular and other savings
   accounts (5)                        8,018         8,017       8,018        8,018          0          0      48,105       80,176
  Money market deposit accounts (5)      549           549         549          549          0          0       3,298        5,494
  Certificate of deposit accounts     25,107        11,654      15,617       11,370          6          0           0       63,754
  FHLB borrowings (6)                      0             0       2,500        5,000      2,500      2,000           0       12,000
  Mortgage escrow deposits               229             0           0            0          0          0           0          229
                                     ---------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                       $35,721      $ 22,038    $ 28,502     $ 26,755    $ 2,506    $ 2,000     $62,309     $179,831
                                     ---------------------------------------------------------------------------------------------

Interest sensitivity gap             $ 4,105      $(19,152)   $(19,056)    $  3,032    $31,839    $35,444     $(4,588)    $ 31,624
Cumulative interest
 sensitivity gap                     $ 4,105      $(15,047)   $(34,103)    $(31,071)   $   768    $36,212     $31,624

Cumulative interest sensitivity
 gap as a percent of total assets       1.82%        -6.67%     -15.11%      -13.77%      0.34%     16.05%      14.01%

Cumulative interest sensitivity
 gap as a percent of total
 interest-earning assets                1.94%        -7.12%     -16.13%      -14.69%      0.36%     17.13%      14.96%

Cumulative interest sensitivity
 gap as a percent of total
 interest-bearing liabilities           2.28%        -8.37%     -18.96%      -17.28%      0.43%     20.14%      17.59%

--------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, money market mutual funds and interest-earning amounts in the Federal Home Loan Bank of Boston.
<F3>  Investment securities are at market value. Common stock and stock in the FHLB is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan costs, discounts/premiums on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
<F6>  FHLB borrowings are categorized by contractual maturity date.

      Certain shortcomings are inherent in the method of analysis presented in the Gap Table. For example, although certain assets and liabilities may have similar maturities or periods to re-price, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans have features, which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawals, the level would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      The following table sets forth certain information relating to the Bank's financial condition and net interest income at and for the years ended September 30, 2001, 2000, and 1999, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees and costs, which are considered adjustments to yields.


                                                                For the Years Ended September 30,
                               ---------------------------------------------------------------------------------------------------
                                             2001                              2000                              1999
                               -------------------------------   -------------------------------   -------------------------------
                                                      Average                           Average                           Average
                               Average                Yield or   Average                Yield or   Average                Yield or
                               Balance    Interest      Cost     Balance    Interest      Cost     Balance    Interest      Cost
                               ---------------------------------------------------------------------------------------------------
                                                                        ($ in thousands)

Assets:
Interest-earning assets:
  Short-term investments(1)    $ 11,781    $   591      5.02%    $  7,898    $   471      5.96%    $  9,138    $   425      4.65%
  Investment Securities(2)       71,016      4,440      6.25%      67,911      4,247      6.25%      62,894      3,759      5.98%
  Loans (3)                     121,247      9,104      7.51%      97,410      7,273      7.47%      86,887      6,422      7.39%
                               -------------------               -------------------               -------------------
    Total interest-earning
     assets                     204,044     14,135      6.93%     173,219     11,991      6.92%     158,919     10,606      6.67%
                                           -------                           -------                           -------
  Non-interest-earning
   assets                        13,708                            11,524                             7,193
                               --------                          --------                          --------
    Total Assets               $217,752                          $184,743                          $166,112
                               ========                          ========                          ========

Liabilities and Equity:
Interest-bearing
 liabilities:
  NOW accounts                 $ 16,353    $    83      0.51%    $ 14,514    $    73      0.50%    $ 13,270    $    67      0.50%
  Savings accounts (4)           74,646      2,344      3.14%      69,239      2,324      3.36%      63,320      2,100      3.32%
  Money market deposit
   accounts                       5,196        102      1.96%       6,346        138      2.17%       6,814        181      2.66%
  Certificate of deposit
   accounts                      61,019      3,345      5.48%      52,765      2,691      5.10%      49,091      2,461      5.01%
                               -------------------               -------------------               -------------------
    Total interest-bearing
     deposits                   157,214      5,874      3.74%     142,864      5,226      3.66%     132,495      4,809      3.63%
  Borrowed funds                 16,178      1,053      6.51%       5,335        299      5.60%       3,198        167      5.22%
                               -------------------               -------------------               -------------------
    Total interest-bearing
     liabilities                173,392      6,927      4.00%     148,199      5,525      3.73%     135,693      4,976      3.66%
                               -------------------               -------------------               -------------------
  Non-interest bearing
   deposits                      16,315                            12,546                            10,123
  Other non-interest-bearing
   liabilities                    2,597                             2,059                               804
                               --------                          --------                          --------
    Total non-interest-
     bearing liabilities         18,912                            14,605                            10,927
                               --------                          --------                          --------
    Total liabilities           192,304                           162,804                           146,620
    Total stockholders'
     equity                      25,448                            21,939                            19,492
                               --------                          --------                          --------
    Total liabilities and
     stockholders' equity      $217,752                          $184,743                          $166,112
                               ========                          ========                          ========

Net interest income                        $ 7,208                           $ 6,466                           $ 5,630
                                           =======                           =======                           =======
Net interest rate spread (5)                            2.93%                             3.19%                             3.01%
                                                      ======                            ======                            ======
Net interest margin (6)                                 3.53%                             3.73%                             3.54%
                                                      ======                            ======                            ======
Ratio of interest earning
 assets to interest-bearing
 liabilities                                         117.68%                            116.88%                           117.12%
                                                     ======                             ======                            ======

--------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the FHLB .
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discounts/premiums on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.
<F5>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
<F6>  Net interest margin represents net interest income as a percentage of average interest-earning assets.

      During fiscal year 2001, the Bank's interest-earning assets yielded 6.93%, which was approximately equal to the yield for the previous fiscal year 2000 of 6.92%. However, the Bank's interest expense from interest-bearing liabilities increased for fiscal year 2001 to 4.00%, as compared to 3.73% for the previous fiscal year. Accordingly, the Bank's net interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities declined to 2.93% for fiscal 2001, from 3.19% for fiscal 2000. With regard to volumes of interest-earning assets and interest-bearing liabilities, the Bank increased its average interest-earning assets by $30.8 million for fiscal year 2001 as compared to fiscal 2000. The average volume of interest-bearing liabilities increased by $25.2 million for fiscal year 2001 as compared to fiscal 2000. The net change of $5.6 million in these average volumes contributed to the overall $742 thousand increase in the Bank's net interest income for fiscal year 2001 compared to fiscal year 2000.

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


                                            Year Ended September 30, 2001    Year Ended September 30, 2000
                                                Compared to Year Ended           Compared to Year Ended
                                                  September 30, 2000               September 30, 1999
                                                 Increase (Decrease)              Increase (Decrease)
                                            -----------------------------    -----------------------------
                                                       Due to                           Due to
                                            -----------------------------    -----------------------------
                                             Volume     Rate       Net        Volume     Rate       Net
                                            --------------------------------------------------------------
                                                                   ($ In thousands)

Interest-earning assets:
  Short-term investments (1)                $  204    $ (84)    $  120       $  (63)    $109      $   46
  Investment Securities (2)                    194       (1)       193          309      179         488
  Loans (3)                                  1,790       41      1,831          785       66         851
                                            ------------------------------------------------------------
      Total interest-earning assets          2,188      (44)     2,144        1,031      354       1,385
                                            ------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                   9        1         10            6        0           6
  Savings accounts (4)                         175     (155)        20          198       26         224
  Money market deposit accounts                (23)     (13)       (36)         (12)     (31)        (43)
  Certificate of deposit accounts              442      212        654          187       43         230
                                            ------------------------------------------------------------
      Total interest-bearing deposits          603       45        648          379       38         417
  Borrowed funds                               699       55        754          119       13         132
                                            ------------------------------------------------------------
      Total interest-bearing liabilities     1,302      100      1,402          498       51         549
                                            ------------------------------------------------------------
Net change in net interest income           $  886    $(144)    $  742       $  533     $303      $  836
                                            ============================================================

--------------------
<F1>  Short-term investments include federal funds sold.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discounts/premiums on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at September 30, 2001 and September 30, 2000

      Total assets increased by $19.7 million, or 9.56%, to $225.7 million at September 30, 2001 from $206.0 million at September 30, 2000. Net loans during this period increased by $21.4 million, or 18.84%, to $135.0 million at September 30, 2001, from $113.6 million at September 30, 2000. The loan increase was primarily due to increased loans originated or purchased, which were secured by real estate. Investment securities decreased by $4.6 million, to $65.5 million at September 30, 2001, from $70.1 million at September 30, 2000. The investment securities decline was attributable in part to the utilization of proceeds from investment security sales and maturities to meet new loan funding requirements and for the payment of $4.5 million of scheduled maturities of FHLB advances. Asset quality remained strong, with no non-performing assets for each of the years ended September 30, 2001 and September 30, 2000.

      Total deposits increased by $21.7 million, or 13.3%, to $185.1 million at September 30, 2001 from $163.4 million at September 30, 2000. Most of this increase was attributable to increases in certificates of deposits, regular savings accounts and checking accounts.

      Total stockholders' equity increased by $2.2 million, or 8.88%, to $26.9 million at September 30, 2001 from $24.7 million at September 30, 2000. This increase is mainly due to net income of $1.4 million for fiscal year ended September 30, 2001, plus, a $1.1 million increase in net unrealized gains on securities considered available for sale. Alternatively, stockholders' equity was reduced by the payment of cash dividends of $316 thousand.

Comparison of Financial Condition at September 30, 2000 and September 30, 1999

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

      Total deposits increased by $13.3 million, or 8.9%, to $163.4 million at September 30, 2000 from $150.1 million at September 30, 1999. Most of this increase was attributable to increases in non-interest bearing checking accounts and interest-bearing certificates of deposits. FHLB advances increased by $12.5 million, to $16.5 million at September 30, 2000 from $4.0 million at September 30, 1999. During the 2000 year, the Bank purchased $12.8 million variable rate, residential loans from a local bank and funded the purchase from FHLB advances.

      Total stockholders' equity increased by $5.4 million to $24.7 million at September 30, 2000 from $19.3 million at September 30, 1999 as a result of proceeds received from the Company's initial stock offering of $4.5 million and net income of $1.3 million for the year ending September 30, 2000. The Employee Stock Ownership Plan Trust acquired 44,200 shares of stock in the Stock Offering and the cost of these shares is reflected in stockholders' equity.

Comparison of Operating Results for the Years Ended September 30, 2001 and September 30, 2000

      Net Income. The Company reported earnings per share (dilutive) for the fiscal year ended September 30, 2001 of $0.90 on net income of $1.4 million. Earnings per share data for the comparative period ended September 30, 2000 is not applicable since the Company's stock commenced trading on February 16, 2000. For the year ended September 30, 2001, net income increased $147 thousand or 11.8%, to $1.4 million as compared to $1.3 million for the year ended September 30, 2000. This increase was primarily the result of increases in net interest income of $742 thousand, customer service fees of $303 thousand, the after-tax cumulative effect of a change in accounting principle relating to covered call options of $147 thousand, and net investment gains of $124 thousand, offset, to a lesser extent, by an increase in operating expenses of $1.1 million. The Bank's return on average assets for the year ended September 30, 2001 was 0.64% compared to 0.68% for the year ended September 30, 2000.

      Interest and Dividend Income. Interest and dividend income increased by $2.1 million or 17.88%, to $14.1 million for the year ended September 30, 2001 from $12.0 million for the year ended September 30, 2000. The increase in interest and dividend income was mainly the result of a higher average volume of interest-earning assets. The average volume of interest-earning assets for the year ended September 30, 2001 was $204.0 million earning a rate of 6.93% as compared to $173.2 million earning a rate of 6.92% for the year ended September 30, 2000. The Bank experienced continued growth in real estate lending and invested additional cash flows into investments. The average balance of loans for the year ended September 30, 2001 was $121.2 million, earning 7.51% for the year. This compares to an average balance of loans for the year ended September 30, 2000 of $97.4 million, earning 7.47% for the year. The average balance of investment securities for the year ended September 30, 2001 was $71.0 million, earning 6.25% for the year. This compares to an average balance of investments for the year ended September 30, 2000 of $67.9 million, earning 6.25% for the year. Finally, the average balance of short-term investments for the year ended September 30, 2001 was $11.8 million, earning 5.02% for the year. This compares to an average balance of short-term investments for the year ended September 30, 2000 of $7.9 million, earning 5.96% for the year.

      Interest Expense. Interest expense increased by $1.4 million, or 25.38%, to $6.9 million for the year ended September 30, 2001 from $5.5 million for the year ended September 30, 2000. Interest expense increased due to a higher volume of interest-bearing liabilities and, to a lesser extent, by an increase in the average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $173.4 million with a cost of 4.00% for the year ended September 30, 2001 as compared to $148.2 million with a cost of 3.73% for the year ended September 30, 2000. The average volume of borrowed funds from the FHLB increased during the year ended September 30, 2001 to $16.2 million with a cost of 6.51%, up from an average balance of $5.3 million with a cost of 5.60% for the year ended September 30, 2000. The average volume of interest-bearing deposits increased to $157.2 million with a cost of 3.74% for the year ended September 30, 2001 as compared to $142.9 million with a cost of 3.66% for the year ended September 30, 2000.

      Net Interest Income. Net interest and dividend income increased by $742 thousand for the year ended September 30, 2001, or 11.48%, to $7.2 million from $6.5 million for the year ended September 30, 2000. The increase is attributed to the combination of an increase in interest and dividend income of $2.1 million and an increase in interest expense of $1.4 million. The Bank's net interest rate spread decreased to 2.93% for the year ended September 30, 2001 from 3.19% for the comparative year ended September 30, 2000.

      The average yield on interest-earning assets increased to 6.93% for the year ended September 30, 2001 as compared to 6.92% for the year ended September 30, 2000 and the average volume of interest-earning assets increased to $204.0 million for the year ended September 30, 2001 as compared to $173.2 million for the year ended September 30, 2000. The average cost of interest-bearing liabilities increased to 4.00% for the year ended September 30, 2001, from 3.73% for the year ended September 30, 2000. The average volume of interest-bearing liabilities increased to $173.4 million for the year ended September 30, 2001 as compared to $148.2 million for the year ended September 30, 2000.

      Provision for Loan Losses. The Bank recorded a $48 thousand provision for loan losses for the year ended September 30, 2001 as compared to no provision for the year ended September 30, 2000. As the Bank expands its commercial lending activities, management believes that increases in the provision are likely, since commercial lending generally has a higher degree of risk compared to lending secured by residential, one-to-four family dwellings.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities, income from the writing of covered call options on common stock held in the Bank's stock portfolio and increases in bank-owned life insurance. Total other income increased by $449 thousand, to $1.5 million for the year ended September 30, 2001 compared to $1.1 million for the year ended September 30, 2000. Net gains on the sale of securities available for sale increased by $533 thousand, to $710 thousand, for the year ended September 30, 2001 as compared to $177 thousand for the year ended September 30, 2000. Also, other income increased due to a significantly higher level of customer service fees earned from the sale on non-insured, investment products. For the year ended September 30, 2001, income from writing covered options declined by $409 thousand to $16 thousand as compared to $425 thousand for the year ended September 30, 2000. At September 30, 2001, the Bank had no outstanding options written on common stock held in its portfolio.

      Operating Expenses. For the year ended September 30, 2001, operating expenses increased $1.1 million, or 19.67%, to $7.0 million from $5.8 million for the year ended September 30, 2000. The increase was primarily due to a $612 thousand increase in salary and benefits expenses associated with incentive payments to support the sale of non-insured, investment products, plus, increased supplemental employee retirement plan expenses and expenses for personnel to support training and information technology. The year ended September 30, 2001, also reflects increased expenses relating to legal, accounting, transfer agent, publishing and other costs associated with the Company's first annual meeting of its stockholders. Operating expenses also reflect the increased cost of the Bank's plan to update its computers along with the associated increases in data processing costs. The Bank replaced many older computers with newer equipment in order to allow for the migration to more efficient transaction processing systems, use of electronic mail and Internet services and to provide enhanced customer services. Other general and administrative services increased due to increases in directors' fees, expenses associated with the development and maintenance of the Bank's web site, the increased use of the telephone and postage and increased expenses for office supplies.

      Income Taxes. Reflecting the slightly lower level of income before income taxes and cumulative change in accounting principle, the provision for income taxes declined by $4 thousand to $476 thousand for the year ended September 30, 2001 as compared to $480 thousand for the year ended September 30, 2000, resulting in an effective tax rate of 27.56% and 27.73% for the years ended September 30, 2001 and 2000, respectively. The Bank utilizes security investment subsidiaries to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock. Additionally, the Bank receives favorable tax treatment from the increase in the cash surrender value of Bank-owned life insurance.

      Change in Accounting Principle. In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS Nos. 137 and 138, is effective for all fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company adopted these new accounting standards on October 1, 2000. Adoption of these Statements by the Company required that changes in the fair value of covered call options be recognized in net income and resulted in pre-tax earnings in the amount of $223 thousand during year ended September 30, 2001.

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

      Interest Expense. Interest expense increased by $549 thousand or 11.0%, to $5.5 million for the year ended September 30, 2000 from $5.0 million for the year ended September 30, 1999. Interest expense increased due to a higher volume of interest-bearing liabilities and, to a lesser extent, by an increase in the average rate of interest paid on such interest-bearing liabilities. The average volume of interest-bearing liabilities was $148.2 million with a cost of 3.73% for the year ended September 30, 2000 as compared to $135.7 million with a cost of 3.66% for the year ended September 30, 1999. The average volume of borrowed funds from the FHLB increased during the year ended September 30, 2000 to $5.3 million with a cost of 5.6%, up from an average balance of $3.2 million with a cost of 5.22% for the year ended September 30, 1999. The average volume of interest-bearing deposits increased to $142.9 million with a cost of 3.66% for the year ended September 30, 2000 as compared to $132.5 million with a cost of 3.63% for the year ended September 30, 1999.

      Net Interest Income. Net interest and dividend income increased by $0.8 million for the year ended September 30, 2000, or 14.8%, to $6.5 million from $5.6 million for the year ended September 30, 1999. The increase is attributed to the combination of an increase in interest and dividend income of $1.4 million and an increase in interest expense of $549 thousand. The net interest rate spread increased to 3.19% for the year ended September 30, 2000 from 3.01% for the comparative year ended September 30, 1999.

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

      Provision for Loan Losses. The Bank's recorded no provision for loan losses for the year ended September 30, 2000 as compared to $45 thousand for the year ended September 30, 1999. This decline reflects the Bank's low level of non-performing loans. However, as the Bank expands its commercial lending activities, increases in the provision are likely.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from the writing of covered call options on common stock held in the Bank's stock portfolio. Total other income declined by $152 thousand to $1.1 million for the year ended September 30, 2000 compared to $1.2 million for the year ended September 30, 1999. The primary reason for the decline in other income was a reduction of net gains on securities of $381 thousand for the year ended September 30, 2000 as compared to $558 thousand for the year ended September 30, 1999. For the year ended September 30, 2000, income from writing covered options increased by $73 thousand, to $425 thousand as compared to $352 thousand for the year ended September 30, 1999. Income from customer service and loan fees, plus income from the sale of non-insured investment products through Linsco/Private Ledger, Corp., increased to $493 thousand for the year ended September 30, 2000, as compared to $337 thousand for the year ended September 30, 1999.

      Operating Expenses. For the year ended September 30, 2000, operating expenses increased $1.2 million, or 25.0%, to $5.8 million from $4.7 million for the year ended September 30, 1999. The increase was primarily due to a $412 thousand increase in salary and benefits, reflecting expenses associated with the May 1999 opening of a supermarket branch, additional staff in financial reporting, information technology, non-insured investment products and commercial services. The increase in operating expenses is also a result of the bank's efforts to update its computers. The Bank replaced many older computers with newer equipment in order to allow for the migration to more efficient transaction processing systems, use of electronic mail and Internet services and to provide enhanced customer services. Occupancy and equipment, marketing, supplies and other expenses increased as a result of the Bank's supermarket branch and promotion of enhanced customer services. Professional services, which includes legal and accounting services, increased due to additional services required of a public company. Other general and administrative services increased due to additional expenses associated with the development and maintenance of the Bank's web site, telephone and postage, the write-off of obsolete computer equipment and increased expenses for office supplies.

      Income Taxes. The provision for income taxes declined by $216 thousand to $480 thousand for the year ended September 30, 2000 as compared to $696 thousand for the year ended September 30, 1999, resulting in an effective tax rate of 27.73% and 32.09% for the years ended September 30, 2000 and 1999, respectively. The Bank utilizes security investment subsidiaries to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock. Additionally, the Bank receives favorable tax treatment from the increase in the cash surrender value of bank-owned life insurance.

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. The Bank also has expanded its use of borrowings from the FHLB as part of its management of interest rate risk. At September 30, 2001, the Bank had $12.0 million in outstanding borrowings.

      The Bank generally makes loan commitments to borrowers not exceeding 45 days. At September 30, 2001, the Bank had $4.5 million in loan commitments outstanding, primarily for the origination of one- to four-family residential real estate loans, commercial loans and commercial real estate loans. Unadvanced funds on home equity lines of credit and commercial lines of credit at September 30, 2001 represented $8.3 million and $1.9 million, respectively. Total deposits increased $21.7 million, $13.3 million, and $14.2 million, during the years ended September 30, 2001, 2000 and 1999, respectively. The level of interest rates affects deposit flows, the interest rates and products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $52.4 million at September 30, 2001. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments.

      The following table shows the Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at September 30, 2001:


                                            As of September 30, 2001
                             ------------------------------------------------------
                             Regulatory                   Regulatory
                              Capital      Percent of       Capital      Percent of
                               Amount      Assets (1)    Requirements    Assets
                             ------------------------------------------------------
                                             (Dollars in thousands)

Total risk-based capital       $24,323       18.15%        $10,720          8.00%
Tier 1 risk-based capital      $23,407       17.47%        $ 5,360          4.00%
Tier 1 leverage capital        $23,407       10.48%        $ 8,933          4.00%

--------------------
<F1>  For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total average assets. In calculating total risk-based capital and Tier 1 risk-based capital, assets are based on total risk-weighted assets.

      At September 30, 2001, the Bank was considered "well capitalized" under FDIC guidelines.

Impact of Inflation and Changing Prices

      The consolidated financial statements and accompanying notes presented here have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike industrial companies, the Company's assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

Impact of New Accounting Standards

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These Statements change the accounting for business combinations and goodwill and intangible assets. SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001, except for combinations between two or more mutual enterprises for which interpretative guidance will be issued at a later date. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this Statement requires that acquired intangible assets, as defined, be amortized over their useful lives. This Statement would be effective for the Company no later than July 1, 2002. Management does not anticipate that the adoption of these Statements will have a material impact on the consolidated financial statements.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS Nos. 137 and 138, is effective for all fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The Company adopted these new accounting standards on October 1, 2000. Adoption of these Statements by the Company required that changes in the fair value of covered call options be recognized in net income and resulted in pre-tax earnings in the amount of $223 thousand during year ended September 30, 2001.

DIRECTORS OF THE COMPANY AND THE BANK

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 35 years and is a member of the National Association of Securities Dealers, Inc.

      Edward S. Bilzerian is president of Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds. He has been self-employed for over 15 years. Prior to that, he was Vice President of marketing and finance at Bay State Abrasives, a division of Dresser Industries.

      David E. Carlstrom has served as President of Carlstrom Pressed Metal Co., Inc. for over 25 years. Carlstrom Pressed Metal is a contract manufacturer of light and heavy metal stampings and is located in Westborough, Massachusetts.

      John L. Casagrande has served as the Senior Vice President and Treasurer of the Bank since 1993 and of the Company since its inception in 2000. He joined the Bank after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick. Mr. Casagrande has been serving as Clerk of the Company since 2001.

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

      Walter A. Kinell, Jr. has served as Chairman of the Board for the Bank since 1994 and for the Company since its inception in 2000. Mr. Kinell joined the Bank in 1949 as an assistant treasurer, became President and Chief Executive Officer in 1969 and retired from this position in 1994.

      Robert A. Klugman, M.D., F.A.C.P. has practiced general medicine in Westborough, Massachusetts for over 20 years. Dr. Klugman is currently an Associate Professor of Clinical Medicine at the University of Massachusetts Medical School as well as Division Chief of Community Internal Medicine at the UMASS/ Memorial.

      Roger B. Leland has practiced estate, tax and real estate law at Leland Law Associates for over 30 years. During that time, he also served as an insurance broker, selling life and casualty insurance products, through Leland Insurance Agency, Inc. Leland Law Associates and Leland Insurance Agency are located in Northborough, Massachusetts.

      Joseph F. MacDonough has served as President and Chief Executive Officer of the Bank since 1994 and of the Company since its inception in 2000. He joined the Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Trustees of The Savings Bank Employees' Retirement Association and is a certified public accountant.

      Paul F. McGrath is a certified public accountant and has served as President of Mottle McGrath Braney & Flynn, P.C. for over ten years. Mottle McGrath is a certified public accounting firm, located in Worcester, Massachusetts, that provides accounting, tax and business advisory services throughout central New England.

      Charlotte C. Spinney is a retired social studies teacher. She taught at Westborough High School for 41 years and, during that time, she created the curriculum for the community service component of the school's Sociology course.

      Phyllis A. Stone had served as Vice President and Treasurer of Comey Oil Co., Inc., located in Westborough, Massachusetts, for 13 years. Prior to her retirement in 2001, she had served in various other capacities within Comey Oil for over 30 years. She is currently President of Schenker Properties, Inc., a real estate holding company based in Westborough Massachusetts. She is past Treasurer of the Regatta Point Community Sailing Inc. of Worcester, Massachusetts.

      James E. Tashjian is a partner in the law firm of Tashjian, Simsarian & Wickstrom, located in Worcester, Massachusetts. He has engaged in the general practice of law for over 30 years.

      Daniel G. Tear has served as a consultant to businesses in the area of management psychology for the past 30 years. He will be retiring from the Boards of Directors of both the Company and the Bank effective January 31, 2002.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.

Independent Auditors' Report                                        F-1

Consolidated Balance Sheets as of September 30, 2001
 and 2000                                                           F-2

Consolidated Statements of Income for the Years Ended
 September 30, 2001, 2000 and 1999                               F-3 - F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2001, 2000 and 1999              F-5

Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2001, 2000 and 1999                   F-6 - F-7

Notes to Consolidated Financial Statements                       F-8 - F-38

                      [WOLF & COMPANY, P.C. LETTERHEAD]

                        INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
November 1, 2001

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2001 and 2000

                           (Dollars in thousands)


                       ASSETS

                                                          2001         2000
                                                        --------     --------

Cash and due from banks                                 $  5,040     $  4,599
Federal funds sold                                         7,668        7,510
Short-term investments                                     2,400        2,351
                                                        --------     --------
      Total cash and cash equivalents                     15,108       14,460

Securities available for sale, at fair value              64,414       69,216
Federal Home Loan Bank stock, at cost                      1,100          903
Loans, net of allowance for loan losses of
 $916 in 2001 and $874 in 2000                           134,957      113,559
Banking premises and equipment, net                        2,859        2,192
Accrued interest receivable                                1,315        1,317
Deferred income taxes                                        285          881
Cash surrender value of life insurance                     4,449        3,133
Due from broker                                            1,032            -
Other assets                                                 156          315
                                                        --------     --------
                                                        $225,675     $205,976
                                                        ========     ========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                $185,098     $163,405
Federal Home Loan Bank advances                           12,000       16,500
Mortgagors' escrow accounts                                  229          247
Accrued expenses and other liabilities                     1,436        1,108
                                                        --------     --------
      Total liabilities                                  198,763      181,260
                                                        --------     --------

Commitments and contingencies (Notes 5 and 11)

Preferred stock - $.01 par value, 1,000,000 shares
 authorized, none outstanding                                  -            -
Common stock - $.01 par value, 5,000,000 shares
 authorized, 1,581,374 shares issued and outstanding          16           16
Additional paid-in capital                                 4,549        4,541
Retained earnings                                         22,013       20,931
Accumulated other comprehensive income (loss)                724         (352)
Unearned compensation - ESOP (39,043 and 41,990
 shares, respectively)                                      (390)        (420)
                                                        --------     --------
      Total stockholders' equity                          26,912       24,716
                                                        --------     --------
                                                        $225,675     $205,976
                                                        ========     ========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in thousands, except share data)


                                                           Years Ended September 30,
                                                        -------------------------------
                                                          2001        2000        1999
                                                        -------     -------     -------

Interest and dividend income:
  Interest and fees on loans                            $ 9,104     $ 7,273     $ 6,422
  Interest and dividends on securities:
    Taxable interest                                      3,996       3,787       3,338
    Non-taxable interest                                     64          64          59
    Dividends                                               380         396         362
  Interest on federal funds sold                            456         309         240
  Interest on short-term investments                        135         162         185
                                                        -------     -------     -------
      Total interest and dividend income                 14,135      11,991      10,606
                                                        -------     -------     -------

Interest expense:
  Interest on deposits                                    5,874       5,226       4,809
  Interest on borrowings                                  1,053         299         167
                                                        -------     -------     -------
      Total interest expense                              6,927       5,525       4,976
                                                        -------     -------     -------

Net interest income                                       7,208       6,466       5,630
Provision for loan losses                                    48           -          45
                                                        -------     -------     -------

Net interest income, after provision for loan losses      7,160       6,466       5,585
                                                        -------     -------     -------

Other income:
  Customer service fees                                     658         355         277
  Income from expired covered call options                   16         425         352
  Gain on securities, net                                   710         177         558
  Miscellaneous                                             160         138          60
                                                        -------     -------     -------
      Total other income                                  1,544       1,095       1,247
                                                        -------     -------     -------

Operating expenses:
  Salaries and employee benefits                          3,573       2,961       2,549
  Occupancy and equipment expenses                          980         854         664
  Data processing expenses                                  449         319         239
  Advertising                                               285         300         221
  Professional fees                                         336         219          81
  Other general and administrative expenses               1,354       1,177         909
                                                        -------     -------     -------
      Total operating expenses                            6,977       5,830       4,663
                                                        -------     -------     -------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF INCOME (Concluded)

                  (Dollars in thousands, except share data)


                                                           Years Ended September 30,
                                                        -------------------------------
                                                          2001        2000        1999
                                                        -------     -------     -------

Income before income taxes and cumulative effect of
 change in accounting principle                           1,727       1,731       2,169
Provision for income taxes                                  476         480         696
                                                        -------     -------     -------
Income before cumulative effect of change in
 accounting principle                                     1,251       1,251       1,473
Cumulative effect of change in accounting for
 covered call options, net of $76 of tax effects            147           -           -
                                                        -------     -------     -------

Net income                                              $ 1,398     $ 1,251     $ 1,473
                                                        =======     =======     =======

Earnings per share:
  Basic                                                 $  0.91         N/A         N/A
  Diluted                                               $  0.90         N/A         N/A

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               Years Ended September 30, 2001, 2000, and 1999

                           (Dollars in thousands)


                                                                       Accumulated
                                              Additional                   Other          Unearned        Total
                                     Common    Paid-in     Retained    Comprehensive   Compensation-   Stockholders'
                                     Stock     Capital     Earnings    Income (Loss)        ESOP          Equity
                                     ------   ----------   --------   --------------   -------------   ------------

Balance at September 30, 1998         $ -      $    -      $18,207        $ 1,160          $   -          $19,367
                                                                                                          -------

Comprehensive loss:
  Net income                            -           -        1,473              -              -            1,473
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -         (1,559)             -           (1,559)
                                                                                                          -------
      Total comprehensive loss                                                                                (86)
                                      ---      ------      -------        -------          -----          -------

Balance at September 30, 1999           -           -       19,680           (399)             -           19,281
                                                                                                          -------

Comprehensive income:
  Net income                            -           -        1,251              -              -            1,251
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -             47              -               47
                                                                                                          -------
      Total comprehensive income                                                                            1,298
                                                                                                          -------
Net proceeds from sale of common
 stock                                 16       4,542            -              -              -            4,558
Purchase of ESOP shares
 (44,200 shares)                        -           -            -              -           (442)            (442)
ESOP shares committed to be
 released (2,210 shares)                -          (1)           -              -             22               21
                                      ---      ------      -------        -------          -----          -------

Balance at September 30, 2000          16       4,541       20,931           (352)          (420)          24,716
                                                                                                          -------

Comprehensive income:
  Net income                            -           -        1,398              -              -            1,398
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -          1,076              -            1,076
                                                                                                          -------
      Total comprehensive income                                                                            2,474
                                                                                                          -------
Cash dividends declared
 ($.20 per share)                       -           -         (316)             -              -             (316)
ESOP shares released and committed
 to be released (2,947 shares)          -           8            -              -             30               38
                                      ---      ------      -------        -------          -----          -------

Balance at September 30, 2001         $16      $4,549      $22,013        $   724          $(390)         $26,912
                                      ===      ======      =======        =======          =====          =======

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (Dollars in thousands)


                                                                Years Ended September 30,
                                                          ------------------------------------
                                                            2001          2000          1999
                                                            ----          ----          ----

Cash flows from operating activities:
  Net income                                              $  1,398      $  1,251      $  1,473
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                   48             -            45
    Net amortization (accretion) of securities                 (32)          (29)           79
    Amortization of net deferred loan costs
     and premiums (discounts)                                  (20)           26            34
    Depreciation and amortization expense                      401           361           294
    Gain on sales and calls of securities, net                (710)         (279)         (558)
    Write-down of securities                                     -           102             -
    Recognition of expired covered call options                (16)         (425)         (352)
    Decrease (increase) in accrued interest receivable           2          (187)          (14)
    Deferred income tax benefit                                (25)          (62)          (27)
    ESOP shares released and committed to be released           38            21             -
    Increase in cash surrender value of life insurance        (316)         (140)            -
    Other, net                                                 487           556          (355)
                                                          --------      --------      --------
      Net cash provided by operating activities              1,255         1,195           619
                                                          --------      --------      --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Sales and calls                                         19,209         5,725        12,049
    Maturities                                              10,310         5,102         3,750
    Purchases                                              (26,499)      (19,048)      (26,780)
    Principal payments                                       3,205         3,304         5,012
  Purchase of Federal Home Loan Bank stock                    (197)          (53)          (88)
  Loans originated, net of principal payments              (11,942)       (8,702)       (9,823)
  Loans purchased                                           (9,484)      (12,791)            -
  Proceeds from sales of foreclosed real estate                  -             -            74
  Purchase of banking premises and equipment                (1,068)         (829)         (496)
  Purchase of life insurance policies                       (1,000)          (87)       (2,202)
                                                          --------      --------      --------
      Net cash used by investing activities                (17,466)      (27,379)      (18,504)
                                                          --------      --------      --------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                           (Dollars in thousands)


                                                                Years Ended September 30,
                                                          ------------------------------------
                                                            2001          2000          1999
                                                            ----          ----          ----

Cash flows from financing activities:
  Net increase in deposits                                  21,693        13,294        14,149
  Proceeds from Federal Home Loan Bank advances                  -        12,500         2,000
  Repayment of Federal Home Loan Bank advances              (4,500)            -             -
  Net increase (decrease) in mortgagors' escrow
   accounts                                                    (18)           16            13
  Net proceeds received from stock offering                      -         4,558             -
  Purchase of ESOP shares                                        -          (442)            -
  Dividends paid                                              (316)            -             -
                                                          --------      --------      --------
      Net cash provided by financing activities             16,859        29,926        16,162
                                                          --------      --------      --------

Net change in cash and cash equivalents                        648         3,742        (1,723)

Cash and cash equivalents at beginning of year              14,460        10,718        12,441
                                                          --------      --------      --------

Cash and cash equivalents at end of year                  $ 15,108      $ 14,460      $ 10,718
                                                          ========      ========      ========

Supplemental cash flow information:
  Interest paid on deposits                               $  5,876      $  5,225      $  4,808
  Interest paid on Federal Home Loan Bank advances           1,072           214           169
  Income taxes paid                                            514           513           720
  Due from broker                                            1,032             -             -

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended September 30, 2001, 2000 and 1999

                (Dollars in thousands, except per share data)

1.    REORGANIZATION AND STOCK OFFERING

      Westborough Savings Bank (the "Bank") was founded in 1869 as a Massachusetts chartered mutual savings bank. On February 15, 2000, the Bank reorganized into a two-tiered mutual holding company structure pursuant to the Bank's Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Reorganization"). In connection with the Reorganization, (i) the Bank formed Westborough Bancorp, MHC (the "MHC"), a Massachusetts chartered mutual holding company which is the majority owner of the Westborough Financial Services, Inc. (the "Company"), (ii) the Bank converted from mutual to stock form, changing its name from "Westborough Savings Bank" to "The Westborough Bank," and issued 100% of its capital stock to the Company; and (iii) the Company issued shares of its common stock, $0.01 par value per share (the "Common Stock") to the public at a price of $10.00 per share (the "Stock Offering"). The Company issued 1,581,374 shares of the Common Stock in the Stock Offering, of which 35% of these shares, or 553,481 shares, were sold to the public, including depositors of the Bank and the Company's Employee Stock Ownership Plan, and 65% of these shares, or 1,027,893 shares, were issued to the MHC. Effective October 23, 2000, the MHC and the Company changed their classification from bank holding companies to financial holding companies. Additionally, during 2001 the Company established a Stock Option Plan and a Recognition and Retention Plan.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

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

      Use of estimates

      In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The determination of the allowance for losses on loans is a material estimate that is particularly susceptible to significant change in the near term.

      Business

      The Bank provides a variety of financial services to individuals and small businesses through its offices in Westborough, Northborough and Shrewsbury, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential mortgage loans.

      Reclassifications

      Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 presentation.

      Cash equivalents

      Cash equivalents include amounts due from banks, federal funds sold on a daily basis and short-term investments which mature within ninety days.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, premiums and discounts on purchased loans and net deferred costs on originated loans. Interest income is accrued on the unpaid principal balance. Premiums and discounts and net loan origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Impairment is measured on a loan by loan basis by the fair value of the collateral if the loan is collateral dependent.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Loans (concluded)

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

      The allowance consists of allocated, general and unallocated components. The allocated component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general losses in the portfolio.

      Banking premises and equipment

      Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization, computed on the straight-line method over the estimated useful lives of the assets.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Retirement plan

      The Bank accounts for pension benefits on the net periodic pension cost method for financial reporting purposes. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

      Stock compensation plans

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 10).

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

      Earnings per common share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

      Earnings per common share for the year ended September 30, 2001 has been computed based on the following:


      Net income                                              $    1,398
                                                              ==========

      Average number of common shares outstanding              1,540,518
      Effect of dilutive options                                  10,070
                                                              ----------
      Average number of common shares outstanding
       used to calculate diluted earnings per common share     1,550,588
                                                              ==========

      Earnings per share data is not presented for the years ended
      September 30, 2000 and 1999 since shares of the Company's common stock were not issued until February 15, 2000.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Comprehensive income/loss

      Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale are reported in accumulated comprehensive income/loss in the consolidated balance sheet, such items, along with net income, are components of comprehensive income/loss.

      The components of the change in accumulated other comprehensive income
      (loss) and related tax effects are as follows:


                                                          Years Ended September 30,
                                                       ------------------------------
                                                        2001        2000       1999
                                                        ----        ----       ----

      Change in net unrealized holding gains
       (losses) on securities available for sale       $2,407      $ 238      $(1,980)
      Reclassification adjustment for gains
       realized in income                                (710)      (279)        (558)
      Write-down of securities                              -        102            -
                                                       ------      -----      -------
                                                        1,697         61       (2,538)

      Tax effect                                         (621)       (14)         979
                                                       ------      -----      -------

      Net-of-tax amount                                $1,076      $  47      $(1,559)
                                                       ======      =====      =======

      Subsequent accounting change

      In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." These Statements change the accounting for business combinations and goodwill and intangible assets. SFAS No. 141 requires that the purchase method of accounting be used for business combinations initiated after June 30, 2001, except for combinations between two or more mutual enterprises for which interpretative guidance will be issued at a later date. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, this Statement requires that acquired intangible assets, as defined, be amortized over their useful lives. This Statement would be effective for the Company no later than July 1, 2002. Management does not anticipate that the adoption of these Statements will have a material impact on the consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Change in accounting principle

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS Nos. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. Adoption of these Statements by the Company on October 1, 2000 required that changes in fair value of covered call options be recognized in net income and resulted in pre-tax earnings in the amount of $223 during the year ended September 30, 2001.

3.    SECURITIES AVAILABLE FOR SALE

      The amortized cost and estimated fair value of securities available for sale, at September 30, 2001 and 2000, with gross unrealized gains and losses, is as follows:


                                                        September 30, 2001
                                         -------------------------------------------------
                                                        Gross         Gross
                                         Amortized    Unrealized    Unrealized      Fair
                                            Cost        Gains         Losses        Value
                                         ---------    ----------    ----------      -----

      U.S. Government obligations         $ 2,099      $    9         $     -      $ 2,108
      Federal agency obligations            9,130         441               -        9,571
      Banking and finance obligations      18,542         942              (6)      19,478
      Mortgage-backed securities           17,221         523              (1)      17,743
      Asset-backed securities                 119           1               -          120
      Other bonds and obligations           9,260         339              (9)       9,590
                                          -------      ------         -------      -------
            Total debt securities          56,371       2,255             (16)      58,610
      Marketable equity securities          6,927         322          (1,445)       5,804
                                          -------      ------         -------      -------

            Total securities
             available for sale           $63,298      $2,577         $(1,461)     $64,414
                                          =======      ======         =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (concluded)


                                                        September 30, 2000
                                         -------------------------------------------------
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
                                          =======      ======         =======      =======

      Proceeds from sales and calls of securities amounted to $19,209, $5,725 and $12,049 for the years ended September 30, 2001, 2000 and 1999, respectively. Gross realized gains amounted to $1,296, $290 and $573, respectively. Gross realized losses amounted to $586, $11 and $15, respectively.

      The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                September 30, 2001        September 30, 2000
                                               ---------------------     ---------------------
                                               Amortized      Fair       Amortized      Fair
                                                 Cost         Value        Cost         Value
                                               ---------      -----      ---------      -----

      Within 1 year                             $ 4,102      $ 4,145      $10,249      $10,240
      Over 1 year through 5 years                26,706       28,016       27,295       27,256
      Over 5 years through 10 years               8,223        8,586       12,175       11,679
      Over 10 years                                   -            -          662          654
                                                -------      -------      -------      -------
                                                 39,031       40,747       50,381       49,829
      Mortgage and asset-backed securities       17,340       17,863       10,736       10,567
                                                -------      -------      -------      -------

                                                $56,371      $58,610      $61,117      $60,396
                                                =======      =======      =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

4.    LOANS

      A summary of the balances of loans follows:


                                                     September 30,
                                                ----------------------

                                                  2001          2000
                                                  ----          ----

      Mortgage loans on real estate:
        Fixed rate                              $ 53,431      $ 47,964
        Variable rate                             55,859        52,233
        Commercial                                13,149         6,309
        Home equity lines-of-credit                6,931         4,027
                                                --------      --------

            Total mortgage loans                 129,370       110,533
                                                --------      --------

      Other loans:
        Personal loans                             1,196           911
        Deposit secured loans                        652           676
        Home improvement loans                       759           118
        Commercial lines-of-credit                 1,783         1,403
        Commercial installment                     1,795         1,450
                                                --------      --------
            Total other loans                      6,185         4,558
                                                --------      --------

            Total loans                          135,555       115,091

      Due to borrowers on incomplete loans          (480)         (543)
      Net deferred loan costs                        136           120
      Premium (discount) on purchased
       loans, net                                    662          (235)
      Allowance for loan losses                     (916)         (874)
                                                --------      --------

            Loans, net                          $134,957      $113,559
                                                --------      --------

      An analysis of the allowance for loan losses follows:


                                         Years Ended September 30,
                                         -------------------------
                                         2001      2000      1999
                                         ----      ----      ----

      Balance at beginning of year       $874      $879      $827
      Provision for loan losses            48         -        45
      Charge-offs                         (10)       (6)       (6)
      Recoveries                            4         1        13
                                         ----      ----      ----

      Balance at end of year             $916      $874      $879
                                         ====      ====      ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

4.    LOANS (concluded)

      The Bank has sold mortgage loans in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2001 and 2000 amounted to $780 and $860, respectively. There were no loans sold during 2001, 2000 and 1999. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

      There were no impaired loans as of September 30, 2001 and 2000. The average balance of impaired loans for the year ended September 30, 2001 was $45. For the year ended September 30, 2001, interest income recognized on impaired loans on the cash basis amounted to $4.

5.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment follows:


                                                                 September 30,
                                                             --------------------
                                                               2001         2000
                                                               ----         ----

      Banking premises:
        Land                                                 $   222      $   222
        Buildings                                              1,157        1,158
        Leasehold improvements                                   256          256
      Equipment                                                2,600        2,496
      Construction in progress                                 1,343          411
                                                             -------      -------
                                                               5,578        4,543
      Less accumulated depreciation and amortization          (2,719)      (2,351)
                                                             -------      -------

                                                             $ 2,859      $ 2,192
                                                             =======      =======

      Depreciation and amortization expense for the years ended September 30, 2001, 2000 and 1999 amounted to $401, $361 and $294, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

5.    BANKING PREMISES AND EQUIPMENT (concluded)

      Construction in progress represents additions to the Main Office Building on East Main Street. Estimated costs for completion of these additions are $869 and are scheduled to be finished in February 2002. Also included in construction in progress is a deposit for land in Shrewsbury for the construction of a new branch. No formal contracts have been entered into for this new branch.

6.    DEPOSITS

      A summary of deposit balances, by type, is as follows:


                                                      September 30,
                                                 ----------------------
                                                   2001          2000
                                                   ----          ----

      Non-interest bearing accounts              $ 17,496      $ 15,475
      NOW accounts                                 18,178        15,281
      Regular and other savings accounts           80,176        71,147
      Money market deposit accounts                 5,494         5,868
                                                 --------      --------
            Total non-certificate accounts        121,344       107,771
                                                 --------      --------

      Term certificates of $100,000 and over       14,439        12,951
      Term certificates less than $100,000         49,315        42,683
                                                 --------      --------
            Total certificate accounts             63,754        55,634
                                                 --------      --------

            Total deposits                       $185,098      $163,405
                                                 ========      ========

A summary of certificates, by maturity, is as follows:


                                            September 30, 2001        September 30, 2000
                                           --------------------      --------------------
                                                       Weighted                  Weighted
                                                        Average                   Average
                                           Amount        Rate        Amount        Rate
                                           ------      --------      ------      --------

      Within 1 year                        $52,378       5.02%       $44,049       5.47%
      Over 1 year through 3 years           11,370       5.00         11,578       5.84
      Over 3 years                               6       4.88              7       4.91
                                           -------                   -------

                                           $63,754       5.02%       $55,634       5.55%
                                           =======                   =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

7.    FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances are as follows:


                                  Weighted
               Maturing During    Average        September 30,
               the Year Ending    Interest    ------------------
                September 30,       Rate        2001       2000
               ---------------    --------    -------    -------

                    2001            6.11%     $     -    $ 4,500
                    2002            6.82        2,500      2,500
                    2003            6.88        2,500      2,500
                    2004            6.92        2,500      2,500
                    2005            6.95        2,500      2,500
                    2009*           4.88        2,000      2,000
                                              -------    -------
                                              $12,000    $16,500
                                              =======    =======

*     Represents an advance callable on November 23, 2001.

      The Bank also has an available line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate the adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities. As of September 30, 2001 and 2000, there were no advances outstanding on the line of credit.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

8.    INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:


                                                      Years Ended September 30,
                                                      -------------------------
                                                      2001      2000      1999
                                                      ----      ----      ----

      Current income tax provision:
        Federal                                       $469      $510      $661
        State                                           32        32        62
                                                      ----      ----      ----
                                                       501       542       723
                                                      ----      ----      ----

      Deferred income tax benefit:
        Federal                                        (11)      (54)      (20)
        State                                          (14)       (8)       (7)
                                                      ----      ----      ----
                                                       (25)      (62)      (27)
                                                      ----      ----      ----

            Total provision for income taxes          $476      $480      $696
                                                      ====      ====      ====

      The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                                      Years Ended September 30,
                                                      -------------------------
                                                      2001      2000      1999
                                                      ----      ----      ----

      Statutory rate                                  34.0%     34.0%     34.0%
      Increase (decrease) resulting from:
        State taxes, net of federal tax benefit        0.7       0.9       1.7
        Dividends received deduction                  (4.3)     (4.6)     (3.9)
        Officers' life insurance                      (2.4)     (2.4)        -
        Other, net                                    (0.4)     (0.2)      0.3
                                                      ----      ----      ----

            Effective tax rates                       27.6%     27.7%     32.1%
                                                      ====      ====      ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

      The components of the net deferred tax asset are as follows:


                                       September 30,
                                     ----------------
                                     2001        2000
                                     ----        ----

      Deferred tax asset:
        Federal                      $622      $  805
        State                         214         242
                                     ----      ------
                                      836       1,047
                                     ----      ------

      Deferred tax liability:
        Federal                      (494)       (126)
        State                         (57)        (40)
                                     ----      ------
                                     (551)       (166)
                                     ----      ------

      Net deferred tax asset         $285      $  881
                                     ====      ======

      The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:


                                                    September 30,
                                                   ----------------
                                                   2001       2000
                                                   ----       ----

      Employee benefit plans                       $ 385      $ 352
      Allowance for loan losses                      447        424
      Net unrealized gain/loss on securities
       available for sale                           (392)       229
      Depreciation and amortization                  (88)       (97)
      Net deferred loan costs                        (56)       (49)
      Other, net                                     (11)        22
                                                   -----      -----

      Net deferred tax asset                       $ 285      $ 881
                                                   =====      =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

      A summary of the change in the net deferred tax asset (liability) is as follows:


                                                             Years Ended September 30,
                                                            ---------------------------
                                                            2001       2000       1999
                                                            ----       ----       ----

      Balance at beginning of year                          $ 881      $ 833      $(173)
      Deferred tax benefit                                     25         62         27
      Deferred tax effect on net unrealized (gain)
       loss on securities available for sale                 (621)       (14)       979
                                                            -----      -----      -----

      Balance at end of year                                $ 285      $ 881      $ 833
                                                            =====      =====      =====

      There was no valuation reserve as of September 30, 2001 and 2000.

      The federal income tax reserve for loan losses at the Bank's base year amounted to $2,420. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve to only absorb loan losses, a deferred income tax liability of approximately $990 has not been provided.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table to follow) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

      The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2001 and 2000 are as follows:


                                                                                            Minimum
                                                                                           To Be Well
                                                                    Minimum            Capitalized Under
                                                                  For Capital          Prompt Corrective
                                             Actual            Adequacy Purposes       Action Provisions
                                      ------------------       ------------------      ------------------
                                      Amount       Ratio       Amount       Ratio      Amount       Ratio
                                      ------       -----       ------       -----      ------       -----

      September 30, 2001:
        Total capital (to risk
         weighted assets)
          Consolidated                $25,981      19.38%      $10,723      8.00%          N/A        N/A
          Bank                         24,323      18.15        10,720      8.00       $13,400      10.00%

        Tier 1 capital (to risk
         weighted assets)
          Consolidated                 25,065      18.70         5,362      4.00           N/A        N/A
          Bank                         23,407      17.47         5,360      4.00         8,040       6.00

        Tier 1 capital (to average
         assets)
          Consolidated                 25,065      11.51         8,710      4.00           N/A        N/A
          Bank                         23,407      10.48         8,933      4.00        11,166       5.00



             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                (Dollars in thousands, except per share data)

      MINIMUM REGULATORY CAPITAL REQUIREMENTS (continued)

      September 30, 2000:
        Total capital (to risk
         weighted assets)
          Consolidated                $25,942      21.73%      $9,552      8.00%         N/A        N/A
          Bank                         23,869      19.99        9,554      8.00      $11,942      10.00%

        Tier 1 capital (to risk
         weighted assets)
          Consolidated                 25,068      20.99        4,776      4.00          N/A        N/A
          Bank                         22,995      19.26        4,777      4.00        7,165       6.00

        Tier 1 capital (to average
         assets)
          Consolidated                 25,068      12.82        7,820      4.00          N/A        N/A
          Bank                         22,995      11.89        7,735      4.00        9,669       5.00

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

10.   EMPLOYEE BENEFIT PLANS

      Pension plan

      The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:


                                                          Plan Years Ended October 31,
                                                          ----------------------------
                                                              2001           2000
                                                              ----           ----
                                                           (Projected)     (Actual)

      Change in plan assets:
        Fair value of plan assets at beginning of year        $2,742       $2,288
        Actual return (loss) on plan assets                     (327)         361
        Employer contribution                                    100          105
        Benefits paid                                            (57)         (12)
                                                              ------       ------
        Fair value of plan assets at end of year               2,458        2,742
                                                              ------       ------

      Change in benefit obligation:
        Benefit obligation at beginning of year                2,269        1,984
        Service cost                                             168          145
        Interest cost                                            170          153
        Actuarial gain                                            (4)          (1)
        Benefits paid                                            (57)         (12)
                                                              ------       ------
        Benefit obligation at end of year                      2,546        2,269
                                                              ------       ------

      Funded status                                              (88)         473
      Unrecognized net actuarial gain                           (343)        (937)
      Transition liability                                        28           31
                                                              ------       ------

      Accrued pension cost                                    $ (403)      $ (433)
                                                              ======       ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (concluded)

      The components of net periodic pension cost are as follows:


                                                 Plan Years Ended October 31,
                                               --------------------------------
                                               2001          2000          1999
                                               ----          ----          ----
                                           (Projected)     (Actual)      (Actual)

      Service cost                             $ 168        $ 145         $ 149
      Interest cost                              170          153           132
      Expected return on plan assets            (218)        (183)         (145)
      Transition obligation                        3            3             3
      Recognized net actuarial loss              (52)         (45)          (19)
                                               -----        -----         -----

                                               $  71        $  73         $ 120
                                               =====        =====         =====

      Total pension expense for the years ended September 30, 2001, 2000 and 1999 amounted to $71, $98 and $131, respectively.

      For the plan years ended October 31, 2001 and 2000, actuarial assumptions used in accounting were as follows:


                                                            2001         2000
                                                            ----         ----
                                                        (Projected)    (Actual)

      Discount rate on benefit obligations                  7.00%        7.75%
      Expected long-term rate of return on plan assets      8.00         8.00
      Annual salary increases                               5.00         5.50

      Incentive compensation plan

      Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the years ended September 30, 2001, 2000 and 1999 amounted to $63, $94 and $158, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      401(k) Plan

      The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2001, 2000 and 1999, expense attributable to the Plan amounted to $17, $14 and $13, respectively.

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

      At September 30, 2001, the remaining principal balance is payable as follows:


            Years Ending
            September 30,                Amount
            -------------                ------

               2002                      $ 17
               2003                        19
               2004                        20
               2005                        22
               2006                        24
            Thereafter                    320
                                         ----
                                         $422
                                         ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $38 and $21 for the years ended September 30, 2001 and 2000, respectively.

      Shares held by the ESOP include the following:


                                    September 30,
                                  ----------------
                                   2001      2000
                                  ------    ------
      Allocated                    2,947         -
      Committed to be released     2,210     2,210
      Unallocated                 39,043    41,990
                                  ------    ------
                                  44,200    44,200
                                  ======    ======

      Cash dividends received on allocated shares are allocated to members and cash dividends received on shares held in suspense are applied to repay the outstanding debt of the ESOP.

      The fair market value of unallocated shares at September 30, 2001 and 2000 was $693 and $409, respectively.

      Stock option plan

      On January 25, 2001, the Company's stockholders approved the Westborough Financial Services, Inc. 2001 Stock Option Plan (the "Stock Option Plan"). Under the Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 55,348 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Stock Option Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is ten years. Options generally vest over a five-year period.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Stock option plan (concluded)

      The Company applies APB Opinion 25 and related Interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share for the year ended September 30, 2001 would have been adjusted to the pro forma amounts indicated below:


      Net income                    As reported     $1,398
                                    Pro forma       $1,377

      Basic earnings per share      As reported     $ 0.91
                                    Pro forma       $ 0.89

      Diluted earnings per share    As reported     $ 0.90
                                    Pro forma       $ 0.89

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants during the year ended September 30, 2001 were dividend yield of 1.9%, expected life of 10 years, expected volatility of 10.6%, and a risk-free interest rate of 5.2%.

      During the year ended September 30, 2001, the Company granted options to purchase 42,100 shares at an exercise price of $10.31 per share, all of which were outstanding at September 30, 2001. The options vest over a period of five years and expire in ten years. At September 30, 2001, none of the options were exercisable. The weighted average fair value of the options granted during the year was $2.54. The weighted average remaining contractual life of the options outstanding at September 30, 2001, was 9.33 years.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (concluded)

      Recognition and retention plan

      On January 25, 2001, the Company's stockholders approved the Company's adoption of the Westborough Financial Services, Inc. 2001 Recognition and Retention Plan (the "RRP"), which allows the Company to grant restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP is authorized to acquire no more than 22,139 shares of Common stock in the open market. Shares vest at a rate of 20% per year with the first vesting period ending April 30, 2002. At September 30, 2001, Awards were granted with respect to 18,100 shares. The aggregate purchase price of all shares acquired by the RRP will be reflected as a reduction of stockholders' equity and amortized to compensation expense as the Company's employees and directors become vested in their stock awards. There were no shares distributed to employees or directors for the year ending September 30, 2001. Compensation expense accrued relating to the RRP amounted to $44, for the year ended September 30, 2001.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      COMMITMENTS AND CONTINGENCIES (continued)

      Loan commitments (concluded)

      At September 30, 2001 and 2000, financial instruments whose contract amounts represent credit risk consist of:


                                                            2001        2000
                                                            ----        ----

      Commitments to grant mortgage loans                  $4,534      $3,453
      Unadvanced funds on home equity lines-of-credit       8,259       5,518
      Unadvanced funds on commercial lines-of-credit        1,941       1,342

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

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at September 30, 2001, pertaining to banking premises and equipment, future minimum rent commitments are as follows:


      Years Ending
      September 30,          Amount
      -------------          ------

         2002                 $ 62
         2003                   63
         2004                   35
                              ----

                              $160
                              ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments (concluded)

      The leases contain options to extend for periods from two to ten years. The cost of such rentals is not included above. Total rent expense for years ended September 30, 2001, 2000 and 1999 amounted to $162, $148 and $120, respectively.

      Employment and change in control agreements

      The Company and the Bank have entered into employment agreements with its President and Chief Financial Officer which generally provide for a base salary and the continuation of certain benefits currently received. The employment agreements have initial terms of two and one years, respectively. The employment agreements require payments for the remaining base salary due to the employee for the remaining term of the agreement and the contributions that would have been made on the employee's behalf to any employee benefit plans of the Company and the Bank for certain reasons other than cause, including a "change in control" as defined in the agreement. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations.

      Contingencies

      Various legal claims may arise from time to time and, in the opinion of management, these claims will have no material effect on the Company's consolidated financial statements.

12.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2001 and 2000, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $152 and $129, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. During the year ended September 30, 2001, total principal additions were $28 and total principal payments were $5.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

13.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

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

            Federal Home Loan Bank Stock: The carrying amount approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

            Accrued interest: The carrying amounts of accrued interest approximate fair value.

            Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2001 and 2000, was immaterial.

      The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:


                                                              September 30,
                                            --------------------------------------------------
                                                     2001                        2000
                                            ----------------------      ----------------------
                                            Carrying        Fair        Carrying        Fair
                                             Amount         Value        Amount         Value
                                            --------        -----       --------        -----

      Financial assets:
        Cash and cash equivalents           $ 15,108      $ 15,108      $ 14,460      $ 14,460
        Securities available for sale         64,414        64,414        69,216        69,216
        Federal Home Loan Bank stock           1,100         1,100           903           903
        Loans, net                           134,957       139,649       113,559       109,725
        Accrued interest receivable            1,315         1,315         1,317         1,317

      Financial liabilities:
        Deposits                             185,098       186,059       163,405       163,208
        Federal Home Loan Bank advances       12,000        12,596        16,500        16,370

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

14.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.


                                                        September 30,
                                                    --------------------
      BALANCE SHEETS                                  2001         2000
                                                      ----         ----

      Assets

      Cash and due from bank                        $ 1,005      $ 1,442
      Short-term investments                            142           82
                                                    -------      -------
           Total cash and cash equivalents            1,147        1,524
      Investment in subsidiary                       25,343       22,750
      Loan receivable - ESOP                            422          442
                                                    -------      -------

           Total assets                             $26,912      $24,716
                                                    =======      =======

      Liabilities and Stockholders' Equity

      Liabilities                                   $     -      $     -
      Stockholders' equity                           26,912       24,716
                                                    -------      -------

          Total liabilities and stockholders'
           equity                                   $26,912      $24,716
                                                    =======      =======


                                                              Years Ended
                                                             September 30,
                                                         --------------------
      STATEMENTS OF INCOME                                 2001         2000
                                                           ----         ----

      Income:
        Interest on short-term investments                $     6      $    12
        Interest on loan - ESOP                                34           22
                                                          -------      -------
            Total income                                       40           34
      Operating expenses                                      120            3
                                                          -------      -------
      Income (loss) before income taxes and equity in
       undistributed net income of subsidiary                 (80)          31
      Income tax expense                                        1            5
                                                          -------      -------
      Income (loss) before undistributed net income
       of subsidiary                                          (81)          26
      Equity in undistributed net income of subsidiary      1,479        1,225
                                                          -------      -------

           Net income                                     $ 1,398      $ 1,251
                                                          =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC. (concluded)


                                                                           Years Ended
                                                                          September 30,
                                                                     ---------------------
      STATEMENTS OF CASH FLOWS                                         2001          2000
                                                                       ----          ----

      Cash flows from operating activities:
        Net income                                                   $ 1,398       $ 1,251
        Adjustments to reconcile net income to net
         cash (used) provided by operating activities:
          Equity in undistributed earnings of subsidiary              (1,479)       (1,225)
                                                                     -------       -------
            Net cash (used) provided by operating activities             (81)           26
                                                                     -------       -------

      Cash flows from investing activities:
        Capital contribution to subsidiary                                 -        (2,618)
        Loan to ESOP                                                       -          (442)
        Principal paydowns received on ESOP loan                          20             -
                                                                     -------       -------
            Net cash provided (used) in investing activities              20        (3,060)
                                                                     -------       -------

      Cash flows from financing activities:
        Proceeds from issuance of common stock                             -         4,558
        Dividends paid                                                  (316)            -
                                                                     -------       -------
            Net cash (used) provided by financing activities            (316)        4,558
                                                                     -------       -------

      Net change in cash and cash equivalents                           (377)        1,524

      Cash and cash equivalents at beginning of year                   1,524             -
                                                                     -------       -------

      Cash and cash equivalents at end of year                       $ 1,147       $ 1,524
                                                                     =======       =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

15.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

      The following table presents the quarterly financial information for the Company for the years ended September 30, 2001 and 2000:


                                                             Years Ended September 30,
                                 -----------------------------------------------------------------------------------
                                                  2001                                        2000
                                 ----------------------------------------    ---------------------------------------
                                 Fourth      Third     Second      First     Fourth      Third     Second      First
                                 Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                 -------    -------    -------    -------    -------    -------    -------    -------

Interest and dividend income     $3,616     $3,503     $3,506     $3,510     $3,217     $3,058     $2,892     $2,824
Interest expense                  1,664      1,740      1,763      1,760      1,530      1,358      1,330      1,307
                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income               1,952      1,763      1,743      1,750      1,687      1,700      1,562      1,517
Provision for loan losses            12         12         12         12          -          -          -          -
                                 ------     ------     ------     ------     ------     ------     ------     ------

Net interest income, after
 provision for loan losses        1,940      1,751      1,731      1,738      1,687      1,700      1,562      1,517

Gain (loss) on securities, net      137        257        264         52       (151)       149         21        158
All other income                    213        189        199        233        346        172        154        246
Operating expenses                1,643      1,849      1,807      1,678      1,471      1,514      1,444      1,401
                                 ------     ------     ------     ------     ------     ------     ------     ------

Income before income taxes and
 cummulative effect of change
 in accounting principle            647        348        387        345        411        507        293        520

Provision for income taxes          189         89        106         92        111        142         76        151
                                 ------     ------     ------     ------     ------     ------     ------     ------

Income before cummulative
 effect of change in
 accounting principle               458        259        281        253        300        365        217        369

Cumulative effect of change in
 accounting principle, net of
tax effects                           -          -          -        147          -          -          -          -
                                 ------     ------     ------     ------     ------     ------     ------     ------

Net income                       $  458     $  259     $  281     $  400     $  300     $  365     $  217     $  369
                                 ======     ======     ======     ======     ======     ======     ======     ======

Earnings per common share:
  Basic                          $ 0.30     $ 0.17     $ 0.18     $ 0.26     $ 0.19     $ 0.24       N/A        N/A
                                 ======     ======     ======     ======     ======     ======     ======     ======
  Diluted                        $ 0.29     $ 0.17     $ 0.18     $ 0.26     $ 0.19     $ 0.24       N/A        N/A
                                 ======     ======     ======     ======     ======     ======     ======     ======

Note: The Company's reorganization and stock offering occurred on February 15, 2000.