Form 10KSB, Exhibit 13
period 2002-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2002-12-30
CIK 1087843

Exhibit 13.1

                     2002 Annual Report to Shareholders

The year 2002 was one of continued growth and expansion for Westborough Financial Services Inc. and its wholly owned subsidiary, Westborough Bank. During the year we completed the construction of and occupied our new Operations Center, and at the same time converted our core data processing system to a new vendor. It was truly a year of challenge and change.

Looking at the company's financial performance, activity in the broad stock market impacted our company in two ways. The consolidated financial statements for the year ended September 30, 2002 reflect a decrease in net income of $419 thousand (30 percent) to a level of $979 thousand as compared to $1.4 million for the prior fiscal year. This decrease in net income was the result of losses sustained in our securities portfolio; specifically in our common stock portfolio.

The loss in the stock portfolio was tempered with the use of capital loss carry backs to lessen our federal income tax liability. Operating expenses increased by $469 thousand (6.7 percent) to $7.4 million primarily as a result of increases in salaries and increases and data processing expenses, both reflecting our ongoing investments in people and technology. The Company's net interest income, however, increased by $1.3 million (18.8 percent) as a result of the general decline in interest rates.

Looking at the consolidated balance sheet, our assets grew $15.6 mil (6.9 percent) to $241.3 million at September 30, 2002 from $225.7 million at September 30, 2001. This continued growth was due, in some respects, to many customers transferring money from a declining and volatile stock market to the safety of insured bank deposits.

During the year, intense competition and an extremely low interest rate environment combined to limit growth in our residential real estate loan portfolio. While the total loan portfolio declined $2.1 million (1.5 percent) we were able to increase our commercial loan portfolio by $5.1 million (30.3 percent) to $21.8 million. Building relationships with small business in the communities we serve continues to be a key strategic objective for our company.

It is not unusual in our business that national events have a direct impact on our company and the way we do business. During the year, the corporate world came under fire for transgressions that have compromised business ethics and the trust and integrity for all of those in business and their customers. Perhaps the most disconcerting aspect of this environment is the declining level of trust in the leadership of all organizations. Readers of this annual report can be assured of financial information reporting that is accurate with integrity second to none. Throughout our 133-year history, we have remained committed to the highest standards of business ethics. We fully recognize the trust our customers have placed in us and it is for this reason that we have grown and been able to serve our communities year after year. We remain a trusted corporate neighbor and will continually strive to grow as a leader in our community. Fulfilling our mission has never been something we take lightly; we have always set high standards for the way we conduct our business.

On July 30, 2002, President Bush signed the Sarbanes-Oxley Act. The Act implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from the type of corporate wrongdoing that occurred in, among others, Enron and WorldCom. Banking has always been a highly regulated industry but with Sarbanes-Oxley the spotlight has been focused on many corporate governance issues and business practices we have taken for granted. The level of responsibility and liability for executive officers and board members has been raised significantly. Management and the Board of Directors have begun a detailed evaluation of our corporate governance structure and board and management succession issues. We agree with the spirit of the Act and we are prepared to comply with new SEC rules and regulations as they are announced in the coming months.

As a community bank, members of our staff are active in many local organizations and activities, some of which are highlighted in this annual report. From volunteering at the Senior Center, coaching Little League teams or staffing a Chamber of Commerce booth at a local holiday celebration, our staff gives of their personal time to help make the communities where we live and work a better place. This same dedication and team spirit to provide superior customer service is seen every day throughout our bank. Our bank is made greater and more profitable through higher levels of customer satisfaction. By giving our customers more attention and better resources we can expand our services far beyond four walls. By knowing our customers we continue to build loyalty and trust, which lead to customer growth, retention and profitable relationships.

The success our company and the bank have enjoyed over many years is due in no small part to the dedication and leadership of our Board of Directors. Over the years, these men and women have provided guidance and set the strategic direction of the bank along with their ongoing commitment to our customers and the communities we serve. This year, Mr. Earl H. Hutt, a board member who began a relationship with the Bank as a Corporator in 1963, is retiring. Earl has been a member of the Board of Directors for 14 years and has served on the Audit Committee for 10 years, the last three as its Chairman. We will miss his keen perception and thoughtful monitoring of our financial activities.

On behalf of the Board of Directors, our management team and staff, we pledge our continued commitment to our customers, community and shareholders.

                                               /s/ Joseph F. MacDonough
                                                        President & CEO

Westborough Financial Services, Inc. and Subsidiary
Selected Consolidated Financial and Other Data


                                                               At September 30,
                                                      ----------------------------------
                                                          2002         2001         2000
                                                      --------     --------     --------
Consolidated Balance Sheet Data                                ($ in thousands)

Total assets                                          $241,273     $225,675     $205,976
Loans, net                                             132,880      134,957      113,559
Investment securities                                   76,888       65,514       70,119
Total deposits                                         202,063      185,098      163,405
Federal Home Loan Bank advances                          9,500       12,000       16,500
Stockholders' equity                                    27,989       26,912       24,716
Allowance for loan losses                                  926          916          874
Non-accrual loans                                          140            0            0
Non-performing assets                                      140            0            0


                                                      For Twelve Months Ended September 30,
                                                      -------------------------------------
                                                          2002         2001         2000
                                                      --------     --------     --------
Consolidated Statement of Income                      ($ in thousands, except per share data)


Total interest and dividend income                      $13,871      $14,135    $11,991
Total interest expense                                    5,358        6,927      5,525
                                                        -------------------------------
      Net interest income                                 8,513        7,208      6,466
Provision for loan losses                                     8           48          0
                                                        -------------------------------
      Net interest income, after provision
       for loan losses                                    8,505        7,160      6,466
                                                        -------------------------------
Customer service fees                                       439          658        355
Income from covered call options                              0           16        425
Gain (loss) on securities, net                             (466)         710        177
Miscellaneous                                               200          160        138
                                                        -------------------------------
      Total other income                                    173        1,544      1,095
                                                        -------------------------------
Total operating expenses                                  7,446        6,977      5,830
                                                        -------------------------------

Income before income taxes and cumulative
 effect of change in accounting principle                 1,232        1,727      1,731
Income taxes                                                253          476        480
                                                        -------------------------------

Income before cumulative effect of change
 in accounting principle                                    979        1,251      1,251
Cumulative effect of change in accounting
 principle, net of $76 of related tax
 effect, for the adoption of a new accounting
 standard for covered call options
 ($09 per dilutive share)                                     0          147          0
                                                        -------------------------------
Net income                                              $   979      $ 1,398    $ 1,251
                                                        ===============================

Basic number of weighted average shares
 outstanding                                          1,540,103    1,540,518         na
Dilutive number of weighted average
 shares outstanding                                   1,558,622    1,550,588         na
Basic earnings per share                                  $0.64        $0.91         na
Dilutive earnings per share                               $0.63        $0.90         na
Dividends declared per share                              $0.20        $0.20         na


                                                      For Twelve Months Ended September 30,
                                                      -------------------------------------
Performance Ratios                                         2002         2001         2000
                                                        -------      -------      -------

Return on average assets                                  0.42%        0.64%        0.68%
Return on average stockholders' equity                    3.59%        5.49%        5.70%
Dividend payout ratio (1)                                31.84%       22.18%          na
Average stockholders' equity to average assets           11.70%       11.69%       11.88%
Net interest rate spread (2)                              3.52%        2.93%        3.19%
Net interest margin (3)                                   3.94%        3.53%        3.73%
Operating expenses as a percent of average assets         3.19%        3.20%        3.16%
Average interest-bearing assets to average
 interest bearing liabilities                           116.82%      117.68%      116.88%
Efficiency ratio (4)                                     81.36%       86.93%       83.78%

<F1>  Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
<F2>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F3>  Net interest margin represents net interest income as a percentage of average interest-earning assets.
<F4>  Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.


                                                            At September 30,
                                                ----------------------------------------
Asset Quality Ratios:                                 2002           2001           2000
                                                ----------     ----------     ----------

Non-performing loans as a percent of loans           0.11%          0.00%          0.00%
Non-performing assets as a percent of total
 assets                                              0.06%          0.00%          0.00%
Allowance for loan losses as a percent of
 total loans before the allowance for loan
 losses                                              0.69%          0.67%          0.76%

Capital Ratio and other data:
Equity to assets at end of period                   11.60%         11.93%         12.00%
Number of shares outstanding at end of
 period                                         1,581,574      1,581,374      1,581,374

Number of:
Full-service offices (1)                                5              5              5
Full-time equivalent employees                         76             70             69

<F1>  The number of full service offices does not include our branch at the
      Willows.


Westborough Financial Services, Inc.
Stockholder information

Common stock information:
On September 30, 2002, there were 1,581,574 shares of common stock issued and outstanding and approximately 721 stockholders, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM."

The table below reflects the stock and dividend payment by quarter of the Company's stock for fiscal year ended September 30, 2002. The information set forth below was provided to management of the Company by certain securities firms affecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                   High Price     Low Price     Average Price     Dividends per share
                   ----------     ---------     -------------     -------------------

First Quarter        $18.75        $16.60          $17.80                $.05
Second Quarter       $21.75        $17.96          $20.31                $.05
Third Quarter        $23.00        $20.15          $21.94                $.05
Fourth Quarter       $24.00        $21.00          $22.07                $.05

Dividend payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

Annual Meeting
The annual meeting of shareholders will be held on Thursday, January 30, 2003 at 3 p.m., local time. The meeting will take place at Wyndham Westborough Hotel located at 5400 Computer Drive, Westborough.


                                10KSB REPORT

A copy of the form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request. Please write to:
                          John L. Casagrande, Clerk
                    Westborough Financial Services, Inc.
                            100 East Main Street
                            Westborough, MA 01581

                               Transfer Agent
                       Registrar and Transfer Company
                              10 Commerce Drive
                             Cranford, NJ 07016
                           Shareholder Inquiries:
                               (800) 368-5948

                                   Counsel
                          Thacher, Proffitt & Wood
                        1700 Pennsylvania Avenue, NW
                                  Suite 800
                            Washington, DC 20006
                               (202) 347-8400

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

                                 MEMBER FDIC
                                 MEMBER DIF
                            EQUAL HOUSING LENDER
                           www.westboroughbank.com


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

General

      The Company is a Massachusetts chartered mid-tier holding company that completed its initial public offering in February 2000 in the reorganization of the Westborough Bank (the "Bank") from a Massachusetts chartered mutual savings bank into the Massachusetts mutual holding company form of organization. Pursuant to the reorganization, the Bank converted to a Massachusetts chartered stock savings bank as a wholly-owned subsidiary of the Company, which is majority owned by Westborough Bancorp, MHC ("MHC"), a Massachusetts chartered mutual holding company. The Company's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "WFSM.OB."

      Unless otherwise indicated, the information presented herein represents the consolidated activity of the Company and its subsidiary for the fiscal year ended September 30, 2002. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes that are included within this report.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of loans primarily in the towns of Westborough, Northborough and Shrewsbury, Massachusetts, including residential and commercial real estate mortgage loans and, to a lesser extent, consumer and commercial loans.

      The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income the Bank earns on its loans and securities portfolio and its cost of funds, which consist primarily of interest paid on deposits and borrowings from the Federal Home Loan Bank (the "FHLB"). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

      The level of other (non-interest) income and operating expenses also affects the Company's profitability. Other income consists primarily of customer service fees, gains and losses on sales of securities and increases in cash surrender value of bank-owned life insurance. Operating expenses consist of salaries and benefits, occupancy-related expenses and other general operating expenses.

      The operations of the Company, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

Business Strategy

      In past years, the Bank's primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. In recent years, the Company has adopted a growth-oriented strategy that has focused on expanding its product lines and services, providing expanded delivery systems for its customers and extending its branch network. The Bank believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service. In connection with the Bank's overall growth strategy, it seeks to:

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

      In order to create a platform for the accomplishment of the Company's goals, management has made significant investments in its physical infrastructure and human and technological resources. In particular, the Bank has completed an addition to its main office and is in the process of renovating the older portion of its main office. Additionally, the Bank is in the process of constructing an enlarged Maple Avenue, Shrewsbury branch office. Management has also completed a major conversion of its core data processing system. Such investments have been, and in the future, will be, necessary to ensure that adequate resources are in place to offer increased products and services. As a result, for a period of time, the Bank expects operating expenses to increase and net income to be adversely impacted. Management believes, however, that its long-term profitability should improve as it realizes the benefits of diversified product lines and market share growth.

Asset/Liability Management; Market Risk Analysis

      A primary component of the Company's market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the Bank's level of income and expense recorded on a large portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those which possess a short term to maturity.

      The primary objective of the Bank's interest rate management strategy is to optimize its economic value and net income under likely market rate scenarios. To achieve this objective, the Bank has developed policies and procedures to assist senior management in evaluating and maintaining acceptable levels of interest rate risk, liquidity risk and capital. In particular, the Bank seeks to coordinate asset and liability decisions so that, under changing interest rate scenarios, earnings will remain within an acceptable range.

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

      At September 30, 2002, the Company's cumulative one-year gap position, which measures the difference between the amount of interest-earning assets maturing or re-pricing within one year, and interest-bearing liabilities maturing or re-pricing within one year, was a negative 13.42% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on an institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a re-pricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth the amortized cost of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2002, which is anticipated by the Company, based upon certain assumptions, to re-price or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier term to re-pricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of assets and liabilities at September 30, 2002, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.


                                                         Amounts Maturing or Re-pricing as of September 30, 2002
GAP Table                            ----------------------------------------------------------------------------------------------
                                     less than 3     3 to 6     6 months      1 to       3 to        5 to        over
                                        months       months     to 1 year    3 years    5 years    10 years    10 years     Total
                                     ----------------------------------------------------------------------------------------------
                                                                            ($ in thousands)

Interest-earning Assets (1)
  Short-term investments (2)           $13,958      $      0    $      0     $     0    $     0    $     0     $      0    $ 13,958
  Investment securities (3)              6,122         1,516      12,218      25,524     12,471        886            0      58,737
  Mortgage and asset
   backed securities                         0           130           0       2,254      2,947      4,341        8,479      18,151
  Loans (4)                             13,048         1,463      10,818      25,208     17,248     60,607        5,414     133,806
                                       --------------------------------------------------------------------------------------------
  Total interest-earning assets        $33,128      $  3,109    $ 23,036     $52,986    $32,666    $65,834     $ 13,893    $224,652
                                       --------------------------------------------------------------------------------------------

Interest-bearing Liabilities:
  NOW accounts (5)                     $ 1,703      $  1,703    $  1,704     $ 1,703    $     0    $     0     $ 10,220    $ 17,033
  Regular and other savings
   accounts (5)                          9,620         9,621       9,620       9,621          0          0       57,723      96,205
  Money market deposit accounts (5)        526           526         526         526          0          0        3,155       5,259
  Certificate of deposit accounts       24,918        15,137      13,338       9,680          0          0            0      63,073
  Federal Home Loan Bank
   borrowings (6)                            0             0       2,500       5,000          0      2,000            0       9,500
  Mortgage escrow deposits                 198             0           0           0          0          0            0         198
                                       --------------------------------------------------------------------------------------------
  Total interest-bearing
   liabilities                         $36,965      $ 26,987    $ 27,688     $26,530    $     0    $ 2,000     $ 71,098    $191,268
                                       --------------------------------------------------------------------------------------------

Interest sensitivity gap               $(3,837)     $(23,878)   $ (4,652)    $26,456    $32,666    $63,834     $(57,205)   $ 33,384
Cumulative interest
 sensitivity gap                       $(3,837)     $(27,715)   $(32,367)    $(5,911)   $26,755    $90,589     $ 33,384

Cumulative interest sensitivity
 gap as a percent of total assets        -1.59%       -11.49%     -13.42%      -2.45%     11.09%     37.55%       13.84%

Cumulative interest sensitivity
 gap as a percent of total
 interest-earning assets                 -1.71%       -12.34%     -14.41%      -2.63%     11.91%     40.32%       14.86%

Cumulative interest sensitivity
 gap as a percent of total
 interest-bearing liabilities            -2.01%       -14.49%     -16.92%      -3.09%     13.99%     47.36%       17.45%

--------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, money market mutual funds and interest-earning amounts in the Federal Home Loan
      Bank of Boston.
<F3>  Investment securities are at market value. Common stock and stock in the Federal Home Loan Bank of Boston is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan costs, discounts/premiums on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
<F6>  Federal Home Loan Bank borrowings are categorized by contractual maturity date.

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

      The following table sets forth certain information relating to the Company's financial condition and net interest income at and for the years ended September 30, 2002, 2001, and 2000, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest and dividend income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees and costs, which are considered adjustments to yields.


                                                                For the Year Ended September 30,
                                -------------------------------------------------------------------------------------------------
                                             2002                             2001                             2000
                                ------------------------------   ------------------------------   -------------------------------
                                                      Average                          Average                           Average
                                Average               Yield or   Average               Yield or    Average               Yield or
                                Balance    Interest     Cost     Balance    Interest     Cost      Balance    Interest     Cost
                                -------------------------------------------------------------------------------------------------
                                                                        ($ in thousands)

Assets:
Interest-earning assets:
  Short-term investments (1)    $ 11,956    $   209      1.75%   $ 11,781    $   591      5.02%   $  7,898    $   471      5.96%
  Investment Securities (2)       68,194      4,068      5.97%     71,016      4,440      6.25%     67,911      4,247      6.25%
  Loans (3)                      136,118      9,594      7.05%    121,247      9,104      7.51%     97,410      7,273      7.47%
                                --------    -------              --------    -------              --------    -------
    Total interest-earning
     assets                      216,268     13,871      6.41%    204,044     14,135      6.93%    173,219     11,991      6.92%
                                            -------                          -------                          -------
  Non-interest-earning
   assets                         16,795                           13,708                           11,524
                                --------                         --------                         --------
    Total Assets                $233,063                         $217,752                         $184,743
                                ========                         ========                         ========

Liabilities and Equity:
Interest-bearing
 liabilities:
  NOW accounts                  $ 17,032    $    73      0.43%   $ 16,353    $    83      0.51%   $ 14,514    $    73      0.50%
  Savings accounts (4)            86,667      1,899      2.19%     74,646      2,344      3.14%     69,239      2,324      3.36%
  Money market deposit
   accounts                        5,903        101      1.71%      5,196        102      1.96%      6,346        138      2.17%
  Certificate of deposit
   accounts                       63,848      2,509      3.93%     61,019      3,345      5.48%     52,765      2,691      5.10%
                                 -------    -------               -------     ------               -------     ------
    Total interest-bearing
     deposits                    173,450      4,582      2.64%    157,214      5,874      3.74%    142,864      5,226      3.66%
  Borrowed funds                  11,677        776      6.65%     16,178      1,053      6.51%      5,335        299      5.60%
                                --------    -------              --------     ------              --------    -------
    Total interest-bearing
     liabilities                 185,127      5,358      2.89%    173,392      6,927      4.00%    148,199      5,525      3.73%
                                --------    -------              --------    -------              --------    -------

  Non-interest bearing
   deposits                       18,156                           16,315                          12,546
  Other non-interest-bearing
   liabilities                     2,517                            2,597                           2,059
                                --------                         --------                         -------
    Total non-interest-
     bearing liabilities          20,673                           18,912                          14,605
                                --------                         --------                         -------

    Total liabilities            205,800                          192,304                         162,804
    Total stockholders'
     equity                       27,263                           25,448                          21,939
                                --------                         --------                         -------

    Total liabilities and
     stockholders' equity       $233,063                         $217,752                         $184,743
                                ========                         ========                         ========

Net interest income                         $ 8,513                          $ 7,208                          $ 6,466
                                            =======                          =======                          =======
Net interest rate spread (5)                            3.52%                             2.93%                            3.19%
                                                      ======                            ======                         ========
Net interest margin (6)                                 3.94%                             3.53%                            3.73%
                                                      ======                            ======                         ========
Ratio of interest earning
 assets to interest-bearing
 liabilities                                          116.82%                           117.68%                          116.88%
                                                      ======                            ======                           ======

--------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discount/premium on purchased loans and unadvances funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.
<F5>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F6>  Net interest margin represents net interest income as a percentage of average interest-earning assets.

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


                                            Year Ended September 30, 2002       Year Ended September 30, 2001
                                               Compared to Year Ended              Compared to Year Ended
                                                 September 30, 2001                  September 30, 2000
                                                 Increase (Decrease)                 Increase (Decrease)
                                            ------------------------------      -----------------------------
                                                       Due to                              Due to
                                            ------------------------------      -----------------------------
                                            Volume       Rate          Net      Volume       Rate       Net
                                            -----------------------------------------------------------------
                                                                    ($ In thousands)

Interest-earning assets:
  Short-term investments (1)              $    9      $   (391)    $  (382)    $  204      $ (84)    $  120
  Investment Securities (2)                 (173)         (199)       (372)       194         (1)       193
  Loans (3)                                1,071          (581)        490      1,790         41      1,831
                                          -----------------------------------------------------------------
      Total interest-earning assets          907        (1,171)       (264)     2,188        (44)     2,144
                                          -----------------------------------------------------------------

Interest-bearing liabilities:
  NOW accounts                                 3           (13)        (10)         9          1         10
  Savings accounts (4)                       338          (783)       (445)       175       (155)        20
  Money market deposit accounts               13           (14)         (1)       (23)       (13)       (36)
  Certificate of deposit accounts            149          (985)       (836)       442        212        654
                                          -----------------------------------------------------------------
      Total interest-bearing deposits        503        (1,795)     (1,292)       603         45        648
  Borrowed funds                            (299)           22        (277)       699         55        754
                                          -----------------------------------------------------------------
      Total interest-bearing liabilities     204        (1,773)     (1,569)     1,302        100      1,402
                                          -----------------------------------------------------------------
Net change in net interest income          $ 703      $    602     $ 1,305     $  886      $(144)    $  742
                                           ================================================================

--------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discounts/premiums on purchased loans and unadvanced funds..
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at September 30, 2002 and September 30,
2001

      As a result of continued growth in deposits, the Company's total assets increased by $15.6 million, or 6.91%, to $241.3 million at September 30, 2002 from $225.7 million at September 30, 2001. Net loans during this period declined by $2.1 million, or 1.54%, to $132.9 million at September 30, 2002, from $135.0 million at September 30, 2001. The loan decline was primarily due to a net decline in fixed-rate mortgage loans on real estate, as a result of the current low interest rate environment that encouraged increased loan payoffs and refinancing. Securities available for sale and cash and cash equivalents increased by $15.4 million, to $94.9 million at September 30, 2002 as compared to $79.5 million at September 30, 2001 due primarily to the investment of funds provided from deposit growth. Banking premises and equipment increased by $2.7 million to $5.5 million at September 30, 2002 as compared to $2.9 million at September 30, 2001 primarily as a result of the completion of the Company's administrative office building and progress payments made on the construction of a branch office in the town of Shrewsbury, Massachusetts. Asset quality remained strong, with $140 thousand of non-performing assets at September 30, 2002.

      Total deposits increased by $17.0 million, or 9.17%, to $202.1 million at September 30, 2002 from $185.1 million at September 30, 2001. Most of this increase was attributable to increases in variable-rate tiered accounts and regular savings accounts. In the current low interest rate and volatile investment environment, deposit customers preferred to place their deposits in stable accounts that offer higher liquidity. As a result of the payment of outstanding advances from the Federal Home Loan Bank of Boston, advances declined by $2.5 million during this period.

      Total stockholders' equity increased by $1.1 million, or 4.00%, to $28.0 million at September 30, 2002 from $26.9 million at September 30, 2001. This increase is mainly due to net income of $979 thousand for fiscal year ended September 30, 2002, plus a $715 thousand increase in net unrealized gains on securities considered available for sale. Alternatively, stockholders' equity was reduced by the payment of cash dividends of $316 thousand and a $475 thousand purchase of 22,139 shares of the Company's common stock by the Recognition and Retention Plan ("RRP") Trust.

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

Comparison of Operating Results for the Years Ended September 30, 2002 and
2001

      Net Income. The Company reported earnings per share (dilutive) for the fiscal year ended September 30, 2002 of $0.63 on net income of $979 thousand. For the comparative fiscal year ended September 30, 2001, the Company reported earnings per share (dilutive) of $0.90 on net income of $1.4 million. The $419 thousand decline in net income was primarily the result of current year net losses on the sale of securities, a decline of income from customer service fees, an increase in operating expenses and a decline in the cumulative effect of a change in accounting principle. These areas were offset, to a lesser extent, by an increase in net interest income. The Company's return on average assets for the year ended September 30, 2002 was 0.42% compared to 0.64% for the year ended September 30, 2001.

      Interest and Dividend Income. Interest and dividend income declined by $264 thousand or 1.87%, to $13.9 million for the year ended September 30, 2002 from $14.1 million for the year ended September 30, 2001. The decrease in interest and dividend income was mainly the result of a decline in the earnings rate earned on interest earning assets offset, to a lesser extent, by an increase in the volume of interest earning assets. The average rate earned on interest earning assets was 6.41% on average earning assets of $216.3 million and 6.93% on average interest earning assets of $204.0 for the years ended September 30, 2002 and 2001, respectively. The Federal Reserve Bank's, Federal Open Market Committee, ("FOMC") reduced the discount rate by 1.25 percentage points during the fiscal year ended September 30, 2002. This generally declining interest rate environment translated into declining rates earned on loans, investment securities and short-term investments. Additionally, some loan customers renegotiated existing loan rates that, accordingly, lowered rates earned by the Company on those loans.

      The average balance of loans for the year ended September 30, 2002 was $136.1 million, earning 7.05% for the year. This compares to an average balance of loans for the year ended September 30, 2001 of $121.2 million, earning 7.51% for the year. The average balance of investment securities for the year ended September 30, 2002 was $68.2 million, earning 5.97% for the year. This compares to an average balance of investments for the year ended September 30, 2001 of $71.0 million, earning 6.25% for the year. Finally, the average balance of short-term investments for the year ended September 30, 2002 was $12.0 million, earning 1.75% for the year. This compares to an average balance of short-term investments for the year ended September 30, 2001 of $11.8 million, earning 5.02% for the year.

      Interest Expense. Interest expense declined by $1.6 million, or 22.65%, to $5.4 million for the year ended September 30, 2002 from $6.9 million for the year ended September 30, 2001. Interest expense declined mainly due to a decline in the average rate paid on interest-bearing liabilities offset, to a lesser extent, by an increase in the average volume of interest-bearing liabilities. The previously mentioned FOMC interest rate reductions allowed the Company to reduce rates paid on NOW, savings, money market deposit and certificates of deposit accounts. The average volume of interest-bearing deposits increased to $173.5 million with a cost of 2.64% for the year ended September 30, 2002 as compared to $157.2 million with a cost of 3.74% for the year ended September 30, 2001. The average volume of borrowed funds from the FHLB decreased during the year ended September 30, 2002 to $11.7 million, with a cost of 6.65%, from an average balance of $16.2 million, with a cost of 6.51% for the year ended September 30, 2001.

      Net Interest Income. Generally declining interest rates resulted in a decline in the Company's interest expenses on deposits and borrowings and, to a lesser extent, to a decline in interest income on loans and investments. Net interest income increased by $1.3 million for the year ended September 30, 2002, or 18.10%, to $8.5 million from $7.2 million for the year ended September 30, 2001. The increase is attributed to the combination of a decrease of $1.6 million in total interest expense offset, to a lesser extent, by a decrease of $264 thousand in total interest and dividend income. The Bank's net interest rate spread increased to 3.52% for the year ended September 30, 2002 from 2.93% for the comparative year ended September 30, 2001.

      The average yield on interest-earning assets declined to 6.41% for the year ended September 30, 2002 as compared to 6.93% for the year ended September 30, 2001 and the average volume of interest-earning assets increased to $216.3 million for the year ended September 30, 2002 as compared to $204.0 million for the year ended September 30, 2001. The average cost of interest-bearing liabilities declined to 2.89% for the year ended September 30, 2002, from 4.00% for the year ended September 30, 2001. The average volume of interest-bearing liabilities increased to $185.1 million for the year ended September 30, 2002 as compared to $173.4 million for the year ended September 30, 2001.

      Provision for Loan Losses. The Company recorded an $8 thousand provision for loan losses for the year ended September 30, 2002 as compared to a $48 thousand provision for the year ended September 30, 2001. The provision for loan losses is a result of management's periodic analysis of risks inherent in its loan portfolio from time to time, as well as the adequacy of the allowance for loan losses. It is the Bank's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current and anticipated economic conditions in our market area. Accordingly, the evaluation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. The allowance for loan losses, in management's opinion, is sufficient to cover losses in the Bank's loan portfolio at this time. As the Bank expands its commercial lending activities, management believes that growth in the provision for loan losses may be likely. Additionally, while the Bank believes it has excellent loan quality, with $140 thousand of non-accrual loans and non-performing assets at September 30, 2002, the Bank recognizes that it is located in a market and geographic area that is considered in the high technology and financial services belt. The Bank's loan portfolio is representative of such demographics. Unemployment rates in Massachusetts and its area have increased and commercial property vacancy rates have also risen. While Bank management believes that its current level of allowance for loan losses is adequate, there can be no assurance that the allowance will be sufficient to cover loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from bank-owned life insurance. For the year ended September 30, 2002, the Company reported a net loss on the sale of securities of $466 thousand as compared to a net gain on the sale of securities of $710 thousand for the year ended September 30, 2001. During the quarter ended September 30, 2002, the Company sold, at a loss, certain common stock holdings of financial services and technology companies. The resultant capital loss will receive favorable tax treatment, since the Company will be able to carry back the current year loss three years, to a period in which it had paid taxes on capital gains. With regard to the Company's common stock holdings, its internal investment policy requires it to either write-down to market value, or sell, any common stock issue that has sustained a continuous decline in market value of 50% or more, for a period of 9 months or more. While the aforementioned common stock sales did not meet the criteria for such write-down or sale at September 30, 2002, the Company felt such common stock was nearing the 9-month measurement period, and it decided to incur such losses to utilize the previously mentioned three-year tax loss carry-back, which would have expired at the end on its September 30, 2002 tax year. Although the management of the Bank believes that it has established and maintained an adequate accounting policy as it relates to investment impairment, such judgments involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. This critical policy and its application are periodically reviewed with the Audit Committee and our Board of Directors. Also, during the year ended September 30, 2002, income from customer service fees declined by $219 thousand as compared to the previous year primarily as a result of a decline in income from the sale of non-deposit investment products. Miscellaneous income increased by $40 thousand to $200 thousand for the year ended September 30, 2002 mainly due to an increase in income from bank-owned life insurance.

      Operating Expenses. Operating expenses increased by $469 thousand, to $7.4 million for the year ended September 30, 2002 as compared to $7.0 million for the previous year ended September 30, 2001 primarily as a result of increases in salaries and benefits expenses, increases in data processing expenses relating to the Company's recent conversion to an enhanced data processing and information system and also due to its move into the addition to the Bank's main office. These expenses were offset, to a lesser extent, by a decline in marketing expenses, professional fees and other general and administrative expenses. Salary and employee benefits expenses increased by $319 thousand, or 8.93%, to $3.9 million for the year ended September 30, 2002 as compared to $3.6 million for the year ended September 30, 2001. Most of this increase was a result of staff additions, the use of temporary help, normal salary increases for existing staff, increases in health insurance premiums, incentive payments for staff involved in the Bank's data processing conversion and increases in retirement benefit costs. Occupancy and equipment expenses increased by $117 thousand, or 11.94%, to $1.1 million for the year ended September 30, 2002 as compared to $1.0 million for the year ended September 30, 2001. During the recent year, the Company moved into its addition to the main office and, as a result, depreciation, maintenance, equipment, utility and related costs increased from the previous year. Data processing expenses increased by $252 thousand, or 56.12%, to $701 thousand for the year ended September 30, 2002 as compared to $449 thousand for the year ended September 30, 2001. The Company converted to a new data processing system in March 2002, and one-time, non-recurring conversion costs of $44 thousand related to that conversion. Marketing expenses declined by $65 thousand, to $220 thousand for the year ended September 30, 2002 mainly due to the increased in-house production of marketing materials. Professional fees declined by $54 thousand, to $282 thousand for the year ended September 30, 2002 due to a decline in the level of legal expenses. Other general and administrative expenses declined by $100 thousand, to $1.3 million for the year ended September 30, 2002 mainly as a result of a decrease in costs associated with outside consulting services.

      Income Taxes. Reflecting the lower level of income before income taxes and cumulative change in accounting principle, the provision for income taxes declined by $223 thousand to $253 thousand for the year ended September 30, 2002 as compared to $476 thousand for the year ended September 30, 2001, resulting in an effective tax rate of 20.54% and 27.56% for the years ended September 30, 2002 and 2001, respectively. The Bank utilizes security investment subsidiaries to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock. Additionally, the Bank receives favorable tax treatment from the increase in the cash surrender value of bank-owned life insurance.

Comparison of Operating Results for the Years Ended September 30, 2001 and
2000

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

      Net Interest Income. Net interest income increased by $742 thousand for the year ended September 30, 2001, or 11.48%, to $7.2 million from $6.5 million for the year ended September 30, 2000. The increase is attributed to the combination of an increase in interest and dividend income of $2.1 million and an increase in interest expense of $1.4 million. The Bank's net interest rate spread decreased to 2.93% for the year ended September 30, 2001 from 3.19% for the comparative year ended September 30, 2000.

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

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities, income from the writing of covered call options on common stock held in the Bank's stock portfolio and income from bank-owned life insurance. Total other income increased by $449 thousand, to $1.5 million for the year ended September 30, 2001 compared to $1.1 million for the year ended September 30, 2000. Net gains on the sale of securities available for sale increased by $533 thousand, to $710 thousand, for the year ended September 30, 2001 as compared to $177 thousand for the year ended September 30, 2000. Also, other income increased due to a significantly higher level of customer service fees earned from the sale on non-insured, investment products. For the year ended September 30, 2001, income from writing covered options declined by $409 thousand to $16 thousand as compared to $425 thousand for the year ended September 30, 2000. At September 30, 2001, the Bank had no outstanding options written on common stock held in its portfolio.

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

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. From time to time, the Bank has utilized borrowing from the FHLB as part of its management of interest rate risk. At September 30, 2002, the Bank had $9.5 million in outstanding borrowings.

      The Bank generally makes loan commitments to borrowers not exceeding 45 days. At September 30, 2002, the Bank had $5.7 million in loan commitments outstanding, primarily for the origination of one- to four-family residential real estate loans, commercial loans and commercial real estate loans. Unadvanced funds on home equity lines of credit and commercial lines of credit at September 30, 2002 represented $9.5 million and $2.1 million, respectively. Total deposits increased $17.0 million, $21.7 million, and $13.3 million, during the years ended September 30, 2002, 2001 and 2000, respectively. The level of deposit flows is affected by interest rates offered by the Bank, products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $53.4 million at September 30, 2002. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments.

      The following table shows the Bank's leverage ratio, its Tier 1 risk-based capital ratio, and its total risk-based capital ratio, at September 30, 2002:


                                          As of September 30, 2002
                             --------------------------------------------------
                                                        Minimum
                              Actual                  For Capital
                             Capital    Percent of      Adequacy     Percent of
                              Amount    Assets (1)      Purposes       Assets
                             --------------------------------------------------
                                           (Dollars in thousands)

Total risk-based capital     $25,392      18.35%        $11,069        8.00%
Tier 1 risk-based capital    $24,466      17.68%        $ 5,535        4.00%
Tier 1 leverage capital      $24,466      10.47%        $ 9,350        4.00%

--------------------
<F1>  For purposes of calculating Total risk-based capital and Tier 1 risk-
      based capital, assets are based on total risk-weighted assets. In calculating Tier 1 leverage capital, assets are based on adjusted total average assets.

      At September 30, 2002, the Bank was considered "well capitalized" under FDIC guidelines.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for the year ended September 30, 2002 included in our Annual Report contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, asset impairment judgments and other than temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. The Audit Committee and our Board of Directors periodically review these critical policies and their application.

Directors of the Company and the Bank

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 35 years and is affiliated with Commonwealth Financial Networks, a member of the National Association of Securities Dealers, Inc.

      Edward S. Bilzerian is retired from Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds, where he served as president. Prior to that, he was Vice President of Marketing and Finance at Bay State Abrasive's Division of Dresser Industries. He has been self-employed for over 16 years. Mr. Bilzerian also serves as a member of the Worcester Airport Commission and Chairman of the Worcester Health and Hospital Authority.

      David E. Carlstrom has served as President of Carlstrom Pressed Metal Co., Inc. for over 25 years. Carlstrom Pressed Metal is a contract manufacturer of light and heavy metal stampings located in Westborough, Massachusetts.

      John L. Casagrande has served as the Senior Vice President and Chief Financial Officer of Westborough Bank since 1993 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick. Mr. Casagrande has been serving as Clerk of Westborough Financial Services since 2001.

      William W. Cotting, Jr. has been an attorney in private practice for over 20 years. His practice is located in Northborough, Massachusetts.

      Robert G. Daniel was employed in various capacities, including President and Treasurer, at Carlson Daniel Insurance Agency, Inc., located in Westborough, Massachusetts from 1958 to 1994. Mr. Daniel sold insurance from 1994 to 1996 for Allied American Agency following its acquisition of Carlson Daniel Insurance. From 1996 to 1999, Mr. Daniel served as President and Treasurer of Westborough Insurance Agency, Inc., a non-active corporation used as a vehicle for payments from Allied American as negotiated in connection with the acquisition of Carlson Daniel. Westborough Insurance Agency, Inc. dissolved in 1999.

      Earl H. Hutt has served as an investment advisor and portfolio manager for private industry for over 20 years.

      Walter A. Kinell, Jr. has served as Chairman of the Board for Westborough Bank since 1994 and for Westborough Financial Services since its inception in 2000. Mr. Kinell joined Westborough Bank in 1959 as an assistant treasurer, became President and Chief Executive Officer in 1969 and retired from this position in 1994.

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

      Joseph F. MacDonough has served as President and Chief Executive Officer of Westborough Bank since 1994 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Trustees of The Savings Bank Employees' Retirement Association and is a certified public accountant.

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

      Phyllis A. Stone had served as Vice President and Treasurer of Comey Oil Co., Inc., located in Westborough, Massachusetts, for 13 years prior to her retirement in 2001. She had served in various other capacities within Comey Oil for over 30 years. She is currently President of Schenker Properties, Inc., a real estate holding company based in Westborough, Massachusetts. She is past Treasurer of the Regatta Point Community Sailing Inc. of Worcester, Massachusetts.

      James E. Tashjian is a partner in the law firm of Tashjian, Simsarian & Wickstrom, located in Worcester, Massachusetts. He has engaged in the general practice of law for over 30 years.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.


Independent Auditors' Report                                         F-1

Consolidated Balance Sheets as of September 30, 2002
 and 2001                                                            F-2

Consolidated Statements of Income for the Years Ended
 September 30, 2002, 2001 and 2000                                F-3 - F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2002, 2001 and 2000               F-5

Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2002, 2001 and 2000                    F-6 - F-7

Notes to Consolidated Financial Statements                        F-8 - F-39

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
 Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
November 1, 2002

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2002 and 2001

                           (Dollars in thousands)

                                   ASSETS

                                                     2002            2001
                                                     ----            ----

Cash and due from banks                           $   5,295       $   5,040
Federal funds sold                                   11,136           7,668
Short-term investments                                2,822           2,400
                                                  ---------       ---------
      Total cash and cash equivalents                19,253          15,108

Securities available for sale, at fair value         75,638          64,414
Federal Home Loan Bank stock, at cost                 1,250           1,100
Loans, net of allowance for loan losses of
 $926 in 2002 and $916 in 2001                      132,880         134,957
Banking premises and equipment, net                   5,524           2,859
Accrued interest receivable                           1,341           1,315
Deferred income taxes                                    22             285
Bank-owned life insurance                             4,122           3,924
Due from broker                                           -           1,032
Other assets                                          1,243             681
                                                  ---------       ---------

                                                  $ 241,273       $ 225,675
                                                  =========       =========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                          $ 202,063       $ 185,098
Federal Home Loan Bank advances                       9,500          12,000
Mortgagors' escrow accounts                             198             229
Accrued expenses and other liabilities                1,523           1,436
                                                  ---------       ---------
      Total liabilities                             213,284         198,763
                                                  ---------       ---------

Commitments and contingencies (Notes 6 and 12)

Stockholder's equity:
  Preferred stock - $.01 par value, 1,000,000
   shares authorized, none outstanding                    -               -
  Common stock - $.01 par value, 5,000,000
   shares authorized, 1,581,574 and 1,581,374
   shares issued and outstanding in 2002
   and 2001, respectively                                16              16
  Additional paid-in capital                          4,583           4,549
  Retained earnings                                  22,676          22,013
  Accumulated other comprehensive income              1,439             724
  Unearned compensation - RRP (22,139 shares)          (365)              -
  Unearned compensation - ESOP (36,096 and 39,043
   shares, respectively)                               (360)           (390)
                                                  ---------       ---------
      Total stockholders' equity                     27,989          26,912
                                                  ---------       ---------

                                                  $ 241,273       $ 225,675
                                                  =========       =========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in thousands, except share data)

                                                          Years Ended September 30,
                                                     ------------------------------------
                                                       2002          2001          2000
                                                       ----          ----          ----

Interest and dividend income:
  Interest and fees on loans                         $  9,594      $  9,104      $  7,273
  Interest and dividends on securities:
    Taxable interest                                    3,659         3,996         3,787
    Non-taxable interest                                   70            64            64
    Dividends                                             339           380           396
  Interest on federal funds sold                          145           456           309
  Interest on short-term investments                       64           135           162
                                                     --------      --------      --------
      Total interest and dividend income               13,871        14,135        11,991
                                                     --------      --------      --------

Interest expense:
  Interest on deposits                                  4,582         5,874         5,226
  Interest on borrowings                                  776         1,053           299
                                                     --------      --------      --------
      Total interest expense                            5,358         6,927         5,525
                                                     --------      --------      --------

Net interest income                                     8,513         7,208         6,466
Provision for loan losses                                   8            48             -
                                                     --------      --------      --------

Net interest income, after provision for loan
 losses                                                 8,505         7,160         6,466
                                                     --------      --------      --------

Other income:
  Customer service fees                                   439           658           355
  Income from expired covered call options                  -            16           425
  Gain (loss) on securities, net                         (466)          710           177
  Miscellaneous                                           200           160           138
                                                     --------      --------      --------
      Total other income                                  173         1,544         1,095
                                                     --------      --------      --------

Operating expenses:
  Salaries and employee benefits                        3,892         3,573         2,961
  Occupancy and equipment expenses                      1,097           980           854
  Data processing expenses                                701           459           319
  Advertising                                             220           285           300
  Professional fees                                       282           336           219
  Other general and administrative expenses             1,254         1,344         1,177
                                                     --------      --------      --------
      Total operating expenses                          7,446         6,977         5,830
                                                     --------      --------      --------
                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF INCOME (Concluded)

                  (Dollars in thousands, except share data)

                                                          Years Ended September 30,
                                                     ------------------------------------
                                                       2002          2001          2000
                                                       ----          ----          ----


Income before income taxes and cumulative effect
 of change in accounting principle                      1,232         1,727         1,731
Provision for income taxes                                253           476           480
                                                     --------      --------      --------
Income before cumulative effect of change in
 accounting principle                                     979         1,251         1,251
Cumulative effect of change in accounting
 for covered call options, net of $76 of tax
 effects ($.09 per dilutive share)                          -           147             -
                                                     --------      --------      --------

Net income                                           $    979      $  1,398      $  1,251
                                                     ========      ========      ========

Earnings per share:
  Basic                                              $   0.64      $   0.91           N/A
  Diluted                                            $   0.63      $   0.90           N/A

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               Years Ended September 30, 2002, 2001, and 2000

                           (Dollars in thousands)

                                                                      Accumulated
                                              Additional                  Other         Unearned        Unearned          Total
                                     Common    Paid-in     Retained   Comprehensive   Compensation-   Compensation-   Stockholders'
                                     Stock     Capital     Earnings   Income (Loss)        RRP            ESOP            Equity
                                     ------   ----------   --------   -------------   -------------   -------------   -------------

Balance at September 30, 1999         $ -      $    -      $19,680       $ (399)          $   -          $   -           $19,281
                                                                                                                         --------

Comprehensive income:
  Net income                            -           -        1,251            -               -              -             1,251
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -           47               -              -                47
                                                                                                                         --------
      Total comprehensive income                                                                                           1,298
                                                                                                                         --------
Net proceeds from sale of common
 stock                                 16       4,542            -            -               -              -             4,558
Purchase of ESOP shares (44,200
 shares)                                -           -            -            -               -           (442)             (442)
ESOP shares committed to be
 released (2,210 shares)                -          (1)           -            -               -             22                21
                                      ---      ------      -------       ------           -----          -----           --------

Balance at September 30, 2000          16       4,541       20,931         (352)              -           (420)           24,716
                                                                                                                         --------

Comprehensive income:
  Net income                            -           -        1,398            -               -              -             1,398
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -        1,076               -              -             1,076
                                                                                                                         --------
      Total comprehensive income                                                                                           2,474
                                                                                                                         --------
Cash dividends declared ($.20 per
 share)                                 -           -         (316)           -               -              -              (316)
ESOP shares released and committed
 to be released (2,947 shares)          -           8            -            -               -             30                38
                                      ---      ------      -------       ------           -----          -----           --------

Balance at September 30, 2001          16       4,549       22,013          724               -           (390)           26,912
                                                                                                                         --------

Comprehensive income:
  Net income                            -           -          979            -               -              -               979
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects           -           -            -          715               -              -               715
                                                                                                                         --------
      Total comprehensive income                                                                                           1,694
                                                                                                                         --------
Cash dividends declared ($.20 per
 share)                                 -           -         (316)           -               -              -              (316)
ESOP shares released and committed
 to be released (2,947 shares)          -          31            -            -               -             30                61
Purchase of RRP shares (22,139)         -           -            -            -            (431)             -              (431)
Amortization of RRP stock               -           -            -            -              66              -                66
Issuance of common stock under
 stock option plan, net of tax
 benefits                               -           3            -            -               -              -                 3
                                      ---      ------      -------       ------           -----          -----           --------

Balance at September 30, 2002         $16      $4,583      $22,676       $1,439           $(365)         $(360)          $27,989
                                      ===      ======      =======       ======           =====          =====           =======

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (Dollars in thousands)

                                                                     Years Ended September 30,
                                                                ------------------------------------
                                                                  2002          2001          2000
                                                                  ----          ----          ----

Cash flows from operating activities:
  Net income                                                    $    979      $  1,398      $  1,251
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                          8            48             -
    Net amortization (accretion) of securities                        95           (32)          (29)
    Amortization of net deferred loan costs and premiums
     (discounts)                                                     (25)          (20)           26
    Depreciation and amortization expense                            509           401           361
    Loss (gain) on sales and calls of securities, net                466          (710)         (279)
    Write-down of securities                                           -             -           102
    Recognition of expired covered call options                        -           (16)         (425)
    Decrease (increase) in accrued interest receivable               (26)            2          (187)
    Deferred income tax benefit                                     (116)          (25)          (62)
    ESOP shares released and committed to be released                 61            38            21
    Amortization of RRP stock                                         66             -             -
    Increase in bank-owned life insurance                           (181)         (174)         (140)
    Other, net                                                      (475)          345           556
                                                                --------      --------      --------
      Net cash provided by operating activities                    1,361         1,255         1,195
                                                                --------      --------      --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Sales and calls                                                5,402        19,209         5,725
    Maturities                                                     5,632        10,310         5,102
    Purchases                                                    (27,585)      (26,499)      (19,048)
    Principal payments                                             6,892         3,205         3,304
  Purchase of Federal Home Loan Bank stock                          (150)         (197)          (53)
  Loan (originations) principal payments,net                       2,094       (11,942)       (8,702)
  Loans purchased                                                      -        (9,484)      (12,791)
  Purchase of banking premises and equipment, net                 (3,174)       (1,068)         (829)
  Purchase of bank-owned life insurance                              (17)       (1,000)          (87)
                                                                --------      --------      --------
      Net cash used by investing activities                      (10,906)      (17,466)      (27,379)
                                                                --------      --------      --------
                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                           (Dollars in thousands)

                                                                     Years Ended September 30,
                                                                ------------------------------------
                                                                  2002          2001          2000
                                                                  ----          ----          ----

Cash flows from financing activities:
  Net increase in deposits                                        16,965        21,693        13,294
  Proceeds from Federal Home Loan Bank advances                        -             -        12,500
  Repayment of Federal Home Loan Bank advances                    (2,500)       (4,500)            -
  Net increase (decrease) in mortgagors' escrow accounts             (31)          (18)           16
  Net proceeds received from stock offering                            -             -         4,558
  Purchase of ESOP shares                                              -             -          (442)
  Purchase of RRP shares, net                                       (431)            -             -
  Issuance of common stock under stock option plan,
   net of tax benefits                                                 3             -             -
  Dividends paid                                                    (316)         (316)            -
                                                                --------      --------      --------
      Net cash provided by financing activities                   13,690        16,859        29,926
                                                                --------      --------      --------

Net change in cash and cash equivalents                            4,145           648         3,742

Cash and cash equivalents at beginning of year                    15,108        14,460        10,718
                                                                --------      --------      --------

Cash and cash equivalents at end of year                        $ 19,253      $ 15,108      $ 14,460
                                                                ========      ========      ========

Supplemental cash flow information:
  Interest paid on deposits                                     $  4,555      $  5,876      $  5,225
  Interest paid on Federal Home Loan Bank advances                   791         1,072           214
  Income taxes paid                                                  556           514           513
  Due from broker                                                      -         1,032             -

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended September 30, 2002, 2001 and 2000
                (Dollars in thousands, except per share data)

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation and presentation

The consolidated financial statements include the accounts of Westborough Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, The Westborough Bank (the "Bank"). The Bank's active wholly-owned subsidiaries are The Hundredth Corporation, which was formed to own foreclosed real estate, and the One Hundredth Security Corporation and Eli Whitney Security Corporation, which are Massachusetts security corporations. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      Reclassifications

Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

      Cash equivalents

Cash equivalents include amounts due from banks, federal funds sold on a daily basis and short-term investments which mature within ninety days.

      Securities available for sale

Securities classified as "available for sale" are reflected on the consolidated balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Securities available for sale (concluded)

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers independent price quotations, projected target prices of investment analysts within the short term and the financial condition of the issuer. Gains and losses on disposition of securities are recorded on the trade date and computed by the specific identification method.

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

      Stock compensation plans

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. (See Note 11).

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

      Earnings per common share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. At September 30, 2002 and 2001, there were no anti-dilutive potential common shares. Anti-dilutive potential common shares would be excluded from dilutive earnings per share calculations.

Earnings per common share for the year ended September 30, 2002 and 2001 has been computed based on the following:

                                                               2002           2001
                                                               ----           ----

Average number of common shares outstanding                  1,540,103      1,540,518
Effect of dilutive options                                      18,519         10,070
                                                             ---------      ---------
Average number of common shares outstanding
 used to calculate diluted earnings per common share         1,558,622      1,550,588
                                                             =========      =========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Comprehensive income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale are reported in accumulated comprehensive income/loss in the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

The components of the change in accumulated other comprehensive income and related tax effects are as follows:

                                                             Years Ended September 30,
                                                          -----------------------------
                                                           2002        2001        2000
                                                           ----        ----        ----

Change in net unrealized holding gains
 (losses) on securities available for sale                $  628      $2,407      $ 238
Reclassification adjustment for (gains) losses
 realized in income                                          466        (710)      (279)
Write-down of securities                                       -           -        102
                                                          ------      ------      -----
                                                           1,094       1,697         61

Tax effect                                                  (379)       (621)       (14)
                                                          ------      ------      -----

Net-of-tax amount                                         $  715      $1,076      $  47
                                                          ======      ======      =====

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

3.    RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2002, the reserve balance amounted to $844.

4.    SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale, at September 30, 2002 and 2001, with gross unrealized gains and losses, is as follows:

                                                    September 30, 2002
                                     ------------------------------------------------
                                                    Gross         Gross
                                     Amortized    Unrealized    Unrealized     Fair
                                       Cost         Gains         Losses       Value
                                     ---------    ----------    ----------     -----

Federal agency obligations            $22,830       $  651        $ (30)      $23,451
Banking and finance obligations        15,898        1,092            -        16,990
Mortgage-backed securities             17,442          709            -        18,151
Other bonds and obligations            11,720          482          (28)       12,174
                                      -------       ------        -----       -------
      Total debt securities            67,890        2,934          (58)       70,766
Marketable equity securities            5,538          132         (798)        4,872
                                      -------       ------        -----       -------

      Total securities
       available for sale             $73,428       $3,066        $(856)      $75,638
                                      =======       ======        =====       =======

                                                    September 30, 2001
                                     ------------------------------------------------
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
                                      =======       ======        =======       =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (concluded)

Proceeds from sales and calls of securities amounted to $5,402, $19,209 and $5,725 for the years ended September 30, 2002, 2001 and 2000, respectively. Gross realized gains amounted to $324, $1,296 and $290, respectively. Gross realized losses amounted to $790, $586 and $11, respectively.

The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           September 30, 2002        September 30, 2001
                                          -------------------       -------------------
                                          Amortized     Fair        Amortized     Fair
                                            Cost        Value         Cost        Value
                                          ---------     -----       ---------     -----

Within 1 year                             $ 4,962      $ 5,068      $ 4,102      $ 4,145
Over 1 year through 5 years                39,760       41,536       26,706       28,016
Over 5 years through 10 years               5,726        6,011        8,223        8,586
                                          -------      -------      -------      -------
                                           50,448       52,615       39,031       40,747
Mortgage and asset-backed securities       17,442       18,151       17,340       17,863
                                          -------      -------      -------      -------

                                          $67,890      $70,766      $56,371      $58,610
                                          =======      =======      =======      =======

At September 30, 2002, a federal agency obligation with a carrying value of $1,030 and fair value of $1,000 was pledged to secure public deposits.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

5.    LOANS

A summary of the balances of loans follows:

                                              September 30,
                                         ----------------------
                                           2002          2001
                                           ----          ----

Mortgage loans on real estate:
  Fixed rate                             $ 47,599      $ 53,431
  Variable rate                            54,096        55,859
  Commercial                               20,092        13,149
  Home equity lines-of-credit               8,792         6,931
                                         --------      --------

      Total mortgage loans                130,579       129,370
                                         --------      --------

Other loans:
  Personal loans                              983         1,196
  Deposit secured loans                       509           652
  Home improvement loans                      171           759
  Commercial lines-of-credit                2,549         1,783
  Commercial installment                    1,182         1,795
                                         --------      --------
      Total other loans                     5,394         6,185
                                         --------      --------

      Total loans                         135,973       135,555
                                         --------      --------

Due to borrowers on incomplete loans       (2,866)         (480)
Net deferred loan costs                       161           136
Premium on purchased loans, net               538           662
Allowance for loan losses                    (926)         (916)
                                         --------      --------

      Loans, net                         $132,880      $134,957
                                         ========      ========

An analysis of the allowance for loan losses follows:

                                         Years Ended September 30,
                                         -------------------------
                                         2002      2001      2000
                                         ----      ----      ----

Balance at beginning of year             $916      $874      $879
Provision for loan losses                   8        48         -
Charge-offs                               (11)      (10)       (6)
Recoveries                                 13         4         1
                                         ----      ----      ----

Balance at end of year                   $926      $916      $874
                                         ====      ====      ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      LOANS (concluded)

The Bank has sold mortgage loans in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2002 and 2001 amounted to $502 and $780, respectively. There were no loans sold during 2002, 2001 and 2000. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

There were no impaired loans at or during the years ended September 30, 2002 and 2001.

At September 30, 2002 there was $140 in nonaccrual loans. There were no nonaccrual loans at September 30, 2001.

6.    BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:

                                                        September 30,
                                                    --------------------         Estimated
                                                      2002         2001         Useful Lives
                                                      ----         ----         ------------

Banking premises:
  Land                                              $ 1,179      $   222
  Buildings                                           3,462        1,157        5 -40 years
  Leasehold improvements                                256          256        3 - 5 years
Equipment                                             3,472        2,600        3 - 7 years
Construction in progress                                370        1,343
                                                    -------      -------
                                                      8,739        5,578
Less accumulated depreciation and amortization       (3,215)      (2,719)
                                                    -------      -------

                                                    $ 5,524      $ 2,859
                                                    =======      =======

Depreciation and amortization expense for the years ended September 30, 2002, 2001 and 2000 amounted to $509, $401 and $361, respectively.

Construction in progress represents additions to the main office building and construction of a branch in Shrewsbury. Estimated costs for completion of these projects are $1,088 and are scheduled to be finished during the year ended September 30, 2003.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

7.    DEPOSITS

A summary of deposit balances, by type, is as follows:

                                                   September 30,
                                              ----------------------
                                                2002          2001
                                                ----          ----

Non-interest bearing accounts                 $ 20,393      $ 17,496
NOW accounts                                    17,033        18,178
Regular and other savings accounts              96,306        80,176
Money market deposit accounts                    5,259         5,494
                                              --------      --------
      Total non-certificate accounts           138,991       121,344
                                              --------      --------

Term certificates of $100,000 and over          14,723        14,439
Term certificates less than $100,000            48,349        49,315
                                              --------      --------
      Total certificate accounts                63,072        63,754
                                              --------      --------

      Total deposits                          $202,063      $185,098
                                              ========      ========

A summary of certificates, by maturity, is as follows:

                                    September 30, 2002      September 30, 2001
                                    ------------------      ------------------
                                              Weighted                Weighted
                                               Average                 Average
                                    Amount      Rate        Amount      Rate
                                    ------    --------      ------    --------

Within 1 year                      $53,392      3.27%      $52,378      5.02%
Over 1 year through 3 years          9,680      3.89        11,370      5.00
Over 3 years                             -         -             6      4.88
                                   -------                 -------

                                   $63,072      3.36%      $63,754      5.02%
                                   =======                 =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

8.    FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are as follows:

                     Weighted
Maturing During      Average          September 30,
the Year Ending      Interest      -------------------
 September 30,         Rate         2002         2001
---------------      --------       ----         ----

     2002              6.82%       $    -      $ 2,500
     2003              6.88         2,500        2,500
     2004              6.92         2,500        2,500
     2005              6.95         2,500        2,500
     2009*             4.88         2,000        2,000
                                   ------      -------

                                   $9,500      $12,000
                                   ======      =======

*  Represents an advance callable on November 22, 2002.

The Bank also has a $2,999 available line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate the adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. As of September 30, 2002 and 2001, there were no advances outstanding on the line of credit.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

9.    INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:

                                               Years Ended September 30,
                                              ---------------------------
                                               2002       2001       2000
                                               ----       ----       ----

Current income tax provision:
  Federal                                     $ 341      $ 469      $ 510
  State                                          28         32         32
                                              -----      -----      -----
                                                369        501        542
                                              -----      -----      -----

Deferred income tax benefit:
  Federal                                       (88)       (11)       (54)
  State                                         (28)       (14)        (8)
                                              -----      -----      -----
                                               (116)       (25)       (62)
                                              -----      -----      -----

      Total provision for income taxes        $ 253      $ 476      $ 480
                                              =====      =====      =====

The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:

                                                Years Ended September 30,
                                               ---------------------------
                                               2002       2001       2000
                                               ----       ----       ----

Statutory rate                                 34.0%      34.0%      34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit         -        0.7        0.9
  Dividends received deduction                 (5.6)      (4.3)      (4.6)
  Officers' life insurance                     (4.2)      (2.4)      (2.4)
  Municipal income                             (1.8)      (0.6)      (0.6)
  Other, net                                   (1.9)       0.2        0.4
                                               ----       ----       ----

      Effective tax rates                      20.5%      27.6%      27.7%
                                               ====       ====       ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

The components of the net deferred tax asset are as follows:

                                 September 30,
                               ----------------
                                2002       2001
                                ----       ----

Deferred tax asset:
  Federal                      $ 675      $ 622
  State                          233        214
                               -----      -----
                                 908        836
                               -----      -----

Deferred tax liability:
  Federal                       (835)      (494)
  State                          (51)       (57)
                               -----      -----
                                (886)      (551)
                               -----      -----

Net deferred tax asset         $  22      $ 285
                               =====      =====

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                               September 30,
                                                             ----------------
                                                              2002       2001
                                                              ----       ----

Employee benefit plans                                       $ 453      $ 385
Allowance for loan losses                                      454        447
Net unrealized gain/loss on securities available for sale     (771)      (392)
Depreciation and amortization                                  (46)       (88)
Net deferred loan costs                                        (66)       (56)
Other, net                                                      (2)       (11)
                                                             -----      -----

Net deferred tax asset                                       $  22      $ 285
                                                             =====      =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (concluded)

A summary of the change in the net deferred tax asset is as follows:

                                                           Years Ended September 30,
                                                          ---------------------------
                                                           2002       2001       2000
                                                           ----       ----       ----

Balance at beginning of year                              $ 285      $ 881      $ 833
Deferred tax benefit                                        116         25         62
Deferred tax effect on net unrealized (gain) loss
 on securities available for sale                          (379)      (621)       (14)
                                                          -----      -----      -----

Balance at end of year                                    $  22      $ 285      $ 881
                                                          =====      =====      =====

There was no valuation reserve as of September 30, 2002 and 2001.

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

10.   STOCKHOLDER'S EQUITY

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

      STOCKHOLDER'S EQUITY (continued)

      Minimum Regulatory Capital Requirements (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2002 and 2001 are as follows:

                                                                                           Minimum
                                                                                          To Be Well
                                                                   Minimum            Capitalized Under
                                                                 For Capital          Prompt Corrective
                                           Actual             Adequacy Purposes       Action Provisions
                                    ------------------       ------------------      ------------------
                                     Amount      Ratio        Amount      Ratio       Amount      Ratio
                                     ------      -----        ------      -----       ------      -----

September 30, 2002:
  Total capital (to risk
   weighted assets)
    Consolidated                    $26,810      19.27%      $11,128      8.00%          N/A        N/A
    Bank                             25,392      18.35        11,069      8.00       $13,837      10.00%

  Tier 1 capital (to risk
   weighted assets)
    Consolidated                     25,884      18.61         5,564      4.00           N/A        N/A
    Bank                             24,466      17.68         5,535      4.00         8,302       6.00

  Tier 1 capital (to average
   assets)
    Consolidated                     25,884      11.11         9,323      4.00           N/A        N/A
    Bank                             24,466      10.47         9,350      4.00        11,687       5.00

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      STOCKHOLDER'S EQUITY (concluded)

      Minimum Regulatory Capital Requirements (concluded)


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

      Restrictions on Dividends, Loans and Advances

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus, as defined, (which for this purpose represents total capital as calculated under the risk-based capital guidelines) on a secured basis.

At September 30, 2002, the Bank's retained earnings available for the payment of dividends was $14,323. Accordingly, $11,069 of the Company's equity in the net assets of the Bank was restricted at September 30, 2002. Funds available for loans or advances by the Bank to the Company amounted to $1,432.

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

11.   EMPLOYEE BENEFIT PLANS

      Pension plan

The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

                                                   Plan Years Ended October 31,
                                                   ----------------------------
                                                         2002         2001
                                                         ----         ----
                                                     (Projected)

Change in plan assets:
  Fair value of plan assets at beginning of year       $ 2,458      $ 2,742
  Actual loss on plan assets                              (210)        (327)
  Employer contribution                                    108          100
  Benefits paid                                            (51)         (57)
                                                       -------      -------
  Fair value of plan assets at end of year               2,305        2,458
                                                       -------      -------

Change in benefit obligation:
  Benefit obligation at beginning of year                2,546        2,269
  Service cost                                             182          168
  Interest cost                                            169          170
  Actuarial gain                                            36           (4)
  Benefits paid                                            (51)         (57)
                                                       -------      -------
  Benefit obligation at end of year                      2,882        2,546
                                                       -------      -------

Funded status                                             (577)         (88)
Unrecognized net actuarial (gain) loss                     125         (343)
Transition liability                                        26           28
                                                       -------      -------

Accrued pension cost                                   $  (426)     $  (403)
                                                       =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (concluded)

The components of net periodic pension cost are as follows:

                                    Plan Years Ended October 31,
                                    ----------------------------
                                     2002       2001       2000
                                     ----       ----       ----
                                 (Projected)

Service cost                        $ 182      $ 168      $ 145
Interest cost                         169        170        153
Expected return on plan assets       (197)      (218)      (183)
Transition obligation                   2          3          3
Recognized net actuarial loss         (25)       (52)       (45)
                                    -----      -----      -----

                                    $ 131      $  71      $  73
                                    =====      =====      =====

Total pension expense for the years ended September 30, 2002, 2001 and 2000 amounted to $132, $71 and $98, respectively.

For the plan years ended October 31, 2002 and 2001, actuarial assumptions used in accounting were as follows:

                                                         2002       2001
                                                         ----       ----
                                                     (Projected)

Discount rate on benefit obligations                     6.75%      7.00%
Expected long-term rate of return on plan assets         8.00       8.00
Annual salary increases                                  5.00       5.00

      Incentive compensation plan

Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the years ended September 30, 2002, 2001 and 2000 amounted to $64, $63 and $94, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      401(k) Plan

The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 75% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2002, 2001 and 2000, expense attributable to the Plan amounted to $16, $17 and $14, respectively.

      Supplemental retirement plans

The Bank provides supplemental retirement benefits to certain executive officers and Directors. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts and has entered into split-dollar life insurance agreements with certain participants. At September 30, 2002 and 2001, the Bank has accrued $587 and $470, respectively, relating to these plans. For the years ended September 30, 2002, 2001, and 2000, expenses attributable to the plans amounted to $177, $282, and $89, respectively.

      Deferred compensation plan

The Company has adopted a deferred compensation plan ("DCP") whereby the Chief Executive Officer may defer all or a portion of his salary. The Company pays monthly interest on amounts deferred at an interest rate that is determined annually.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Employees' stock ownership plan (concluded)

At September 30, 2002, the remaining principal balance is payable as follows:

   Years Ending
   September 30,           Amount
   -------------           ------

      2003                  $ 19
      2004                    20
      2005                    22
      2006                    24
      2007                    26
      Thereafter             293
                            ----

                            $404
                            ====

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $61, $38 and $21 for the years ended September 30, 2002, 2001 and 2000, respectively.

Shares held by the ESOP include the following:

                                 September 30,
                              ------------------
                               2002        2001
                               ----        ----

Allocated                      5,894       2,947
Committed to be released       2,210       2,210
Unallocated                   36,096      39,043
                              ------      ------

                              44,200      44,200
                              ======      ======

Cash dividends received on allocated shares are allocated to members and cash dividends received on shares held in suspense are applied to repay the outstanding debt of the ESOP.

The fair market value of unallocated shares at September 30, 2002 and 2001 was $805 and $693, respectively.

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

The Company applies APB Opinion 25 and related Interpretations in accounting for the Stock Option Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                 2002       2001
                                                 ----       ----

Net income                    As reported       $ 979      $1,398
                              Pro forma         $ 957      $1,377

Basic earnings per share      As reported       $0.64      $ 0.91
                              Pro forma         $0.62      $ 0.89

Diluted earnings per share    As reported       $0.63      $ 0.90
                              Pro forma         $0.61      $ 0.89

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Stock option plan (concluded)

A summary of the status of the Company's stock option plan is presented below:

                                               2002                     2001
                                       --------------------     --------------------
                                                   Weighted                 Weighted
                                                   Average                  Average
                                                   Exercise                 Exercise
                                        Shares      Price        Shares      Price
                                        ------     --------      ------     --------

Fixed Options:
  Outstanding at beginning of year      42,100      $10.31            -      $    -
  Granted                                    -           -       42,100       10.31
  Exercised                               (200)      10.31            -           -
                                       -------                  -------

  Outstanding at end of year            41,900      $10.31       42,100      $10.31
                                       =======                  =======

Options exercisable at year-end          8,220      $10.31            -      $    -
Weighted-average fair value of
 options granted during the year       $     -                  $  2.54

      Recognition and retention plan

On January 25, 2001, the Company's stockholders approved the Company's adoption of the Westborough Financial Services, Inc. 2001 Recognition and Retention Plan (the "RRP"), which allows the Company to grant restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP is authorized to acquire no more than 22,139 shares of Common stock in the open market. Shares generally vest at a rate of 20% per year with the first vesting period ending April 30, 2002. There were no Awards granted during the year ended September 30, 2002. During the year ended September 30, 2001, Awards were granted with respect to 18,100 shares. The aggregate purchase price of all shares acquired by the RRP has been reflected as a reduction of stockholders' equity and amortized to compensation expense as the Company's employees and directors become vested in their stock awards. For the year ended September 30, 2002, there were 1,000 shares distributed to employees. There were no shares distributed to employees or directors for the year ending September 30, 2001. Compensation expense relating to the RRP amounted to $66 and $44, for the years ended September 30, 2002 and 2001, respectively. Compensation expense is based on the fair value of common stock on the purchase date.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (concluded)

      Benefit restoration plan

In February 2000, the Company adopted a Benefit Restoration Plan ("BRP") in order to provide the Chief Executive Officer with the benefits that would be due to him under the defined benefit pension plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Internal Revenue Code. Total expense related to the BRP amounted to $1 for the year ended September 30, 2002. There were no expenses related to the plan during the years ended September 30, 2001 and 2000.

12.   OTHER COMMITMENTS AND CONTINGENCIES

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      OTHER COMMITMENTS AND CONTINGENCIES (continued)

      Loan commitments (concluded)

At September 30, 2002 and 2001, financial instruments whose contract amounts represent credit risk consist of:

                                                      2002        2001
                                                      ----        ----

Commitments to grant mortgage loans                  $5,656      $4,534
Unadvanced funds on home equity lines-of-credit       9,494       8,259
Unadvanced funds on commercial lines-of-credit        2,103       1,941

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

      Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at September 30, 2002, pertaining to banking premises and equipment, future minimum rent commitments are as follows:

   Years Ending
   September 30,        Amount
   -------------        ------

      2003               $ 67
      2004                 40
      2005                  5
      2006                  1
                         ----

                         $113
                         ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      OTHER COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments (concluded)

The leases contain options to extend for periods from two to ten years. The cost of such rentals is not included above. Total rent expense for years ended September 30, 2002, 2001 and 2000 amounted to $122, $162 and $148, respectively.

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

13.   RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2002 and 2001, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $168 and $152, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. During the year ended September 30, 2002, total principal additions were $24 and total principal payments were $8.

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

      Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2002 and 2001, was immaterial.

The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:

                                                        September 30,
                                       --------------------------------------------------
                                                2002                        2001
                                       ----------------------      ----------------------
                                       Carrying        Fair        Carrying        Fair
                                        Amount         Value        Amount         Value
                                       --------        -----       --------        -----

Financial assets:
  Cash and cash equivalents            $ 19,253      $ 19,253      $ 15,108      $ 15,108
  Securities available for sale          75,638        75,638        64,414        64,414
  Federal Home Loan Bank stock            1,250         1,250         1,100         1,100
  Loans, net                            132,880       140,105       134,957       139,649
  Accrued interest receivable             1,341         1,341         1,315         1,315

Financial liabilities:
  Deposits                              202,063       202,277       185,098       186,059
  Federal Home Loan Bank advances         9,500        10,221        12,000        12,596

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

15.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.

                                                           September 30,
                                                       --------------------
BALANCE SHEETS                                           2002         2001
--------------                                           ----         ----

Assets

Cash and due from bank                                 $   584      $ 1,005
Short-term investments                                     196          142
                                                       -------      -------
      Total cash and cash equivalents                      780        1,147
Investment in subsidiary                                26,763       25,343
Loan receivable - ESOP                                     404          422
Other assets                                                42            -
                                                       -------      -------

      Total assets                                     $27,989      $26,912
                                                       =======      =======

Liabilities and Stockholders' Equity

Liabilities                                            $     -      $     -
Stockholders' equity                                    27,989       26,912
                                                       -------      -------

      Total liabilities and stockholders' equity       $27,989      $26,912
                                                       =======      =======

                                                           Years Ended
                                                          September 30,
                                                       --------------------
STATEMENTS OF INCOME                                     2002         2001
--------------------                                     ----         ----

Income:
  Interest on short-term investments                   $     3      $     6
  Interest on loan - ESOP                                   32           34
                                                       -------      -------
      Total income                                          35           40
Operating expenses                                          89          120
                                                       -------      -------
Loss before income taxes and equity in
 undistributed net income of subsidiary                    (54)         (80)
Provision (credit) for income taxes                        (27)           1
                                                       -------      -------
Loss before undistributed net income
 of subsidiary                                             (27)         (81)
Equity in undistributed net income of subsidiary         1,006        1,479
                                                       -------      -------

      Net income                                       $   979      $ 1,398
                                                       =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.
(concluded)

                                                                   Years Ended
                                                                  September 30,
                                                              --------------------
STATEMENTS OF CASH FLOWS                                        2002         2001
------------------------                                        ----         ----

Cash flows from operating activities:
  Net income                                                  $   979      $ 1,398
  Adjustments to reconcile net income to net
   cash used by operating activities:
    Increase in other assets                                      (42)           -
    Equity in undistributed earnings of subsidiary             (1,006)      (1,479)
                                                              -------      -------
      Net cash used by operating activities                       (69)         (81)
                                                              -------      -------

Cash flows from investing activities:
  Principal paydowns received on ESOP loan                         18           20
                                                              -------      -------
      Net cash provided in investing activities                    18           20
                                                              -------      -------

Cash flows from financing activities:
  Dividends paid                                                 (316)        (316)
                                                              -------      -------
      Net cash used by financing activities                      (316)        (316)
                                                              -------      -------

Net change in cash and cash equivalents                          (367)        (377)

Cash and cash equivalents at beginning of year                  1,147        1,524
                                                              -------      -------

Cash and cash equivalents at end of year                      $   780      $ 1,147
                                                              =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

16.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                                   Years Ended September 30,
                                   -------------------------------------------------------------------------------------------
                                                      2002                                            2001
                                   -------------------------------------------     -------------------------------------------
                                   Fourth       Third      Second       First      Fourth       Third      Second       First
                                   Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter     Quarter
                                   -------     -------     -------     -------     -------     -------     -------     -------

Interest and dividend income       $ 3,466     $ 3,387     $ 3,501     $ 3,517     $ 3,616     $ 3,503     $ 3,506     $ 3,510
Interest expense                     1,280       1,267       1,311       1,500       1,664       1,740       1,763       1,760
                                   -------     -------     -------     -------     -------     -------     -------     -------

Net interest income                  2,186       2,120       2,190       2,017       1,952       1,763       1,743       1,750
Provision for loan losses                -           -           -           8          12          12          12          12
                                   -------     -------     -------     -------     -------     -------     -------     -------

Net interest income, after
 provision for loan losses           2,186       2,120       2,190       2,009       1,940       1,751       1,731       1,738

Gain (loss) on securities, net        (460)        (10)        (26)         30         137         257         264          52
All other income                       151         130         157         201         213         189         199         233
Operating expenses                   1,828       1,991       1,834       1,793       1,643       1,849       1,807       1,678
                                   -------     -------     -------     -------     -------     -------     -------     -------

Income before income taxes
 cummulative effect of change in
 accounting principle and               49         249         487         447         647         348         387         345

Provision (credit) for income
 taxes                                 (17)         45         109         116         189          89         106          92
                                   -------     -------     -------     -------     -------     -------     -------     -------

Income before cummulative
 effect of change in
 accounting principle                   66         204         378         331         458         259         281         253

Cumulative effect of change in
 accounting principle, net of
 tax effects ($.09 per dilutive
 share)                                  -           -           -           -           -           -           -         147
                                   -------     -------     -------     -------     -------     -------     -------     -------

Net income                         $    66     $   204     $   378     $   331     $   458     $   259     $   281     $   400
                                   =======     =======     =======     =======     =======     =======     =======     =======

Earnings per common share:
  Basic                            $  0.04     $  0.13     $  0.25     $  0.21     $  0.30     $  0.17     $  0.18     $  0.26
                                   =======     =======     =======     =======     =======     =======     =======     =======
  Diluted                          $  0.04     $  0.13     $  0.24     $  0.21     $  0.29     $  0.17     $  0.18     $  0.26
                                   =======     =======     =======     =======     =======     =======     =======     =======