Form 10KSB, Exhibit 13
period 2003-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2003-12-29
CIK 1087843

Exhibit 13

                 Westborough Financial Services, Inc. [LOGO]

                             2003 ANNUAL REPORT

          "This branch is just the latest example of our commitment to provide the best in banking to our customers."

                                                     - Joseph F. MacDonough
                                                          President and CEO
                                     referencing our newest branch location
                                             at 23 Maple Avenue, Shrewsbury

                          [PICTURE OF NEW LOCATION]


                          2003        2002        2001
                          ----        ----        ----
                                  $ in Millions

Total Assets            $256,122    $241,273    $225,675
Total Deposits           215,898     202,063     185,098
Total Loans              141,557     132,880     134,957
Stockholders' equity      28,718      27,989      26,912

                                Total Assets,
                          Total Deposits and Total
                          Loans each reflect growth
                               of more than 6%
                                during 2003.

To paraphrase the opening words of a famous book, "It is the best of times and the worst of times." Those words fairly well express my thoughts on the eve of retirement as Chairman of the Westborough Bank.

Fifty five years ago when I walked into the travertine marbled lobby of Peoples Savings Bank in Worcester to apply for a job, I was very impressed by the people who work in banks and the overall atmosphere that they created. I continue to be impressed and am proud to be a banker.

Ten years later Noah Nason, Ellwood Hennessey and Irving Hulbert took a chance on an eager young man to be the mortgage department manager, incidentally, a department of one, at the Westborough Savings Bank. At that time there were a total of nine full and part time employees and the assets were slightly over nine million dollars. We have come a long way since then and I have been privileged to be a part of it.

To say that I am proud of our accomplishments is a gross under-statement. We deservedly all share in that pride as we travel among our peers, industry leaders, regulators and our community. We should never lose sight of our past and our responsibility, as custodians of that legacy, entrusted to the present day officers and directors.

I offer you my personal thanks and admiration for your interest in this institution. Its future is in your hands and I have confidence that our future success will be a result of good planning and dedication to our mission statement.

Although I will have no official position at the bank after the Annual Meeting, you can be assured that I will never lose my interest in this institution in which I have spent the majority of my years and which will be an integral part of the rest of my life.

Please accept my thanks for your confidence in me.


                                                  /s/ Walter A. Kinell, Jr.

                                                      Walter A. Kinell, Jr.
                                         Chairman Of The Board of Directors
                                                           December 1, 2003

===========================================================================

                                   Mission

Build Relationships
At Westborough Bank, we pledge to continue to build strong, long-term customer and community relationships.

Provide Solutions
We achieve this by providing superior customer service and a broad range of financial products and services, responsive to the needs of our customers-today and tomorrow.

Support Our Communities
As an independent, fiscally sound community bank, our goal is to create customer loyalty, enhance shareholder value, promote employee satisfaction and to continue to support the communities we serve.
===========================================================================

The year 2003 saw continued growth for Westborough Financial Services, Inc. and its wholly owned subsidiary, Westborough Bank. During the year we completed the construction of our new branch facility at 23 Maple Avenue in Shrewsbury. Our plan is to consolidate our Shrewsbury market into this new 3,400 square foot facility, relocating from 900 square feet of retail space at 19 Maple Ave. and from 450 square feet at Shaw's supermarket. The 19 Maple Ave. site is in the process of being sublet and the Shaw's supermarket branch is scheduled to close in the spring of 2004.

During the year, the size of our Board of Directors was expanded and we welcomed three new Directors. Mr. James N. Ball, Mrs. Nancy M. Carlson and Mr. Benjamin H. Colonero, Jr. each bring a wealth of business experience and community involvement to the Board and I look forward to working with them in the years ahead.

Our financial performance in this extremely low interest rate environment saw our net interest income decline by $294 thousand. However, I am pleased to report that dilutive earnings per share remained essentially level at $0.62 per share for the year ended September 30, 2003 compared with $0.63 per share for the year ended September 30, 2002. The decline in net interest income was primarily the result of the general decline of interest rates and the desire of loan customers to refinance or renegotiate their loans to lower rates. Hundreds of our real estate mortgage loan customers took advantage of the low rate environment and renegotiated rate reductions on $45.9 million of principal balances.

During the year ending September 30, 2003, bank assets continued to grow. Total assets grew by $14.8 million or 6.2% to a level of $256.1 million. As a result of the strong housing market locally, much of the increase in assets occurred in loans, which increased by $8.7 million or 6.5% to $141.6 million at September 30, 2003. Within the loan category, gross real estate loans increased by approximately 8%.

Total deposits increased by $13.8 million, or 6.8%, to $215.9 million at September 30, 2003 from $202.1 million at September 30, 2002. Most of this increase was attributable to increases in variable-rate tiered, regular savings and NOW accounts. Certificate of deposit accounts declined during this period, reflecting customer preference to place their maturing deposits in non-certificate accounts that offer liquidity.

Total stockholders' equity increased by $729 thousand, or 2.6%, to $28.7 million at September 30, 2003 from $28.0 million at September 30, 2002. This increase was mainly due to net income of $966 thousand for the year ended September 30, 2003, less the payment of cash dividends of $0.20 per share, or a total of $317 thousand. Clearly our challenge going forward is to insure that the growth we experience and need is profitable.

A year ago I wrote to you about the Sarbanes-Oxley Act and how your Board of Directors was beginning to evaluate our corporate governance structure as a result of that new law. I am pleased to report that after months of research and hard work your Board adopted a comprehensive set of governance policies at its meeting in September 2003. These policies will help insure that financial information and Board transactions are transparent to all of our customers and shareholders.

Elsewhere in this Annual Report you will find a letter from Chairman of the Board of Directors, Walter A. Kinell, Jr., who is retiring this year after 45 years of service to our companies, customers and communities. It was Walter's idea to formally tie the bank to the community by the creation of the Westborough Savings Charitable Foundation, Inc. Since its inception in 1997, the foundation has donated more than $200,000 to local charities. This is an example of his leadership and dedication that has made this company one of the premier financial service institutions in Central Massachusetts. We will miss his counsel and vision.

I would also like to recognize and thank Robert G. Daniel. Bob joined our bank family in 1963 as a Corporator and has served as a member of our Executive Committee for 35 years. With both Bob and Walter retiring with a combined 85 years, we count ourselves fortunate to have had two individuals of the highest caliber associated with Westborough Bank.

I would like to thank our dedicated Staff for the wonderful service they provide our customers.

On behalf of the Board of Directors, I want to pledge our continued commitment to our shareholders, customers and community.


                                                                 Sincerely,

                                                   /s/ Joseph F. MacDonough

                                                       Joseph F. MacDonough
                                                          President and CEO
                                                           December 1, 2003

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

      Unless otherwise indicated, the information presented herein represents the consolidated activity of the Company and its subsidiary. The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes that are included within this report.

      The business of the Bank consists of attracting deposits from the general public and using these funds to originate various types of loans primarily in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, including residential and commercial real estate mortgage loans and, to a lesser extent, consumer and commercial loans.

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

      The level of other (non-interest) income and operating expenses also affects the Bank's profitability. Other income consists primarily of customer service fees, gains and losses on sales of securities and mortgages, income from the sale of non-insured investment products and increases in cash surrender value of bank-owned life insurance. Operating expenses consist of salaries and benefits, occupancy-related expenses and other general operating expenses.

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

Business Strategy

      In past years, the Bank's primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. In recent years, the Company has adopted a growth-oriented strategy that has focused on expanding its product lines and services, providing expanded delivery systems for its customers and extending its branch network. The Bank believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service. In connection with the Bank's overall growth strategy, it seeks to:

   * continue to focus on expanding its residential lending and retail banking franchise, and increasing the number of households served within its market area;
   * expand its commercial banking products and services for small- and medium-sized businesses, as a means to increase the yield on its loan portfolio and to attract lower cost transaction deposit accounts;
   *  expand its branch network to increase its market share;
   * increase the use of alternative delivery channels, such as on-line and telephonic banking; and
   * offer a variety of non-insured investment products and services as a means to compete for an increased share of its customers' financial service business.

      In order to create a platform for the accomplishment of the Company's goals, management has made significant investments in its physical infrastructure and human and technological resources. In particular, the Bank has completed an addition to its main office and renovated the older portion of its main office. Additionally, the Bank recently completed constructing an enlarged Maple Avenue, Shrewsbury branch office. The previous, 900 square foot 19 Maple Avenue branch has been closed and customers are utilizing the new, expanded facility. In Spring 2004, our Shaw's Supermarket branch office in Shrewsbury will be closed and customers will be encouraged to utilize our new Shrewsbury branch facility. Such investments have been, and in the future, will be, necessary to ensure that adequate resources are in place to offer increased products and services. As a result, for a period of time, the Bank expects operating expenses to increase and net income to be adversely impacted. Management believes, however, that its long-term profitability should improve as it realizes the benefits of diversified product lines and market share growth.

Asset/Liability Management; Market Risk Analysis

      A primary component of the Company's market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the Bank's level of income and expense recorded on a large portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets, other than those that possess a short term to maturity.

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

      Due to the nature of the Bank's operations, it is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, concentrated in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, is, however, subject to risks associated with the local economy. Historically, the Bank's lending activities have emphasized one- to four-family residential mortgage loans, and the Bank's primary source of funds has been deposits. In recent years, the Bank has attempted to employ certain strategies to manage the interest rate risk inherent in this asset/liability mix, including: (a) investing in securities with relatively short maturities or call dates; (b) maintaining and promoting, through various programs and strategies, a concentration of less interest rate sensitive "core deposits;" (c) emphasizing the origination or purchase and retention of adjustable-rate one- to four-family loans; (d) emphasizing the origination of commercial loans with short-term maturities; and (e) borrowing funds from the FHLB, which may be used to originate or purchase loans with similar anticipated cash flow characteristics. The Bank believes that the frequent re-pricing of its adjustable-rate mortgage loans and short-term securities, which reduces the exposure to interest rate fluctuations, will help stabilize the Bank's net interest margin.

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

      At September 30, 2003, the Company's cumulative one-year gap position, which measures the difference between the amount of interest-earning assets maturing or re-pricing within one year, and interest-bearing liabilities maturing or re-pricing within one year, was a negative 16.11% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on an institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a re-pricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth interest-earning assets and interest-bearing liabilities outstanding at September 30, 2003, which is anticipated by the Company, based upon certain assumptions, to re-price or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier term to re-pricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of assets and liabilities at September 30, 2003, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.


GAP Table                                               Amounts Maturing or Re-pricing as of September 30, 2003
                                                        -------------------------------------------------------
                                     less than 3   3 to 6     6 months       1 to        3 to      5 to     over
                                       months      months     to 1 year    3 years     5 years   10 years  10 years      Total
                                     -----------   ------     ---------    -------     -------   --------  --------      -----
                                                                            ($ in thousands)

Interest-earning Assets (1)
  Short-term investments (2)           $ 7,711     $     0     $     0     $     0     $     0   $     0    $     0    $  7,711
  Investment securities (3)              7,968       3,558       7,100      31,054       8,847       896          0      59,423
  Mortgage and asset
   backed securities                         0           0         156         692       2,728     6,394     19,447      29,417
  Loans (4)                             13,753       2,501       3,828       6,875      14,754    43,412     57,345     142,468
                                        ------     -------     -------     -------     -------   -------    -------    --------

    Total interest-earning assets       29,432       6,059      11,084      38,621      26,329    50,702     76,792     239,019
                                        ------     -------     -------     -------     -------   -------    -------    --------

Interest-bearing Liabilities:
  NOW accounts (5)                       1,909       1,909       1,909       1,910           0         0     11,456      19,093
  Regular and other
   savings accounts (5)                 11,763      11,763      11,763      11,762           0         0     70,577     117,628
  Money market deposit accounts (5)        525         525         525         526           0         0      3,146       5,247
  Certificate of deposit accounts       18,835      13,404      10,305      11,646           0         0          0      54,190
  Federal Home Loan Bank
   borrowings (6)                            0           0       2,500       5,000           0     2,000          0       9,500
  Mortgage escrow deposits                 208           0           0           0           0         0          0         208
                                        ------     -------     -------     -------     -------   -------    -------    --------

    Total interest-bearing
     liabilities                        33,240      27,601      27,002      30,844           0     2,000     85,179     205,866
                                        ------     -------     -------     -------     -------   -------    -------    --------

Interest sensitivity gap              ($ 3,808)   ($21,542)   ($15,918)    $ 7,777     $26,329   $48,702   ($ 8,387)   $ 33,153
                                        ------     -------     -------     -------     -------   -------    -------    --------
Cumulative interest
 sensitivity gap                      ($ 3,808)   ($25,350)   ($41,268)   ($33,491)   ($ 7,162)  $41,540    $33,153
                                        ======     =======     =======     =======     =======   =======    =======

Cumulative interest sensitivity
 gap as a percent of total assets        -1.49%      -9.90%     -16.11%     -13.08%      -2.80%    16.22%     12.94%

Cumulative interest sensitivity
 gap as a percent of total
 interest-earning assets                 -1.59%     -10.61%     -17.27%     -14.01%      -3.00%    17.38%     13.87%

Cumulative interest sensitivity
 gap as a percent of total
 interest-bearing liabilities            -1.85%     -12.31%     -20.05%     -16.27%      -3.48%    20.18%     16.10%


-----------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, money market mutual funds and interest-earning amounts in the Federal Home Loan Bank of Boston.
<F3>  Investment securities are at market value. Common stock and stock in the Federal Home Loan Bank of Boston is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan
      costs/fees/discounts/premiums on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
<F6>  Federal Home Loan Bank borrowings are categorized by contractual maturity date.

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

      The following table sets forth certain information relating to the Company's financial condition and net interest income at and for the years ended September 30, 2003, 2002, and 2001, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest and dividend income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees and costs, which are considered adjustments to yields.


                                                                For the Year Ended September 30,
                                ------------------------------------------------------------------------------------------------
                                             2003                             2002                             2001
                                ------------------------------   ------------------------------   ------------------------------
                                                      Average                          Average                          Average
                                Average               Yield or   Average               Yield or   Average               Yield or
                                Balance    Interest     Cost     Balance    Interest     Cost     Balance    Interest     Cost
                                -------    --------   --------   -------    --------   --------   -------    --------   --------
                                                                        ($ in thousands)

Assets:
Interest-earning assets:
  Short-term investments (1)    $ 12,671   $   134      1.06%    $ 11,956   $   209      1.75%    $ 11,781   $   591      5.02%
  Investment securities (2)       87,172     3,983      4.57%      68,194     4,068      5.97%      71,016     4,440      6.25%
  Loans (3)                      133,349     7,983      5.99%     136,118     9,594      7.05%     121,247     9,104      7.51%
                                --------   -------               --------   -------               --------   -------
    Total interest-earning
     assets                      233,192    12,100      5.19%     216,268    13,871      6.41%     204,044    14,135      6.93%
                                           -------                          -------                          -------
  Non-interest-earning
   assets                         17,824                           16,795                          13,708
                                --------                         --------                        --------
    Total assets                $251,016                         $233,063                        $217,752
                                ========                         ========                        ========

Liabilities and Equity:
Interest-bearing
 liabilities:
  NOW accounts                  $ 18,489        29      0.16%    $ 17,032        73      0.43%    $ 16,353        83      0.51%
  Savings accounts (4)           106,868     1,500      1.40%      86,667     1,899      2.19%      74,646     2,344      3.14%
  Money market deposit
   accounts                        5,567        69      1.24%       5,903       101      1.71%       5,196       102      1.96%
  Certificate of deposit
   accounts                       59,911     1,673      2.79%      63,848     2,509      3.93%      61,019     3,345      5.48%
                                --------   -------               --------   -------               --------   -------
    Total interest-bearing
     deposits                    190,835     3,271      1.71%     173,450     4,582      2.64%     157,214     5,874      3.74%
  Borrowed funds                   9,500       610      6.42%      11,677       776      6.65%      16,178     1,053      6.51%
                                --------   -------               --------   -------               --------   -------
    Total interest-bearing
     liabilities                 200,335     3,881      1.94%     185,127     5,358      2.89%     173,392     6,927      4.00%
                                --------   -------               --------   -------               --------   -------
  Non-interest bearing
   deposits                       20,108                           18,156                           16,315
  Other non-interest-bearing
   liabilities                     2,047                            2,517                            2,597
                                --------                         --------                        --------
    Total non-interest-
     bearing liabilities          22,155                           20,673                           18,912
                                --------                         --------                        --------
    Total liabilities            222,490                          205,800                          192,304
    Total stockholders'
     equity                       28,526                           27,263                           25,448
                                --------                         --------                        --------
    Total liabilities and
     stockholders' equity       $251,016                         $233,063                         $217,752
                                ========                         ========                        ========

Net interest income                        $ 8,219                          $ 8,513                          $ 7,208
                                           =======                          =======                          =======
Net interest rate spread (5)                            3.25%                            3.52%                            2.93%
                                                      =======                          =======                          =======
Net interest margin (6)                                 3.52%                            3.94%                            3.53%
                                                      =======                          =======                          =======
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                          116.40%                          116.82%                          117.68%
                                                      =======                          =======                          =======

-----------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs/fees, allowance for loan losses, discount/premium on purchased loans and unadvances funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.
<F5>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
<F6>  Net interest margin represents net interest income as a percentage of average interest-earning assets.

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the years indicated. Information is provided in each category with respect to:

   * changes attributable to changes in volume (changes in volume multiplied by prior rate);
   * changes attributable to changes in rate (changes in rate multiplied by prior volume); and
   *  the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.


                                         Year Ended September 30, 2003      Year Ended September 30, 2002
                                            Compared to Year Ended             Compared to Year Ended
                                              September 30, 2002                 September 30, 2001
                                              Increase (Decrease)                Increase (Decrease)
                                        ------------------------------     ------------------------------
                                                    Due to                             Due to
                                        ------------------------------     ------------------------------
                                        Volume       Rate        Total     Volume       Rate        Total
                                        ------       ----        -----     ------       ----        -----
                                                                  ($ In thousands)

Interest-earning assets:
  Short-term investments (1)             $ 12       ($  87)     ($  75)    $    9      ($ 391)     ($ 382)
  Investment securities (2)               988       (1,073)        (85)      (173)       (199)       (372)
  Loans (3)                              (192)      (1,419)     (1,611)     1,071        (581)        490
                                         ----        -----       -----     ------       -----       -----
    Total interest-earning assets         808       (2,579)     (1,771)       907      (1,171)       (264)
                                         ----        -----       -----     ------       -----       -----

Interest-bearing liabilities:
  NOW accounts                              6          (50)        (44)         3         (13)        (10)
  Savings accounts (4)                    380         (779)       (399)       338        (783)       (445)
  Money market deposit accounts            (5)         (27)        (32)        13         (14)         (1)
  Certificate of deposit accounts        (147)        (689)       (836)       149        (985)       (836)
                                         ----        -----       -----     ------       -----       -----
    Total interest-bearing deposits       234       (1,545)     (1,311)       503      (1,795)     (1,292)
  Borrowed funds                         (141)         (25)       (166)      (299)         22        (277)
                                         ----        -----       -----     ------       -----       -----
    Total interest-bearing liabilities     93       (1,570)     (1,477)       204      (1,773)     (1,569)
                                         ----        -----       -----     ------       -----       -----
Net change in net interest income        $715      ($1,009)     ($ 294)      $703      $  602      $1,305
                                         ====       ======       =====       ====      ======      ======

-----------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs/fees, allowance for loan losses, discounts/premiums on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at September 30, 2003 and September 30,
2002

      As a result of continued growth in deposits, the Company's total assets increased by $14.8 million, or 6.2%, to $256.1 million at September 30, 2003 from $241.3 million at September 30, 2002. As a result of a strong housing market, much of the increase in assets occurred in loans, which increased by $8.7 million, or 6.5%, to $141.6 million at September 30, 2003. Within the loan category, gross real estate loans increased by approximately 8%. Securities available for sale and cash and cash equivalents increased by $4.6 million, or 4.8%, to $99.5 million at September 30, 2003, compared to $94.9 million at September 30, 2002 due primarily to the investment of funds provided from deposit growth. The Company reduced its investments in lower yielding Federal funds sold and short-term investments and reinvested those funds, along with some funds provided from the increase in deposits, into securities available for sale. Banking premises and equipment increased 21.4%, to $6.7 million at September 30, 2003, from $5.5 million at September 30, 2002, primarily as a result of the completion of construction of the Bank's new 23 Maple Avenue, Shrewsbury branch. Asset quality remained strong, with $634 thousand of non-performing assets at September 30, 2003. During the year, the Bank relocated its 19 Maple Avenue branch to the newer and larger 23 Maple Avenue branch.

      Total deposits increased by $13.8 million, or 6.8%, to $215.9 million at September 30, 2003 from $202.1 million at September 30, 2002. Most of this increase was attributable to increases in variable-rate tiered, regular savings and NOW accounts. Certificate of deposit accounts declined during this period and reflect customer preferences to place their maturing deposits in non-certificate accounts that offer more liquidity.

      Total stockholders' equity increased by $729 thousand, or 2.6%, to $28.7 million at September 30, 2003 from $28.0 million at September 30, 2002. This increase was mainly due to net income of $966 thousand for fiscal year ended September 30, 2003, less the payment of cash dividends of $.20 per share, or a total of $317 thousand.

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

      Total stockholders' equity increased by $1.1 million, or 4.00%, to $28.0 million at September 30, 2002 from $26.9 million at September 30, 2001. This increase is mainly due to net income of $979 thousand for fiscal year ended September 30, 2002, plus a $715 thousand increase in net unrealized gains on securities considered available for sale. Alternatively, stockholders' equity was reduced by the payment of cash dividends $0.20 per share, or a total of $316 thousand and a $475 thousand purchase of 22,139 shares of the Company's common stock by the Recognition and Retention Plan ("RRP") Trust.

Comparison of Operating Results for the Years Ended September 30, 2003 and
2002

      Net Income. The Company reported earnings per share (dilutive) for the fiscal year ended September 30, 2003 of $0.62 on net income of $966 thousand, as compared to $979 thousand, or $0.63 per share (dilutive), for year ended September 30, 2002. The Company's return on average assets was ..38% for year ended September 30, 2003 as compared to .42% for year ended September 30, 2002.

      Interest and Dividend Income. Interest and dividend income declined by $1.8 million, or 12.8%, to $12.1 million for the year ended September 30, 2003 from $13.9 million for the year ended September 30, 2002. The decrease in interest and dividend income was mainly the result of a decline in the earnings rate earned on interest-earning assets offset, to a lesser extent, by an increase in the volume of interest earning assets. The average rate earned on interest earning assets was 5.19% on average earning assets of $233.2 million and 6.41% on average interest-earning assets of $216.3 for the years ended September 30, 2003 and 2002, respectively. The generally declining interest rate environment translated into reduced rates earned on loans, investment securities and short-term investments. Additionally, many loan customers renegotiated their existing loan interest rate that, accordingly, lowered the interest rate earned by the Company on those loans.

      The average balance of loans for the year ended September 30, 2003 was $133.3 million, earning 5.99% for the year. This compares to an average balance of loans for the year ended September 30, 2002 of $136.1 million, earning 7.05% for the year. The average balance of investment securities for the year ended September 30, 2003 was $87.2 million, earning 4.57% for the year. This compares to an average balance of investments for the year ended September 30, 2002 of $68.2 million, earning 5.97% for the year. Finally, the average balance of short-term investments for the year ended September 30, 2003 was $12.7 million, earning 1.06% for the year. This compares to an average balance of short-term investments for the year ended September 30, 2002 of $12.0 million, earning 1.75% for the year.

      Interest Expense. Interest expense declined by $1.5 million, or 27.6%, to $3.9 million for the year ended September 30, 2003 from $5.4 million for the year ended September 30, 2002. Interest expense declined mainly due to a decline in the average rate paid on interest-bearing liabilities offset, to a lesser extent, by an increase in the average volume of interest-bearing liabilities. The average volume of interest-bearing deposits increased to $190.8 million with a cost of 1.71% for the year ended September 30, 2003 as compared to $173.5 million with a cost of 2.64% for the year ended September 30, 2002. The average volume of borrowed funds from the FHLB decreased during the year ended September 30, 2003 to $9.5 million, with a cost of 6.42%, from an average balance of $11.7 million, with a cost of 6.65% for the year ended September 30, 2002.

      Net Interest Income. During the year, the Company experienced interest rate spread compression, where the rates earned on its interest-earning assets declined more that the rates paid on its interest-bearing liabilities. The Company's net interest rate spread declined to 3.25% for the year ended September 30, 2003 from 3.52% for the year ended September 30, 2002. Net interest income declined by $294 thousand for the year ended September 30, 2003, or 3.5%, to $8.2 million, from $8.5 million, for the year ended September 30, 2002. The decline was attributed to the combination of a decrease of $1.8 million in total interest and dividend income offset, to a lesser extent, by a decrease of $1.5 million in total interest expense.

      Provision for Loan Losses. The Company's provision for loan losses for the year ended September 30, 2003 was $0 as compared to an $8 thousand provision for the year ended September 30, 2002 which management feels is reasonable considering the general decline in loan balances over the year and its continued strong loan quality. The provision for loan losses is a result of management's periodic analysis of risks inherent in its loan portfolio from time to time, as well as the adequacy of the allowance for loan losses. It is the Bank's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions in our market area. Accordingly, the evaluation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. The allowance for loan losses, in management's opinion, is sufficient to cover losses in the Bank's loan portfolio at this time. As the Bank expands its commercial lending activities, management believes that growth in the provision for loan losses may be likely. Additionally, while the Bank believes it continues to have excellent loan quality, with $634 thousand of non-accrual loans and non-performing assets at September 30, 2003, the Bank recognizes that it is located in a market and geographic area that is considered in the high technology and financial services belt and, most likely, the Bank's allowance for loan loss will reflect the relative health of these economic sectors. While Bank management believes that its current level of allowance for loan losses is adequate, there can be no assurance that the allowance will be sufficient to cover loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Other Income. Other income consists primarily of fee income for bank services, gains and losses from the sale of securities and income from bank-owned life insurance. For the year ended September 30, 2003, the Company reported a net gain on the sale of securities of $121 thousand as compared to a net loss on the sale of securities of $466 thousand for the year ended September 30, 2002. During the quarter ended September 30, 2003, the Company sold, at a capital loss, certain common stock holdings. The resultant capital loss will receive favorable tax treatment, since the Company will be able to carry back the current year capital loss three years, to a period in which it had paid taxes on capital gains. The capital loss was more than offset by ordinary gains from the sale of certain corporate and federal agency securities. As a result of the common stock sales, the Company significantly reduced the balance of marketable equity securities to $2.5 million at September 30, 2003, from $4.9 million, at September 30, 2002. Additionally, the unrealized gain on marketable equity securities at September 30, 2003 was approximately $47 thousand as compared to an unrealized loss on marketable securities of $666 thousand at September 30, 2002.

      With regard to the Company's common stock holdings, its internal investment policy requires it to either write-down to market value, or sell, any common stock issue that has sustained a continuous decline in market value of 50% or more, for a period of 9 months or more. At September 30, 2003, no common stock met such criteria. Although the management of the Bank believes that it has established and maintained an adequate accounting policy as it relates to investment impairment, such judgments involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. This critical policy and its application are periodically reviewed with the Audit Committee and our Board of Directors.

      Also, during the year ended September 30, 2003, income from customer service fees increased by $124 thousand, or 28.2%, to $563 thousand primarily as a result of an increase in income from the sale of non-deposit investment products and fees earned on ATM transactions. Gains on the sale of mortgages increased by $33 thousand and miscellaneous income declined by $26 thousand to $174 thousand for the year ended September 30, 2003 mainly due to a decline in rates earned on bank-owned life insurance.

      Operating Expenses. Operating expenses increased by $167 thousand, or 2.2%, to $7.6 million for year ended September 30, 2003 as compared to $7.4 million for year ended September 30, 2002. The primary reasons for this increase were general salary increases and benefit expenses relating to retirement and health insurance. In addition to general increases in base pay, salary expenses and related benefit expense also increased due to a higher level of incentive compensation paid to commissioned employees from the sale of non-insured investment products and from the origination of mortgage loans. The company also offers its employees and retirees medical and dental insurance and they share in the cost of such insurance premiums. Premium expense for medical insurance, in particular, increased during the year. Also, the Company offers its employees a defined benefit retirement plan and, as a result of a general decline in the market value of the underlying retirement assets and other retirement variables, the cost of offering this retirement plan also increased during the year. In addition, the Company offers its employees a 401(k) savings plan that encourages employees to save for their retirements. As part of that encouragement, the Company increased its match of employee contributions. In January 2003, the Company contributed 50% of the first 6% of employee contributions to the plan, up from 25% of the first 4% of employee contributions. Occupancy and equipment expenses increased by 17.3%, to $1.3 million for the year ended September 30, 2003 compared to $1.1 million for year ended September 30, 2002. Much of that increase was related to variable expenses relating to snow removal and landscaping, and some fixed expenses relating real estate taxes and building and equipment depreciation on the Bank's expanded main office and new Shrewsbury branch office. Data processing expenses declined $98 thousand, or 14.0%, to $603 thousand for the year ended September 30, 2003 as compared to $701 thousand for the year ended September 30, 2002 due primarily to absence of conversion-related expenses in the current year. Advertising expenses declined $15 thousand, or 6.8%, to $205 thousand for the year ended September 30, 2003 as compared to $220 thousand for the year ended September 30, 2002 due primarily to the more effective and timely use of in-house, computer-based programs for the design and production of marketing, promotional and advertising media. Other general and administrative expenses increased $37 thousand, or 3.0%, to $1.3 million for the year ended September 30, 2003 due primarily to higher costs associated with directors and officers, blanket bond and property and casualty insurance, in addition to general increases in costs associated with forms, other supplies and inter-branch courier services.

      Income Taxes. Primarily reflecting the higher level of income before income taxes, the provision for income taxes increased by $278 thousand to $531 thousand for the year ended September 30, 2003 as compared to $253 thousand for the year ended September 30, 2002, resulting in an effective income tax rate of 35.47% and 20.54% for the years ended September 30, 2003 and 2002, respectively. The Bank utilizes a security corporation to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock and receives favorable tax treatment from the increase in cash surrender value of bank-owned life insurance. There were a number of factors that caused the increase in the effective income tax rate. For the recent year ended September 30, 2003, the Bank continued to reduce its level of common stock investments, and, therefore, reduced the benefits associated with the dividends received deduction on common stock and filed amended tax returns with respect to a dividends received deduction taken in prior years on serial trust preferred securities. Additionally, during the year ended September 30, 2003, in response to the general decline in market interest rates, the rate of increase in cash surrender value of bank-owned life insurance declined, resulting in a reduction of the favorable tax treatment.

Comparison of Operating Results for the Years Ended September 30, 2002 and
2001

      Net Income. The Company reported earnings per share (dilutive) for the fiscal year ended September 30, 2002 of $0.63 on net income of $979 thousand. For the year ended September 30, 2001, the Company reported earnings per share (dilutive) of $0.90 on net income of $1.4 million. The $419 thousand decline in net income was primarily the result of current year net losses on the sale of securities, a decline of income from customer service fees, an increase in operating expenses and a decline in the cumulative effect of a change in accounting principle. These areas were offset, to a lesser extent, by an increase in net interest income. The Company's return on average assets for the year ended September 30, 2002 was 0.42% compared to 0.64% for the year ended September 30, 2001.

      Interest and Dividend Income. Interest and dividend income declined by $264 thousand or 1.87%, to $13.9 million for the year ended September 30, 2002 from $14.1 million for the year ended September 30, 2001. The decrease in interest and dividend income was mainly the result of a decline in the earnings rate earned on interest-earning assets offset, to a lesser extent, by an increase in the volume of interest-earning assets. The average rate earned on interest-earning assets was 6.41% on average earning assets of $216.3 million and 6.93% on average interest-earning assets of $204.0 for the years ended September 30, 2002 and 2001, respectively. The Federal Reserve Bank's, Federal Open Market Committee, ("FOMC") reduced the discount rate by 1.25 percentage points during the fiscal year ended September 30, 2002. This generally declining interest rate environment translated into declining rates earned on loans, investment securities and short-term investments. Additionally, some loan customers renegotiated existing loan rates that, accordingly, lowered rates earned by the Company on those loans.

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

      Provision for Loan Losses. The Company recorded an $8 thousand provision for loan losses for the year ended September 30, 2002 as compared to a $48 thousand provision for the year ended September 30, 2001. The provision for loan losses is a result of management's periodic analysis of risks inherent in its loan portfolio from time to time, as well as the adequacy of the allowance for loan losses. It is the Bank's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions in our market area. Accordingly, the evaluation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. The allowance for loan losses, in management's opinion, is sufficient to cover losses in the Bank's loan portfolio at this time. As the Bank expands its commercial lending activities, management believes that growth in the provision for loan losses may be likely. Additionally, while the Bank believes it has excellent loan quality, with $140 thousand of non-accrual loans and non-performing assets at September 30, 2002, the Bank recognizes that it is located in a market and geographic area that is considered in the high technology and financial services belt. The Bank's loan portfolio is representative of such demographics. Unemployment rates in Massachusetts and its area have increased and commercial property vacancy rates have also risen. While Bank management believes that its current level of allowance for loan losses is adequate, there can be no assurance that the allowance will be sufficient to cover loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

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

      Income Taxes. Reflecting the lower level of income before income taxes and cumulative change in accounting principle, the provision for income taxes declined by $223 thousand to $253 thousand for the year ended September 30, 2002 as compared to $476 thousand for the year ended September 30, 2001, resulting in an effective tax rate of 20.54% and 27.56% for the years ended September 30, 2002 and 2001, respectively. The Bank utilizes security corporations to substantially reduce state income taxes and receives the benefit of a dividends received deduction on common stock. Additionally, the Bank receives favorable tax treatment from the increase in the cash surrender value of bank-owned life insurance.

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. From time to time, the Bank has utilized borrowing from the FHLB as part of its management of interest rate risk. At September 30, 2003, the Bank had $9.5 million in outstanding borrowings.

      The Bank generally makes loan commitments to borrowers not exceeding 45 days. At September 30, 2003, the Bank had $7.5 million in loan commitments outstanding, primarily for the origination of one- to four-family residential real estate loans, commercial loans and commercial real estate loans. Unadvanced funds on home equity lines of credit and commercial lines of credit at September 30, 2003 represented $11.4 million and $1.2 million, respectively. Total deposits increased $13.8 million, $17.0 million and $21.7 million, during the years ended September 30, 2003, 2002 and 2001, respectively. The level of deposit flows is affected by interest rates offered by the Bank, products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $42.5 million at September 30, 2003. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations other than the commitments.

      The following table shows the Leverage ratio, Tier 1 risk-based capital and Total risk-based capital ratios, for the Bank and consolidated Company, at September 30, 2003:


                                                     As of September 30, 2003
                                        -------------------------------------------------
                                                                  Minimum
                                         Actual                 For Capital
                                        Capital    Percent of     Adequacy     Percent of
                                         Amount    Assets (1)     Purposes       Assets
                                        -------------------------------------------------
                                                      (Dollars in thousands)

Total risk-based capital      Bank      $27,286      19.95%       $10,942        8.00%
                              Company   $28,291      20.68%       $10,944        8.00%

Tier 1 risk-based capital     Bank      $26,374      19.28%       $ 5,471        4.00%
                              Company   $27,380      20.02%       $ 5,472        4.00%

Tier 1 leverage capital       Bank      $26,374      10.59%       $ 7,472        3.00%
                              Company   $27,380      10.91%       $10,041        4.00%

------------------------
<F1>  For purposes of calculating Total risk-based capital and Tier 1 risk-
      based capital, assets are based on total risk-weighted assets. In calculating Tier 1 leverage capital, assets are based on adjusted total average assets.


At September 30, 2003, the Bank was considered "well capitalized" under FDIC guidelines.

Off-Balance Sheet Arrangements

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for the year ended September 30, 2003 included in our Annual Report contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, asset impairment judgments and other-than-temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. The Audit Committee and our Board of Directors periodically review these critical policies and their application.

Directors of the Company and the Bank

      James N. Ball is the sole owner of Secure Futures, Inc., which has operated in Westborough for nearly 20 years (as a sole proprietor prior to 1999). Mr. Ball is a financial services specialist and a member of the National Association of Securities Dealers. Mr. Ball assists individuals and small business owners in a broad range of financial decision-making. Mr. Ball is the son of Nelson P. Ball, also a member of the Board of Directors.

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 38 years. Mr. Ball is the father of James N. Ball, also a member of the Board of Directors.

      Edward S. Bilzerian is retired from Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds, where he served as President. Prior to that, he was Vice President of Marketing and Finance at Bay State Abrasive's Division of Dresser Industries. He has been self-employed for over 17 years. Mr. Bilzerian also serves as a member of the Worcester Airport Commission and is Chairman of the Worcester Health and Hospital Authority.

      Nancy M. Carlson is the owner and president of Suburban Staffing, Inc., a staffing firm located in Westborough, Massachusetts. She has worked at Suburban Staffing, Inc. since 1986 and purchased the company in 1994. She is also an investment partner and facilitator for Data Transitions, Inc., a Westborough company that specializes in managing data from incompatible applications. She has served on the Board of Directors of the Corridor Nine Area Chamber of Commerce since 1994 and has been President for two years.

      David E. Carlstrom has served as President of Carlstrom Pressed Metal Co., Inc. for over 25 years. Carlstrom Pressed Metal is a contract manufacturer of light and heavy metal stampings located in Westborough, Massachusetts.

      John L. Casagrande has served as the Senior Vice President and Chief Financial Officer of Westborough Bank since 1993 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick. Mr. Casagrande has been serving as Clerk of Westborough Financial Services since 2001. Mr. Casagrande serves as a director of the Massachusetts Bank Insurance Association, a division of the Massachusetts Bankers Association.

      Benjamin H. Colonero, Jr. has served as chief financial officer and executive director in the healthcare industry for over 20 years. Mr. Colonero is currently the executive director of the Westborough campus of the Salmons Family of Services, which serves the health and social needs of over 400 seniors.

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

      Robert A. Klugman, M.D., F.A.C.P. has practiced general medicine in Westborough, Massachusetts for over 20 years. Dr. Klugman is currently an Associate Professor of Clinical Medicine at the University of Massachusetts Medical School as well as Division Chief of Community Internal Medicine at the UMASS/Memorial.

      Roger B. Leland has practiced estate, tax and real estate law at Leland Law Associates for over 30 years. During that time, he also served as an insurance broker, selling life and casualty insurance products, through Leland Insurance Agency, Inc. Leland Law Associates and Leland Insurance Agency are located in Northborough, Massachusetts.

      Joseph F. MacDonough has served as President and Chief Executive Officer of Westborough Bank since 1994 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Directors of the Massachusetts Bankers Association.

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

                    WESTBOROUGH FINANCIAL SERVICES, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS
                      ---------------------------------

                Years Ended September 30, 2003, 2002 and 2001


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.

Independent Auditors' Report                                       F-1

Consolidated Balance Sheets as of September 30, 2003
 and 2002                                                          F-2

Consolidated Statements of Income for the Years Ended
 September 30, 2003, 2002 and 2001                              F-3 - F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2003, 2002 and 2001          F-5 - F-6

Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2003, 2002 and 2001                  F-7 - F-8

Notes to Consolidated Financial Statements                      F-9 - F-41

                        INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders of
 Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
October 30, 2003

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2003 and 2002

                           (Dollars in thousands)


                                ASSETS

                                                                             2003         2002
                                                                             ----         ----

Cash and due from banks                                                    $  4,190     $  5,295
Federal funds sold                                                            6,024       11,136
Short-term investments                                                        1,687        2,822
                                                                           --------     --------
      Total cash and cash equivalents                                        11,901       19,253

Securities available for sale, at fair value                                 87,590       75,638
Federal Home Loan Bank stock, at cost                                         1,250        1,250
Loans, net of allowance for loan losses of $911 in 2003
 and $926 in 2002                                                           141,557      132,880
Banking premises and equipment, net                                           6,708        5,524
Accrued interest receivable                                                   1,179        1,341
Deferred income taxes                                                            93           22
Bank-owned life insurance                                                     4,365        4,122
Other assets                                                                  1,479        1,243
                                                                           --------     --------
                                                                           $256,122     $241,273
                                                                           ========     ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                   $215,898     $202,063
Federal Home Loan Bank advances                                               9,500        9,500
Mortgagors' escrow accounts                                                     208          198
Accrued expenses and other liabilities                                        1,798        1,523
                                                                           --------     --------
      Total liabilities                                                     227,404      213,284
                                                                           --------     --------

Commitments and contingencies (Note 12)
Stockholders' equity:
  Preferred stock - $.01 par value, 1,000,000 shares authorized,
   none outstanding                                                               -            -
  Common stock - $.01 par value, 5,000,000 shares authorized,
   1,586,174 and 1,581,574 shares issued and outstanding in 2003
   and 2002, respectively                                                        16           16
  Additional paid-in capital                                                  4,706        4,583
  Retained earnings                                                          23,325       22,676
  Accumulated other comprehensive income                                      1,290        1,439
  Unearned compensation - RRP (14,659 and 18,159 shares, respectively)         (288)        (365)
  Unearned compensation - ESOP (33,149 and 36,096 shares,
   respectively)                                                               (331)        (360)
                                                                           --------     --------
      Total stockholders' equity                                             28,718       27,989
                                                                           --------     --------
                                                                           $256,122     $241,273
                                                                           ========     ========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in thousands, except share data)


                                                            Years Ended September 30,
                                                         -------------------------------
                                                          2003        2002        2001
                                                          ----        ----        ----

Interest and dividend income:
  Interest and fees on loans                             $ 7,983     $ 9,594     $ 9,104
  Interest and dividends on securities:
    Taxable interest                                       3,656       3,659       3,996
    Non-taxable interest                                      70          70          64
    Dividends                                                257         339         380
  Interest on federal funds sold                              93         145         456
  Interest on short-term investments                          41          64         135
                                                         -------     -------     -------
      Total interest and dividend income                  12,100      13,871      14,135
                                                         -------     -------     -------

Interest expense:
  Interest on deposits                                     3,271       4,582       5,874
  Interest on Federal Home Loan Bank advances                610         776       1,053
                                                         -------     -------     -------
      Total interest expense                               3,881       5,358       6,927
                                                         -------     -------     -------

Net interest income                                        8,219       8,513       7,208
Provision for loan losses                                      -           8          48
                                                         -------     -------     -------

Net interest income, after provision for loan losses       8,219       8,505       7,160
                                                         -------     -------     -------

Other income:
  Customer service fees                                      563         439         658
  Gain (loss) on securities, net                             121        (466)        710
  Gain on sales of mortgages                                  33           -           -
  Miscellaneous                                              174         200         176
                                                         -------     -------     -------
      Total other income                                     891         173       1,544
                                                         -------     -------     -------

Operating expenses:
  Salaries and employee benefits                           3,943       3,892       3,573
  Occupancy and equipment expenses                         1,287       1,097         980
  Data processing expenses                                   603         701         459
  Advertising                                                205         220         285
  Professional fees                                          284         282         336
  Other general and administrative expenses                1,291       1,254       1,344
                                                         -------     -------     -------
      Total operating expenses                             7,613       7,446       6,977
                                                         -------     -------     -------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF INCOME (Concluded)

                  (Dollars in thousands, except share data)


                                                            Years Ended September 30,
                                                         -------------------------------
                                                          2003        2002        2001
                                                          ----        ----        ----

Income before income taxes and cumulative effect of
 change in accounting principle                            1,497       1,232       1,727
Provision for income taxes                                   531         253         476
                                                         -------     -------     -------
Income before cumulative effect of change in
 accounting principle                                        966         979       1,251
Cumulative effect of change in accounting
 for covered call options, net of $76 of tax effects
 ($.09 per dilutive share)                                     -           -         147
                                                         -------     -------     -------

Net income                                               $   966     $   979     $ 1,398
                                                         =======     =======     =======

Earnings per share:
  Basic                                                  $  0.63     $  0.64     $  0.91
  Diluted                                                $  0.62     $  0.63     $  0.90

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CHANGES IN
                            STOCKHOLDERS' EQUITY

               Years Ended September 30, 2003, 2002, and 2001

                           (Dollars in thousands)


                                                                       Accumulated
                                               Additional                 Other         Unearned        Unearned          Total
                                       Common   Paid-in    Retained   Comprehensive   Compensation-   Compensation-   Stockholders'
                                       Stock    Capital    Earnings   Income (Loss)        RRP            ESOP            Equity
                                       ------  ----------  --------   -------------   -------------   -------------   -------------

Balance at September 30, 2000           $16     $4,541     $20,931       $ (352)          $   -          $(420)          $24,716
                                                                                                                         -------

Comprehensive income:
  Net income                              -          -       1,398            -               -              -             1,398
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects             -          -           -        1,076               -              -             1,076
                                                                                                                         -------
      Total comprehensive income                                                                                           2,474
                                                                                                                         -------
Cash dividends declared
 ($.20 per share)                         -          -        (316)           -               -              -              (316)
ESOP shares released and committed
 to be released (2,947 shares)            -          8           -            -               -             30                38
                                        ---     ------     -------       ------           -----          -----           -------
Balance at September 30, 2001            16      4,549      22,013          724               -           (390)           26,912
                                                                                                                         -------
Comprehensive income:
  Net income                              -          -         979            -               -              -               979
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects             -          -           -          715               -              -               715
                                                                                                                         -------
      Total comprehensive income                                                                                           1,694
                                                                                                                         -------
Cash dividends declared
 ($.20 per share)                         -          -        (316)           -               -              -              (316)
ESOP shares released and committed
 to be released (2,947 shares)            -         31           -            -               -             30                61
Purchase of RRP shares
 (22,139 shares)                          -          -           -            -            (431)             -              (431)
Amortization of RRP stock
 (3,980 shares)                           -          -           -            -              66              -                66
Issuance of common stock under
 stock option plan, net of
 tax benefits                             -          3           -            -               -              -                 3
                                        ---     ------     -------       ------           -----          -----           -------

Balance at September 30, 2002            16      4,583      22,676        1,439            (365)          (360)           27,989
                                                                                                                         -------

                                 (continued)

See accompanying notes to consolidated financial statements.




             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CHANGES IN
                      STOCKHOLDERS' EQUITY (Concluded)
               Years Ended September 30, 2003, 2002, and 2001
                           (Dollars in thousands)


                                                                       Accumulated
                                               Additional                 Other         Unearned        Unearned          Total
                                       Common   Paid-in    Retained   Comprehensive   Compensation-   Compensation-   Stockholders'
                                       Stock    Capital    Earnings   Income (Loss)        RRP            ESOP            Equity
                                       ------  ----------  --------   -------------   -------------   -------------   -------------

Balance forward at September 30, 2002    16      4,583      22,676        1,439            (365)          (360)           27,989
                                                                                                                         -------

Comprehensive income:
  Net income                                                   966                                                           966
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects                                              (149)                                            (149)
                                                                                                                         -------
      Total comprehensive income                                                                                             817
                                                                                                                         -------
Cash dividends declared
 ($.20 per share)                                             (317)                                                         (317)
ESOP shares released and committed
 to be released (2,947 shares)                      48                                                      29                77
Amortization of RRP stock
 (3,500 shares)                                                                              77                               77
Issuance of common stock under
 stock option plan, net of
 tax benefits                                       75                                                                        75
                                        ---     ------     -------       ------           -----          -----           -------

Balance at September 30, 2003           $16     $4,706     $23,325       $1,290           $(288)         $(331)          $28,718
                                        ===     ======     =======       ======           =====          =====           =======

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (Dollars in thousands)


                                                                 Years Ended September 30,
                                                            ----------------------------------
                                                              2003         2002         2001
                                                              ----         ----         ----

Cash flows from operating activities:
  Net income                                                $    966     $    979     $  1,398
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                      -            8           48
    Net amortization (accretion) of securities                   333           95          (32)
    Amortization of net deferred loan costs and premiums
     (discounts)                                                  59          (25)         (20)
    Depreciation and amortization expense                        635          509          401
    Gain on the sales of mortgages                               (33)           -            -
    (Gain) loss on sales and calls of securities, net           (121)         466         (710)
    Decrease (increase) in accrued interest receivable           162          (26)           2
    Deferred income tax provision (benefit)                       20         (116)         (25)
    ESOP shares released and committed to be released             77           61           38
    Amortization of RRP stock                                     77           66            -
    Increase in bank-owned life insurance                       (226)        (181)        (174)
    Other, net                                                    39         (475)         329
                                                            --------     --------     --------
      Net cash provided by operating activities                1,988        1,361        1,255
                                                            --------     --------     --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Sales and calls                                           22,875        5,402       19,209
    Maturities                                                 4,955        5,632       10,310
    Purchases                                                (55,022)     (27,585)     (26,499)
    Principal payments                                        14,788        6,892        3,205
  Purchase of Federal Home Loan Bank stock                         -         (150)        (197)
  Loan (originations) principal payments,net                 (12,801)       2,094      (11,942)
  Proceeds from loan sales                                     4,098            -            -
  Loans purchased                                                  -            -       (9,484)
  Purchase of banking premises and equipment, net             (1,819)      (3,174)      (1,068)
  Purchase of bank-owned life insurance                          (17)         (17)      (1,000)
                                                            --------     --------     --------
      Net cash used by investing activities                  (22,943)     (10,906)     (17,466)
                                                            --------     --------     --------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                           (Dollars in thousands)


                                                                 Years Ended September 30,
                                                            ----------------------------------
                                                              2003         2002         2001
                                                              ----         ----         ----

Cash flows from financing activities:
  Net increase in deposits                                    13,835       16,965       21,693
  Proceeds from Federal Home Loan Bank advances                2,500            -            -
  Repayment of Federal Home Loan Bank advances                (2,500)      (2,500)      (4,500)
  Net increase (decrease) in mortgagors' escrow accounts          10          (31)         (18)
  Purchase of RRP shares, net                                      -         (431)           -
  Issuance of common stock under stock option plan,
   net of tax benefits                                            75            3            -
  Dividends paid                                                (317)        (316)        (316)
                                                            --------     --------     --------
      Net cash provided by financing activities               13,603       13,690       16,859
                                                            --------     --------     --------

Net change in cash and cash equivalents                       (7,352)       4,145          648

Cash and cash equivalents at beginning of year                19,253       15,108       14,460
                                                            --------     --------     --------

Cash and cash equivalents at end of year                    $ 11,901     $ 19,253     $ 15,108
                                                            ========     ========     ========

Supplemental cash flow information:
  Interest paid on deposits                                 $  3,293     $  4,555     $  5,876
  Interest paid on Federal Home Loan Bank advances               619          791        1,072
  Income taxes paid                                              494          556          514
  Due from broker                                                  -            -        1,032

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                Years Ended September 30, 2003, 2002 and 2001
                (Dollars in thousands, except per share data)

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

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation and presentation

The consolidated financial statements include the accounts of Westborough Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, The Westborough Bank (the "Bank"). The Bank's active wholly-owned subsidiaries are The Hundredth Corporation, which was formed to own foreclosed real estate, and the Eli Whitney Security Corporation, which is a Massachusetts security corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      Business

The Bank provides a variety of financial services to individuals and small businesses through its offices in Westborough, Northborough and Shrewsbury, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending product is residential mortgage loans.

      Reclassifications

Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

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

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers independent price quotations and the financial condition of the issuer. Gains and losses on disposition of securities are recorded on the trade date and computed by the specific identification method.

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

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

      Allowance for loan losses (concluded)

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Earnings per common share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. At September 30, 2003 and 2002, there were no anti-dilutive potential common shares. Anti-dilutive potential common shares would be excluded from dilutive earnings per share calculations.

Earnings per common share for the year ended September 30, 2003, 2002 and 2001 has been computed based on the following:


                                                           2003         2002         2001
                                                           ----         ----         ----

Average number of common shares outstanding             1,530,003    1,540,103    1,540,518
Effect of dilutive options                                 18,846       18,519       10,070
                                                        ---------    ---------    ---------
Average number of common shares outstanding
 used to calculate diluted earnings per common share    1,548,849    1,558,622    1,550,588
                                                        =========    =========    =========

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Comprehensive income (concluded)

The components of the change in accumulated other comprehensive income and related tax effects are as follows:


                                                   Years Ended September 30,
                                                  ---------------------------
                                                   2003      2002       2001
                                                   ----      ----       ----

Change in net unrealized holding (gains)
 losses on securities available for sale          $(119)    $  628     $2,407
Reclassification adjustment for (gains) losses
 realized in income                                (121)       466       (710)
                                                  -----     ------     ------
                                                   (240)     1,094      1,697

Tax effect                                           91       (379)      (621)
                                                  -----     ------     ------

Net-of-tax amount                                 $(149)    $  715     $1,076
                                                  =====     ======     ======


      Change in accounting principle

Adoption of SFAS No. 133, as amended required that changes in derivative instruments such as the fair value of covered call options be recognized in net income and resulted in pre-tax earnings in the amount of $223 during the year ended September 30, 2001.

3.    RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2003 and 2002, these reserve balances amounted to $998 and $844, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

4.    SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale, at September 30, 2003 and 2002, with gross unrealized gains and losses, is as follows:


                                                  September 30, 2003
                                   ------------------------------------------------
                                                  Gross         Gross
                                   Amortized    Unrealized    Unrealized     Fair
                                      Cost        Gains         Losses       Value
                                   ---------    ----------    ----------     -----

Federal agency obligations          $28,806       $  527        $ (38)      $29,295
Banking and finance obligations      18,329          753          (12)       19,070
Mortgage-backed securities           29,052          428          (63)       29,417
Other bonds and obligations           7,030          328            -         7,358
                                    -------       ------        -----       -------
      Total debt securities          83,217        2,036         (113)       85,140
Marketable equity securities          2,403          132          (85)        2,450
                                    -------       ------        -----       -------
      Total securities
       available for sale           $85,620       $2,168        $(198)      $87,590
                                    =======       ======        =====       =======


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
                                    =======       ======        =====       =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (concluded)

Proceeds from sales and calls of securities amounted to $22,875, $5,402 and $19,209 for the years ended September 30, 2003, 2002 and 2001, respectively. Gross realized gains amounted to $609, $324 and $1,296, respectively. Gross realized losses amounted to $488, $790 and $586, respectively.

The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         September 30, 2003      September 30, 2002
                                        --------------------    --------------------
                                        Amortized     Fair      Amortized     Fair
                                           Cost       Value        Cost       Value
                                        ---------     -----     ---------     -----

Within 1 year                            $ 6,778     $ 6,972     $ 4,962     $ 5,068
Over 1 year through 5 years               44,462      45,688      39,760      41,536
Over 5 years through 10 years              2,925       3,063       5,726       6,011
                                         -------     -------     -------     -------
                                          54,165      55,723      50,448      52,615
Mortgage and asset-backed securities      29,052      29,417      17,442      18,151
                                         -------     -------     -------     -------

                                         $83,217     $85,140     $67,890     $70,766
                                         =======     =======     =======     =======

At September 30, 2003 and 2002, a federal agency obligation with a carrying value of $1,018 and $1,030, respectively, and fair value of $1,000, for both years, was pledged to secure public deposits.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

5.    LOANS

A summary of the balances of loans follows:


                                            September 30,
                                        ---------------------
                                          2003         2002
                                          ----         ----

Mortgage loans:
  Fixed rate                            $ 65,170     $ 47,599
  Variable rate                           48,287       54,096
  Commercial                              17,290       20,092
  Home equity lines-of-credit             10,303        8,792
                                        --------     --------

      Total mortgage loans               141,050      130,579
                                        --------     --------

Other loans:
  Personal loans                             564          983
  Deposit secured loans                      358          509
  Home improvement loans                      68          171
  Commercial lines-of-credit               1,824        2,549
  Commercial installment                   1,461        1,182
                                        --------     --------
      Total other loans                    4,275        5,394
                                        --------     --------

      Total loans                        145,325      135,973

Due to borrowers on incomplete loans      (3,550)      (2,866)
Net deferred loan costs                      223          161
Premium on purchased loans, net              470          538
Allowance for loan losses                   (911)        (926)
                                        --------     --------

      Loans, net                        $141,557     $132,880
                                        ========     ========

An analysis of the allowance for loan losses follows:


                                Years Ended September 30,
                                -------------------------
                                2003      2002       2001
                                ----      ----       ----

Balance at beginning of year    $926      $916       $874
Provision for loan losses          -         8         48
Charge-offs                      (19)      (11)       (10)
Recoveries                         4        13          4
                                ----      ----       ----

Balance at end of year          $911      $926       $916
                                ====      ====       ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      LOANS (concluded)

The Bank has sold mortgage loans in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2003 and 2002 amounted to $4,113 and $502, respectively. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

The following is a summary of information pertaining to impaired loans:


                                                 September 30,
                                                     2003
                                                 -------------

Impaired loans without a valuation allowance          $119

Impaired loans with a valuation allowance              695
                                                      ----

Total impaired loans                                  $814
                                                      ====

Valuation allowance related to impaired loans         $ 99
                                                      ====


                                                  Year Ended
                                                 September 30,
                                                     2003
                                                 -------------

Average investment in impaired loans                  $407
                                                      ====

Interest income recognized on a cash basis
 on impaired loans                                    $ 15
                                                      ====

There were no impaired loans at or during the years ended September 30, 2002 and 2001.

At September 30, 2003 and 2002 there were $634 and $140, respectively, in non-accrual loans. There were no non-accrual loans at September 30, 2001.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

6.    BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:


                                                     September 30,
                                                  -------------------       Estimated
                                                    2003        2002      Useful Lives
                                                    ----        ----      ------------

Banking premises:
  Land                                            $ 1,200     $ 1,179
  Buildings                                         5,097       3,462     5 -40 years
  Leasehold improvements                              256         256     3 - 5 years
Equipment                                           3,912       3,472     3 - 7 years
Construction in progress                                -         370
                                                  -------     -------
                                                   10,465       8,739
Less accumulated depreciation and amortization     (3,757)     (3,215)
                                                  -------     -------

                                                  $ 6,708     $ 5,524
                                                  =======     =======

Depreciation and amortization expense for the years ended September 30, 2003, 2002 and 2001 amounted to $635, $509 and $401, respectively.

7.    DEPOSITS

A summary of deposit balances, by type, is as follows:


                                              September 30,
                                          --------------------
                                            2003        2002
                                            ----        ----

Non-interest bearing accounts             $ 19,740    $ 20,393
NOW accounts                                19,093      17,033
Regular and other savings accounts         117,628      96,306
Money market deposit accounts                5,247       5,259
                                          --------    --------
      Total non-certificate accounts       161,708     138,991
                                          --------    --------

Term certificates of $100,000 and over      11,848      14,723
Term certificates less than $100,000        42,342      48,349
                                          --------    --------
      Total certificate accounts            54,190      63,072
                                          --------    --------

      Total deposits                      $215,898    $202,063
                                          ========    ========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      DEPOSITS (concluded)

A summary of certificates, by maturity, is as follows:


                               September 30, 2003    September 30, 2002
                               ------------------    ------------------
                                         Weighted              Weighted
                                          Average               Average
                               Amount      Rate      Amount      Rate
                               ------    --------    ------    --------

Within 1 year                  $42,544     2.15%     $53,392     3.27%
Over 1 year through 3 years     11,646     2.82        9,680     3.89
                               -------               -------
                               $54,190     2.29%     $63,072     3.36%
                               =======               =======

8.    FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances are as follows:


                   Weighted
Maturing During    Average       September 30,
the Year Ending    Interest    -----------------
 September 30,       Rate       2003        2002
---------------    --------     ----        ----

     2003            6.88%     $    -     $2,500
     2004            6.92       2,500      2,500
     2005          4.64/6.95    5,000      2,500
     2009*           4.88       2,000      2,000
                               ------     ------

                               $9,500     $9,500
                               ======     ======

*     Represents an advance callable on November 22, 2003.

The Bank also has a $2,999 available line of credit with the Federal Home Loan Bank of Boston ("FHLB") at an interest rate the adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. As of September 30, 2003 and 2002, there were no advances outstanding on the line of credit.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

9.    INCOME TAXES

Allocation of federal and state income taxes between current and deferred portions is as follows:


                                            Years Ended September 30,
                                            -------------------------
                                             2003      2002     2001
                                             ----      ----     ----

Current income tax provision:
  Federal                                    $483     $ 341     $469
  State                                        28        28       32
                                             ----     -----     ----
                                              511       369      501
                                             ----     -----     ----

Deferred income tax provision (benefit):
  Federal                                      43       (88)     (11)
  State                                       (23)      (28)     (14)
                                             ----     -----     ----
                                               20      (116)     (25)
                                             ----     -----     ----

      Total provision for income taxes       $531     $ 253     $476
                                             ====     =====     ====

The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                             Years Ended September 30,
                                             -------------------------
                                             2003      2002      2001
                                             ----      ----      ----

Statutory rate                               34.0%     34.0%     34.0%
Increase (decrease) resulting from:
  State taxes, net of federal tax benefit     0.2         -       0.7
  Dividends received deduction               (0.6)     (5.6)     (4.3)
  Officers' life insurance                   (3.3)     (4.2)     (2.4)
  Municipal income                           (1.6)     (1.8)     (0.6)
  Prior year amended returns                  6.7         -         -
  Other, net                                    -      (1.9)      0.2
                                             ----      ----      ----

      Effective tax rates                    35.4%     20.5%     27.6%
                                             ====      ====      ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

The components of the net deferred tax asset are as follows:


                            September 30,
                           ---------------
                            2003      2002
                            ----      ----

Deferred tax asset:
  Federal                  $ 725     $ 675
  State                      250       233
                           -----     -----
                             975       908
                           -----     -----

Deferred tax liability:
  Federal                   (844)     (835)
  State                      (38)      (51)
                           -----     -----
                            (882)     (886)
                           -----     -----

Net deferred tax asset     $  93     $  22
                           =====     =====

The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:


                                                              September 30,
                                                             ---------------
                                                              2003      2002
                                                              ----      ----

Employee benefit plans                                       $ 486     $ 453
Allowance for loan losses                                      449       454
Net unrealized gain/loss on securities available for sale     (680)     (771)
Depreciation and amortization                                  (87)      (46)
Net deferred loan costs                                        (90)      (66)
Other, net                                                      15        (2)
                                                             -----     -----

Net deferred tax asset                                       $  93     $  22
                                                             =====     =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (concluded)

A summary of the change in the net deferred tax asset is as follows:


                                                     Years Ended September 30,
                                                     -------------------------
                                                     2003      2002      2001
                                                     ----      ----      ----

Balance at beginning of year                         $ 22     $ 285     $ 881
Deferred tax provision (benefit)                      (20)      116        25
Deferred tax effect on net unrealized (gain) loss
 on securities available for sale                      91      (379)     (621)
                                                     ----     -----     -----

Balance at end of year                               $ 93     $  22     $ 285
                                                     ====     =====     =====

The federal income tax reserve for loan losses at the Bank's base year amounted to $2,423. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve to only absorb loan losses, a deferred income tax liability of $994 has not been provided.

10.   STOCKHOLDERS' EQUITY

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

      STOCKHOLDERS' EQUITY (continued)

      Minimum Regulatory Capital Requirements (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      STOCKHOLDERS' EQUITY (continued)

      Minimum Regulatory Capital Requirements (concluded)

The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2003 and 2002 are as follows:


                                                                               Minimum
                                                                              To Be Well
                                                          Minimum         Capitalized Under
                                                        For Capital       Prompt Corrective
                                      Actual         Adequacy Purposes    Action Provisions
                                -----------------    -----------------    -----------------
                                 Amount     Ratio     Amount     Ratio     Amount     Ratio
                                 ------     -----     ------     -----     ------     -----

September 30, 2003:
  Total capital (to risk
   weighted assets)
    Consolidated                $28,291    20.68%    $10,944     8.00%      N/A       N/A
    Bank                         27,286    19.95      10,942     8.00     $13,677    10.00%

  Tier 1 capital (to risk
   weighted assets)
    Consolidated                 27,380    20.02       5,472     4.00       N/A       N/A
    Bank                         26,374    19.28       5,471     4.00       8,206     6.00

  Tier 1 capital (to average
   assets)
    Consolidated                 27,380    10.91      10,041     4.00       N/A       N/A
    Bank                         26,374    10.59       7,472     3.00      12,453     5.00

September 30, 2002:
  Total capital (to risk
   weighted assets)
    Consolidated                $26,810    19.27%    $11,128     8.00%      N/A       N/A
    Bank                         25,392    18.35      11,069     8.00     $13,837    10.00%

  Tier 1 capital (to risk
   weighted assets)
    Consolidated                 25,884    18.61       5,564     4.00       N/A       N/A
    Bank                         24,466    17.68       5,535     4.00       8,302     6.00

  Tier 1 capital (to average
   assets)
    Consolidated                 25,884    11.11       9,319     4.00       N/A       N/A
    Bank                         24,466    10.47       7,013     3.00      11,687     5.00

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      STOCKHOLDERS' EQUITY (concluded)

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

At September 30, 2003 and 2002, the Bank's retained earnings available for the payment of dividends was $16,344 and $14,323, respectively.
Accordingly, $10,942 and $11,069 of the Company's equity in the net assets of the Bank was restricted at September 30, 2003 and 2002, respectively. Funds available for loans or advances by the Bank to the Company amounted to $1,634 and $1,432 at September 30, 2003 and 2002, respectively.

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

                (Dollars in thousands, except per share data)

11.   EMPLOYEE BENEFIT PLANS

      Pension plan

The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:


                                                    Plan Years Ended October 31,
                                                    ----------------------------
                                                           2003        2002
                                                           ----        ----
                                                       (Projected)

Change in plan assets:
  Fair value of plan assets at beginning of year         $2,305        $2,458
  Actual gain (loss) on plan assets                         357          (210)
  Employer contribution                                     182           108
  Benefits paid                                             (23)          (51)
                                                         ------        ------
  Fair value of plan assets at end of year                2,821         2,305
                                                         ------        ------

Change in benefit obligation:
  Benefit obligation at beginning of year                 2,882         2,546
  Service cost                                              203           182
  Interest cost                                             186           169
  Actuarial gain                                            (89)           36
  Benefits paid                                             (23)          (51)
                                                         ------        ------
  Benefit obligation at end of year                       3,159         2,882
                                                         ------        ------

Funded status                                              (338)         (577)
Unrecognized net actuarial (gain) loss                     (139)          125
Transition liability                                         24            26
                                                         ------        ------

Accrued pension cost                                     $ (453)       $ (426)
                                                         ======        ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (concluded)

The components of net periodic pension cost are as follows:


                                   Plan Years Ended October 31,
                                  ------------------------------
                                      2003       2002      2001
                                      ----       ----      ----
                                  (Projected)

Service cost                         $ 203       $ 182     $ 168
Interest cost                          186         169       170
Expected return on plan assets        (183)       (197)     (218)
Transition obligation                    2           2         3
Recognized net actuarial loss            1         (25)      (52)
                                     -----       -----     -----

                                     $ 209       $ 131     $  71
                                     =====       =====     =====

Total pension expense for the years ended September 30, 2003, 2002 and 2001 amounted to $215, $132 and $71, respectively.

For the plan years ended October 31, 2003 and 2002, actuarial assumptions used in accounting were as follows:


                                                    2003     2002
                                                    ----     ----
                                                     (Projected)

Discount rate on benefit obligations                6.25%    6.75%
Expected long-term rate of return on plan assets    8.00     8.00
Annual salary increases                             4.50     5.00

      Incentive compensation plan

Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the years ended September 30, 2002 and 2001 amounted to $64 and
$63, respectively.   There was no incentive compensation expense for the
year ended September 30, 2003.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      401(k) Plan

The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least 1,000 hours of service in a twelve-month period, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 75% of their compensation subject to certain limits based on federal tax laws. Beginning in January of 2003, the Bank began matching 50% of the first 6% of an employee's compensation contributed to the Plan. Prior to this the Bank made matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2003, 2002 and 2001, expense attributable to the Plan amounted to $36, $16 and $17, respectively.

      Supplemental retirement plans

The Bank provides supplemental retirement benefits to certain executive officers and Directors. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts and has entered into split-dollar life insurance agreements with certain participants. At September 30, 2003 and 2002, the Bank has accrued $703 and $587, respectively, relating to these plans. For the years ended September 30, 2003, 2002 and 2001, expenses attributable to the plans amounted to $171, $177, and $282, respectively.

      Deferred compensation plan

The Company has adopted an Officers' Deferred Compensation Plan whereby qualified officers may elect to defer all or a portion of their salary. The Company pays monthly interest on amounts deferred at an interest rate that is determined annually.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Employees' stock ownership plan (concluded)

At September 30, 2003, the remaining principal balance is payable as follows:


       Years Ending
      September 30,    Amount
      -------------    ------

          2004          $ 20
          2005            22
          2006            24
          2007            26
          2008            28
       Thereafter        266
                        ----

                        $386
                        ====

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $77, $61 and $38 for the years ended September 30, 2003, 2002 and 2001, respectively.

Shares held by the ESOP include the following:


                              September 30,
                            ----------------
                             2003      2002
                             ----      ----

Allocated                    8,841     5,894
Committed to be released     2,210     2,210
Unallocated                 33,149    36,096
                            ------    ------

                            44,200    44,200
                            ======    ======

Cash dividends received on allocated shares are allocated to members and cash dividends received on shares held in suspense are applied to repay the outstanding debt of the ESOP.

The fair market value of unallocated shares at September 30, 2003 and 2002 was $994 and $805, respectively.

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


                                             Years Ended September 30,
                                             -------------------------
                                                   2003      2002
                                                   ----      ----

Net income                    As reported         $ 966     $ 979
                              Pro forma           $ 940     $ 957

Basic earnings per share      As reported         $0.63     $0.64
                              Pro forma           $0.61     $0.62

Diluted earnings per share    As reported         $0.62     $0.63
                              Pro forma           $0.61     $0.61

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants during the year ended September 30, 2003 were dividend yield of .86%, expected life of 5 years, expected volatility of 26.71% and a risk-free interest rate of 3.05%. The weighted-average assumptions used for grants during the year ended September 30, 2001 were dividend yield of 1.9%, expected life of 10 years, expected volatility of 10.6%, and a risk-free interest rate of 5.2%.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Stock option plan (concluded)

A summary of the status of the Company's stock option plan is presented below:


                                              2003                    2002
                                      --------------------    --------------------
                                                  Weighted                Weighted
                                                  Average                 Average
                                                  Exercise                Exercise
                                       Shares      Price       Shares      Price
                                       ------     --------     ------     --------

Fixed Options:
  Outstanding at beginning of year     41,900      $10.31      42,100      $10.31
  Granted                               3,500       23.25           -           -
  Forfeited                            (2,100)      10.31           -
  Exercised                            (4,600)      10.31        (200)      10.31
                                      -------                 -------

  Outstanding at end of year           38,700      $11.48      41,900      $10.31
                                      =======                 =======

Options exercisable at year-end        11,140      $10.31       9,020      $10.31
Weighted-average fair value of
 options granted during the year      $  6.18                 $     -

      Recognition and retention plan

On January 25, 2001, the Company's stockholders approved the Company's adoption of the Westborough Financial Services, Inc. 2001 Recognition and Retention Plan (the "RRP"), which allows the Company to grant restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP is authorized to acquire no more than 22,139 shares of Common stock in the open market. Shares generally vest at a rate of 20% per year with the first vesting period ending April 30, 2002. During the year ended September 30, 2003, awards were granted with respect to 300 shares. There were no Awards granted during the year ended September 30, 2002. During the year ended September 30, 2001, Awards were granted with respect to 18,100 shares. The aggregate purchase price of all shares acquired by the RRP has been reflected as a reduction of stockholders' equity and amortized to compensation expense as the Company's employees and directors become vested in their stock awards. Compensation expense relating to the RRP amounted to $77, $66 and $44 for the years ended September 30, 2003, 2002 and 2001, respectively. Compensation expense is based on the fair value of common stock on the purchase date.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (concluded)

      Benefit restoration plan

In February 2000, the Company adopted a Benefit Restoration Plan ("BRP") in order to provide qualified officers with the benefits that would be due them under the defined benefit pension plan, the 401(k) Plan and the ESOP if such benefits were not limited under the Internal Revenue Code. Total expense related to the BRP amounted to $2 and $1 for the years ended September 30, 2003 and 2002, respectively. There were no expenses related to the plan during the year ended September 30, 2001.

12.   COMMITMENTS AND CONTINGENCIES

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      COMMITMENTS AND CONTINGENCIES (continued)

      Loan commitments (concluded)

At September 30, 2003 and 2002, financial instruments whose contract amounts represent credit risk consist of:


                                                     2003       2002
                                                     ----       ----

Commitments to grant mortgage loans                $ 7,236    $ 5,656
Unadvanced funds on home equity lines-of-credit     11,843      9,494
Unadvanced funds on commercial lines-of-credit       1,484      2,103

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

      Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect at September 30, 2003, pertaining to banking premises and equipment, future minimum rent commitments are as follows:


      Years Ending
      September 30,     Amount
      -------------     ------

          2004         $40,165
          2005           4,788
          2006           1,197
                       -------

                       $46,150
                       =======

The leases contain options to extend for periods from two to ten years.
The cost of such rentals is not included above. Total rent expense for years ended September 30, 2003, 2002 and 2001 amounted to $110, $122 and $162, respectively.

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

13.   RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2003 and 2002, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $1,102 and $168, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. During the years ended September 30, 2003 and 2002, total principal additions were $941 and $24, respectively, and total principal payments were $7 and $8, respectively.

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

      FAIR VALUE OF FINANCIAL INSTRUMENTS (continued))

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

      Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2003 and 2002, was immaterial.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:


                                                     September 30,
                                     --------------------------------------------
                                             2003                    2002
                                     --------------------    --------------------
                                     Carrying      Fair      Carrying      Fair
                                      Amount       Value      Amount       Value
                                     --------      -----     --------      -----

Financial assets:
  Cash and cash equivalents          $ 11,901    $ 11,901    $ 19,253    $ 19,253
  Securities available for sale        87,590      87,590      75,638      75,638
  Federal Home Loan Bank stock          1,250       1,250       1,250       1,250
  Loans, net                          141,557     144,947     132,880     140,105
  Accrued interest receivable           1,179       1,179       1,341       1,341

Financial liabilities:
  Deposits                            215,898     216,258     202,063     202,277
  Federal Home Loan Bank advances       9,500      10,076       9,500      10,221

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

15.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES,
INC.


                                                       September 30,
                                                    ------------------
BALANCE SHEETS                                        2003       2002
--------------                                        ----       ----

Assets
------

Cash and due from bank                              $   234    $   584
Short-term investments                                  240        196
                                                    -------    -------
      Total cash and cash equivalents                   474        780
Investment in subsidiary                             27,666     26,763
Loan receivable - ESOP                                  386        404
Other assets                                            192         42
                                                    -------    -------

      Total assets                                  $28,718    $27,989
                                                    =======    =======

Liabilities and Stockholders' Equity
------------------------------------

Liabilities                                         $     -    $     -
Stockholders' equity                                 28,718     27,989
                                                    -------    -------

      Total liabilities and stockholders' equity    $28,718    $27,989
                                                    =======    =======


                                                        Years Ended
                                                       September 30,
                                                    ------------------
STATEMENTS OF INCOME                                  2003       2002
--------------------                                  ----       ----

Income:
  Interest on short-term investments                $     2    $     3
  Interest on loan - ESOP                                24         32
                                                    -------    -------
      Total income                                       26         35
Operating expenses                                      116         89
                                                    -------    -------
Loss before income taxes and equity in
 undistributed net income of subsidiary                 (90)       (54)
Income tax benefit                                      (17)       (27)
                                                    -------    -------
Loss before undistributed net income
 of subsidiary                                          (73)       (27)
Equity in undistributed net income of subsidiary      1,039      1,006
                                                    -------    -------

      Net income                                    $   966    $   979
                                                    =======    =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.
(concluded)


                                                         Years Ended
                                                        September 30,
                                                      -----------------
STATEMENTS OF CASH FLOWS                               2003       2002
------------------------                               ----       ----

Cash flows from operating activities:
  Net income                                          $  966     $  979
  Adjustments to reconcile net income to net
   cash used by operating activities:
    Decrease (increase) in other assets                   66        (42)
    Equity in undistributed earnings of subsidiary     (1,039)   (1,006)
                                                      -------    -------
      Net cash used by operating activities                (7)      (69)
                                                      -------    -------

Cash flows from investing activities:
  Principal paydowns received on ESOP loan                 18        18
                                                      -------    -------
      Net cash provided in investing activities            18        18
                                                      -------    -------

Cash flows from financing activities:
  Dividends paid                                         (317)     (316)
                                                      -------    -------
      Net cash used by financing activities              (317)     (316)
                                                      -------    -------

Net change in cash and cash equivalents                  (306)     (367)

Cash and cash equivalents at beginning of year            780     1,147
                                                      -------    -------

Cash and cash equivalents at end of year               $  474    $  780
                                                       ======    ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
                (Dollars in thousands, except per share data)

16.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


                                                                    Years Ended September 30,
                                       ------------------------------------------------------------------------------------
                                                         2003                                        2002
                                       ----------------------------------------    ----------------------------------------
                                       Fourth      Third     Second      First     Fourth      Third     Second      First
                                       Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                       -------    -------    -------    -------    -------    -------    -------    -------

Interest and dividend income           $2,866     $2,877     $3,059     $3,298     $3,466     $3,387     $3,501     $3,517
Interest expense                          822        913      1,004      1,142      1,280      1,267      1,311      1,500
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net interest income                     2,044      1,964      2,055      2,156      2,186      2,120      2,190      2,017
Provision for loan losses                   -          -          -          -          -          -          -          8
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net interest income, after
 provision for loan losses              2,044      1,964      2,055      2,156      2,186      2,120      2,190      2,009

Gain (loss) on securities, net             (8)       132         (7)         4       (460)       (10)       (26)        30
All other income                          162        239        162        207        151        130        157        201
Operating expenses                      1,721      2,008      1,913      1,971      1,828      1,991      1,834      1,793
                                       ------     ------     ------     ------     ------     ------     ------     ------

Income before income taxes                477        327        297        396         49        249        487        447

Provision (credit) for income taxes       195        100        118        118        (17)        45        109        116
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net income                             $  282     $  227     $  179     $  278     $   66     $  204     $  378     $  331
                                       ======     ======     ======     ======     ======     ======     ======     ======

Earnings per common share:
  Basic                                $ 0.18     $ 0.15     $ 0.12     $ 0.18     $ 0.04     $ 0.13     $ 0.25     $ 0.21
                                       ======     ======     ======     ======     ======     ======     ======     ======
  Diluted                              $ 0.18     $ 0.15     $ 0.12     $ 0.18     $ 0.04     $ 0.13     $ 0.24     $ 0.21
                                       ======     ======     ======     ======     ======     ======     ======     ======

                    Westborough Financial Services, Inc.
                          Stockholders Information

                          Common Stock Information

On September 30, 2003 there were 1,586,174 shares of common stock issued and outstanding and approxi-mately 712 stockholders, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM".

                               Annual Meeting

The annual meeting of shareholders will be held on Thursday, January 29, 2004 at 3:00 p.m., local time. The meeting will take place at Wyndham Westborough Hotel located at 5400 Computer Drive, Westborough, MA, 01581.

                                10-KSB Report
                                -------------

A copy of the form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request. Please write to:

                          John L. Casagrande, Clerk
                    Westborough Financial Services, Inc.
                            100 East Main Street
                            Westborough, MA 01581

                               Transfer Agent
                       Registrar and Transfer Company
                              10 Commerce Drive
                             Cranford, NJ 07016
                           Shareholder Inquiries:
                               (800) 368-5948

                                   Counsel
                        Thacher, Proffitt & Wood LLP
                        1700 Pennsylvania Avenue, NW
                                  Suite 800
                            Washington, DC 20006
                               (202) 347-8400

                            Independent Auditors
                            Wolf & Company, P.C.
                               99 High Street
                              Boston, MA 02110
                               (617) 439-9700

                             Investor Relations
                             John L. Casagrande
                     Senior Vice President and Treasurer
                    Westborough Financial Services, Inc.
                            100 East Main Street
                            Westborough, MA 01581
                               (508) 366-4111

The table below reflects the stock price and dividend payment by quarter of the Company's stock for fiscal year ended September 30, 2003. The information set forth below was provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Stock Price and Dividends by Quarter:


                  High Price   Low Price   Average Price   Dividends per share

First Quarter       $24.00      $21.80        $22.58       $0.05
Second Quarter      $23.80      $23.00        $23.53       $0.05
Third Quarter       $30.00      $25.50        $28.85       $0.05
Fourth Quarter      $32.00      $28.65        $29.50       $0.05

Dividend payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

                   OFFICERS AND STAFF OF WESTBOROUGH BANK

================================================================================================

Michael D. Allard        Margaret I. Duquette   Jacqueline E. Laslocky    Nilda I. Rodriguez
Steven G. Anderson       Ann Dussault           Michelle Lewis            Marites B. Sabolboro
Elizabeth A. Arsenault   Astrid M. Essex        Patricia L. Loiseau       Annette C. Sangkhum
Karissa Ayeni            Margaret H. Everitt    Joseph F. MacDonough      Cheri A. Scanlon
Jennifer L. Boule        Patricia A. Flood      Philip A. Maio            Mark R. Scheid
Vickie A. Bouvier        Jackie Groccia         Winifred B. Mason         Iris Shehi
Jean A. Breidenbach      Claire Hart            Robert K. McCann          Edward Stearns
Lois M. Brennan          Mary Lynn Hart         Alexandru C. Megas        Paula Stevens
Karen L. Brooks          Marion A. Hartshorn    Linda M. Millette         Corinne M. Temple
Deborah A. Brousseau     Melissa Havalotti      Jay S. Monfreda           Timothy M. Thibault
Sandra J. Bucher         Beth E. Hayden         Lois J. Murphy            Van C. Truong
Carol A. Burgoyne        Amelia Hodgson         Catherine A. Paglieroni   Linda A. Tumeinski
Deborah A. Callahan      Colleen A. Horne       Donald A. Painchaud       Catherine Vaillancourt
Kathleen T. Campanale    Janet L. Jankowski     George T. Panagopoulos    Sheila M. Veideman
John L. Casagrande       Janice A. Kelley       Kimberly S. Perkins       Lucia V. Visci
MaryEllen Comerford      Laura A. Knowles       Judith P. Pfeffer         Ryan M. Vorapeth
Jean M. Costantino       Elizabeth Kut          Samir Rauf                Jean C. Wamback
Janet Daniels            Jane M. Laflamme       Kathleen Reilly           Elena M. Zotos
Erin M. Drummey          Suzanne T. Laperle     Linda M. Richard
Gail O. Duplease         Amanda L. Laraia       Lisa A. Roberts
================================================================================================

                "Dedicated to delivering the best in banking
                           products and services."

                           2003 Charitable Giving

This year, as in prior years, Westborough Bank gave back to the communities that it serves. While some are monetary donations, our officers and staff also freely give of their time and talent.

Chamber of Commerce School/Business Partnership YMCA of Central Mass. Northborough Baseball Toys for Tots Shrewsbury Police Union Rotary Clubs of Shrewsbury, Westborough and Northborough Massachusetts State Police Shrewsbury Youth Hockey Westborough Education Foundation Westborough Music Parents Association Westborough Senior Center Symphony Pro Musica Shrewsbury Senior Center Junior Achievement United Way of Tri-County Westborough Little League Turf's Up Applefest 2003 Westborough Community Chorus Masonic Angel Fund Westborough Police Officers Union United Way of Central Mass. Shrewsbury Firefighters Westborough Players Club Westborough Athletic Boosters Association Worcester County Food Bank Northborough Education Foundation Worcester Art Museum Graduates of Westborough Public Schools Accident Fund Shrewsbury Community Services Westborough Food Pantry Trinity Free Medical Program Westborough High School's Charlotte Spinney Vision Scholarship YWCA Capital Campaign Knox Trail Boy Scouts Family Services of Central Mass. Time Travelers Hillside School Boroughs Branch YMCA Corridor Nine Chamber of Commerce Shrewsbury Youth Football Shrewsbury "Good Neighbor" Day Officer Phil Safety Program Westborough Rotary Spring Festival Walk to Cure Cancer Paton School Community Outreach S.C.O.R.E. Chamber of Commerce Mini-Grant Program Westborough Women's Club Armstrong School Playground Fund "Jacob's Journey" Karyn Polito Charity Golf Tournament Jobs For Bay State Grads Annie Fales School Pan Mass Challenge St. Mary's School Scholarship Golf Tournament Mill Pond School American Cancer Society Westborough Country Club Charitable Tournament Project Graduation Spirit of Shrewsbury Muscular Dystrophy Association M.A.D.D.

[PHOTO] Mike Allard, V.P. (l), pictured with representatives of local charities. Also pictured, second from right, is Charlotte Spinney, Director.

[PHOTO] Pictured above are Ken Young and Leonard Anderson, receiving a check from Peggy Duquette, Director of Human Resources. The check represents employee contributions from a dress down day.

[PHOTO] Joe MacDonough accepts the United Way Tri-County Bowl in recognition of the Bank's financial support.

             Westborough Financial Services, Inc. and Subsidiary
               Selected Consolidated Financial and Other Data


                                                             September 30,
                                                      2003        2002        2001

Consolidated Balance Sheet Data ($ in thousands)

Total assets                                        $256,122    $241,273    $225,675
Loans, net                                           141,557     132,880     134,957
Investment securities                                 88,840      76,888      65,514
Total deposits                                       215,898     202,063     185,098
Federal Home Loan Bank advances                        9,500       9,500      12,000
Stockholders' equity                                  28,718      27,989      26,912
Allowance for loan losses                                911         926         916
Non-accrual loans                                        634         140           0
Non-performing assets                                    634         140           0


Consolidated Statement of Income                                                   Years Ended
($ in thousands, except per share data)                                  2003         2002         2001

Total interest and dividend income                                       $12,100      $13,871      $14,135
Total interest expense                                                     3,881        5,358        6,927
                                                                         -------      -------      -------
Net interest income                                                        8,219        8,513        7,208
Provision for loan losses                                                      0            8           48
                                                                         -------      -------      -------
Net interest income, after provision for loan losses                       8,219        8,505        7,160
                                                                         -------      -------      -------
Customer service fees                                                        563          439          658
Income from covered call options                                               0            0           16
Gain (loss) on sales of securities available for sale, net                   121         (466)         710
Gain on sales of mortgages                                                    33            0            0
Miscellaneous                                                                174          200          160
                                                                         -------      -------      -------
Total other income                                                           891          173        1,544
                                                                         -------      -------      -------
Total operating expenses                                                   7,613        7,446        6,977
                                                                         -------      -------      -------
Income before provision for income taxes and
 cumulative effect of change in accounting principle                       1,497        1,232        1,727
Provision for income taxes                                                   531          253          476
                                                                         -------      -------      -------
Income before cumulative effect of change in accounting principle            966          979        1,251
Cumulative effect of change in accounting for covered call options,
 net of $76 of tax effects ($.09 per dilutive share)                           0            0          147
                                                                         -------      -------      -------
Net income                                                               $   966      $   979      $ 1,398
                                                                         =======      =======      =======

Basic number of weighted average shares outstanding                    1,530,003    1,540,103    1,540,518
Dilutive number of weighted average shares outstanding                 1,548,849    1,558,622    1,550,588
Basic earnings per share                                                   $0.63        $0.64        $0.91
Dilutive earnings per share                                                $0.62        $0.63        $0.90
Dividends declared per share                                               $0.20        $0.20        $0.20


                                                                                 Years Ended
                                                                        2003        2002        2001

Performance Ratios:
Return on average assets                                                 0.38%       0.42%       0.64%
Return on average stockholders' equity                                   3.39%       3.59%       5.49%
Dividend payout ratio (1)                                               32.07%      31.84%      22.18%
Average stockholders' equity to average assets                          11.36%      11.70%      11.69%
Net interest rate spread (2)                                             3.25%       3.52%       2.93%
Net interest margin (3)                                                  3.52%       3.94%       3.53%
Operating expenses as a percent of average assets                        3.03%       3.19%       3.20%
Average interest-bearing assets to average
 interest-bearing liabilities                                          116.40%     116.82%     117.68%
Efficiency ratio (4)                                                    85.00%      81.36%      86.93%

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
<F4>  Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.


                                                                  September 30,
                                                         2003          2002          2001

Asset Quality Ratios:
Non-performing loans as a percent of loans                 0.45%         0.11%         0.00%
Non-performing assets as a percent of total assets         0.25%         0.06%         0.00%
Allowance for loan losses as a percent of total
 loans before the allowance for loan losses                0.64%         0.69%         0.67%

Capital Ratio and other data:
Equity to assets at end of period                         11.21%        11.60%        11.93%
Number of shares outstanding at end of period         1,586,174     1,581,574     1,581,374

Number of:
Full-service offices (1)                                      5             5             5
Full-time equivalent employees                               74            76            70

<F1>  The number of full service offices does not include our branch at the
      Willows.

Financial
Services For
Every
Phase Of
Every
Life

*  Personal Checking
*  Savings
*  Mortgages
*  Home Equity Lines/Loans
*  Commercial Lending
*  Business Checking
*  Retirement Accounts
*  508 366-4111

Westborough Bank [LOGO]
Incorporated 1869
_____________________________
Full Service. Full Attention.

Member FDIC
Member DIF
Equal Housing Lender


     Main Office                                                                                     Shaw's Supermarket
 100 East Main Street       53 W. Main Street         23 Maple Avenue        33 W. Main Street       White City (Rte. 9)
Westborough, MA 01581    Northborough, MA 01532    Shrewsbury, MA 01545    Westborough, MA 01581    Shrewsbury, MA 01545
 Tel. (508) 366-4111       Tel. (508) 393-2434      Tel. (508) 845-6244     Tel. (508) 366-4236      Tel. (508) 755-2015