Form 10KSB, Exhibit 13
period 2004-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2004-12-29
CIK 1087843

Exhibit 13.1


[LOGO and Photos]                                               Westborough
                                                                  Financial
                                                             Services, Inc.

                                                              Annual Report

                                                                       2004


         Directors                                   Employees

James N. Ball                         Michael Allard          Michele Lewis
Nelson P. Ball                        Steven Anderson         Joseph MacDonough
Edward S. Bilzerian                   Elizabeth Arsenault     Timothy Maher
Nancy M. Carlson                      Karissa Ayeni           Philip Maio
David E. Carlstrom                    Linda Bilodeau          Robert McCann
John L. Casagrande                    Jennifer Boule          Michael McKay
Benjamin H. Colonero, Jr.             Vickie Bouvier          Alexandru Megas
William W. Cotting, Jr.               Karen Brooks            Eileen Messier
Robert A. Klugman                     Sandra Bucher           Linda Millette
Roger B. Leland (Chairman)            Carol Burgoyne          Jay Monfreda
Joseph F. MacDonough                  Dawn Buzzell            Lois Murphy
Paul F. McGrath                       John Casagrande         Joseph Normant, Jr.
Charlotte C. Spinney                  Jean Costantino         Catherine Paglieroni
Phyllis A. Stone                      Janet Daniels           George Panagopoulos
James E. Tashjian                     Erin Drummey            Tracy Pare'
                                      Margaret Duquette       Kimberly Perkins
Executive Committee                   Ann Dussault            Judith Pfeffer
                                      Margaret Everitt        Samir Rauf
David E. Carlstrom                    Alison Ferris           Kathleen Reilly
Robert A. Klugman                     Patricia Flood          Linda Richard
Roger B. Leland                       Mary Lynn Hart          Lisa Roberts
Joseph F. MacDonough (Chairman)       Claire Hart             Nilda Rodriguez
Paul F. McGrath                       Marion Hartshorn        Marites Sabolboro
James. E. Tashjian                    Melissa Havalotti       Annette Sangkhum
                                      Beth Hayden             Cheri Scanlon
                                      Amelia Hodgson          Iris Shehi
                                      Colleen Horne           Edward Stearns, III
                                      Janet Jankowski         Paula Stevens
                                      Vivian Kambouris        Corinne Temple
                                      Janice Kelley           Timothy Thibault
                                      Mark Klein              Linda Tumeinski
                                      Renuka Kulathila        Catherine Vallaincourt
                                      Jane LaFlamme           Lucia Visci
                                      Victoria Lane           Ryan Vorapheth
                                      Suzanne Laperle         Tammy Wheeler
                                      Amanda Laraia           Eugene Zicuis

              Exceeding expectations - one customer at a time.

Long Range Planning Committee                         Years of Service

Nancy M. Carlson                      25 Years +              10 - 15 Years
David E. Carlstrom                    Vickie Bouvier          Mary Lynn Hart
John L. Casagrande                    Linda Richard           John Casagrande
Robert A. Klugman (Chairman)
Roger B. Leland                       20 - 25 Years           5 - 10 Years
Joseph F. MacDonough                  Beth Hayden             Karen Brooks
Paul F. McGrath                       Janet Jankowski         Margaret Duquette
James. E. Tashjian                    Joseph MacDonough       Marion Hartshorn
                                                              Melissa Havalotti
Audit Committee                       15 - 20 Years           Colleen Horne
                                      Ann Dussault            Laura Knowles
Edward S. Bilzerian                   Suzanne Laperle         Robert McCann
Benjamin H. Colonero, Jr.             Kimberly Perkins        Lois Murphy
William W. Cotting, Jr. (Chairman)
Paul F. McGrath

Total Assets                             Total Deposits
$ in Millions                            $ in Millions

2004    $264,010                         2004    $211,710
2003    $256,122                         2003    $215,898
2002    $241,273                         2002    $202,063

                                         Stockholders'
Total Loans                                 Equity
$ in Millions                            $ in Millions

2004    $165,288                         2004    $ 28,705
2003    $141,557                         2003    $ 28,718
2002    $132,880                         2002    $ 27,989

[PHOTO of Joe MacDonough]

Message To Shareholders

For Westborough Financial Services, Inc. and its wholly owned subsidiary, Westborough Bank, the 2004 fiscal year ended on a positive note. Basic earnings per share for fiscal year 2004 were $0.77 on net income of $1.2 million, as compared to $0.63 on net income of $966 thousand for fiscal year 2003. Although interest and dividend income declined during the year due to a decrease in interest rates earned, net interest income increased by 4.0% to $8.5 million. The increase was attributable to our overall lower cost of funds during the year. Other income, consisting primarily of customer service fee income and gains on securities and loans sold, also increased during the year. This coupled with improved controls of operating expenses (held to growth of 3.2%) resulted in the 23.3% improvement in bottom line net income.

Fueled by an increase in our loan portfolio of $23.7 million (16.8%) the Company's total assets increased by $7.9 million (3.1%) during the fiscal year. This less than enviable growth rate was a result of deposit outflow of $4.2 million (1.9%) as customers sought higher returns in the improving stock market. The deposit outflow was most notable, as anticipated, in our Shrewsbury market place where we closed our underperforming supermarket branch in May 2004. While overall deposit flow was negative, we did experience an increase in low-cost retail personal and business checking accounts with little or no cost of funds.

In May of 2004, our Board of Directors gathered for a day and a half to develop a strategic plan to guide the Company over the next three to five years. The plan calls for continued commitment to our customers, employees, communities and to you, our shareholders, in the years ahead. The plan calls for continued investment in people and technology which has already resulted in exciting changes and improvements to the Company.
Based on the research and effort of our bank-wide technology task force, we enhanced our internet and bill payments functionality to better service our growing customer base. In addition, with the introduction of our new web site which includes an online mortgage loan application feature, customers can apply for any of our mortgage products from any computer at any time they choose, day or night.

Also, during the year we were extremely honored and proud to have been profiled in the local print media as the only one of 31 public companies in Central Massachusetts to have three women as members of our Board of Directors. Charlotte C. Spinney has served on our Board for ten years, Phyllis A. Stone for five years and Nancy M. Carlson joined the board in 2003. All three bring a wealth of business knowledge and community involvement to the Board.

Of course, our accomplishments in 2004 would not have been possible absent the dedication of our entire Board. In any public company, the Board of Directors plays an important role in developing policies and strategies, overseeing management and monitoring performance. We have been extremely fortunate to have Board members with the highest level of commitment and guidance. In particular, we wish to thank Roger Leland who is retiring from the Board after thirty years and serving as our Chairman during 2004. We will miss his common sense business approach, leadership and sound judgment.

A sincere thank you as well to our entire staff, who on a day to day basis interact with our customers, providing customer service that is second to none.

On behalf of the Board of Directors, I want to pledge our continued commitment to our shareholders, customers and community.

/s/ Joseph R. MacDonough

Sincerely,
Joseph F. MacDonough
President & CEO
December 1, 2004

[PHOTO of website]

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

General

      The Company is a Massachusetts chartered mid-tier holding company that completed its initial public offering in February 2000 in the reorganization of The Westborough Bank (the "Bank") from a Massachusetts chartered mutual savings bank into the Massachusetts mutual holding company form of organization. Pursuant to the reorganization, the Bank converted to a Massachusetts chartered stock savings bank as a wholly-owned subsidiary of the Company, which is majority owned by Westborough Bancorp, MHC (the "MHC"), a Massachusetts chartered mutual holding company. The Company's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "WFSM.OB."

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

      The level of other (non-interest) income and operating expenses also affects the Bank's profitability. Other income consists primarily of customer service fees, gains and losses on sales of securities and mortgages, income from the sale of non-deposit investment products and increases in bank-owned life insurance. Operating expenses consist of salaries and benefits, occupancy-related expenses and other general operating expenses.

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

Business Strategy

      In past years, the Bank's primary management strategy has been to offer savings and certificate of deposit accounts and residential mortgage loans in the market area of Westborough, Massachusetts and surrounding communities. In recent years, the Company has adopted a growth-oriented strategy that has focused on expanding its product lines and services, providing expanded electronic and traditional delivery systems for its customers and extending its branch network. The Bank believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service. In connection with the Bank's overall growth strategy, it seeks to:

      * continue to focus on expanding its residential lending and retail banking franchise, and increasing the number of households served within its market area;
      * expand its commercial banking products and services for small- and medium-sized businesses, as a means to increase the yield on its loan portfolio and to attract lower cost transaction deposit accounts;
      *     expand its branch network to increase its market share;
      * increase the use of alternative delivery channels, such as Internet-based and telephonic banking; and
      * offer a variety of non-deposit investment products and services as a means to compete for an increased share of its customers' financial service business and improve fee-based income.

      In order to create a platform for the accomplishment of the Company's goals, management has made significant investments in its physical infrastructure and human and technological resources. The Bank recently completed constructing an enlarged 23 Maple Avenue, Shrewsbury branch office. The previous, 900 square foot 19 Maple Avenue branch has been closed and customers are utilizing the new, expanded facility. In the spring of 2004, our Shaw's Supermarket branch office in Shrewsbury closed and customers were encouraged to utilize our new, enlarged, Shrewsbury branch facility. Such investments have been necessary to ensure that adequate resources are in place to offer increased products and services. Management believes that its long-term profitability should improve as it realizes the benefits of diversified product lines and market share growth.

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

      At September 30, 2004, the Company's cumulative one-year gap position, which measures the difference between the amount of interest-earning assets maturing or re-pricing within one year, and interest-bearing liabilities maturing or re-pricing within one year, was a negative 18.47% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally would not be in as favorable a position, compared to an institution with a positive gap, to invest in higher yielding assets. The resulting yield on an institution's assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap would tend to experience a re-pricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth interest-earning assets and interest-bearing liabilities outstanding at September 30, 2004, which is anticipated by the Company, based upon certain assumptions, to re-price or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier term to re-pricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of assets and liabilities at September 30, 2004, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

GAP Table

                                      ---------------------------------------------------------------------------------------------
                                                       Amounts Maturing or Re-pricing as of September 30, 2004
                                      ---------------------------------------------------------------------------------------------
                                      less than 3    3 to 6    6 months      1 to        3 to        5 to        over
                                         months      months    to 1 year    3 years     5 years    10 years    10 years     Total
                                      ---------------------------------------------------------------------------------------------
                                                                          ($ in thousands)

Interest-earning Assets (1)
  Short-term investments (2)            $  4,643    $     0    $      0    $      0    $      0    $      0    $      0    $  4,643
  Investment securities (3)                4,354      1,656       4,336      27,487       4,208           0           0      42,041
  Mortgage and asset backed securities         0        231         466       1,313      13,032       3,670      14,248      32,960
  Loans (4)                               19,324      1,235       4,492      12,848      14,772      55,771      57,796     166,238
                                        --------    -------    --------    --------    --------    --------    --------    --------
      Total interest-earning assets       28,321      3,122       9,294      41,648      32,012      59,441      72,044     245,882
                                        --------    -------    --------    --------    --------    --------    --------    --------

Interest-bearing Liabilities:
  NOW accounts (5)                         2,004      2,004       2,005       2,005           0           0      12,026      20,044
  Regular and other savings
   accounts (5)                           11,217     11,218      11,217      11,218           0           0      67,304     112,174
  Money market deposit accounts (5)          614        614         614         614           0           0       3,683       6,139
  Certificate of deposit accounts         11,264     13,596       9,323      12,090       1,949           0           0      48,222
  Federal Home Loan Bank advances (6)      5,500          0       8,000       5,500       2,500           0           0      21,500
  Mortgage escrow deposits                   312          0           0           0           0           0           0         312
                                        --------    -------    --------    --------    --------    --------    --------    --------
      Total interest-bearing
       liabilities                        30,911     27,432      31,159      31,427       4,449           0      83,013     208,391
                                        --------    -------    --------    --------    --------    --------    --------    --------

Interest sensitivity gap                $(2,590)   $(24,310)   $(21,865)   $ 10,221    $ 27,563    $ 59,441    $(10,969)   $ 37,491
                                        --------    -------    --------    --------    --------    --------    --------    ========
Cumulative interest sensitivity gap     $(2,590)   $(26,900)   $(48,765)   $(38,544)   $(10,981)   $ 48,460    $ 37,491
                                        =======    ========    ========    ========    ========    ========    ========

Cumulative interest sensitivity gap
 as a percent of total assets             -0.98%     -10.19%     -18.47%     -14.60%      -4.16%      18.36%      14.20%

Cumulative interest sensitivity gap
 as a percent of total interest-
 earning assets                           -1.05%     -10.94%     -19.83%     -15.68%      -4.47%      19.71%      15.25%

Cumulative interest sensitivity gap
 as a percent of total interest-
 bearing liabilities                      -1.24%     -12.91%     -23.40%     -18.50%      -5.27%      23.25%      17.99%

-------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, money market mutual funds and interest-earning amounts in the Federal Home Loan Bank of Boston.
<F3>  Investment securities are at market value.  Common stock and stock in the Federal Home Loan Bank of Boston is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan
      costs/fees/discounts/premiums on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining allocated evenly within the four intervals up to and including one to three years.
<F6>  Federal Home Loan Bank advances are categorized by contractual maturity date.

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

      The following table sets forth certain information relating to the Company's financial condition and net interest income at and for the years ended September 30, 2004, 2003, and 2002, and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing interest and dividend income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees and costs, which are considered adjustments to yields. Loan interest and yield does not include any accrued interest from non-accrual loans.

                                      ---------------------------------------------------------------------------------------------
                                                                    For the Year Ended September 30,
                                      ---------------------------------------------------------------------------------------------
                                                  2004                            2003                            2002
                                      ---------------------------------------------------------------------------------------------
                                                           Average                         Average                         Average
                                      Average              Yield or   Average              Yield or   Average              Yield or
                                      Balance   Interest    Cost      Balance   Interest    Cost      Balance   Interest    Cost
                                      ---------------------------------------------------------------------------------------------
                                                                            ($ in thousands)

Assets:
Interest-earning assets:
  Short-term investments (1)         $  5,037    $    47    0.93%    $ 12,671    $   117    0.92%    $ 11,956    $   192    1.61%
  Investment securities (2)            91,511      3,588    3.92%      87,172      3,983    4.57%      68,194      4,068    5.97%
  Loans (3)                           144,942      7,859    5.42%     133,349      7,983    5.99%     136,118      9,594    7.05%
                                     --------    -------             --------    -------             --------    -------
      Total interest-earning
       assets                         241,490     11,494    4.76%     233,192     12,083    5.18%     216,268     13,854    6.40%
                                                 -------                         -------                         -------
  Non-interest-earning assets          17,599                          17,824                          16,795
                                     --------                        --------                        --------
      Total assets                   $259,089                        $251,016                        $233,063
                                     ========                        ========                        ========

Liabilities and Equity:
Interest-bearing liabilities:
  NOW accounts                       $ 19,597         20    0.10%    $ 18,489         29    0.16%    $ 17,032         73    0.43%
  Savings accounts (4)                115,483      1,229    1.06%     106,868      1,500    1.40%      86,667      1,899    2.19%
  Money market deposit accounts         5,325         53    1.00%       5,567         69    1.24%       5,903        101    1.71%
  Certificate of deposit accounts      49,443      1,021    2.07%      59,911      1,673    2.79%      63,848      2,509    3.93%
                                     --------    -------             --------    -------             --------    -------
      Total interest-bearing
       deposits                       189,848      2,323    1.22%     190,835      3,271    1.71%     173,450      4,582    2.64%
  FHLB advances                        16,215        639    3.94%       9,500        610    6.42%      11,677        776    6.65%
                                     --------    -------             --------    -------             --------    -------
      Total interest-bearing
       liabilities                    206,063      2,962    1.44%     200,335      3,881    1.94%     185,127      5,358    2.89%
                                     --------    -------             --------    -------             --------    -------
  Non-interest bearing deposits        22,229                          20,108                          18,156
  Other non-interest-bearing
   liabilities                          2,050                           2,047                           2,517
                                     --------                        --------                        --------
      Total non-interest-bearing
       liabilities                     24,279                          22,155                          20,673
                                     --------                        --------                        --------
      Total liabilities               230,342                         222,490                         205,800
      Total stockholders' equity       28,747                          28,526                          27,263
                                     --------                        --------                        --------
      Total liabilities and
       stockholders' equity          $259,089                        $251,016                        $233,063
                                     ========                        ========                        ========

Net interest income                              $ 8,532                         $ 8,202                         $ 8,496
                                                 =======                         =======                         =======
Net interest rate spread (5)                                3.32%                           3.24%                           3.51%
                                                          ======                          ======                          ======
Net interest margin (6)                                     3.53%                           3.52%                           3.93%
                                                          ======                          ======                          ======
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                              117.19%                         116.40%                         116.82%
                                                          ======                          ======                          ======

-------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs/fees, allowance for loan losses, discount/premium on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.
<F5>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest bearing liabilities.
<F6>  Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

                                      ---------------------------------------------------------------
                                      Year Ended September 30, 2004   Year Ended September 30, 2003
                                         Compared to Year Ended          Compared to Year Ended
                                           September 30, 2003              September 30, 2002
                                           Increase (Decrease)             Increase (Decrease)
                                      ---------------------------------------------------------------
                                                 Due to                          Due to
                                      ---------------------------------------------------------------
                                       Volume     Rate        Net      Volume     Rate         Net
                                      ---------------------------------------------------------------
                                                            ($ In thousands)

Interest-earning assets:
  Short-term investments (1)           $ (71)    $     1     $ (70)    $  12     $   (87)    $   (75)
  Investment Securities (2)              191        (586)     (395)      988      (1,073)        (85)
  Loans (3)                              663        (787)     (124)     (192)     (1,419)     (1,611)
                                       -----     -------     -----     -----     -------     -------
      Total interest-earning assets      783      (1,372)     (589)      808      (2,579)     (1,771)
                                       -----     -------     -----     -----     -------     -------

Interest-bearing liabilities:
  NOW accounts                             2         (11)       (9)        6         (50)        (44)
  Savings accounts (4)                   114        (385)     (271)      380        (779)       (399)
  Money market deposit accounts           (3)        (13)      (16)       (5)        (27)        (32)
  Certificate of deposit accounts       (262)       (390)     (652)     (147)       (689)       (836)
                                       -----     -------     -----     -----     -------     -------
      Total interest-bearing deposits   (149)       (799)     (948)      234      (1,545)     (1,311)
Borrowed funds                           323        (294)       29      (141)        (25)       (166)
                                       -----     -------     -----     -----     -------     -------
Total interest-bearing liabilities       174      (1,093)     (919)       93      (1,570)     (1,477)
                                       -----     -------     -----     -----     -------     -------
Net change in net interest income      $ 609     $  (279)    $ 330     $ 715     $(1,009)    $  (294)
                                       =====     =======     =====     =====     =======     =======

-------------------
<F1>  Short-term investments include federal funds, money market mutual funds and interest earning amounts in the Federal Home Loan Bank of Boston.
<F2>  All investment securities are considered available for sale.
<F3>  Loans are net of deferred loan origination costs (fees), allowance for loan losses, discounts/premiums on purchased loans and unadvanced funds.
<F4>  Savings accounts include the balance in mortgagors' escrow accounts.

Comparison of Financial Condition at September 30, 2004 and
 September 30, 2003

      The Company's total assets increased by $7.9 million, or 3.1%, to $264.0 million at September 30, 2004 from $256.1 million at September 30, 2003. Loans increased by $23.7 million, or 16.8%, to $165.3 million at September 30, 2004 from $141.6 million at September 30, 2003. Much of this loan growth was the result of a successful wholesale mortgage broker program and attractive retail and business loan products. The loan growth occurred primarily in 25 year bi-weekly loans and various adjustable-rate
retail and commercial real estate loans.   Securities available for sale
decreased by $14.6 million, or 16.7%, to $73.0 million, at September 30,
2004 as compared to $87.6 million at September 30, 2003.   The majority of
the proceeds from the sale and maturity of securities available for sale were reinvested in the loan portfolio. The primary areas of decrease in securities available for sale were in the categories of federal agency obligations and federal agency mortgage-backed securities. Asset quality remained strong, as non-performing assets declined to $121 thousand at September 30, 2004, compared to $634 thousand at September 30, 2003.

      While deposits declined by $4.2 million, or 1.9%, to $211.7 million from $215.9 million, FHLB advances increased by $12.0 million, or 126.3%, to $21.5 million at September 30, 2004 from $9.5 million at September 30, 2003. The increase in advances was used primarily to fund deposit outflows and loan growth. During the year, some maturing certificates of deposit and saving account customers chose to withdraw their funds. In response to those withdrawals, the Company increased low-cost borrowing from the FHLB. Alternatively, during the year, the Company experienced an increase in low-cost retail checking accounts and non-interest bearing personal and business checking accounts.

      Total stockholders' equity declined by $13 thousand, to $28.7 million at September 30, 2004 primarily as a result of a decline in the after-tax market value of securities available for sale, somewhat offset by net income of $1.2 million, less dividends paid to shareholders of $318 thousand. Accumulated other comprehensive after-tax income at September 30, 2004 was $159 thousand, as compared to $1.3 million at September 30, 2003. The Company's securities consist primarily of interest-rate sensitive securities, whose market value changes inversely with changes in market interest rates. Interest rates at September 30, 2004 were generally higher than rates at September 30, 2003 and, accordingly, the after-tax market value of securities available for sale declined. Deferred income tax benefits associated with this market value decline were approximately $615 thousand.

Comparison of Operating Results for the Years Ended
 September 30, 2004 and 2003

      Net Income. The Company reported earnings per share (dilutive) for fiscal year ended September 30, 2004 of $0.76 on net income of $1.2 million, as compared to $0.62 per share (dilutive) on net income of $966 thousand for fiscal year ended September 30, 2003. For year ended September 30, 2004, net income increased by $225 thousand, or 23.3%, to $1.2 million, as compared to $966 thousand, for year ended September 30, 2003. The Company's return on average assets was 0.46% for year ended September 30, 2004 as compared to 0.38% for year ended September 30, 2003.

      Interest and Dividend Income. Interest and dividend income declined by $589 thousand, or 4.9%, to $11.5 million for the year ended September 30, 2004 from $12.1 million for the year ended September 30, 2003. The decrease in interest and dividend income was mainly the result of a decline in the earnings rate earned on interest-earning assets offset, to a lesser extent, by an increase in the volume of interest-earning assets. The average rate earned on interest-earning assets was 4.76% on average earning assets of $241.5 million and 5.18% on average interest-earning assets of $233.2 for the years ended September 30, 2004 and 2003, respectively. The generally declining interest rate environment translated into reduced rates earned on loans, investment securities and short-term investments. Additionally, some loan customers renegotiated their existing loan interest rate that, accordingly, lowered the interest rate earned by the Company on those loans.

      The average balance of loans for the year ended September 30, 2004 was $144.9 million, earning 5.42% for the year. This compares to an average balance of loans for the year ended September 30, 2003 of $133.3 million, earning 5.99% for the year. During the year ended September 30, 2004, the Company experienced net variable rate, one-to-four family residential loan growth of $16.5 million and net commercial real estate loan growth of $6.0 million. The average balance of investment securities for the year ended September 30, 2004 was $91.5 million, earning 3.92% for the year. This compares to an average balance of investments securities for the year ended September 30, 2003 of $87.2 million, earning 4.57% for the year. Finally, the average balance of short-term investments for the year ended September 30, 2004 was $5.0 million, earning 0.93% for the year. This compares to an average balance of short-term investments for the year ended September 30, 2003 of $12.7 million, earning 0.92% for the year. Rates of interest on short-term investments were low when compared to other investment securities and management has made a conscious effort to reduce its level of short-term investments.

      Interest Expense. Interest expense declined by $919 thousand, or 23.7%, to $3.0 million for the year ended September 30, 2004 from $3.9 million for the year ended September 30, 2003. Interest expense declined mainly due to a decline in the average rate paid on interest-bearing liabilities offset, to a lesser extent, by an increase in the average volume of interest-bearing liabilities. The average volume of interest-bearing deposits declined to $189.8 million with a cost of 1.22% for the year ended September 30, 2004 as compared to $190.8 million with a cost of 1.71% for the year ended September 30, 2003. The average volume of borrowed funds from the FHLB, however, increased to $16.2 million with a cost of 3.94% as compared to $9.5 million with a cost of 6.42% for the year ended September 30, 2003.

      Net Interest Income. The Company's net interest rate spread increased to 3.32% for the year ended September 30, 2004 from 3.24% for the year ended September 30, 2003. Net interest income increased by $330 thousand for the year ended September 30, 2004, or 4.0%, to $8.5 million, from $8.2 million, for the year ended September 30, 2003. The increase was attributed to the combination of a decrease of $589 thousand in total interest and dividend income offset, to a larger extent, by a decrease of $919 thousand in total interest expense.

      Provision for Loan Losses. The Company's provision for loan losses increased by $70 thousand for year ended September 30, 2004 and primarily reflects the result of the inherent risks associated with a $6.0 million net increase in commercial loans and a $16.5 million net increase in variable-rate residential loans for year ended September 30, 2004. The provision for loan losses is a result of management's periodic analysis of risks inherent in its loan portfolio from time to time, as well as the adequacy of the allowance for loan losses. It is the Bank's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions in our market area. Accordingly, the evaluation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. The allowance for loan losses, in management's opinion, is sufficient to cover losses in the Bank's loan portfolio at this time. As the Bank expands its commercial lending activities, management believes that growth in the provision for loan losses may be likely. Additionally, while the Bank believes it continues to have excellent loan quality, with $121 thousand of non-accrual loans and non-performing assets at September 30, 2004, the Bank recognizes that it is located in a market and geographic area that is considered in the high technology and financial services belt and, most likely, the Bank's allowance for loan loss will reflect the relative health of these economic sectors. While Bank management believes that its current level of allowance for loan losses is adequate, there can be no assurance that the allowance will be sufficient to cover loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Other Income. Other income increased $257 thousand, or 28.3%, to $1.2 million for year ended September 30, 2004 as compared to $908 thousand for year ended September 30, 2003. Other income consists of fee income for bank services, gains and losses from the sale of securities and loans and income from bank-owned life insurance. Income from customer service fees increased by $98 thousand, or 17.4%, to $661 thousand for year ended September 30, 2004 as compared to $563 thousand for year ended September 30, 2003, primarily due to the recognition of a non-refundable $71 thousand prepayment fee from the payment in full of a $2.6 million commercial loan and due to an increase in fee income from the sale of non-deposit investment products. Additionally, for year ended September 30, 2004, the Company sold $5.5 million of 30 year fixed-rate mortgage loans, with servicing retained by the Bank, and recognized a pre-tax gain on such sales, including mortgage servicing rights, of $100 thousand, as compared to $33 thousand for year ended September 30, 2003. Also, for year ended September 30, 2004, the Company sold securities for a net gain on the sale of such securities of $159 thousand, as compared to a net gain of $121 thousand for year ended September 30, 2003. Security sales were incurred primarily to fund increased loan growth. The Company's marketable equity securities (primarily common stock) at September 30, 2004 had a fair market value of $407 thousand, with a net unrealized loss of $3 thousand. The Company's internal investment policy requires it to either write-down to market value, or sell, any common stock issue that has sustained a continuous decline in market value of 50% or more, for a period of 9 months or more. At September 30, 2004, no common stock met such criteria. Although the management of the Bank believes that it has established and maintained an adequate accounting policy as it relates to investment impairment, such judgments involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. This critical policy and its application are periodically reviewed with the Audit Committee and Board of Directors. Lastly, miscellaneous income increased by 28.3%, to $245 thousand for year ended September 30, 2004 as compared to $191 thousand for year ended September 40, 2003 primarily as a result of a net increase in cash surrender value of bank-owned life insurance.

      Operating Expenses. For year ended September 30, 2004, operating expenses increased by $297 thousand, or 3.9%, to $7.9 million, from $7.6 million for year ended September 30, 2003. Salaries and employee benefits increased by $310 thousand, or 7.9%, to $4.3 million for year ended September 30, 2004, from $3.9 million for year ended September 30, 2003. The primary reasons for the increase were due to general increases in staff salaries and increased expenses relating to supplemental employee retirement plans, medical insurance and staff incentive compensation. As a result of a higher level of services provided, data processing expenses increased by $57 thousand, or 9.5%, to $660 thousand for year ended September 30, 2004 as compared to $603 thousand for year ended September 30, 2003. Occupancy and equipment expenses declined by $71 thousand, or 5.5%, to $1.2 million for year ended September 30, 2004 as compared to $1.3 million for year ended September 30, 2003 due primarily to a savings associated with the closing of the Shaw's Supermarket branch in April 2004 and a general decline in depreciation due to more in-use equipment being fully depreciated. Also, professional fees declined as a result of a decline in legal expenses.

      Income Taxes. The provision for income taxes declined by $5 thousand, to $526 thousand for year ended September 30, 2004, resulting in an effective income tax rate of 30.6%, as compared to an effective income tax rate of 35.4% for year ended September 30, 2003. For year ended September 30, 2003 the Company recognized the income tax expense associated with filing amended tax returns with respect to dividend received deductions taken in prior years on serial trust preferred securities. The increase in taxes amounted to a 6.7% increase in the effective tax rate as compared to the statutory corporate income tax rate.

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. From time to time, the Bank has utilized borrowing from the FHLB as part of its management of interest rate risk and to fund loan growth in periods when deposit growth is not sufficient to meet such loan growth. At September 30, 2004, the Bank had $21.5 million in outstanding borrowing from the FHLB with a weighted average interest rate of 3.37%, as compared to $9.5 million with a weighted average interest rate of 5.36% at September 30, 2003.

      The Bank generally makes loan commitments to borrowers not exceeding 45 days. At September 30, 2004, the Bank had $6.2 million in loan commitments outstanding, primarily to grant one- to four-family residential real estate loans, commercial loans and commercial real estate loans. Unadvanced funds on home equity lines of credit and commercial lines of credit at September 30, 2004 represented $13.7 million and $1.0 million, respectively. Total deposits declined by $4.2 million during year ended September 30, 2004 and increased $13.8 million and $17.0 million, during the years ended September 30, 2003 and 2002, respectively. During the current year, some maturing certificate of deposit and savings account customers chose to withdraw their funds. In response to those withdrawals, the Company increased low-cost borrowing from the FHLB. The level of deposit flows is affected by interest rates offered by the Bank, products offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $34.2 million at September 30, 2004. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations other than the commitments.

      The following table shows the Leverage ratio, Tier 1 risk-based capital and Total risk-based capital ratios, for the Bank and consolidated Company, at September 30, 2004:

                                        -----------------------------------------------------------------------
                                                                 As of September 30, 2004
                                        -----------------------------------------------------------------------
                                                               Minimum                   Minimum
                                        Actual                For Capital               For prompt
                                        Capital   Percent of   Adequacy    Percent of   Corrective   Percent of
                                        Amount    Assets (1)   Purposes      Assets       Action       Assets
                                        -----------------------------------------------------------------------
                                                                  (Dollars in thousands)

Total risk-based capital    Company     $29,496     20.97%     $11,253       8.00%           N/A         N/A
                            Bank        $28,662     20.54%     $11,165       8.00%       $13,957       10.00%

Tier 1 risk-based capital   Company     $28,546     20.29%     $ 5,626       4.00%           N/A         N/A
                            Bank        $27,712     19.86%     $ 5,583       4.00%       $ 8,374        6.00%

Tier 1 leverage capital     Company     $28,546     10.79%     $10,578       4.00%           N/A         N/A
                            Bank        $27,712     10.48%     $10,575       4.00%       $13,219        5.00%

-------------------
<F1>  For purposes of calculating Total risk-based capital and Tier 1 risk-
      based capital, assets are based on total risk-weighted assets. In calculating Tier 1 leverage capital, assets are based on adjusted total average assets.

At September 30, 2004, the Bank was considered "well capitalized" under FDIC guidelines.

Off-Balance Sheet Arrangements

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

      The following table sets forth information relating to the Company's payments due under contractual obligations at September 30, 2004.

                                         --------------------------------------------------
                                                      Payments due by period
                                         --------------------------------------------------
                                          Total       <1 yr    1-3 yrs    3-5 yrs    >5 yrs
                                         --------------------------------------------------

Short-term debt (1)                      $ 3,500     $3,500     $    -     $    -     $  -
Long-term debt (2)                        18,000      5,000      5,500      7,500        -
Capital lease obligations                      -          -          -          -        -
Operating lease obligations (3)                6          5          1          -        -
Purchase obligations                           -          -          -          -        -
Other long-term liabilities
 reflected on the company's
 balance sheet under GAAP                      -          -          -          -        -
                                         -------     ------     ------     ------     ----

                                         $21,506     $8,505     $5,501     $7,500     $  -
                                         =======     ======     ======     ======     ====

-------------------
<F1>  Consists of FHLB advances with original maturities less than one year which are scheduled to mature within one year.
<F2>  Consists of FHLB advances with original maturities greater than one year which are scheduled to mature after September 30, 2004. Certain advances are callable in 2004 and 2005.
<F3>  Pertains to noncancelable lease agreements in effect at September 30,
      2004, pertaining to banking premises and equipment and future minimum rent commitments. The leases contain options to extend for periods from two to ten years.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for the year ended September 30, 2004 included in our Annual Report contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, asset impairment judgments and other-than-temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. The Audit Committee and our Board of Directors periodically review these critical policies and their application.

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

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 39 years. Mr. Ball is the father of James N. Ball, also a member of the Board of Directors.

      Edward S. Bilzerian is retired from Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds, where he served as president. Prior to that, he was Vice President of Marketing and Finance at Bay State Abrasive's Division of Dresser Industries. He has been self-employed for over 18 years. Mr. Bilzerian also serves as a member of the Worcester Airport Commission and Chairman of the Worcester Health and Hospital Authority.

      Nancy M. Carlson is the owner and president of Suburban Staffing, Inc., a full-service staffing firm located in Westborough, Massachusetts since 1968. She purchased the company in 1994 and has grown in size and services to include consulting services, automated data management and conversions. Ms. Carlson is a past president of the Corridor Nine Area Chamber of Commerce where she continues to serve on the Board of Directors. She is a former member of the board of Directors for the Better Business Bureau and is currently a Corporator for the Greater Worcester Community Foundation.

      David E. Carlstrom is formally the President of Carlstrom Pressed Metal Company, Inc. and now serves as a consultant to the family owned company. Carlstrom Pressed Metal is a contract manufacturer of metal stamps located in Westborough for 54 years.

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

      William W. Cotting, Jr. has been an attorney in private practice for over 20 years. His practice is primarily devoted to tax law, trusts, and real estate. His practice is located in Shrewsbury, Massachusetts.

      Robert A. Klugman, M.D., F.A.C.P. has practiced general medicine in Westborough, Massachusetts for over 20 years. Dr. Klugman is currently an Associate Professor of Clinical Medicine at the University of Massachusetts Medical School as well as Division Chief of Community Internal Medicine at the UMASS/Memorial.

      Roger B. Leland has practiced estate, tax and real estate law at Leland Law Associates for over 30 years. During that time, he also served as an insurance broker, selling life and casualty insurance products, through Leland Insurance Agency, Inc. Leland Law Associates and Leland Insurance Agency are located in Northborough, Massachusetts. Mr. Leland is the father of Jeffrey B. Leland who has been nominated to serve as a member of the Board of Directors.

      Joseph F. MacDonough has served as President and Chief Executive Officer of Westborough Bank since 1994 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Directors of the Massachusetts Bankers Association.

      Jeffrey B. Leland is a nominee as a new director at the 2005 Annual Meeting of Shareholders. He was recommended to the Nominating Committee by a non-management director. He has practiced estate administration, elder law and real estate law and other general practices of law at Leland Law Associates, P.C. for 13 years. At the same time, he has also served as an insurance broker selling property and casualty insurance through Leland Insurance Agency, Inc. Both Leland Law Associates, P.C. and Leland Insurance Agency, Inc. are located in Northborough, Massachusetts. Mr. Leland is an officer and director of both of the corporations. He is also the son of Roger B. Leland, a member of the Board of Directors of Westborough Bank.

      Paul F. McGrath is a certified public accountant and has served as President of Mottle McGrath Braney & Flynn, P.C. for over ten years.
Mottle McGrath is a certified public accounting firm, located in Worcester, Massachusetts, that provides accounting, tax and business advisory services throughout central New England.

      Charlotte C. Spinney is a retired social studies teacher. Ms. Spinney taught at Westborough High School for 41 years and, during that time, she created the curriculum for the community service component of the school's Sociology course.

      Phyllis A. Stone served as Vice President and Treasurer of Comey Oil Co., Inc., located in Westborough, Massachusetts, for 13 years prior to her retirement in 2001. Ms. Stone served in various other capacities within Comey Oil for over 30 years. Ms. Stone is currently President of Schenker Properties, Inc., a real estate holding company based in Westborough, Massachusetts. She is past Treasurer of the Regatta Point Community Sailing Inc. of Worcester, Massachusetts.

      James E. Tashjian is a partner in the law firm of Tashjian, Simsarian & Wickstrom, located in Worcester, Massachusetts. He has engaged in the general practice of law for over 30 years.

                    WESTBOROUGH FINANCIAL SERVICES, INC.

                      CONSOLIDATED FINANCIAL STATEMENTS
                      ---------------------------------

                   Years Ended September 30, 2004 and 2003


                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.

Report of Independent Registered Public Accounting Firm          F-1

Consolidated Balance Sheets as of September 30, 2004
 and 2003                                                        F-2

Consolidated Statements of Income for the Years Ended
 September 30, 2004 and 2003                                  F-3 - F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2004 and 2003                 F-5

Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2004 and 2003                      F-6 - F-7

Notes to Consolidated Financial Statements                    F-8 - F-43

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders of
 Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
October 29, 2004

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS
                         September 30, 2004 and 2003
                           (Dollars in thousands)


                                   ASSETS

                                                                            2004         2003
                                                                            ----         ----

Cash and due from banks                                                   $  4,528     $  4,190
Federal funds sold                                                           3,584        6,024
Short-term investments                                                       1,059        1,687
                                                                          --------     --------
      Total cash and cash equivalents                                        9,171       11,901

Securities available for sale, at fair value                                72,959       87,590
Federal Home Loan Bank stock, at cost                                        2,042        1,250
Loans, net of allowance for loan losses of $950 in 2004
 and $911 in 2003                                                          165,288      141,557
Banking premises and equipment, net                                          6,437        6,708
Accrued interest receivable                                                  1,050        1,179
Deferred income taxes                                                          765           93
Bank-owned life insurance                                                    5,746        5,293
Other assets                                                                   552          551
                                                                          --------     --------
                                                                          $264,010     $256,122
                                                                          ========     ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                  $211,710     $215,898
Short-term borrowings                                                        3,500            -
Long-term borrowings                                                        18,000        9,500
Mortgagors' escrow accounts                                                    312          208
Accrued expenses and other liabilities                                       1,783        1,798
                                                                          --------     --------
      Total liabilities                                                    235,305      227,404
                                                                          --------     --------

Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock - $.01 par value, 1,000,000 shares authorized,
   none outstanding                                                              -            -
  Common stock - $.01 par value, 5,000,000 shares authorized,
   1,589,574 and 1,586,174 shares issued and outstanding in 2004
   and 2003, respectively                                                       16           16
  Additional paid-in capital                                                 4,843        4,706
  Retained earnings                                                         24,198       23,325
  Accumulated other comprehensive income                                       159        1,290
  Unearned compensation - RRP (10,859 and 14,659 shares, respectively)        (209)
(288)
  Unearned compensation - ESOP (30,202 and 33,149 shares,
   respectively)                                                              (302)
(331)
                                                                          --------     --------
      Total stockholders' equity                                            28,705       28,718
                                                                          --------     --------
                                                                          $264,010     $256,122
                                                                          ========     ========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in thousands, except share data)


                                                        Years Ended September 30,
                                                        -------------------------
                                                            2004        2003
                                                            ----        ----

Interest and dividend income:
  Interest and fees on loans                               $ 7,859     $ 7,983
  Interest and dividends on securities:
    Taxable interest                                         3,409       3,656
    Non-taxable interest                                        61          70
    Dividends                                                  118         257
  Interest on federal funds sold                                33          93
  Interest on short-term investments                            14          24
                                                           -------     -------
      Total interest and dividend income                    11,494      12,083
                                                           -------     -------

Interest expense:
  Interest on deposits                                       2,323       3,271
  Interest on Federal Home Loan Bank advances                  639         610
                                                           -------     -------
      Total interest expense                                 2,962       3,881
                                                           -------     -------

Net interest income                                          8,532       8,202
Provision for loan losses                                       70           -
                                                           -------     -------

Net interest income, after provision for loan losses         8,462       8,202
                                                           -------     -------

Other income:
  Customer service fees                                        661         563
  Gain (loss) on sales and calls of securities, net            159         121
  Gain on sales of mortgages, net                              100          33
  Miscellaneous                                                245         191
                                                           -------     -------
      Total other income                                     1,165         908
                                                           -------     -------

Operating expenses:
  Salaries and employee benefits                             4,253       3,943
  Occupancy and equipment expenses                           1,216       1,287
  Data processing expenses                                     660         603
  Marketing and advertising                                    216         205
  Professional fees                                            250         284
  Other general and administrative expenses                  1,315       1,291
                                                           -------     -------
      Total operating expenses                               7,910       7,613
                                                           -------     -------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF INCOME (Concluded)
                  (Dollars in thousands, except share data)


                                                        Years Ended September 30,
                                                        -------------------------
                                                            2004        2003
                                                            ----        ----

Income before provision for income taxes                     1,717       1,497
Provision for income taxes                                     526         531
                                                           -------     -------
Net income                                                 $ 1,191     $   966
                                                           =======     =======

Earnings per share:
  Basic                                                    $  0.77     $  0.63
  Diluted                                                  $  0.76     $  0.62

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CHANGES IN
                            STOCKHOLDERS' EQUITY
                   Years Ended September 30, 2004 and 2003
                (Dollars in thousands, except per share data)


                                                                         Accumulated
                                                  Additional               Other         Unearned       Unearned         Total
                                          Common   Paid-in    Retained  Comprehensive  Compensation-  Compensation-  Stockholders'
                                          Stock    Capital    Earnings     Income           RRP           ESOP          Equity
                                          ------  ----------  --------  -------------  -------------  -------------  -------------

Balance at September 30, 2002              $ 16    $ 4,583    $ 22,676     $ 1,439        $ (365)        $ (360)       $ 27,989
                                                                                                                       --------

Comprehensive income:
  Net income                                  -          -         966           -             -              -             966
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects                 -          -           -        (149)            -              -            (149)
                                                                                                                       --------
      Total comprehensive income                                                                                            817
                                                                                                                       --------

Cash dividends declared
 ($0.20 per share)                            -          -        (317)          -             -              -            (317)
ESOP shares released and committed
 to be released (2,947 shares)                -         48           -           -             -             29              77
Amortization of RRP stock
 (3,500 shares)                               -          -           -           -            77              -              77
Issuance of common stock under
 stock option plan, including
 tax benefits of $28                          -         75           -           -             -              -              75
                                           ----    -------    --------     -------        ------         ------        --------

Balance at September 30, 2003                16      4,706      23,325       1,290          (288)          (331)         28,718
                                                                                                                       --------

Comprehensive income:
  Net income                                  -          -       1,191           -             -              -           1,191
  Change in net unrealized gain
   (loss) on securities available
   for sale, after reclassification
   adjustment and tax effects                 -          -           -      (1,131)            -              -          (1,131)
                                                                                                                       --------
      Total comprehensive income                                                                                             60
                                                                                                                       --------

Cash dividends declared
 ($0.20 per share)                            -          -        (318)          -             -              -            (318)
ESOP shares released and committed
 to be released (2,947 shares)                -         67           -           -             -             29              96
Amortization of RRP stock
 (3,800 shares)                               -          -           -           -            79              -              79
Issuance of common stock under
 stock option plan, including
 tax benefits of $26                          -         70           -           -             -              -              70
                                           ----    -------    --------     -------        ------         ------        --------

Balance at September 30, 2004              $ 16    $ 4,843    $ 24,198     $   159        $ (209)        $ (302)       $ 28,705
                                           ====    =======    ========     =======        ======         ======        ========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Dollars in thousands)


                                                            Years Ended September 30,
                                                            -------------------------
                                                              2004            2003
                                                              ----            ----

Cash flows from operating activities:
  Net income                                                $  1,191        $    966
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses                                     70               -
    Net amortization of securities                               522             333
    Amortization of net deferred loan costs and premiums
     on purchased loans and indirect lending                      12              59
    Depreciation and amortization expense                        566             635
    Gain on sales of mortgages, net                             (100)            (33)
    Gain on sales and calls of securities, net                  (159)           (121)
    Decrease in accrued interest receivable                      129             162
    Deferred income tax (benefit) provision                      (57)             20
    ESOP shares released and committed to be released             96              77
    Amortization of RRP stock                                     79              77
    Increase in bank-owned life insurance                       (214)           (226)
    Other, net                                                    55              39
                                                            --------        --------
      Net cash provided by operating activities                2,190           1,988
                                                            --------        --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Sales and calls                                           30,684          22,875
    Maturities                                                 6,790           4,955
    Purchases                                                (31,237)        (55,022)
    Principal payments                                         6,285          14,788
  Purchase of Federal Home Loan Bank stock                      (792)              -
  Loan originations, net                                     (29,335)        (12,801)
  Proceeds from loan sales                                     5,551           4,098
  Purchase of banking premises and equipment, net               (309)         (1,819)
  Retirement of banking premises and equipment                    14               -
  Premiums paid on bank-owned life insurance                    (239)            (17)
                                                            --------        --------
      Net cash used by investing activities                  (12,588)        (22,943)
                                                            --------        --------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)
                           (Dollars in thousands)


                                                             Years Ended September 30,
                                                             -------------------------
                                                               2004            2003
                                                               ----            ----

Cash flows from financing activities:
  Net (decrease) increase in deposits                         (4,188)         13,835
  Net increase in short-term borrowings                        3,500               -
  Proceeds from Federal Home Loan Bank advances               11,000           2,500
  Repayment of Federal Home Loan Bank advances                (2,500)         (2,500)
  Net increase in mortgagors' escrow accounts                    104              10
  Issuance of common stock under stock option plan,
   net of tax benefits                                            70              75
  Dividends paid                                                (318)           (317)
                                                            --------        --------
      Net cash provided by financing activities                7,668          13,603
                                                            --------        --------

Net change in cash and cash equivalents                       (2,730)         (7,352)

Cash and cash equivalents at beginning of year                11,901          19,253
                                                            --------        --------

Cash and cash equivalents at end of year                    $  9,171        $ 11,901
                                                            ========        ========

Supplemental cash flow information:
  Interest paid on deposits                                 $  2,324        $  3,293
  Interest paid on Federal Home Loan Bank advances               612             619
  Income taxes paid                                              532             494

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   Years Ended September 30, 2004 and 2003
                (Dollars in thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation and presentation

      The consolidated financial statements include the accounts of Westborough Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, The Westborough Bank (the "Bank"). The Bank's active wholly-owned subsidiaries are The Hundredth Corporation, which was formed to own real estate, and the Eli Whitney Security Corporation, which is a Massachusetts security corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      Business and operating segments

      The Bank provides a variety of financial services to individuals and small businesses through its offices in Westborough, Northborough and Shrewsbury, Massachusetts. Its primary deposit products are checking, savings and term certificate accounts and its primary lending product is residential mortgage loans.

      Management evaluates the Company's performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Company does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Company's total revenues.

      Reclassifications

      Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation.

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

      Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities that are deemed to be other than temporary are reflected in earnings as realized losses. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost,
      (2) the financial condition and near-term prospects of the issuer, and
      (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on disposition of securities are recorded on the trade date and computed by the specific identification method.

      Loans

      The Bank grants mortgage, commercial and consumer loans to its customers. A substantial portion of the loan portfolio consists of mortgage loans in Westborough and the surrounding communities. The ability of the Bank's debtors to honor their contracts is dependent upon the local economy and the local real estate market.

      Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred costs on originated loans. Interest income is accrued on the unpaid principal balance. Net loan origination costs are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Servicing

      Effective October 1, 2003, the Company applied the provisions of Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

      Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Stock compensation plans

      SFAS No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25.

      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.


                                                   Years Ended September 30,
                                                   -------------------------
                                                        2004         2003
                                                        ----         ----

       Net income                   As reported        $1,191       $ 966
                                    Pro forma          $1,165       $ 940

      Basic earnings per share      As reported        $ 0.77       $0.63
                                    Pro forma          $ 0.76       $0.61

      Diluted earnings per share    As reported        $ 0.76       $0.62
                                    Pro forma          $ 0.75       $0.61

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

      Earnings per common share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. For the years ended September 30, 2004 and 2003, there were no anti-dilutive potential common shares. Anti-dilutive potential common shares would be excluded from dilutive earnings per share calculations.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Earnings per common share (concluded)

      Earnings per common share for the year ended September 30, 2004 and 2003 has been computed based on the following:


                                                                    2004          2003
                                                                    ----          ----

      Average number of common shares outstanding                 1,541,927     1,530,003
      Effect of dilutive options                                     21,800        18,846
                                                                  ---------     ---------
      Average number of common shares outstanding
       used to calculate diluted earnings per common share        1,563,727     1,548,849
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

      The components of the change in accumulated other comprehensive income/loss and related tax effects are as follows:


                                                          Years Ended September 30,
                                                          -------------------------
                                                               2004         2003
                                                               ----         ----

      Change in net unrealized holding (gains)
       losses on securities available for sale              $ (1,587)      $ (119)
      Reclassification adjustment for (gains) losses
       realized in income                                       (159)        (121)
                                                            --------       ------
                                                              (1,746)        (240)

      Tax effect                                                 615           91
                                                            --------       ------

      Net-of-tax amount                                     $ (1,131)      $ (149)
                                                            ========       ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Recent accounting pronouncements

      In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, which provides guidance regarding loan commitments that are accounted for as derivative instruments. In this SAB, the SEC determined that an interest rate lock commitment should generally be valued at zero at inception. The rate locks will continue to be adjusted for changes in value resulting from changes in market interest rates. This SAB did not have any effect on the Company's financial position or results of operations.

      On June 30, 2004, the FASB published an Exposure Draft, "Share-Based Payment," an Amendment of FASB Statement Nos. 123 and 95 (the "Exposure Draft"). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period, and would be remeasured subsequently at each reporting date through settlement date.

      The proposed changes in accounting would replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation," and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees," which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," would remain unchanged.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Recent accounting pronouncements (concluded)

      On September 30, 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") Emerging Issues Task Force ("EITF") Issue No. 03-1-1 delaying the effective date of paragraphs 10-20 of EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments", which provides guidance for determining the meaning of "other-than-temporarily impaired" and its application to certain debt and equity securities within the scope of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. The delay of the effective date of EITF 03-1 will be superceded concurrent with the final issuance of proposed FSP Issue 03-1-a. Proposed FSP Issue 03-1-a is intended to provide implementation guidance with respect to all securities analyzed for impairment under paragraphs 10-20 of EITF 03-1. Management continues to closely monitor and evaluate how the provisions of EITF 03-1 and proposed FSP Issue 03-1-a will affect the Company.

2.    RESTRICTIONS ON CASH AND DUE FROM BANKS

      The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2004 and 2003, these reserve balances amounted to $1,074 and $998, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

3.    SECURITIES AVAILABLE FOR SALE

      The amortized cost and estimated fair value of securities available for sale, at September 30, 2004 and 2003, with gross unrealized gains and losses, is as follows:


                                                               September 30, 2004
                                               ------------------------------------------------
                                                              Gross         Gross
                                               Amortized    Unrealized    Unrealized     Fair
                                                 Cost         Gains         Losses       Value
                                               ---------    ----------    ----------     -----

      Federal agency obligations               $ 21,549      $    81        $ (116)     $ 21,514
      Banking and finance obligations            12,442          240           (37)       12,645
      Mortgage-backed securities                 33,035          236          (311)       32,960
      Other bonds and obligations                 5,299          142            (8)        5,433
                                               --------      -------        ------      --------
            Total debt securities                72,325          699          (472)       72,552
      Marketable equity securities                  410           18           (21)          407
                                               --------      -------        ------      --------

                                               $ 72,735      $   717        $ (493)     $ 72,959
                                               ========      =======        ======      ========


                                                               September 30, 2003
                                               ------------------------------------------------
                                                              Gross         Gross
                                               Amortized    Unrealized    Unrealized     Fair
                                                 Cost         Gains         Losses       Value
                                               ---------    ----------    ----------     -----

      Federal agency obligations               $ 28,806      $   527        $  (38)     $ 29,295
      Banking and finance obligations            18,329          753           (12)       19,070
      Mortgage-backed securities                 29,052          428           (63)       29,417
      Other bonds and obligations                 7,030          328             -         7,358
                                               --------      -------        ------      --------
            Total debt securities                83,217        2,036          (113)       85,140
      Marketable equity securities                2,403          132           (85)        2,450
                                               --------      -------        ------      --------

                                               $ 85,620      $ 2,168        $ (198)     $ 87,590
                                               ========      =======        ======      ========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (continued)

      Proceeds from sales and calls of securities amounted to $30,684 and $22,875 for the years ended September 30, 2004 and 2003, respectively. Gross realized gains amounted to $244 and $609, respectively. Gross realized losses amounted to $85 and $488, respectively.

      The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                              September 30, 2004        September 30, 2003
                                             --------------------      --------------------
                                             Amortized      Fair       Amortized      Fair
                                               Cost         Value        Cost         Value
                                             ---------      -----      ---------      -----

      Within 1 year                          $  4,802     $  4,896     $  6,778     $  6,972
      Over 1 year through 5 years              34,123       34,309       44,462       45,688
      Over 5 years through 10 years               365          387        2,925        3,063
                                             --------     --------     --------     --------
                                               39,290       39,592       54,165       55,723
      Mortgage and asset-backed securities     33,035       32,960       29,052       29,417
                                             --------     --------     --------     --------

                                             $ 72,325     $ 72,552     $ 83,217     $ 85,140
                                             ========     ========     ========     ========

      At September 30, 2004 and 2003, a federal agency obligation with a carrying value of $1,012 and $1,018, respectively, and fair value of $1,000, for both years, was pledged to secure public deposits.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (concluded)

      Information pertaining to securities with gross unrealized losses at September 30, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                                  Less Than Twelve Months   Over Twelve Months
                                                  -----------------------   -------------------
                                                     Gross                    Gross
                                                   Unrealized     Fair      Unrealized    Fair
                                                     Losses       Value       Losses      Value
                                                   ----------     -----     ----------    -----

      Federal agency obligations                      $  88     $ 11,955       $  28     $ 1,987
      Banking and finance obligations                    27        4,305          10       1,118
      Mortgage-backed securities                        226       20,214          85       4,471
      Other bonds and obligations                         8          789           -           -
                                                      -----     --------       -----     -------
            Total debt securities                       349       37,263         123       7,576
      Marketable equity securities                       21          274           -           -
                                                      -----     --------       -----     -------

            Total temporarily impaired securities     $ 370     $ 37,537       $ 123     $ 7,576
                                                      =====     ========       =====     =======

      At September 30, 2004, forty-nine debt securities have unrealized losses with aggregate depreciation of 1% from the Company's amortized cost basis. These unrealized losses relate principally to the interest rate environment. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

      At September 30, 2004, three marketable equity securities have unrealized losses with aggregate depreciation of 7% from the Company's cost basis. Although the issuers have shown declines in earnings as a result of the weakened economy, no credit issues have been identified that cause management to believe the declines in market value are other than temporary. In analyzing the issuer's financial condition, management considers industry analysts' reports, financial performance and projected target prices of investment analysts within a one-year time frame.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

4.    LOANS

      A summary of the balances of loans follows:


                                                      September 30,
                                                 -----------------------
                                                    2004          2003
                                                    ----          ----

      Mortgage loans:
        Fixed rate                               $  64,310     $   5,170
        Variable rate                               64,788        48,287
        Commercial                                  23,313        17,290
        Home equity lines-of-credit                 11,295        10,303
                                                 ---------     ---------
            Total mortgage loans                   163,706       141,050
                                                 ---------     ---------

      Other loans:
        Personal loans                                 322           564
        Deposit secured loans                          297           358
        Home improvement loans                          85            68
        Commercial lines-of-credit                     965         1,824
        Commercial installment                       1,579         1,461
                                                 ---------     ---------
            Total other loans                        3,248         4,275
                                                 ---------     ---------

            Total loans                            166,954       145,325

      Due to borrowers on incomplete loans          (1,507)       (3,550)
      Net deferred loan costs                          389           223
      Net premiums on purchased loans and
       indirect lending                                402           470
      Allowance for loan losses                      (950)          (911)
                                                 ---------     ---------

            Loans, net                          $ 165,288      $ 141,557
                                                =========      =========

      An analysis of the allowance for loan losses follows:


                                             Years Ended September 30,
                                             -------------------------
                                                 2004        2003
                                                 ----        ----

      Balance at beginning of year               $ 911       $ 926
      Provision for loan losses                     70           -
      Charge-offs                                  (35)        (19)
      Recoveries                                     4           4
                                                 -----       -----

      Balance at end of year                     $ 950       $ 911
                                                 =====       =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      LOANS (concluded)

      The following is a summary of information pertaining to impaired and non-accrual loans:


                                                              September 30,
                                                             ---------------
                                                             2004      2003
                                                             ----      ----

      Impaired loans without a valuation allowance           $ 275     $ 119

      Impaired loans with a valuation allowance                 25       695
                                                             -----     -----

      Total impaired loans                                   $ 300     $ 814
                                                             =====     =====

      Valuation allowance related to impaired loans          $  10     $  99
                                                             =====     =====

      Total non-accrual loans                                $ 121     $ 634
                                                             =====     =====

      At September 30, 2004 and 2003, there were no loans past-due ninety days or more and still accruing.


                                                     Years Ended September 30,
                                                     -------------------------
                                                          2004      2003
                                                          ----      ----

      Average investment in impaired loans                $ 660     $ 407
                                                          =====     =====
      Interest income recognized on a cash basis
       on impaired loans                                  $  23     $  15
                                                          =====     =====

      No additional funds are committed to be advanced in connection with impaired loans.

5.    SERVICING

      The Bank has sold mortgage loans, without recourse, in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2004 and 2003 amounted to $8,499 and $4,113, respectively. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

      At September 30, 2004, $58 of capitalized servicing rights are included in other assets. During the year ended September 30, 2004, $71 of servicing rights were capitalized and $13 of servicing rights were amortized. Carrying value of servicing rights approximates fair value.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

6.    BANKING PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation and amortization of banking premises and equipment and their estimated useful lives follows:


                                                 September 30,
                                               ----------------       Estimated
                                               2004        2003      Useful Lives
                                               ----        ----      ------------

      Banking premises:
        Land                                 $ 1,200     $ 1,200
        Buildings                              5,134       5,097     5 - 40 years
        Leasehold improvements                     -         256     3 - 5 years
      Equipment                                4,083       3,912     3 - 7 years
                                             -------     -------
                                              10,417      10,465
      Less accumulated depreciation and
       amortization                           (3,980)     (3,757)
                                             -------     -------

                                             $ 6,437     $ 6,708
                                             =======     =======

      Depreciation and amortization expense for the years ended September 30, 2004 and 2003 amounted to $566 and $635, respectively.

7.    DEPOSITS

      A summary of deposit balances, by type, is as follows:


                                                       September 30,
                                                  -----------------------
                                                     2004          2003
                                                     ----          ----

      Non-interest bearing accounts               $  25,131     $  19,740
      NOW accounts                                   20,044        19,093
      Regular and other savings accounts            112,174       117,628
      Money market deposit accounts                   6,139         5,247
                                                  ---------     ---------
            Total non-certificate accounts          163,488       161,708
                                                  ---------     ---------

      Term certificates of $100,000 and over         10,812        11,848
      Term certificates less than $100,000           37,410        42,342
                                                  ---------     ---------
            Total certificate accounts               48,222        54,190
                                                  ---------     ---------

            Total deposits                        $ 211,710     $ 215,898
                                                  =========     =========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      DEPOSITS (concluded)

      A summary of certificates, by maturity, is as follows:


                                        September 30, 2004     September 30, 2003
                                        ------------------     ------------------
                                         Weighted               Weighted
                                         Average                Average
                                         Amount      Rate       Amount      Rate

      Within 1 year                     $ 34,183     1.84%     $ 42,544     2.15%
      Over 1 year through 3 years         12,090     2.63        11,646     2.82
      Over 3 years                         1,949     3.28             -        -
                                        --------     ----      --------     ----

                                        $ 48,222     2.10%     $ 54,190     2.29%
                                        ========     ====      ========     ====

8.    SHORT-TERM BORROWINGS

      At September 30, 2004, short-term borrowings consist of advances from the Federal Home Loan Bank of Boston ("FHLB") with original maturities of less than one year at a weighted average interest rate of 1.92%.

      The Bank also has a $2,999 available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. As of September 30, 2004 and 2003, there were no advances outstanding on the line of credit.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

9.    LONG-TERM BORROWINGS

      Long-term borrowings consist of Federal Home Loan Bank advances as follows:


                                Weighted
            Maturing During     Average          September 30,
            the Year Ending     Interest      ------------------
             September 30,        Rate         2004        2003
            ---------------     --------       ----        ----

               2004               6.92%      $      -     $ 2,500
               2005               4.64          5,000       5,000
               2006               2.95          2,500           -
               2007               2.32          3,000           -
               2008               3.76          2,500           -
               2009*            3.61/4.88       5,000       2,000
                                             --------     -------
                                             $ 18,000     $ 9,500
                                             ========     =======

      *  Includes advances callable on November 22, 2004 and April 1, 2005.

10.   INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:


                                               Years Ended September 30,
                                               -------------------------
                                                    2004      2003
                                                    ----      ----

      Current income tax provision:
        Federal                                     $ 546     $ 483
        State                                          37        28
                                                    -----     -----
                                                      583       511
                                                    -----     -----

      Deferred income tax provision (benefit):
        Federal                                       (43)       43
        State                                         (14)      (23)
                                                    -----     -----
                                                      (57)       20
                                                    -----     -----

            Total provision for income taxes        $ 526     $ 531
                                                    =====     =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

      The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                                Years Ended September 30,
                                                -------------------------
                                                      2004      2003
                                                      ----      ----

      Statutory rate                                  34.0%     34.0%
      Increase (decrease) resulting from:
        State taxes, net of federal tax benefit        0.9       0.2
        Dividends received deduction                  (0.3)     (0.6)
        Officers' life insurance                      (2.8)     (3.3)
        Municipal income                              (1.2)     (1.6)
        Prior year amended returns                       -       6.7
                                                      ----      ----

            Effective tax rates                       30.6%     35.4%
                                                      ====      ====

      The components of the net deferred tax asset are as follows:


                                              September 30,
                                           -------------------
                                            2004        2003
                                            ----        ----

      Deferred tax asset:
        Federal                            $   818      $  725
        State                                  282         250
                                           -------      ------
                                             1,100         975
                                           -------      ------

      Deferred tax liability:
        Federal                               (288)       (844)
        State                                  (47)        (38)
                                           -------      ------
                                              (335)       (882)
                                           -------      ------

      Net deferred tax asset               $   765      $   93
                                           =======      ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (concluded)

      The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:


                                                             September 30,
                                                            ----------------
                                                            2004       2003
                                                            ----       ----

      Employee benefit plans                                $ 583      $ 486
      Allowance for loan losses                               465        449
      Net unrealized gain/loss on securities available
       for sale                                               (65)      (680)
      Depreciation and amortization                           (60)       (87)
      Net deferred loan costs                                (159)       (90)
      Other, net                                                1         15
                                                            -----      -----

      Net deferred tax asset                                $ 765      $  93
                                                            =====      =====

      A summary of the change in the net deferred tax asset is as follows:


                                                        Years Ended September 30,
                                                        -------------------------
                                                             2004      2003
                                                             ----      ----

      Balance at beginning of year                           $  93     $  22
      Deferred tax provision (benefit)                          57       (20)
      Deferred tax effect on net unrealized (gain) loss
       on securities available for sale                        615        91
                                                             -----     -----

      Balance at end of year                                 $ 765     $  93
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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      STOCKHOLDERS' EQUITY (continued)

      Minimum Regulatory Capital Requirements (concluded)

      The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2004 and 2003 are as follows:


                                                                                                Minimum
                                                                                               To Be Well
                                                                      Minimum              Capitalized Under
                                                                     For Capital           Prompt Corrective
                                               Actual             Adequacy Purposes        Action Provisions
                                         -----------------        -----------------        -----------------
                                         Amount      Ratio        Amount      Ratio        Amount      Ratio
                                         ------      -----        ------      -----        ------      -----

      September 30, 2004:
        Total capital (to risk
         weighted assets)
        Consolidated                    $ 29,496     20.97%     $ 11,253      8.00%           N/A        N/A
        Bank                              28,662     20.54        11,165      8.00       $ 13,957      10.00%

        Tier 1 capital (to risk
         weighted assets)
        Consolidated                      28,546     20.29         5,626      4.00            N/A         N/A
        Bank                              27,712     19.86         5,583      4.00          8,374        6.00

        Tier 1 capital (to average
         assets)
        Consolidated                      28,546     10.79        10,578      4.00            N/A         N/A
        Bank                              27,712     10.48        10,575      4.00         13,219        5.00

      September 30, 2003:
        Total capital (to risk
         weighted assets)
        Consolidated                    $ 28,291     20.68%     $ 10,944      8.00%           N/A         N/A
        Bank                              27,286     19.95        10,942      8.00        $13,677       10.00%

        Tier 1 capital (to risk
         weighted assets)
        Consolidated                      27,380     20.02         5,472      4.00            N/A         N/A
        Bank                              26,374     19.28         5,471      4.00          8,206        6.00

        Tier 1 capital (to average
         assets)
        Consolidated                      27,380     10.91        10,041      4.00            N/A         N/A
        Bank                              26,374     10.59         9,963      4.00         12,453        5.00

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

      At September 30, 2004 and 2003, the Bank's retained earnings available for the payment of dividends was $17,497 and $16,344, respectively. Accordingly, $11,165 and $10,942 of the Company's equity in the net assets of the Bank was restricted at September 30, 2004 and 2003, respectively. Funds available for loans or advances by the Bank to the Company amounted to $1,750 and $1,634 at September 30, 2004 and 2003, respectively.

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

12.   EMPLOYEE BENEFIT PLANS

      Pension plan

      The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:


                                                         Plan Years Ended October 31,
                                                         ----------------------------
                                                               2004        2003
                                                               ----        ----
                                                            (Projected)

      Change in plan assets:
        Fair value of plan assets at beginning of year        $ 2,821     $ 2,305
        Actual gain on plan assets                                220         357
        Employer contribution                                      86         182
        Benefits paid                                            (467)        (23)
                                                              -------     -------
        Fair value of plan assets at end of year                2,660       2,821
                                                              -------     -------

      Change in benefit obligation:
        Benefit obligation at beginning of year                 3,159       2,882
        Service cost                                              194         203
        Interest cost                                             192         186
        Actuarial gain                                            341         (89)
        Benefits paid                                            (467)        (23)
                                                              -------     -------
        Benefit obligation at end of year                       3,419       3,159
                                                              -------     -------

      Funded status                                              (759)       (338)
      Unrecognized net actuarial (gain) loss                      215        (139)
      Transition liability                                         22          24
                                                              -------     -------

      Accrued pension cost                                    $  (522)    $  (453)
                                                              =======     =======

      Accumulated benefit obligation                          $ 2,149     $ 2,230
                                                              =======     =======

      At October 31, 2004 and 2003, the assumptions used to determine the benefit obligation are as follows:


                                           2004      2003
                                           ----      ----

      Discount rate                        5.75%     6.25%
      Rate of compensation increase        4.50%     4.50%

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (continued)

      The components of net periodic pension cost are as follows:


                                          Plan Years Ended October 31,
                                          ----------------------------
                                                2004      2003
                                                ----      ----
                                            (Projected)

      Service cost                              $ 194     $ 203
      Interest cost                               192       186
      Expected return on plan assets             (224)     (183)
      Transition obligation                         2         2
      Recognized net actuarial loss               (10)        1
                                                -----     -----

                                                $ 154     $ 209
                                                =====     =====

      Total pension expense for the years ended September 30, 2004 and 2003 amounted to $173 and $215, respectively.

      For the plan years ended October 31, 2004 and 2003, actuarial assumptions used in accounting were as follows:


                                                           2004      2003
                                                           ----      ----
                                                       (Projected)

      Discount rate on benefit obligations                 6.25%     6.25%
      Expected long-term rate of return on plan assets     8.00      8.00
      Annual salary increases                              4.50      4.50

      In general, the Company has selected their assumption with respect to the long term rate of return based on prevailing yields on high quality fixed income investments increased by a premium for equity return expectations.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (concluded)

      The Bank's pension plan weighted average asset allocation at September 30, 2004 and 2003, are as follows:


                                          Percentage
                                        of Plan Assets
                                       at September 30,
                                       ----------------
      Asset Category                   2004        2003
      --------------                   ----        ----

      Fixed income                     29.2%       29.9%
      Equity securities                70.8        70.1
                                      -----       -----

                                      100.0%      100.0%
                                      =====       =====

      SBERA offers a common and collective trust as the underlying investment structure for pension plans. The target allocation mix for the common and collective trust portfolio calls for an equity-based investment range from 55% to 75% of total portfolio assets. The Trustees of SBERA, through the Investment Committee, select investment managers for the common and collective trust portfolio. A professional investment advisory firm is retained by the Investment Committee to provide allocation analysis, performance measurement and to assist with manager searches. The overall investment objective is to diversify equity investments across a spectrum of investment types (e.g., small cap, large cap, international, etc) and styles (e.g., growth, value, etc.).

      The Bank expects to contribute $161 to its pension plan in fiscal
      2005.

      Estimated future benefit payments, which reflects expected future service, as appropriate, are as follows:


      Years Ending
       October 31,                 Amount
      ------------                 ------

          2005                     $  121
          2006                         11
          2007                         11
          2008                         25
          2009                        444
       2010-2014                    2,847

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Incentive compensation plan

      Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the year ended September 30, 2004 amounted to $70. There was no incentive compensation expense for the year ended September 30, 2003.

      401(k) Plan

      The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least three months of service, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 75% of their compensation subject to certain limits based on federal tax laws. Beginning in January of 2003, the Bank began matching 50% of the first 6% of an employee's compensation contributed to the Plan. Prior to this the Bank made matching contributions equal to 25% of the first 4% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2004 and 2003, expense attributable to the Plan amounted to $48 and $36, respectively.

      Supplemental retirement plans

      The Bank provides supplemental retirement benefits to certain executive officers and Directors. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts as a funding source. At September 30, 2004 and 2003, the Bank has accrued $911 and $703, respectively, relating to these plans. For the years ended September 30, 2004 and 2003, expenses attributable to the plans amounted to $208 and $187, respectively.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Employees' stock ownership plan

      The Company established an Employees Stock Ownership Plan (the "ESOP") for the benefit of each eligible employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. In addition, the Company provided a loan to the ESOP which was used to purchase 8%, or 44,200 shares, of the shares sold to the public in the Company's stock offering. The loan bears interest equal to 8% and provides for annual payments of principal and interest for 15 years.

      At September 30, 2004, the remaining principal balance is payable as follows:


      Years Ending
      September 30,               Amount
      -------------               ------

         2005                     $  22
         2006                        24
         2007                        26
         2008                        28
         2009                        30
      Thereafter                    235
                                  -----

                                  $ 365
                                  =====

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $96 and $77 for the years ended September 30, 2004 and 2003, respectively.

      Shares held by the ESOP include the following:


                                         September 30,
                                       -----------------
                                        2004       2003

      Allocated                        11,788      8,841
      Committed to be released          2,210      2,210
      Unallocated                      30,202     33,149
                                       ------     ------

                                       44,200     44,200
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

      The fair market value of unallocated shares at September 30, 2004 and 2003 was $911 and $994, respectively.

      Stock option plan

      A summary of the status of the Company's stock option plan for the years ended September 30, 2004 and 2003 is presented below:


                                                    2004                    2003
                                             -------------------     -------------------
                                                        Weighted                Weighted
                                                        Average                 Average
                                                        Exercise                Exercise
                                             Shares      Price       Shares      Price
                                             ------     --------     ------     --------

      Fixed Options:
        Outstanding at beginning of year     37,300     $ 11.53      41,900     $ 10.31
        Granted                                   -                   3,500       23.25
        Forfeited                                 -                  (3,500)      10.31
        Exercised                            (3,400)      12.98      (4,600)      10.31
                                            -------                 -------

        Outstanding at end of year           33,900     $ 11.38      37,300     $ 11.53
                                            =======                 =======

      Options exercisable at year-end        17,260     $ 10.31      11,840     $ 10.31
      Weighted-average fair value of
       options granted during the year      $     -                 $  6.18

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used for grants during the year ended September 30, 2003 were dividend yield of .86%, expected life of 5 years, expected volatility of 26.7% and a risk-free interest rate of 3.1%.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (concluded)

      Stock option plan (concluded)

      Information pertaining to stock options outstanding at September 30, 2004 is as follows:


                                              Options Outstanding            Options Exercisable
                                    ------------------------------------    ----------------------
                                                  Weighted
                                                   Average      Weighted                  Weighted
                                                  Remaining     Average                   Average
                                      Number     Contractual    Exercise      Number      Exercise
            Exercise Price          Outstanding     Life         Price      Exercisable    Price
            --------------          -----------  -----------    --------    -----------   --------

               $10.31                  31,100     6.0 years     $ 10.31        17,260     $ 10.31
                23.25                   2,800     7.0             23.25             -           -
                                       ------                                  ------

      Outstanding at end of year       33,900     6.1 years                    17,260
                                       ======                                  ======

       Recognition and retention plan

      On January 25, 2001, the Company's stockholders approved the Company's adoption of the Westborough Financial Services, Inc. 2001 Recognition and Retention Plan (the "RRP"), which allows the Company to grant restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP is authorized to acquire no more than 22,139 shares of Common stock in the open market. Shares generally vest at a rate of 20% per year with the first vesting period ending April 30, 2002. During the year ended September 30, 2003, awards were granted with respect to 1,500 shares. There were no Awards granted during the year ended September 30, 2004. The aggregate purchase price of all shares acquired by the RRP has been reflected as a reduction of stockholders' equity and amortized to compensation expense as the Company's employees and directors become vested in their stock awards. Compensation expense relating to the RRP amounted to $79 and $77 for the years ended September 30, 2004 and 2003, respectively. Compensation expense is based on the fair value of common stock on the purchase date.

13.   COMMITMENTS AND CONTINGENCIES

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

      At September 30, 2004 and 2003, financial instruments whose contract amounts represent credit risk consist of:


                                                         2004        2003
                                                         ----        ----

      Commitments to grant mortgage loans              $ 6,204     $ 7,236
      Unadvanced funds on home equity and personal
       lines-of-credit                                  14,223      11,843
      Unadvanced funds on commercial loans and
       lines-of-credit                                   1,455       1,484

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      COMMITMENTS AND CONTINGENCIES (concluded)

      Operating lease commitments

      Pursuant to the terms of noncancelable lease agreements in effect at September 30, 2004, pertaining to banking premises and equipment, future minimum rent commitments are as follows:


      Years Ending
      September 30,          Amount
      -------------          ------

          2005                $ 5
          2006                  1
                              ---
                              $ 6
                              ===

      The leases contain options to extend for periods from two to ten years. The cost of such rentals is not included above. Total rent expense for years ended September 30, 2004 and 2003 amounted to $58 and $110, respectively.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

14.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2004 and 2003, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $1,732 and $1,540, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. During the years ended September 30, 2004 and 2003, total principal additions were $272 and $941, respectively, and total principal payments were $80 and $7, respectively.

15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

            Short-term borrowings and long-term borrowings: The fair value is based upon the Company's current incremental borrowing rate for a similar advance.

            Accrued interest: The carrying amounts of accrued interest approximate fair value.

            Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2004 and 2003, was immaterial.

      The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:


                                                       September 30,
                                      -----------------------------------------------
                                              2004                      2003
                                      ---------------------     ---------------------
                                      Carrying       Fair       Carrying       Fair
                                       Amount        Value       Amount        Value
                                      --------       -----      --------       -----

Financial assets:
    Cash and cash equivalents         $  9,171     $  9,171     $ 11,901     $ 11,901
    Securities available for sale       72,959       72,959       87,590       87,590
    Federal Home Loan Bank stock         2,042        2,042        1,250        1,250
    Loans, net                         165,288      170,037      141,557      144,947
    Accrued interest receivable          1,050        1,050        1,179        1,179

Financial liabilities:
    Deposits                           211,710      211,657      215,898      216,258
    Short-term borrowings                3,500        3,499            -            -
    Long-term borrowings                18,000       18,157        9,500       10,076

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

16.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC.


                                                   September 30,
                                               ---------------------
BALANCE SHEETS                                   2004         2003
--------------                                   ----         ----

Assets
------

Cash and due from bank                         $  1,109     $    234
Short-term investments                              301          240
                                               --------     --------
      Total cash and cash equivalents             1,410          474
Investment in subsidiary                         26,868       27,666
Loan receivable - ESOP                              365          386
Other assets                                         62          192
                                               --------     --------

      Total assets                             $ 28,705     $ 28,718
                                               ========     ========

Liabilities and Stockholders' Equity
------------------------------------

Stockholders' equity                           $ 28,705     $ 28,718
                                               --------     --------

      Total liabilities and
       stockholders' equity                    $ 28,705     $ 28,718
                                               ========     ========


                                                    Years Ended
                                                   September 30,
                                               ---------------------
STATEMENTS OF INCOME                             2004         2003
--------------------                             ----         ----

Income:
  Interest on short-term investments           $      4     $      2
  Interest on loan - ESOP                            37           24
                                               --------     --------
      Total income                                   41           26
                                               --------     --------
Operating expenses                                  130          116
Loss before income taxes and equity in
 undistributed net income of subsidiary             (89)         (90)
Income tax benefit                                  (30)         (17)
                                               --------     --------
Loss before undistributed net income
 of subsidiary                                      (59)         (73)
Equity in undistributed net income of
 subsidiary                                       1,250        1,039
                                               --------     --------

      Net income                               $  1,191     $    966
                                               ========     ========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL SERVICES, INC. (concluded)


                                                                   Years Ended
                                                                  September 30,
                                                              -------------------
STATEMENTS OF CASH FLOWS                                        2004        2003
------------------------                                        ----        ----

Cash flows from operating activities:
  Net income                                                  $ 1,191     $   966
  Adjustments to reconcile net income to net
   cash provided (used) by operating activities:
    Decrease in other assets                                      130          66
    Equity in undistributed earnings of subsidiary             (1,250)     (1,039)
                                                              -------     -------
      Net cash provided (used) by operating activities             71          (7)
                                                              -------     -------

Cash flows from investing activities:
  Principal paydowns received on ESOP loan                         21          18
                                                              -------     -------
      Net cash provided by investing activities                    21          18
                                                              -------     -------

Cash flows from financing activities:
  Intercompany cash transfer                                    1,162           -
  Dividends paid                                                 (318)       (317)
                                                              -------     -------
      Net cash provided (used) by financing activities            844        (317)
                                                              -------     -------

Net change in cash and cash equivalents                           936        (306)

Cash and cash equivalents at beginning of year                    474         780
                                                              -------     -------

Cash and cash equivalents at end of year                      $ 1,410     $   474
                                                              =======     =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

                (Dollars in thousands, except per share data)

17.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


                                                                    Years Ended September 30,
                                       ------------------------------------------------------------------------------------
                                                         2004                                        2003
                                       ----------------------------------------    ----------------------------------------
                                       Fourth      Third     Second      First     Fourth      Third     Second      First
                                       Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                       -------    -------    -------    -------    -------    -------    -------    -------

Interest and dividend income           $ 2,938    $ 2,838    $ 2,749    $ 2,969    $ 2,849    $ 2,877    $ 3,059    $ 3,298
Interest expense                           769        734        700        759        822        913      1,004      1,142
                                       -------    -------    -------    -------    -------    -------    -------    -------

Net interest income                      2,169      2,104      2,049      2,210      2,027      1,964      2,055      2,156
Provision for loan losses                    -         30         10         30          -          -          -          -
                                       -------    -------    -------    -------    -------    -------    -------    -------

Net interest income, after
 provision for loan losses               2,169      2,074      2,039      2,180      2,027      1,964      2,055      2,156

Gain (loss) on securities, net              69         31         60         (1)        (8)       132         (7)         4
All other income                           241        202        329        234        179        239        162        207
Operating expenses                       2,002      2,014      1,997      1,897      1,721      2,008      1,913      1,971
                                       -------    -------    -------    -------    -------    -------    -------    -------

Income before income taxes                 477        293        431        516        477        327        297        396

Provision for income taxes                 144         83        132        167        195        100        118        118
                                       -------    -------    -------    -------    -------    -------    -------    -------

Net income                             $   333    $   210    $   299    $   349    $   282    $   227    $   179    $   278
                                       =======    =======    =======    =======    =======    =======    =======    =======

Earnings per common share:
  Basic                                $  0.21    $  0.14    $  0.19    $  0.23    $  0.18    $  0.15    $  0.12    $  0.18
                                       =======    =======    =======    =======    =======    =======    =======    =======
  Diluted                              $  0.21    $  0.13    $  0.19    $  0.23    $  0.17    $  0.15    $  0.12    $  0.18
                                       =======    =======    =======    =======    =======    =======    =======    =======

                    Westborough Financial Services, Inc.
                          Stockholders Information

Common Stock Information

On September 30, 2004 there were 1,589,574 shares of common stock issued and outstanding and approximately 688 stockholders, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM.OB".

Annual Meeting

The annual meeting of shareholders will be held on Thursday, January 27, 2005 at 3:00 p.m., local time. The meeting will take place at Wyndham Westborough Hotel located at 5400 Computer Drive, Westborough, MA, 01581. 10-KSB Report

A copy of the form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to stockholders upon written request. Please write to:

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
                           Shareholder Inquiries:
                               (800) 368-5948

                                   Counsel
                        Thacher Proffitt & Wood, LLP
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

The table below reflects the stock price and dividend payment by quarter of
the Company's stock for fiscal year ended September 30, 2004.   The
information set forth below was provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Stock Price and Dividends by Quarter:


                    High Price     Low Price   Average Price   Dividends per share

  First Quarter       $34.50        $30.00         $32.93            $0.05
  Second Quarter      $38.00        $33.10         $36.30            $0.05
  Third Quarter       $37.75        $29.00         $32.90            $0.05
  Fourth Quarter      $31.45        $28.35         $29.19            $0.05

Dividend payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

[LOGO} As you so proudly know, the Westborough Bank has contributed much to our communities during its 135-year history; however, no single contribution is greater than the impact of the Westborough Savings Charitable Foundation, Inc., an organization overseen by fellow corporator-volunteers. The current directors of the Foundation are: Charlotte Spinney, James Tashjian, Jim Harvey, Phyllis Stone, Marcia Roman, John Lebeaux, Larry Ware, Walter Kinell, Jr., Michael Allard, John Casagrande and Joseph MacDonough.

Since its inception in 1997, the Foundation has donated and pledged more than $200,000 to local charities that make our communities better places to live. The Foundation pays no salaries and has minimal overhead costs therefore, as the Foundation's Income Statement shows nearly 97% of the money received by the Foundation has been distributed back to local charities.

To date, Westborough Bank has been the primary source of the funds received by the Foundation. The bank will, of course, continue to contribute to the Foundation. However, for the first time in our Foundation's seven-year history, we are asking that you consider making an unrestricted gift of cash or securities to the Foundation when you are deciding your charitable giving and estate planning for 2005 and future years. By donating, you would be assisting the Foundation in its ongoing efforts to support local charities and, since the Foundation is a not for profit IRS 501(c)(3) entity, your contributions may be tax deductible.* This new logo for the Westborough Savings Charitable Foundation was unveiled at our Annual Meeting in January, 2004.

Below you will find a list of some of the organizations that have received donations:

Abby's House * American Red Cross of Central Mass. * Bay Path Community Services * Charlotte Spinney Vision Scholarship * Family Services of Central Mass. * Friends of the Westborough State Hospital * Greater Worcester Habitat for Humanity * Hillside School * Hopkinton Educational Foundation, Inc. * Knox Trail Council - Boy Scouts * Montachusett Girl Scout Council, Inc. * Northborough Educational Foundation * Shrewsbury Community Services * Shrewsbury Educational Foundation * Shrewsbury Housing Authority * Time Travelers * Trinity Free Medical Program * UMASS Cancer Center Foundation, Inc. * United Way of Central Mass. * United Way of Tri-County * Westborough Community Chorus/Players Club * Westborough Educational Foundation * Worcester Common Ground * Worcester County Food Bank * YMCA Boroughs Branch * YMCA of Greater Worcester * YWCA of Central Mass.

[PHOTO]
Pictured from left: Mike Allard, Westborough Bank Vice President of Marketing and board member of the Westborough Savings Charitable
Foundation; Marilyn E. Plue, Chair, Board of Directors for Family Services of Central Mass.; Gary W. Thomas, Executive Director of Family Services of Central Mass.

             Westborough Financial Services, Inc. and Subsidiary
               Selected Consolidated Financial and Other Data


                                                        at September 30,
Consolidated Balance Sheet Data ($ in thousands)       2004         2003

Total assets                                         $264,010     $256,122
Loans, net                                            165,288      141,557
Investment securities                                  75,001       88,840
Total deposits                                        211,710      215,898
Federal Home Loan Bank advances                        21,500        9,500
Stockholders' equity                                   28,705       28,718
Allowance for loan losses                                 950          911
Non-accrual loans                                         121          634
Non-performing assets                                     121          634


                                                                        Years Ended
Consolidated Statement of Income                                       September 30,
($ in thousands, except per share data)                             2004          2003

Total interest and dividend income                                $11,494       $12,083
Total interest expense                                              2,962         3,881
                                                                    -----         -----
Net interest income                                                 8,532         8,202
Provision for loan losses                                              70             0
                                                                       --             -
Net interest income, after provision for loan losses                8,462         8,202
                                                                    -----         -----
Customer service fees                                                 661           563
Gain on sales and calls of securities available for sale, net         159           121
Gain on sales of mortgages, net                                       100            33
Miscellaneous                                                         245           191
                                                                      ---           ---
Total other income                                                  1,165           908
                                                                    -----           ---
Total operating expenses                                            7,910         7,613
                                                                    -----         -----
Income before provision for income taxes                            1,717         1,497
Provision for income taxes                                            526           531
                                                                      ---           ---
Net income                                                         $1,191          $966
                                                                   ======          ====

Basic number of weighted average shares outstanding             1,541,927     1,530,003
Dilutive number of weighted average shares outstanding          1,563,727     1,548,849
Basic earnings per share                                            $0.77         $0.63
Dilutive earnings per share                                         $0.76         $0.62
Dividends declared per share                                        $0.20         $0.20


                                                               Years Ended
                                                            2004         2003

Performance Ratios:
Return on average assets                                    0.46%        0.38%
Return on average stockholders' equity                      4.14%        3.39%
Dividend payout ratio (1)                                  26.23%       32.07%
Average stockholders' equity to average assets             11.10%       11.36%
Net interest rate spread (2)                                3.32%        3.24%
Net interest margin (3)                                     3.53%        3.52%
Operating expenses as a percent of average assets           3.05%        3.03%
Average interest-earning assets to average
 interest-bearing liabilities                             117.19%      116.40%
Efficiency ratio (4)                                       83.81%       85.00%

<F1>  Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
<F2>  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
<F3>  Net interest margin represents net interest income as a percentage of average interest-earning assets.
<F4>  Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income at September 30,
                                                               2004           2003
Asset Quality Ratios:
Non-performing loans as a percent of loans                      0.07%          0.45%
Non-performing assets as a percent of total assets              0.05%          0.25%
Allowance for loan losses as a percent of total loans           0.57%          0.64%

Capital Ratio and other data:
Equity to assets at end of period                              10.87%         11.21%
Number of shares outstanding at end of period              1,589,574      1,586,174

Number of:
Full-service offices (1)                                           4              5
Full-time equivalent employees                                    68             74

<F1>  The number of full service offices does not include our branch at the
Willows.  Shaw's Supermarket branch closed in 2004.

                                   Vision

                 Westborough Bank will be a value leader in
              providing financial services to individuals and
                    businesses in central Massachusetts.

                              Mission Statement

Westborough Bank will:

  Build Relationships
Westborough Bank is committed to building strong, long-term relationships with our customers.

  Provide Solutions
We will offer a broad range of financial products and services that are responsive to the needs of our customers - today and tomorrow.

  Deliver Outstanding Service
We will treat our customers as we would want to be treated ourselves, with respect, courtesy, and friendliness. We will earn their trust and loyalty by actively listening and responding to their needs.

   Support Our Communities
As an independent community bank, our goal is to create customer loyalty, enhance shareholder value, promote employee satisfaction and to actively support the communities we serve.


[LOGO]

westboroughbank.com                           Full Service. Full Attention.

Member FDIC                    Member DIF              Equal Housing Lender