Form 10KSB, Exhibit 13
period 2005-09-30
WESTBOROUGH FINANCIAL SERVICES INC
filed 2005-12-29
CIK 1087843

Exhibit 13.1

                                                      Westborough Financial
                                                             Services, Inc.


                             Photos illustrating:

       Personal Accounts      Electronic Banking      Business Banking

                  Mortgage Center      Investment Services


                                                       Annual          2005
                                                       Report

                          Exceeding expectations -
                           one customer at a time.

Directors                                      Employees

James N. Ball                      Michael Allard       Michele Lewis
Nelson P. Ball                     Steven Anderson      Joseph MacDonough
Edward S. Bilzerian                Elizabeth Arsenault  Timothy Maher
Nancy M. Carlson                   Karissa Ayeni        Philip Maio
David E. Carlstrom                 Linda Bilodeau       Laurie Marble
John L. Casagrande                 Glena Borst          Robert McCann
Benjamin H. Colonero, Jr.          Vickie Bouvier       Alexandru Megas
Robert A. Klugman                  Michael Bovenzi      Eileen Messier
Jeffrey B. Leland                  Karen Brooks         Linda Millette
Joseph F. MacDonough               Sandra Bucher        Jay Monfreda
Paul F. McGrath                    Carol Burgoyne       Lois Murphy
Charlotte C. Spinney               Dawn Buzzell         Joseph Normant, Jr.
Phyllis A. Stone                   Jennifer Cardoso     George Panagopoulos
James E. Tashjian (Chairman)       John Casagrande      Tracy Pare'
                                   Amber Clifford       Kimberly Perkins
                                   Lyn Copenhaver       Judith Pfeffer
                                   Margaret Duquette    Francis Randall
Executive Committee                Ann Dussault         Samir Rauf
                                   Margaret Everitt     Kathleen Reilly
Nancy M. Carlson                   Cheryl Fedorczuk     Linda Richard
David E. Carlstrom                 Patricia Flood       Lisa Roberts
Robert A. Klugman                  Patricia Genoa       Suzanne Rost
Joseph F. MacDonough (Chairman)    Alvara Gjylapi       Marites Sabolboro
Paul F. McGrath                    Claire Hart          Annette Sangkhum
James E. Tashjian                  Marion Hartshorn     Iris Shehi
                                   Melissa Havalotti    Edward Stearns, III
                                   Kenneth Hays         Diana Steele
                                   Colleen Horne        Christopher Stevens
                                   Janet Jankowski      Corinne Temple
                                   Yvonne Kaburu        Timothy Thibault
                                   Vivian Kambouris     Linda Tumeinski
                                   Janice Kelley        Catherine
Vallaincourt
                                   Mark Klein           Lucia Visci
                                   Renuka Kulathila     Julie Wagner
                                   Jane LaFlamme        Patricia Wood
                                   Suzanne Laperle      Eugene Zicuis
                                   Erin Lemerise

Total Assets                   Total Deposits
$ in Millions                  $ in Millions

2003        $256.1             2003        $215.9
2004         264.0             2004         211.7
2005         291.5             2005         210.3


                               Stockholders'
Total Loans                    Equity
$ in Millions                  $ in Millions


2003        $141.6             2003        $28.7
2004         165.3             2004         28.7
2005         200.5             2005         28.6

Photo of Joeseph MacDonough

Message To Shareholders

For Westborough Financial Services, Inc. and its wholly owned subsidiary The Westborough Bank, financial performance for fiscal year 2005 was driven by both local market conditions and national economic trends. Basic earnings per share for fiscal year 2005 were $0.58 on net income of $898 thousand as compared to $0.77 on net income of $1.2 million for fiscal year 2004. Although interest and dividend income increased by $1.1 million (9.3%) during the year, our interest expense grew by $1.2 million (40.9%) resulting in a decrease of net interest income of $140 thousand (1.6%).
The increase in our interest expense was directly attributable to a rising rate environment and fierce local market competition. As we look forward to 2006, this extreme pressure on our net interest margin may continue and negatively impact our earnings which could result in operating losses in any given period of time. Management has undertaken a series of changes to address margin compression in both the near and long term. In addition, we have increased our focus and demands for additional fee income and improved operating efficiencies in order to maintain bottom line profitability.

Other income decreased $102 thousand (8.8%) to $1.1 million for the fiscal year 2005 from $1.2 million in fiscal 2004 primarily as a result of lower gains on security sales resulting from the rising rate environment. For the fiscal year 2005, operating expenses increased $439 thousand (5.5%) to $8.3 million from $7.9 million in fiscal year 2004. As a result of continued growth, staffing costs (specifically increases in the cost of health, life and disability insurance as well as retirement benefits) accounted for more than half of the Bank's increased level of operating expenses.

Total assets grew by $27.5 million (10.4%) to a level of $291.5 million at September 30, 2005 from $264.0 million at September 30, 2004. The growth of total assets was a result of a significant increase in our loan portfolio which grew by $35.2 million (21.3%) to $200.5 million at fiscal year end 2005 compared to $165.3 million at fiscal year end 2004. Given the slight decrease in our deposit base (-$1.4 million or -0.7%) this loan growth was funded primarily by increased borrowings from the Federal Home Loan Bank of Boston. While our overall deposits declined, we did see significant growth in our Shrewsbury market where deposits grew by $4.1 million or 15.1%. FDIC deposit market share data as of June 30, 2005 showed us increasing our market share in Shrewsbury to 6.73%, Northborough
to 36.8% and Westborough to 27.09%.  As of   June 30, 2005, we were #1 in
market share in Westborough and Northborough.

During fiscal year 2005, we were able to continue to implement various aspects of our strategic initiative. In 2005, we introduced IPay, which enhanced our Internet banking capability and allowed our customers to more efficiently perform electronic banking from their own P.C.'s. This upgrade has helped us increase the number of customers actively using the Internet product.

Also, as part of our strategic initiatives to better respond to customer needs, we have realigned our staffing levels and expanded office hours at all of our retail branch locations. In the fourth quarter of fiscal 2005, we began renovations at our main office in Westborough to provide additional office space that will allow increased convenience and confidentiality for our customers while transacting their banking business.

Elsewhere in this Annual Report you will find information about the Westborough Savings Charitable Foundation, Inc., the primary vehicle through which our Bank makes financial contributions to worthy causes in the Communities we serve. In addition to those causes being supported by Westborough Savings Charitable Foundation, our Bank directly funded a $10,000 contribution to the Town of Westborough Senior Center to help purchase two busses that are used by the elderly in Westborough.

I also want to acknowledge and thank many of our officers and staff who volunteer numerous hours of their time to help support our communities, whether as elected officials, appointed committee members or volunteers, leaders and coaches in organizations too numerous to mention.

At our last annual meeting in January 2005, we officially welcomed Jeffrey
B. Leland as a new Director of our Company and the Bank. Jeff joins thirteen other dedicated Directors who help develop policy and strategies that allow us to continue to grow and serve our communities. On your behalf, I want to thank our Directors for their dedication and loyalty. Additionally, on behalf of the Directors, I want to pledge our continued commitment to you, our customers and our community.

                                       Sincerely,

                                       /s/ Joseph F. MacDonough

                                       Joseph F. MacDonough
                                       President & CEO
                                       December 1, 2005

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

Forward Looking Statements

      Westborough Financial Services, Inc. (the "Company") and The Westborough Bank (the "Bank") may from time to time make written or oral "forward-looking statements" which may be identified by the use of such words as "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions.

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

      This list of important factors is not exclusive. The Company and the Bank do not undertake any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.

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

      The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income the Bank earns on its loans and securities portfolio and its cost of funds, which consists primarily of interest paid on deposits and borrowings from the Federal Home Loan Bank (the "FHLB"). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

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

The operations of the Company, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

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

      In order to create a platform for the accomplishment of the Company's goals, management has made significant investments in its physical infrastructure and human and technological resources. The Bank is in the process of renovating older sections of its Main Office and other branches to better serve its retail customers. The Bank continues to upgrade its on-line Internet bill payment and other on-line applications. Such investments have been necessary to ensure that adequate resources are in place to offer increased products and services. Management believes that the Company's long-term profitability is enhanced as it realizes the benefits of diversified product lines and market share growth.

Asset/Liability Management; Market Risk Analysis

      A primary component of the Company's market risk is interest rate volatility. Interest rate risk is the exposure of the Company's net interest income to adverse movements in interest rates. Since net interest income (the difference between interest earned on loans and investments and interest paid on deposits and borrowings) is the Company's primary source of revenue, interest rate risk is the most significant non-credit related market risk to which the Company is exposed. Net interest income is affected by changes in interest rates as well as fluctuations in the level and duration of the Company's assets and liabilities. Fluctuations in interest rates and the relative difference between short-term and longer-term interest rates will ultimately impact the Bank's level of interest income and interest expense. Fluctuations in interest rates will also affect the market value of all interest-earning assets and interest-costing liabilities, other than those that possess a short term to maturity.

      The primary objective of the Bank's interest rate management strategy is to optimize its economic value and net income under likely market rate scenarios. To achieve this objective, the Bank has developed policies and procedures to assist senior management in evaluating and maintaining acceptable levels of interest rate risk, liquidity risk and capital. In particular, the Bank seeks to coordinate asset and liability decisions to minimize the effects of interest rate movements.

      Due to the nature of the Bank's operations, it is not subject to foreign currency exchange or commodity price risk. The Bank's real estate loan portfolio, primarily concentrated in the towns of Westborough, Northborough, Shrewsbury and Grafton, Massachusetts, is, however, subject to risks associated with the local economy. Historically, the Bank's lending activities have emphasized one- to four-family residential mortgage loans, and the Bank's primary source of funds has been deposits. More recently, the Bank has increased its borrowing from the FHLB in order to fund loan growth. In recent years, the Bank has attempted to employ certain strategies to manage the interest rate risk inherent in this asset/liability mix, including: (a) investing in securities with relatively short maturities or call dates; (b) maintaining and promoting, through various programs and pricing strategies, a concentration of less interest rate sensitive "core deposits;" (c) emphasizing the origination or purchase and retention of adjustable-rate one- to four-family loans; (d) emphasizing the origination of commercial loans with short-term maturities; and (e) borrowing funds from the FHLB, which may be used to originate or purchase loans with similar anticipated cash flow characteristics. The Bank believes that the frequent re-pricing of its adjustable-rate mortgage loans and short-term securities, which reduces the exposure to interest rate fluctuations, will help stabilize the Bank's net interest margin.

      The actual amount of time before mortgage loans and mortgage-backed securities are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. The Bank monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

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

      At September 30, 2005, the Company's cumulative one-year gap position, which measures the difference between the amount of interest-earning assets maturing or re-pricing within one year, and interest-bearing liabilities maturing or re-pricing within one year, was a negative 12.41% of total assets. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. Accordingly, during a period of rising interest rates, an institution with a negative gap position generally is not in as favorable a position, compared to an institution with a positive gap, because the resulting yield on an its assets generally would increase at a slower rate than the increase in its cost of interest-bearing liabilities. Conversely, during a period of falling interest rates, an institution with a negative gap tends to experience a re-pricing of its assets at a slower rate than its interest-bearing liabilities which, consequently, would generally result in its net interest income growing at a faster rate than an institution with a positive gap position.

      The following table sets forth interest-earning assets and interest-bearing liabilities outstanding at September 30, 2005, which are anticipated by the Company, based upon certain assumptions, to re-price or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period were determined in accordance with the earlier term to re-pricing/call date or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of assets and liabilities at September 30, 2005 on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments within a three-month period and subsequent projected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

GAP Table


                                      ---------------------------------------------------------------------------------------------
                                                         Amounts Maturing or Re-pricing as of September 30, 2005
                                      ---------------------------------------------------------------------------------------------
                                      less than 3     3 to 6    6 months      1 to        3 to        5 to       over
                                         months       months    to 1 year    3 years     5 years    10 years   10 years     Total
                                      ---------------------------------------------------------------------------------------------
                                                                            ($ in thousands)

Interest-earning Assets (1)
  Short-term investments (2)            $ 5,384     $      0    $      0    $      0    $      0    $     0    $     0     $  5,384
  Investment securities (3)              11,866        3,695       6,235      19,237         854          0          0       41,887
  Mortgage and asset backed securities        0            0           0       2,953       5,569      2,193     14,304       25,019
  Loans (4)                              19,824        1,213       4,919      22,785      23,913     74,297     54,311      201,262
                                        -------     --------    --------    --------    --------    -------    -------     --------
      Total interest-earning assets      37,074        4,908      11,154      44,975      30,336     76,490     68,615      273,552
                                        -------     --------    --------    --------    --------    -------    -------     --------

Interest-bearing Liabilities:
  NOW accounts (5)                        1,780        1,780       1,780       1,780           0          0     10,680       17,800
  Regular and other savings
   accounts (5)                          10,181       10,183      10,183      10,183           0          0     61,096      101,826
  Money market deposit accounts (5)         516          516         516         516           0          0      3,097        5,161
  Certificate of deposit accounts        14,613       14,178      16,166      17,245       1,047          0          0       63,249
  Federal Home Loan Bank advances (6)     4,000            0       2,500      15,000      22,000      6,500          0       50,000
  Mortgage escrow deposits                  409            0           0           0           0          0          0          409
                                        -------     --------    --------    --------    --------    -------    -------     --------
      Total interest-bearing
       liabilities                       31,499       26,657      31,145      44,724      23,047      6,500     74,873      238,445
                                        -------     --------    --------    --------    --------    -------    -------     --------

Interest sensitivity gap                $ 5,575     $(21,749)   $(19,991)   $    251    $  7,289    $69,990    $(6,258)    $ 35,107
                                        -------     --------    --------    --------    --------    -------    -------     --------
Cumulative interest sensitivity gap     $ 5,575     $(16,174)   $(36,165)   $(35,914)   $(28,625)   $41,365    $35,107
                                        =======     ========    ========    ========    ========    =======    =======

Cumulative interest sensitivity gap
 as a percent of total assets              1.91%       -5.55%     -12.41%     -12.32%      -9.82%     14.19%     12.04%

Cumulative interest sensitivity gap
 as a percent of total interest-
 earning assets                            2.04%       -5.91%     -13.22%     -13.13%     -10.46%     15.12%     12.83%

Cumulative interest sensitivity gap
 as a percent of total interest-
 bearing liabilities                       2.34%       -6.78%     -15.17%     -15.06%     -12.00%     17.35%     14.72%

--------------------
<F1>  Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments, call dates and contractual maturities.
<F2>  Short-term Investments include federal funds, money market mutual funds and interest-earning amounts in the Federal Home Loan Bank of Boston.
<F3>  Investment securities are at market value. Common stock and stock in the Federal Home Loan Bank of Boston is included in the less than 3 month column.
<F4>  Loans are principal balances, net of deferred loan
      costs/fees/discounts/premiums on purchased loans and unadvanced funds.
<F5>  60% of NOW, regular and other savings and money market deposit accounts are included in the over ten year period and the remaining is allocated evenly within the four intervals up to and including one to three years.
<F6>  Federal Home Loan Bank advances are categorized by contractual maturity date.

      Certain shortcomings are inherent in the method of analysis presented in the Gap Table. For example, although certain assets and liabilities may have similar maturities or periods to re-price, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of changes in interest rates, prepayment and early withdrawals, the level would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

      The following table sets forth certain information relating to the Company's financial condition and net interest income at and for the years ended September 30, 2005, 2004, and 2003, and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing interest and dividend income or interest expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average daily balances. The yields include fees and costs, which are considered adjustments to yields. Loan interest and yield does not include any accrued interest from non-accrual loans.


                                   ------------------------------------------------------------------------------------------------
                                                                   For the Year Ended September 30,
                                   ------------------------------------------------------------------------------------------------
                                                2005                             2004                             2003
                                   ------------------------------------------------------------------------------------------------
                                                         Average                          Average                          Average
                                   Average               Yield or   Average               Yield or   Average               Yield or
                                   Balance    Interest     Cost     Balance    Interest     Cost     Balance    Interest     Cost
                                    -----------------------------------------------------------------------------------------------
                                                                            ($ in thousands)

Assets:
Interest-earning assets:
  Short-term investments (1)       $  4,512   $   108      2.39%    $  5,037   $    47      0.93%    $ 12,671   $   117      0.92%
  Investment securities (2)          73,284     2,896      3.95%      91,511     3,588      3.92%      87,172     3,983      4.57%
  Loans (3)                         180,125     9,560      5.31%     144,942     7,859      5.42%     133,349     7,983      5.99%
                                   --------   -------               --------   -------               --------   -------
      Total interest-earning
       assets                       257,921    12,564      4.87%     241,490    11,494      4.76%     233,192    12,083      5.18%
                                              -------                          -------                          -------
  Non-interest-earning assets        18,810                           17,599                           17,824
                                   --------                         --------                         --------
      Total assets                 $276,731                         $259,089                         $251,016
                                   ========                         ========                         ========

Liabilities and Equity:
Interest-bearing liabilities:
  NOW accounts                     $ 19,189        25      0.13%    $ 19,597        20      0.10%    $ 18,489        29      0.16%
  Savings accounts (4)              109,829     1,469      1.34%     115,483     1,229      1.06%     106,868     1,500      1.40%
  Money market deposit accounts       5,042        52      1.03%       5,325        53      1.00%       5,567        69      1.24%
  Certificate of deposit accounts    55,329     1,434      2.59%      49,443     1,021      2.07%      59,911     1,673      2.79%
                                   --------   -------               --------   -------               --------   -------
      Total interest-bearing
       deposits                     189,389     2,980      1.57%     189,848     2,323      1.22%     190,835     3,271      1.71%
  FHLB Advances                      32,125     1,192      3.71%      16,215       639      3.94%       9,500       610      6.42%
                                   --------   -------               --------   -------               --------   -------
      Total interest-bearing
       liabilities                  221,514     4,172      1.88%     206,063     2,962      1.44%     200,335     3,881      1.94%
                                   --------   -------               --------   -------               --------   -------
  Non-interest bearing deposits      23,369                           22,229                           20,108
  Other non-interest-bearing
   liabilities                        2,979                            2,050                            2,047
                                   --------                         --------                         --------
      Total non-interest-bearing
       liabilities                   26,348                           24,279                           22,155
                                   --------                         --------                         --------
      Total liabilities             247,862                          230,342                          222,490
      Total stockholders' equity     28,869                           28,747                           28,526
                                   --------                         --------                         --------
      Total liabilities and
       stockholders' equity        $276,731                         $259,089                         $251,016
                                   ========                         ========                         ========

Net interest income                           $ 8,392                          $ 8,532                          $ 8,202
                                              =======                          =======                          =======
Net interest rate spread (5)                               2.99%                            3.32%                            3.24%
                                                         ======                           ======                           ======
Net interest margin (6)                                    3.25%                            3.53%                            3.52%
                                                         ======                           ======                           ======
Ratio of interest-earning
 assets to interest-bearing
 liabilities                                             116.44%                          117.19%                          116.40%
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


                                         --------------------------------------------------------------
                                         Year Ended September 30, 2005    Year Ended September 30, 2004
                                             Compared to Year Ended           Compared to Year Ended
                                               September 30, 2004               September 30, 2003
                                              Increase (Decrease)              Increase (Decrease)
                                         --------------------------------------------------------------
                                                     Due to                           Due to
                                         Volume       Rate      Total     Volume       Rate      Total
                                         --------------------------------------------------------------
                                                                ($ In thousands)

Interest-earning assets:
  Short-term investments (1)             $   (5)     $  66     $   61     $ (71)     $     1    $ (70)
  Investment securities (2)                (720)        28       (692)      191         (586)    (395)
  Loans (3)                               1,871       (170)     1,701       663         (787)    (124)
                                         ------      -----     ------     -----      -------    -----
      Total interest-earning assets       1,146        (76)     1,070       783       (1,372)    (589)
                                         ------      -----     ------     -----      -------    -----

Interest-bearing liabilities:
  NOW accounts                                0          5          5         2          (11)      (9)
  Savings accounts (4)                      (63)       303        240       114         (385)    (271)
  Money market deposit accounts              (3)         2         (1)       (3)         (13)     (16)
  Certificate of deposit accounts           131        282        413      (262)        (390)    (652)
                                         ------      -----     ------     -----      -------    -----
      Total interest-bearing deposits        65        592        657      (149)        (799)    (948)
Borrowed funds                              592        (39)       553       323         (294)      29
                                         ------      -----     ------     -----      -------    -----
Total interest-bearing liabilities          657        553      1,210       174       (1,093)    (919)
                                         ------      -----     ------     -----      -------    -----
Net change in net interest income        $  489      $(629)    $ (140)    $ 609      $  (279)   $ 330
                                         ======      =====     ======     =====      =======    =====

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

Comparison of Financial Condition at September 30, 2005 and September 30, 2004

      The Company's total assets increased by $27.5 million, or 10.4%, to $291.5 million at September 30, 2005 from $264.0 million at September 30, 2004. Loans increased by $35.2 million, or 21.3%, to $200.5 million at September 30, 2005 from $165.3 million at September 30, 2004. Within the loan portfolio, commercial loans increased by $2.7 million from September 30, 2004 to September 30, 2005. Residential real estate loans (primarily adjustable-rate) and home equity lines-of-credit increased by $32.4 million for the same period. The increase in loans was attributed primarily to relationships the Bank had with various mortgage brokers. Securities available for sale decreased by $9.0 million, or 12.4%, to $63.9 million at September 30, 2005 as compared to $73.0 million at September 30, 2004. The majority of the proceeds from the sale and maturity of securities available for sale were reinvested in the loan portfolio.

      Deposits declined by $1.4 million, or 0.7%, to $210.3 million at September 30, 2005, while FHLB advances increased by $28.5 million, or 133%, to $50.0 million at September 30, 2005 from $21.5 million at September 30, 2004. The increase in FHLB advances was utilized to fund loan portfolio growth since deposit growth during the year was not sufficient to fund such loan growth. During the year, the decline in deposits was primarily confined to interest-rate sensitive savings accounts, while relatively longer-term certificates of deposits grew.

      Total stockholders' equity declined by $102 thousand, to $28.6 million at September 30, 2005 primarily as a result of a decline in the after-tax market value of securities available for sale, somewhat offset by net income of $898 thousand, less dividends paid to stockholders of $382 thousand. Accumulated other comprehensive after-tax income (loss) at September 30, 2005 was ($714) thousand, as compared to $159 thousand at September 30, 2004. The Company's securities consist primarily of interest-rate sensitive securities, whose market value changes inversely with changes in market interest rates. Interest rates at September 30, 2005 were generally higher than rates at September 30, 2004, and, accordingly, the after-tax market value of securities available for sale declined. Deferred income tax benefits associated with this market value decline were approximately $438 thousand.

Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

      Net Income. The Company reported earnings per share (dilutive) for fiscal year ended September 30, 2005 of $0.57 on net income of $898 thousand, as compared to $0.76 per share (dilutive) on net income of $1.2 million for fiscal year ended September 30, 2004. For year ended September 30, 2005, net income declined by $293 thousand, or 24.6% primarily due to a decline in the Company's net interest margin, an increase in operating expenses and a decline in other income, offset, to some extent, by a credit provision for loan losses. The Company's return on average assets was 0.32% for year ended September 30, 2005 as compared to 0.46% for year ended September 30, 2004.

      Interest and Dividend Income. Interest and dividend income increased by $1.1 million, or 9.3%, to $12.6 million for year ended September 30, 2005 from $11.5 million for year ended September 30, 2004. The increase in interest and dividend income was mainly the result of an increase in the volume of interest earning assets, as well as an increase in the interest rates earned on interest-earning assets. The average rate earned on interest-earning assets was 4.87% on average interest earning assets of $257.9 million for year ended September 30, 2005 as compared to 4.76% on average interest-earning assets of $241.5 million for the years ended September 30, 2004.

      The average balance of loans for year ended September 30, 2005 was $180.1 million, earning 5.31% for the year. This compares to an average balance of loans for year ended September 30, 2004 of $144.9 million, earning 5.42% for the year. During year ended September 30, 2005, the Company experienced net variable rate, one-to-four family residential loan growth of $35.6 million and net commercial real estate loan growth of $3.7 million. The decline in the earning rate on loans primarily reflects the general decline in market interest rates for mortgage loans granted during the recent year. The average balance of investment securities for year ended September 30, 2005 was $73.3 million, earning 3.95% for the year. This compares to an average balance of investment securities for year ended September 30, 2004 of $91.5 million, earning 3.92% for the year. Finally, the average balance of short-term investments for year ended September 30, 2005 was $4.5 million, earning 2.39% for the year. This compares to an average balance of short-term investments for year ended September 30, 2004 of $5.0 million, earning 0.93% for the year. The higher earnings rate on short-term investments reflects the interest rate increases by the Federal Open Market Committee (the "FOMC").

      Interest Expense. Interest expense increased by $1.2 million, or 40.9%, to $4.2 million for year ended September 30, 2005 from $3.0 million for year ended September 30, 2004. Interest expense increased mainly due to an increase in the average rate paid on interest-bearing liabilities plus an increase in the average volume of interest-bearing liabilities. The average volume of interest-bearing liabilities, which includes interest-bearing deposits and FHLB advances, increased to $221.5 million with a cost of 1.88% for year ended September 30, 2005 as compared to $206.1 million with a cost of 1.44% for year ended September 30, 2004. The primary reason for the increase in costs was due to increased interest expense related to savings accounts and short-term certificates of deposit due to the Bank's reaction to higher short-term interest rate decisions of the FOMC.

      Net Interest Income. Net interest income decreased by $140 thousand for year ended September 30, 2005, or 1.6%, to $8.4 million for year ended September 30, 2004. The Company's net interest rate spread, which represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities, decreased to 2.99% for year ended September 30, 2005 from 3.32% for year ended September 30, 2004. The decrease was attributed to the combination of an increase of $1.2 million in total interest expense offset, to a lesser extent, by an increase of $1.1 million in total interest and dividend income. Continued flattening of interest rates challenged the Bank by limiting investment opportunities and returns. Compression of the net interest rate spread can be expected to result in lower net interest income, and possibly losses, until such time as the yield curve returns to a more normal, upward slope.

      Provision for Loan Losses. The Company recorded a $173 thousand credit provision for loan losses for year ended September 30, 2005 as compared to a $70 thousand provision for loan losses for year ended September 30, 2004. This primarily reflects an improvement in the credit quality of specific commercial loans for which a portion of the allowance for loan losses had been allocated. The provision for loan losses is a result of management's periodic analysis of risks inherent in the loan portfolio from time to time, as well as the overall adequacy of the allowance for loan losses. It is the Bank's policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions in our market area. Accordingly, the evaluation of the adequacy of the allowance for loan losses is not based directly on the level of non-performing loans. The allowance for loan losses, in management's opinion, is sufficient to cover losses in the Bank's loan portfolio at this time. As the Bank expands its commercial lending activities, management believes that growth in the provision for loan losses may be likely. Additionally, while the Bank believes it continues to have excellent loan quality, with $175 thousand of non-accrual loans and non-performing assets at September 30, 2005, the Bank recognizes that it is located in a market and geographic area that is considered in the high technology and financial services belt and, most likely, the Bank's allowance for loan loss will reflect the relative health of these economic sectors. While Bank management believes that its current level of allowance for loan losses is adequate, there can be no assurance that the allowance will be sufficient to cover loan losses or that future adjustments to the allowance will not be necessary if economic and/or other conditions differ substantially from the economic and other conditions considered by management in evaluating the adequacy of the current level of the allowance.

      Other Income. Other income declined by 8.8%, or $102 thousand, to $1.1 million for year ended September 30, 2005. Other income primarily consists of customer service fees, gains and losses from the sale of securities and loans and miscellaneous income from bank-owned life insurance. Income from customer service fees decreased by $58 thousand, or 8.8%, to $603 thousand for year ended September 30, 2005 primarily due to a decline in prepayment fees on commercial loans. Gains on the sales of securities declined by $100 thousand, to $59 thousand, for year ended September 30, 2005 due to a substantially lower volume of security sales. Additionally, for year ended September 30, 2005 the Company sold fixed rate mortgage loans, with servicing retained by the Bank, and recognized pre-tax gains on such sales, including mortgage servicing rights, of $165 thousand, as compared to $100 thousand for year ended September 30, 2004.

      Operating Expenses. For year ended September 30, 2005, operating expenses increased by $439 thousand, or 5.5%, to $8.3 million, from $7.9 million for year ended September 30, 2004. Salaries and employee benefits increased by $215 thousand, or 5.1%, to $4.5 million for year ended September 30, 2005, from $4.3 million for year ended September 30, 2004 and primarily reflect increased expenses related to retirement, sales incentive payments and recruitment. Professional fees increased by $172 thousand, or 68.8%, to $422 thousand for year ended September 30, 2005. Professional fees increased primarily due to legal and other expenses related to a civil action filed against the Bank and also due to expenses related to the examination of various strategic planning projects and initiatives. Primarily as a result of a higher volume of services provided, data processing expenses increased by $81 thousand, or 12.3%, to $741 thousand for year ended September 30, 2005. Occupancy and equipment expenses declined by $53 thousand, or 4.4%, primarily due to the closing of the Bank's former Shaw's Supermarket branch in the town of Shrewsbury.

      Income Taxes. The provision for income taxes declined by $145 thousand, to $381 thousand for year ended September 30, 2005, resulting in an effective income tax rate of 29.8%, as compared to an effective income tax rate of 30.6% for year ended September 30, 2004. The decline in income taxes is primarily a result of a decline in the Company's pre-tax income.

Liquidity and Capital Resources

      The term "liquidity" refers to the Bank's ability to generate adequate amounts of cash to fund loan originations, deposit withdrawals and operating expenses. The Bank's primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by the Bank's operations. From time to time, including during fiscal 2005, the Bank has utilized borrowing from the FHLB as part of its management of interest rate risk and to fund loan growth in periods when deposit growth is not sufficient to meet such loan growth. At September 30, 2005, the Bank had $50.0 million in outstanding borrowings from the FHLB with a weighted average interest rate of 4.08%, as compared to $21.5 million with a weighted average interest rate of 3.37% at September 30, 2004.

      The Bank generally makes loan commitments to borrowers not exceeding 45 days. At September 30, 2005, the Bank had $12.1 million in loan commitments outstanding. Unadvanced funds on home equity lines of credit and commercial lines of credit at September 30, 2005 represented $14.8 million and $2.0 million, respectively. Total deposits declined by $1.4 million during year ended September 30, 2005. During the year, some primarily tiered-rate and regular savings account customers, chose to move their funds either to higher rate certificates of deposit or money market deposit accounts. In order to fund increased loan volume, the Bank increased low-cost borrowing from the FHLB. The level of deposit flow is affected by interest rates offered by the Bank, products and rates offered by competitors and other factors. Certificate of deposit accounts scheduled to mature within one year were $44.4 million at September 30, 2005. Based on the Bank's deposit retention experience and current pricing strategy, the Bank anticipates that a significant portion of these certificates of deposit will remain with the Bank. The Bank is committed to maintaining a strong liquidity position; therefore, it monitors its liquidity position on a daily basis. The Bank also periodically reviews liquidity information prepared by the Federal Deposit Insurance Corporation (the "FDIC"), Depositors Insurance Fund and other available reports that compare the Bank's liquidity with banks in its peer group. The Bank anticipates that it will have sufficient funds to meet its current funding commitments. Further, the Bank does not have any balloon or other payments due on any long-term obligations other than the commitments.

      The following table shows the Tier 1 leverage ratio, Tier 1 risk-based capital and Total risk-based capital ratios, for the Bank and consolidated Company, at September 30, 2005:


                                        ------------------------------------------------------------------------
                                                                As of September 30, 2005
                                        ------------------------------------------------------------------------
                                                                                         Minimum to be Well
                                                             Minimum for Capital      Capitalized under Prompt
                                              Actual          Adequacy Purposes     Corrective Action Provisions
                                        ------------------------------------------------------------------------
                                        Amount     Ratio     Amount       Ratio           Amount     Ratio
                                        ------------------------------------------------------------------------
                                                                 (Dollars in thousands)

Total risk-based capital     Company    $29,988    19.51%     $12,295     8.00%               N/A      N/A
                             Bank       $29,518    19.22%     $12,286     8.00%           $15,357    10.00%

Tier 1 risk-based capital    Company    $29,203    19.00%     $ 6,147     4.00%               N/A      N/A
                             Bank       $28,733    18.71%     $ 6,143     4.00%           $ 9,214     6.00%

Tier 1 leverage capital      Company    $29,203    10.18%     $11,480     4.00%               N/A      N/A
                             Bank       $28,733    10.09%     $11,387     4.00%           $14,234     5.00%

--------------------
<F1>  For purposes of calculating Total risk-based capital and Tier 1 risk-
      based capital, assets are based on total risk-weighted assets. In calculating Tier 1 leverage capital, assets are based on adjusted total average assets.

At September 30, 2005, the Bank was considered "well capitalized" under FDIC guidelines.

Off-Balance Sheet Arrangements

      The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

      The following table sets forth information relating to the Company's payments due under contractual obligations at September 30, 2005:


                                   -------------------------------------------------
                                                 Payments due by period
                                   -------------------------------------------------
                                    Total     <1 yr     1-3 yrs    3-5 yrs    >5 yrs
                                   -------------------------------------------------

Short-term debt (1)                $ 4,000    $4,000    $     -    $     -    $    -
Long-term debt (2)                  46,000     2,500     15,000     22,000     6,500
Capital lease obligations                -         -          -          -         -
Operating lease obligations (3)          9         7          2          -         -
Purchase obligations                     -         -          -          -         -
Other long-term liabilities
 reflected on the company's
 balance sheet under GAAP                -         -          -          -         -
                                   -------    ------    -------    -------    ------
                                   $50,009    $6,507    $15,002    $22,000    $6,500
                                   =======    ======    =======    =======    ======

--------------------
<F1>  Consists of FHLB advances with original maturities less than one year.
<F2>  Consists of FHLB advances with original maturities greater than one year.
      Certain advances are callable in 2005.
<F3>  Pertains to noncancelable lease agreements in effect at September 30,
      2005, pertaining to banking premises and equipment and future minimum rent commitments.

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

Critical Accounting Policies

      The Notes to our Audited Consolidated Financial Statements for year ended September 30, 2005 included in our Annual Report contain a summary of our significant accounting policies. We believe our policies with respect to the methodology for our determination of the allowance for loan losses, asset impairment judgments and other-than-temporary declines in the value of our securities, involve a higher degree of complexity and require management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. The Audit Committee and our Board of Directors periodically review these critical policies and their application.

Directors of the Company and the Bank

      James N. Ball is the sole owner and president of Secure Futures, Inc. He has been in that position since 1984. Mr. Ball is a financial independence specialist and a member of the National Association of Securities Dealers as a registered representative. Mr. Ball assists individuals, families and small business owners to create and maintain multi-generational wealth. Mr. Ball is the son of Nelson P. Ball, also a member of the Board of Directors.

      Nelson P. Ball is the owner of Ball Financial Services, Co., located in Westborough, Massachusetts. He has served as a financial services consultant for over 40 years. Mr. Ball is the father of James N. Ball, also a member of the Board of Directors.

      Edward S. Bilzerian is retired from Bilzerian Consulting Group, Inc., a privately held company located in Worcester, Massachusetts, specializing in small business turnarounds, where he served as president. Prior to that, he was Vice President of Marketing and Finance at Bay State Abrasive's Division of Dresser Industries. He has been self-employed for over 18 years. Mr. Bilzerian was a member of the Worcester Airport Commission and was Chairman of the Worcester Health and Hospital Authority.

      Nancy M. Carlson is the owner and president of Suburban Staffing, Inc., a full-service staffing firm located in Westborough, Massachusetts since 1968. She purchased the company in 1994 and has grown in size and services to include consulting services, Human Resources and Management training, automated data management and conversions

      David E. Carlstrom is formerly the President of Carlstrom Pressed Metal Co., Inc., a contract manufacturer of metal stampings located in Westborough for the past 55 years, and now serves as a consultant to the family owned company. Mr. Carlstrom also served in the United States Air Force and retired as a Lieutenant Colonel. He served as the President of the Westborough Rotary Club and is the former Vice Chairman of the CMEA, The Employers Association.

      John L. Casagrande has served as the senior vice president and chief financial officer of Westborough Bank since 1993 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank after having been employed as a senior bank officer and certified public accountant for over 15 years at various times by several financial institutions (including mutual and stock institutions) and the accounting firm of Peat Marwick. Mr. Casagrande has been serving as clerk of Westborough Financial Services since 2001. Mr. Casagrande had served as a director of the Massachusetts Bank Insurance Association, a division of the Massachusetts Bankers Association.

      Benjamin H. Colonero, Jr. has served as chief financial officer and executive director in the healthcare industry for over 20 years. Mr. Colonero is currently the executive director of the Westborough campus of the Salmons Family of Services, which serves the health and social needs of over 430 seniors.

      Robert A. Klugman, M.D., F.A.C.P. has practiced general medicine in Westborough, Massachusetts for over 25 years. Dr. Klugman is currently the Vice Chair of Medicine at the University of Massachusetts Medical School as well as Medical Director of Managed Care for UMASS/Memorial.

      Joseph F. MacDonough has served as President and Chief Executive Officer of Westborough Bank since 1994 and of Westborough Financial Services since its inception in 2000. He joined Westborough Bank in 1981 and served as Vice President and Treasurer until his appointment as President. Mr. MacDonough serves on the Board of Directors of the Massachusetts Bankers Association.

      Jeffrey B. Leland has practiced estate administration, elder law and real estate law and other general practices of law at Leland Law Associates, P.C. for 14 years. At the same time, he has also served as an insurance broker selling property and casualty insurance through Leland Insurance Agency, Inc. Both Leland Law Associates, P.C. and Leland Insurance Agency, Inc. are located in Northborough, Massachusetts. Mr. Leland is an officer and director of both of the corporations.

      Paul F. McGrath is a certified public accountant and has served as President of Mottle McGrath Braney & Flynn, P.C. for over fifteen years. Mottle McGrath is a certified public accounting firm, located in Worcester, Massachusetts, that provides accounting, tax and business advisory services throughout central New England.

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

      James E. Tashjian is an attorney engaged in the general practice of law and is associated with the firm of Tashjian, Simsarian & Wickstrom, LLP located in Worcester, Massachusetts. He has engaged in the general practice of law for over 30 years.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                    WESTBOROUGH FINANCIAL SERVICES, INC.

Report of Independent Registered Public Accounting Firm              F-1

Consolidated Balance Sheets as of September 30, 2005
 and 2004                                                            F-2
Consolidated Statements of Income for the Years Ended
 September 30, 2005 and 2004                                      F-3 - F-4

Consolidated Statements of Changes in Stockholders' Equity
 for the Years Ended September 30, 2005 and 2004                     F-5
Consolidated Statements of Cash Flows for the
 Years Ended September 30, 2005 and 2004                          F-6 - F-7
Notes to Consolidated Financial Statements                        F-8 - F-43

           REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders of
 Westborough Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Westborough Financial Services, Inc. and subsidiary as of September 30, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westborough Financial Services, Inc. and subsidiary as of September 30, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Wolf & Company, P.C.


Boston, Massachusetts
November 1, 2005

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS

                         September 30, 2005 and 2004

                           (Dollars in thousands)


                                   ASSETS

                                                                           2005         2004
                                                                           ----         ----

Cash and due from banks                                                  $  3,590     $  4,528
Federal funds sold                                                          1,785        3,584
Short-term investments                                                      3,599        1,059
                                                                         --------     --------
      Total cash and cash equivalents                                       8,974        9,171

Securities available for sale, at fair value                               63,940       72,959
Federal Home Loan Bank stock, at cost                                       2,966        2,042
Loans, net of allowance for loan losses of $785 in 2005
 and $950 in 2004                                                         200,477      165,288
Premises and equipment, net                                                 6,094        6,437
Accrued interest receivable                                                 1,181        1,050
Deferred income taxes                                                       1,135          765
Bank-owned life insurance                                                   6,118        5,746
Other assets                                                                  605          552
                                                                         --------     --------
                                                                         $291,490     $264,010
                                                                         ========     ========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                 $210,281     $211,710
Short-term borrowings                                                       4,000        3,500
Long-term borrowings                                                       46,000       18,000
Mortgagors' escrow accounts                                                   409          312
Accrued expenses and other liabilities                                      2,197        1,783
                                                                         --------     --------
      Total liabilities                                                   262,887      235,305
                                                                         --------     --------

Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock - $.01 par value, 1,000,000 shares authorized,
   none outstanding                                                             -            -
  Common stock - $.01 par value, 5,000,000 shares authorized,
   1,594,774 and 1,589,574 shares issued and outstanding in 2005
   and 2004, respectively                                                      16           16
  Additional paid-in capital                                                4,990        4,843
  Retained earnings                                                        24,714       24,198
  Accumulated other comprehensive (loss) income                              (714)         159
  Unearned compensation - RRP (7,509 and 10,859 shares, respectively)        (130)        (209)
  Unearned compensation - ESOP (27,255 and 30,202 shares,
   respectively)                                                             (273)        (302)
                                                                         --------     --------
      Total stockholders' equity                                           28,603       28,705
                                                                         --------     --------
                                                                         $291,490     $264,010
                                                                         ========     ========

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME

                  (Dollars in thousands, except share data)


                                                                 Years Ended September 30,
                                                                 -------------------------
                                                                      2005        2004
                                                                      ----        ----

Interest and dividend income:
  Interest and fees on loans                                        $ 9,560     $ 7,859
  Interest and dividends on securities:
    Taxable interest                                                  2,684       3,409
    Non-taxable interest                                                 55          61
    Dividends                                                           157         118
  Interest on federal funds sold                                         75          33
  Interest on short-term investments                                     33          14
                                                                    -------     -------
      Total interest and dividend income                             12,564      11,494
                                                                    -------     -------

Interest expense:
  Interest on deposits                                                2,980       2,323
  Interest on Federal Home Loan Bank advances                         1,192         639
                                                                    -------     -------
      Total interest expense                                          4,172       2,962
                                                                    -------     -------

Net interest income                                                   8,392       8,532
(Credit) provision for loan losses                                     (173)         70
                                                                    -------     -------

Net interest income, after (credit) provision for loan losses         8,565       8,462
                                                                    -------     -------

Other income:
  Customer service fees                                                 603         661
  Gain on sales and calls of securities, net                             59         159
  Gain on sales of mortgages, net                                       165         100
  Miscellaneous                                                         236         245
                                                                    -------     -------
      Total other income                                              1,063       1,165
                                                                    -------     -------

Operating expenses:
  Salaries and employee benefits                                      4,468       4,253
  Occupancy and equipment expenses                                    1,163       1,216
  Data processing expenses                                              741         660
  Marketing and advertising                                             231         216
  Professional fees                                                     422         250
  Other general and administrative expenses                           1,324       1,315
                                                                    -------     -------
      Total operating expenses                                        8,349       7,910
                                                                    -------     -------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF INCOME (Concluded)

                  (Dollars in thousands, except share data)


                                                                 Years Ended September 30,
                                                                 -------------------------
                                                                      2005        2004
                                                                      ----        ----

Income before provision for income taxes                              1,279       1,717
Provision for income taxes                                              381         526
                                                                    -------     -------
Net income                                                          $   898     $ 1,191
                                                                    =======     =======

Earnings per share:
  Basic                                                             $  0.58     $  0.77
  Diluted                                                           $  0.57     $  0.76

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CHANGES IN
                            STOCKHOLDERS' EQUITY

                   Years Ended September 30, 2005 and 2004

                (Dollars in thousands, except per share data)


                                                                     Accumulated
                                              Additional               Other         Unearned       Unearned         Total
                                      Common   Paid-in    Retained  Comprehensive  Compensation-  Compensation-  Stockholders'
                                      Stock    Capital    Earnings  Income (Loss)       RRP           ESOP          Equity
                                      ------  ----------  --------  -------------  -------------  -------------  -------------

Balance at September 30, 2003           $16     $4,706    $23,325      $ 1,290         $(288)         $(331)        $28,718
                                                                                                                    -------

Comprehensive income:
  Net income                              -          -      1,191            -             -              -           1,191
  Change in net unrealized gain/
   loss on securities available
   for sale, after reclassification
   adjustment and tax effects             -          -          -       (1,131)            -              -          (1,131)
                                                                                                                    -------
      Total comprehensive income                                                                                         60
                                                                                                                    -------

Cash dividends declared
 ($0.20 per share)                        -          -       (318)           -             -              -            (318)
ESOP shares released and committed
 to be released (2,947 shares)            -         67          -            -             -             29              96
Amortization of RRP stock
 (3,800 shares)                           -          -          -            -            79              -              79
Issuance of common stock under
 stock option plan, including
 tax benefits of $26                      -         70          -            -             -              -              70
                                        ---     ------    -------      -------         -----          -----         -------

Balance at September 30, 2004            16      4,843     24,198          159          (209)          (302)         28,705
                                                                                                                    -------

Comprehensive income:
  Net income                              -          -        898            -             -              -             898
  Change in net unrealized gain/
   loss on securities available
   for sale, after reclassification
   adjustment and tax effects             -          -          -         (873)            -              -            (873)
                                                                                                                    -------
      Total comprehensive income                                                                                         25
                                                                                                                    -------

Cash dividends declared
 ($0.24 per share)                        -                  (382)           -             -              -            (382)
ESOP shares released and committed
 to be released (2,947 shares)            -         54          -            -             -             29              83
Amortization of RRP stock
 (3,350 shares)                                                                           79                             79
Issuance of common stock under
 stock option plan, including
 tax benefits of $30                      -         93          -            -             -              -              93
                                        ---     ------    -------      -------         -----          -----         -------

Balance at September 30, 2005           $16     $4,990    $24,714      $  (714)        $(130)         $(273)        $28,603
                                        ===     ======    =======      =======         =====          =====         =======

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (Dollars in thousands)


                                                            Years Ended September 30,
                                                            -------------------------
                                                               2005          2004
                                                               ----          ----

Cash flows from operating activities:
  Net income                                                 $    898      $  1,191
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    (Credit) provision for loan losses                           (173)           70
    Net amortization of securities                                399           522
    Amortization of net deferred loan costs and premiums
     (discounts) on purchased loans and indirect lending          (54)           12
    Depreciation expense                                          482           566
    Gain on sales of mortgages, net                              (165)         (100)
    Gain on sales and calls of securities, net                    (59)         (159)
    (Increase) decrease in accrued interest receivable           (131)          129
    Deferred income tax provision (benefit)                        68           (57)
    ESOP shares released and committed to be released              83            96
    Amortization of RRP stock                                      79            79
    Increase in bank-owned life insurance                        (140)         (214)
    Other, net                                                    361            55
                                                             --------      --------
      Net cash provided by operating activities                 1,648         2,190
                                                             --------      --------

Cash flows from investing activities:
  Activity in available-for-sale securities:
    Sales and calls                                             4,318        30,684
    Maturities                                                  3,700         6,790
    Purchases                                                  (6,284)      (31,237)
    Principal payments                                          5,634         6,285
  Purchase of Federal Home Loan Bank stock                       (924)         (792)
  Loan originations, net                                      (43,011)      (29,335)
  Proceeds from loan sales                                      8,214         5,551
  Purchase of premises and equipment, net                        (139)         (295)
  Premiums paid on bank-owned life insurance                     (232)         (239)
                                                             --------      --------
      Net cash used by investing activities                   (28,724)      (12,588)
                                                             --------      --------

                                 (continued)

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

              CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                           (Dollars in thousands)


                                                            Years Ended September 30,
                                                            -------------------------
                                                               2005          2004
                                                               ----          ----

Cash flows from financing activities:
  Net decrease in deposits                                     (1,429)       (4,188)
  Net increase in short-term borrowings                           500         3,500
  Proceeds from Federal Home Loan Bank advances                33,000        11,000
  Repayment of Federal Home Loan Bank advances                 (5,000)       (2,500)
  Net increase in mortgagors' escrow accounts                      97           104
  Issuance of common stock under stock option plan,
   net of tax benefits                                             93            70
  Dividends paid                                                 (382)         (318)
                                                             --------      --------
      Net cash provided by financing activities                26,879         7,668
                                                             --------      --------

Net change in cash and cash equivalents                          (197)       (2,730)

Cash and cash equivalents at beginning of year                  9,171        11,901
                                                             --------      --------

Cash and cash equivalents at end of year                     $  8,974      $  9,171
                                                             ========      ========

Supplemental cash flow information:
  Interest paid on deposits                                  $  2,978      $  2,324
  Interest paid on Federal Home Loan Bank advances              1,110           612
  Income taxes paid                                               329           532

See accompanying notes to consolidated financial statements.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   Years Ended September 30, 2005 and 2004
                (Dollars in thousands, except per share data)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of consolidation and presentation

      The consolidated financial statements include the accounts of Westborough Financial Services, Inc. (the "Company") and its wholly-owned subsidiary, The Westborough Bank (the "Bank"). The Bank's wholly-owned subsidiaries are The Hundredth Corporation, which was formed to own real estate, and the Eli Whitney Security Corporation, which is a Massachusetts security corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      Reclassifications

      Certain amounts in the 2004 consolidated financial statements have been reclassified to conform to the 2005 presentation.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Stock compensation plans

      Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25. (Also see recent accounting pronouncement.)

      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.


                                                   Years Ended September 30,
                                                   -------------------------
                                                        2005       2004
                                                        ----       ----

      Net income                    As reported        $ 898      $1,191
                                    Pro forma          $ 872      $1,165

      Basic earnings per share      As reported        $0.58      $ 0.77
                                    Pro forma          $0.56      $ 0.76

      Diluted earnings per share    As reported        $0.57      $ 0.76
                                    Pro forma          $0.55      $ 0.75

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

      Earnings per common share

      Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. For the years ended September 30, 2005 and 2004, there were no anti-dilutive potential common shares. Anti-dilutive potential common shares would be excluded from dilutive earnings per share calculations.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

      Earnings per common share (concluded)

      Earnings per common share for the year ended September 30, 2005 and 2004 has been computed based on the following:


                                                                 2005         2004
                                                                 ----         ----

      Average number of common shares outstanding             1,553,046    1,541,927
      Effect of dilutive options                                 18,158       21,800
                                                              ---------    ---------
      Average number of common shares outstanding
       used to calculate diluted earnings per common share    1,571,204    1,563,727
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

      The components of the change in accumulated other comprehensive income/loss and related tax effects are as follows:


                                                  Years Ended September 30,
                                                  -------------------------
                                                      2005         2004
                                                      ----         ----

      Change in net unrealized holding gains/
       losses on securities available for sale      $(1,252)     $(1,587)
      Reclassification adjustment for gains
       realized in income                               (59)        (159)
                                                    -------      -------
                                                     (1,311)      (1,746)

      Tax effect                                        438          615
                                                    -------      -------

      Net-of-tax amount                             $  (873)     $(1,131)
                                                    =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

      Recent accounting pronouncements

      On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123R, "Share-Based Payment," which is an Amendment of FASB Statement Nos. 123 and 95. SFAS No. 123R changes, among other things, the manner in which share-based compensation, such as stock options, will be accounted for by public companies. SFAS 123R will be effective for public companies that file as small business issuers as of the beginning of the annual reporting period that begins after December 15, 2005. For public companies, the cost of employee services received in exchange for equity instruments including options and similar awards generally will be measured at fair value at the grant date. The grant date fair value will be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost will be recognized over the requisite service period, often the vesting period. The change in accounting will replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation," and will eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, "Accounting for Stock Issued to Employees," which does not require companies to expense options if the exercise price is equal to the trading price at the date of grant. This Statement is not expected to have a material impact on the Company's consolidated financial statements.

2.    RESTRICTIONS ON CASH AND DUE FROM BANKS

      The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At September 30, 2005 and 2004, these reserve balances amounted to $1,015 and $1,074, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

3.    SECURITIES AVAILABLE FOR SALE

      The amortized cost and estimated fair value of securities available for sale, at September 30, 2005 and 2004, with gross unrealized gains and losses, is as follows:


                                                        September 30, 2005
                                         ------------------------------------------------
                                                        Gross         Gross
                                         Amortized    Unrealized    Unrealized     Fair
                                           Cost         Gains         Losses       Value
                                         ---------    ----------    ----------     -----

      Federal agency obligations          $27,917        $  3        $  (446)     $27,474
      Banking and finance obligations       7,801          26           (101)       7,726
      Mortgage-backed securities           25,597          71           (649)      25,019
      Other bonds and obligations           3,711          27            (17)       3,721
                                          -------        ----        -------      -------
            Total debt securities          65,026         127         (1,213)      63,940
      Marketable equity securities              1           -             (1)           -
                                          -------        ----        -------      -------

                                          $65,027        $127        $(1,214)     $63,940
                                          =======        ====        =======      =======


                                                        September 30, 2004
                                         ------------------------------------------------
                                                        Gross         Gross
                                         Amortized    Unrealized    Unrealized     Fair
                                           Cost         Gains         Losses       Value
                                         ---------    ----------    ----------     -----

      Federal agency obligations          $21,549        $ 81        $  (116)     $21,514
      Banking and finance obligations      12,442         240            (37)      12,645
      Mortgage-backed securities           33,035         236           (311)      32,960
      Other bonds and obligations           5,299         142             (8)       5,433
                                          -------        ----        -------      -------
            Total debt securities          72,325         699           (472)      72,552
      Marketable equity securities            410          18            (21)         407
                                          -------        ----        -------      -------

                                          $72,735        $717        $  (493)     $72,959
                                          =======        ====        =======      =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (continued)

      Proceeds from sales and calls of securities amounted to $4,318 and $30,684 for the years ended September 30, 2005 and 2004, respectively. Gross realized gains amounted to $99 and $244, respectively. Gross realized losses amounted to $40 and $85, respectively.

      The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               September 30, 2005      September 30, 2004
                                              --------------------    --------------------
                                              Amortized     Fair      Amortized     Fair
                                                Cost        Value       Cost        Value
                                              ---------     -----     ---------     -----

      Within 1 year                            $13,427     $13,375     $ 4,802     $ 4,896
      Over 1 year through 5 years               26,002      25,546      34,123      34,309
      Over 5 years through 10 years                  -           -         365         387
                                               -------     -------     -------     -------
                                                39,429      38,921      39,290      39,592
      Mortgage and asset-backed securities      25,597      25,019      33,035      32,960
                                               -------     -------     -------     -------

                                               $65,026     $63,940     $72,325     $72,552
                                               =======     =======     =======     =======

      At September 30, 2005 and 2004, a federal agency obligation with a carrying value of $1,003 and $1,012, respectively, and fair value of $1,005 and $1,000, for 2005 and 2004 respectively, was pledged to secure treasury, tax and loan deposits.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      SECURITIES AVAILABLE FOR SALE (concluded)

      Information pertaining to securities with gross unrealized losses at September 30, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:


                                                     Less Than Twelve Months     Over Twelve Months
                                                     -----------------------    ---------------------
                                                       Gross                      Gross
                                                     Unrealized       Fair      Unrealized      Fair
                                                       Losses         Value       Losses        Value
                                                     ----------       -----     ----------      -----

      September 30, 2005:

      Federal agency obligations                        $109         $ 8,310      $  337      $16,653
      Banking and finance obligations                      -               -         101        5,200
      Mortgage-backed securities                          47           3,823         602       18,595
      Other bonds and obligations                          -             500          17          762
                                                        ----         -------      ------      -------
            Total debt securities                        156          12,633       1,057       41,210
      Marketable equity securities                         -               -           1            -
                                                        ----         -------      ------      -------

            Total temporarily impaired securities       $156         $12,633      $1,058      $41,210
                                                        ====         =======      ======      =======

      September 30, 2004:

      Federal agency obligations                        $ 88         $11,955      $   28      $ 1,987
      Banking and finance obligations                     27           4,305          10        1,118
      Mortgage-backed securities                         226          20,214          85        4,471
      Other bonds and obligations                          8             789           -            -
                                                        ----         -------      ------      -------
            Total debt securities                        349          37,263         123        7,576
      Marketable equity securities                        21             274           -            -
                                                        ----         -------      ------      -------

            Total temporarily impaired securities       $370         $37,537      $  123      $ 7,576
                                                        ====         =======      ======      =======

      At September 30, 2005, 71 debt securities have unrealized losses with aggregate depreciation of 2.2% from the Company's amortized cost basis. These unrealized losses relate principally to the interest rate environment. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts' reports. As management has the ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

4.    LOANS

      A summary of the balances of loans follows:


                                                                  September 30,
                                                              ---------------------
                                                                2005         2004
                                                                ----         ----

      Mortgage loans:
        Fixed rate                                            $ 57,953     $ 64,310
        Variable rate                                          100,365       64,788
        Commercial                                              26,979       23,313
        Home equity lines-of-credit                             15,452       11,295
                                                              --------     --------
            Total mortgage loans                               200,749      163,706
                                                              --------     --------


      Other loans:
        Personal loans                                             198          322
        Deposit secured loans                                      312          297
        Home improvement loans                                       6           85
        Commercial lines-of-credit                                 870          965
        Commercial installment                                   2,534        1,579
                                                              --------     --------
            Total other loans                                    3,920        3,248
                                                              --------     --------

            Total loans                                        204,669      166,954

      Due to borrowers on incomplete loans                      (4,287)      (1,507)
      Net deferred loan costs                                      620          389
      Net premiums on purchased loans and indirect lending         260          402
      Allowance for loan losses                                   (785)        (950)
                                                              --------     --------

            Loans, net                                        $200,477     $165,288
                                                              ========     ========

      An analysis of the allowance for loan losses follows:


                                            Years Ended September 30,
                                            -------------------------
                                                 2005       2004
                                                 ----       ----

      Balance at beginning of year              $ 950      $ 911
      (Credit) provision for loan losses         (173)        70
      Charge-offs                                   -        (35)
      Recoveries                                    8          4
                                                -----      -----
      Balance at end of year                    $ 785      $ 950
                                                =====      =====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      LOANS (concluded)

      The following is a summary of information pertaining to impaired and non-accrual loans:


                                                       September 30,
                                                       -------------
                                                       2005     2004
                                                       ----     ----

      Impaired loans without a valuation allowance     $175     $275

      Impaired loans with a valuation allowance           -       25
                                                       ----     ----

      Total impaired loans                             $175     $300
                                                       ====     ====

      Valuation allowance related to impaired loans    $  -     $ 10
                                                       ====     ====

      Total non-accrual loans                          $175     $121
                                                       ====     ====

      At September 30, 2005 and 2004, there were no loans past-due ninety days or more and still accruing.


                                                    Years Ended September 30,
                                                    -------------------------
                                                          2005     2004
                                                          ----     ----

      Average investment in impaired loans                $191     $660
                                                          ====     ====

      Interest income recognized on a cash basis
       on impaired loans                                  $ 32     $ 23
                                                          ====     ====

      No additional funds are committed to be advanced in connection with impaired loans.

5.    SERVICING

      The Bank has sold mortgage loans, without recourse, in the secondary mortgage market and has retained the servicing responsibility and receives fees for the services provided. Total loans serviced for others at September 30, 2005 and 2004 amounted to $14,673 and $8,499, respectively. Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets.

      At September 30, 2005 and 2004, $113 and $58, respectively, of capitalized servicing rights are included in other assets. During the years ended September 30, 2005 and 2004, $114 and $71, respectively, of servicing rights were capitalized and $30 and $13, respectively, of servicing rights were amortized. The carrying value of servicing rights approximates fair value.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

6.    PREMISES AND EQUIPMENT

      A summary of the cost and accumulated depreciation of premises and equipment and their estimated useful lives follows:


                                          September 30,
                                       -------------------    Estimated
                                         2005        2004     Useful Lives
                                         ----        ----     ------------
      Premises:
        Land                           $ 1,200     $ 1,200
        Buildings                        5,159       5,134    5 - 40 years
      Equipment                          4,196       4,083       3-7 years
                                       -------     -------
                                        10,555      10,417
      Less accumulated depreciation     (4,461)     (3,980)
                                       -------     -------

                                       $ 6,094     $ 6,437
                                       =======     =======

      Depreciation expense for the years ended September 30, 2005 and 2004 amounted to $482 and $566, respectively.

7.    DEPOSITS

      A summary of deposit balances, by type, is as follows:


                                                    September 30,
                                                --------------------
                                                  2005        2004
                                                  ----        ----

      Non-interest bearing accounts             $ 22,245    $ 25,131
      NOW accounts                                17,800      20,044
      Regular and other savings accounts         101,826     112,174
      Money market deposit accounts                5,161       6,139
                                                --------    --------
            Total non-certificate accounts       147,032     163,488
                                                --------    --------

      Term certificates of $100,000 and over      18,598      10,812
      Term certificates less than $100,000        44,651      37,410
                                                --------    --------
            Total certificate accounts            63,249      48,222
                                                --------    --------

            Total deposits                      $210,281    $211,710
                                                ========    ========

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      DEPOSITS (concluded)

      A summary of certificates, by maturity, is as follows:


                                      September 30, 2005     September 30, 2004
                                     -------------------    -------------------
                                                Weighted               Weighted
                                                Average                Average
                                      Amount      Rate       Amount      Rate
                                      ------    --------     ------    --------

      Within 1 year                  $44,371      2.97%     $34,183      1.84%
      Over 1 year through 3 years     17,831      3.46       12,090      2.63
      Over 3 years                     1,047      4.05        1,949      3.28
                                     -------      ----      -------      ----

                                     $63,249      3.13%     $48,222      2.10%
                                     =======      ====      =======      ====

8.    SHORT-TERM BORROWINGS

      At September 30, 2005 and 2004, short-term borrowings consist of advances from the Federal Home Loan Bank of Boston ("FHLB") with original maturities of less than one year at a weighted average interest rate of 4.21% and 1.92%, respectively.

      The Bank also has a $2,999 available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank's total assets. All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property. As of September 30, 2005 and 2004, there were no advances outstanding on the line of credit.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

9.    LONG-TERM BORROWINGS

      Long-term borrowings consist of Federal Home Loan Bank advances as follows:


                                               Weighted Average Rate
      Maturing During       September 30,          September 30,
      the Year Ending    ------------------    ---------------------
      September 30,        2005       2004        2005      2004
      ---------------      ----       ----        ----      ----

           2005          $     -    $ 5,000          -%     4.64%
           2006            2,500      2,500       2.91      2.95
           2007            8,000      3,000       3.06      2.32
           2008            7,000      2,500       3.91      3.76
           2009*           7,000      5,000       3.81      3.61
           2010           15,000          -       4.56         -
           2011            6,500          -       4.62         -
                         -------    -------

                         $46,000    $18,000
                         =======    =======

      *     Includes advances callable on November 22, 2005 and April 3,
            2006.

10.   INCOME TAXES

      Allocation of federal and state income taxes between current and deferred portions is as follows:


                                                  Years Ended September 30,
                                                  -------------------------
                                                        2005     2004
                                                        ----     ----

      Current income tax provision:
        Federal                                         $291     $546
        State                                             22       37
                                                        ----     ----
                                                         313      583
                                                        ----     ----

      Deferred income tax provision (benefit):
        Federal                                           51      (43)
        State                                             17      (14)
                                                        ----     ----
                                                          68      (57)
                                                        ----     ----

            Total provision for income taxes            $381     $526
                                                        ====     ====

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (continued)

      The reasons for the differences between the statutory corporate federal income tax rate and the effective tax rates are summarized as follows:


                                                   Years Ended September 30,
                                                   -------------------------
                                                        2005      2004
                                                        ----      ----

      Statutory rate                                    34.0%     34.0%
      Increase (decrease) resulting from:
        State taxes, net of federal tax benefit          2.0       0.9
        Dividends received deduction                    (0.6)     (0.3)
        Officers' life insurance                        (4.4)     (2.8)
        Municipal income                                (1.2)     (1.2)
                                                        ----      ----

            Effective tax rates                         29.8%     30.6%
                                                        ====      ====

      The components of the net deferred tax asset are as follows:


                                   September 30,
                                 -----------------
                                  2005       2004
                                  ----       ----

      Deferred tax asset:
        Federal                  $1,239     $  818
        State                       307        282
                                 ------     ------
                                  1,546      1,100
                                 ------     ------

      Deferred tax liability:
        Federal                    (334)      (288)
        State                       (77)       (47)
                                 ------     ------
                                   (411)      (335)
                                 ------     ------

      Net deferred tax asset     $1,135     $  765
                                 ======     ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      INCOME TAXES (concluded)

      The tax effects of each item that give rise to deferred taxes are as follows:


                                                                     September 30,
                                                                   -----------------
                                                                    2005       2004
                                                                    ----       ----

      Employee benefit plans                                       $  697     $ 583
      Allowance for loan losses                                       397       465
      Net unrealized gain/loss on securities available for sale       373       (65)
      Depreciation and amortization                                   (54)      (60)
      Net deferred loan costs                                        (253)     (159)
      Other, net                                                      (25)        1
                                                                   ------     -----

      Net deferred tax asset                                       $1,135     $ 765
                                                                   ======     =====

      A summary of the change in the net deferred tax asset is as follows:


                                                    Years Ended September 30,
                                                    -------------------------
                                                          2005      2004
                                                          ----      ----

      Balance at beginning of year                       $  765     $ 93
      Deferred tax (provision) benefit                      (68)      57
      Deferred tax effect on net unrealized loss
       on securities available for sale                     438      615
                                                         ------     ----

Balance at end of year                                   $1,135     $765
                                                         ======     ====

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

      Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      STOCKHOLDERS' EQUITY (continued)

      Minimum regulatory capital requirements (concluded)

      The Company's and the Bank's actual and minimum required capital amounts and ratios as of September 30, 2005 and 2004 are as follows:


                                                                                     Minimum
                                                                                    To Be Well
                                                                Minimum         Capitalized Under
                                                              For Capital       Prompt Corrective
                                            Actual         Adequacy Purposes    Action Provisions
                                      -----------------    -----------------    -----------------
                                       Amount     Ratio     Amount     Ratio     Amount    Ratio
                                       ------     -----     ------     -----     ------    -----

      September 30, 2005:
        Total capital (to risk
         weighted assets)
        Consolidated                  $29,988    19.51%    $12,295     8.00%        N/A      N/A
        Bank                           29,518    19.22      12,286     8.00     $15,357    10.00%

        Tier 1 capital (to risk
         weighted assets)
        Consolidated                   29,203    19.00       6,147     4.00         N/A      N/A
        Bank                           28,733    18.71       6,143     4.00       9,214     6.00

        Tier 1 capital (to average
         assets)
        Consolidated                   29,203    10.18      11,480     4.00         N/A      N/A
        Bank                           28,733    10.09      11,387     4.00      14,234     5.00

      September 30, 2004:
        Total capital (to risk
         weighted assets)
        Consolidated                  $29,496    20.97%    $11,253     8.00%        N/A      N/A
        Bank                           28,662    20.54      11,165     8.00     $13,957    10.00%

        Tier 1 capital (to risk
         weighted assets)
        Consolidated                   28,546    20.29       5,626     4.00         N/A      N/A
        Bank                           27,712    19.86       5,583     4.00       8,374     6.00

        Tier 1 capital (to average
         assets)
        Consolidated                   28,546    10.79      10,578     4.00         N/A      N/A
        Bank                           27,712    10.48      10,575     4.00      13,219     5.00

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

      At September 30, 2005 and 2004, the Bank's retained earnings available for the payment of dividends was $17,232 and $17,497, respectively. Accordingly, $12,286 and $11,165 of the Company's equity in the net assets of the Bank was restricted at September 30, 2005 and 2004, respectively. Funds available for loans or advances by the Bank to the Company amounted to $1,723 and $1,750 at September 30, 2005 and 2004, respectively.

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

                (Dollars in thousands, except per share data)

12.   EMPLOYEE BENEFIT PLANS

      Pension plan

      The Bank provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:


                                                          Plan Years Ended October 31,
                                                          ----------------------------
                                                                 2005        2004
                                                                 ----        ----
                                                             (Projected)

      Change in plan assets:
        Fair value of plan assets at beginning of year         $2,693       $2,801
        Actual gain on plan assets                                202          273
        Employer contribution                                     187           86
        Benefits paid                                            (429)        (467)
                                                               ------       ------
        Fair value of plan assets at end of year                2,653        2,693
                                                               ------       ------

      Change in benefit obligation:
        Benefit obligation at beginning of year                 3,253        3,073
        Service cost                                              201          194
        Interest cost                                             187          192
        Actuarial loss (gain)                                    (212)         261
        Benefits paid                                            (429)        (467)
                                                               ------       ------
        Benefit obligation at end of year                       3,000        3,253
                                                               ------       ------

      Funded status                                              (347)        (560)
      Unrecognized net actuarial (gain) loss                     (181)          18
      Transition liability                                         18           20
                                                               ------       ------

      Accrued pension cost                                     $ (510)      $ (522)
                                                               ======       ======

      Accumulated benefit obligation                           $2,070       $2,147
                                                               ======       ======

      At October 31, 2005 and 2004, the assumptions used to determine the benefit obligation are as follows:


                                       2005     2004
                                       ----     ----

      Discount rate                    5.75%    5.75%
      Rate of compensation increase    4.50%    4.50%

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (continued)

      The components of net periodic pension cost are as follows:


                                              Plan Years Ended October 31,
                                              ----------------------------
                                                     2005         2004
                                                 (Projected)
      Service cost                                  $ 201        $ 194
      Interest cost                                   187          192
      Expected return on plan assets                 (215)        (224)
      Transition obligation                             2            2
      Recognized net actuarial loss (gain)              1          (10)
                                                    -----        -----

                                                    $ 176        $ 154
                                                    =====        =====

      Total pension expense for the years ended September 30, 2005 and 2004 amounted to $184 and $173, respectively.

      For the plan years ended October 31, 2005 and 2004, actuarial assumptions used in accounting were as follows:


                                                             2005        2004
                                                             ----        ----
                                                          (Projected)
      Discount rate on benefit obligations                   5.75%       6.25%
      Expected long-term rate of return on plan assets       8.00        8.00
      Annual salary increases                                4.50        4.50

      In general, the Bank has selected their assumption with respect to the long term rate of return based on prevailing yields on high quality fixed income investments increased by a premium for equity return expectations.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Pension plan (concluded)

      The Bank's pension plan weighted average asset allocation at September 30, 2005 and 2004, are as follows:


                              Percentage
                            of Plan Assets
                           at September 30,
                           ----------------
      Asset Category        2005      2004
      --------------        ----      ----

      Fixed income          34.2%     29.2%
      Equity securities     65.8      70.8
                           -----     -----

                           100.0%    100.0%
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

      The Bank expects to contribute $192 to its pension plan in fiscal
      2006.

      Estimated future benefit payments, which reflects expected future service, as appropriate, are as follows:


      Years Ending
       October 31,    Amount
      ------------    ------

           2006       $  131
           2007            8
           2008           23
           2009           86
           2010          302
        2011-2015      2,304

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Incentive compensation plan

      Management and employees of the Bank participate in an annual incentive compensation plan which is based on a percentage of the Bank's annual net profits (as defined) and other factors and objectives set forth and administered by the Bank's Executive Committee. Incentive compensation expense for the year ended September 30, 2005 and 2004 amounted to $50 and $70, respectively.

      401(k) Plan

      The Bank has a 401(k) Plan whereby each employee reaching the age of 21 and having completed at least three months of service, beginning with date of employment, automatically becomes a participant in the Plan. Employees may contribute up to 75% of their compensation subject to certain limits based on federal tax laws. The Bank matches 50% of the first 6% of an employee's compensation contributed to the Plan. All participants are fully vested. For the years ended September 30, 2005 and 2004, expense attributable to the Plan amounted to $53 and $48, respectively.

      Supplemental retirement plans

      The Bank provides supplemental retirement benefits to certain executive officers and Directors. In connection with the supplemental retirement plans, the Bank has purchased life insurance contracts as a funding source. At September 30, 2005 and 2004, the Bank has accrued $854 and $911, respectively, relating to these plans. For the years ended September 30, 2005 and 2004, expenses attributable to the plans amounted to $114 and $208, respectively. Prior to fiscal 2005, the supplemental retirement liability for certain executive officers was based on the present value of the future payments and was accrued over the executive's employment. During 2005, a plan of deferred compensation ("Plan") was adopted which covers the executive officers. The previous agreements were terminated and new agreements were entered into under the Plan. The Plan is accounted for under SFAS No. 87.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Supplemental retirement benefits (continued)

      According to the Company's actuary, the funded status of the Plan as of September 30, 2005 is as follows:


      Benefit obligation                        $1,359
      Fair value of plan assets                      -
                                                ------

      Funded status                             $1,359
                                                ======

      Accumulated benefit obligation            $1,065
                                                ======

      Accrued supplemental pension cost         $  350
      Additional minimum liability                 715
                                                ------

      Accrued supplemental pension liability    $1,065
                                                ======

      Intangible asset                          $  715
                                                ======

      The following assumptions were used to determine the benefit obligation and the net periodic pension cost at or for the year ended September 30, 2005:


      Discount rate                    6.50%
      Rate of compensation increase    5.00%

      The Company does not expect to make any contributions to the Plan in fiscal 2006.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Supplemental retirement benefits (concluded)

      Estimated future benefit payments, which reflect expected future services, as appropriate, are as follows:


       Year Ending
      September 30,        Amount
      -------------        ------
                       (In thousands)

           2006            $    -
           2007               559
           2008                 -
           2009                 -
           2010             1,144
        2011-2015               -

      Expense related to the Plan amounted to $222,000 for the year ended September 30, 2005.

      The Company purchased bank-owned life insurance ("BOLI") on the lives of certain officers and has entered into agreements with certain executives to provide their beneficiaries certain benefits upon death from the proceeds of the BOLI. The BOLI is carried at cash surrender value on the balance sheet, which is less than the face value of the policy less benefits to be paid to beneficiaries.

      Deferred compensation plan

      The Company has adopted an Officers' Deferred Compensation Plan whereby qualified officers may elect to defer all or a portion of their salary. The Company pays monthly interest on amounts deferred at an interest rate that is determined annually.

      Employees' stock ownership plan

      The Company established an ESOP for the benefit of each eligible employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. In addition, the Company provided a loan to the ESOP which was used to purchase 8%, or 44,200 shares, of the shares sold to the public in the Company's stock offering. The loan bears interest equal to 8% and provides for annual payments of principal and interest for 15 years.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Employees' stock ownership plan (concluded)

      At September 30, 2005, the remaining principal balance is payable as follows:


      Years Ending
      September 30,    Amount
      -------------    ------

           2006         $ 24
           2007           26
           2008           28
           2009           30
           2010           32
        Thereafter       203
                        ----

                        $343
                        ====

      The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased by the ESOP which are held in a suspense account for allocation among the members as the loans are paid. Total compensation expense applicable to the ESOP amounted to $83 and $96 for the years ended September 30, 2005 and 2004, respectively.

      Shares held by the ESOP include the following:


                                    September 30,
                                  ----------------
                                   2005      2004
                                   ----      ----

      Allocated                   14,735    11,788
      Committed to be released     2,210     2,210
      Unallocated                 27,255    30,202
                                  ------    ------

                                  44,200    44,200
                                  ======    ======

      Cash dividends received on allocated shares are allocated to members and cash dividends received on shares held in suspense are applied to repay the outstanding debt of the ESOP.

      The fair market value of unallocated shares at September 30, 2005 and 2004 was $763 and $911, respectively.

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (continued)

      Stock option plan

      A summary of the status of the Company's stock option plan for the years ended September 30, 2005 and 2004 is presented below:


                                                    2005                   2004
                                            -------------------    -------------------
                                                       Weighted               Weighted
                                                       Average                Average
                                                       Exercise               Exercise
                                            Shares      Price      Shares      Price
                                            ------     --------    ------     --------

      Fixed Options:
        Outstanding at beginning of year    33,900      $11.38     37,300      $11.53
        Granted                                  -                      -
        Forfeited                             (200)      10.31          -
        Exercised                           (5,200)      12.05     (3,400)      12.98
                                            ------      ------     ------      ------

        Outstanding at end of year          28,500      $11.27     33,900      $11.38
                                            ======      ======     ======      ======
      Options exercisable at year-end       19,880      $10.31     17,260      $10.31
      Weighted-average fair value of
       options granted during the year           -                      -

      The fair value of each option grant when applicable is estimated on the date of grant using the Black-Scholes option-pricing model.

      Information pertaining to stock options outstanding at September 30, 2005 is as follows:


                                    Options Outstanding                         Options Exercisable
                                    --------------------------------------    -----------------------
                                                     Weighted
                                                     Average      Weighted                   Weighted
                                                    Remaining     Average                    Average
                                       Number      Contractual    Exercise       Number      Exercise
            Exercise Price          Outstanding        Life        Price      Exercisable     Price
            --------------          -----------    -----------    --------    -----------    --------

          $10.31                       26,400       5.0 years      $10.31        19,880       $10.31
           23.25                        2,100       6.0             23.25             -
                                       ------                                    ------

      Outstanding at end of year       28,500       5.1 years                    19,880
                                       ======                                    ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      EMPLOYEE BENEFIT PLANS (concluded)

      Recognition and retention plan

      On January 25, 2001, the Company's stockholders approved the Company's adoption of the Westborough Financial Services, Inc. 2001 Recognition and Retention Plan (the "RRP"), which allows the Company to grant restricted stock awards ("Awards") to certain officers, employees and outside directors. The RRP is authorized to acquire no more than 22,139 shares of Common stock in the open market. Shares generally vest at a rate of 20% per year with the first vesting period ending April 30, 2002. There were no Awards granted during the years ended September 30, 2005 and 2004. The aggregate purchase price of all shares acquired by the RRP has been reflected as a reduction of stockholders' equity and amortized to compensation expense as the Company's employees and directors become vested in their stock awards. Compensation expense relating to the RRP amounted to $79 for the years ended September 30, 2005 and 2004. Compensation expense is based on the fair value of common stock on the purchase date.

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      COMMITMENTS AND CONTINGENCIES (concluded)

      Loan commitments (concluded)

      At September 30, 2005 and 2004, financial instruments whose contract amounts represent credit risk consist of:


                                                        2005       2004
                                                        ----       ----

      Commitments to grant loans                      $12,094    $ 6,204
      Unadvanced funds on home equity and personal
       lines-of-credit                                 14,810     14,223
      Unadvanced funds on commercial loans and
       lines-of-credit                                  1,978      1,455

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

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

14.   RELATED PARTY TRANSACTIONS

      In the ordinary course of business, the Bank has granted loans to its Directors. At September 30, 2005 and 2004, the amount of such loans, which exceeded $60 in the aggregate to each related party, was approximately $1,776 and $1,732, respectively. Such loans are made in the ordinary course of business at the Bank's normal credit terms, including interest rate and collateral requirements, and do not represent more than a normal risk of collection. During the years ended September 30, 2005 and 2004, total principal additions were $129 and $272, respectively, and total principal payments were $85 and $80, respectively.

15.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

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

            Off-balance sheet instruments: Fair values for off-balance sheet lending com-mitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The estimated fair value of off-balance sheet financial instruments at September 30, 2005 and 2004, was immaterial.

      The carrying amounts and related estimated fair values of the Company's financial instruments are as follows:


                                                         September 30,
                                         --------------------------------------------
                                                 2005                    2004
                                         --------------------    --------------------
                                         Carrying      Fair      Carrying      Fair
                                          Amount       Value      Amount       Value
                                         --------      -----     --------      -----

      Financial assets:
        Cash and cash equivalents        $  8,974    $  8,974    $  9,171    $  9,171
        Securities available for sale      63,940      63,940      72,959      72,959
        Federal Home Loan Bank stock        2,966       2,966       2,042       2,042
        Loans, net                        200,477     200,780     165,288     170,037
        Accrued interest receivable         1,181       1,181       1,050       1,050
                                         --------    --------    --------    --------
      Financial liabilities:
        Deposits                          210,281     209,984     211,710     211,657
        Short-term borrowings               4,000       4,000       3,500       3,499
        Long-term borrowings               46,000      45,542      18,000      18,157

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

16.   CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL
      SERVICES, INC.


                                                  September 30,
                                               ------------------
      BALANCE SHEETS                             2005       2004
      --------------                             ----       ----

      Assets
      ------

      Cash and due from bank                   $   667    $ 1,109
      Short-term investments                       359        301
                                               -------    -------
            Total cash and cash equivalents      1,026      1,410
      Investment in subsidiary                  27,230     26,868
      Loan receivable - ESOP                       343        365
      Other assets                                   4         62
                                               -------    -------

            Total assets                       $28,603    $28,705
                                               =======    =======

      Liabilities and Stockholders' Equity
      ------------------------------------

      Stockholders' equity                     $28,603    $28,705
                                               =======    =======

            Total liabilities and
             stockholders' equity              $28,603    $28,705
                                               =======    =======


                                                             Years Ended
                                                            September 30,
                                                          ----------------
      STATEMENTS OF INCOME                                2005        2004
      --------------------                                ----        ----

      Income:
        Interest on short-term investments                $   9     $    4
        Interest on loan - ESOP                              28         37
                                                          -----     ------
            Total income                                     37         41
      Operating expenses                                    161        130
                                                          -----     ------
      Loss before income taxes and equity in
       undistributed net income of subsidiary              (124)       (89)
      Income tax benefit                                    (42)       (30)
                                                          -----     ------
      Loss before undistributed net income
       of subsidiary                                        (82)       (59)
      Equity in undistributed net income of subsidiary      980      1,250
                                                          -----     ------

            Net income                                    $ 898     $1,191
                                                          =====     ======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

                (Dollars in thousands, except per share data)

      CONDENSED FINANCIAL STATEMENTS OF WESTBOROUGH FINANCIAL
      SERVICES, INC. (concluded)


                                                                    Years Ended
                                                                   September 30,
                                                                ------------------
      STATEMENTS OF CASH FLOWS                                   2005        2004
      ------------------------                                   ----        ----
      Cash flows from operating activities:
        Net income                                              $  898     $ 1,191
        Adjustments to reconcile net income to net
         cash provided (used) by operating activities:
          Decrease in other assets                                  58         130
          Equity in undistributed earnings of subsidiary          (980)     (1,250)
                                                                ------     -------
            Net cash provided (used) by operating activities       (24)         71
                                                                ------     -------

      Cash flows from investing activities:
        Principal paydowns received on ESOP loan                    22          21
                                                                ------     -------
            Net cash provided by investing activities               22          21
                                                                ------     -------

      Cash flows from financing activities:
        Intercompany cash transfer                                   -       1,162
        Dividends paid                                            (382)       (318)
                                                                ------     -------
            Net cash provided (used) by financing activities      (382)        844
                                                                ------     -------

      Net change in cash and cash equivalents                     (384)        936

      Cash and cash equivalents at beginning of year             1,410         474
                                                                ------     -------

      Cash and cash equivalents at end of year                  $1,026     $ 1,410
                                                                ======     =======

             WESTBOROUGH FINANCIAL SERVICES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

                (Dollars in thousands, except per share data)

17.   QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


                                                                     Years Ended September 30,
                                       ------------------------------------------------------------------------------------
                                                         2005                                        2004
                                       ----------------------------------------    ----------------------------------------
                                       Fourth      Third     Second      First     Fourth      Third     Second      First
                                       Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                       -------    -------    -------    -------    -------    -------    -------    -------

Interest and dividend income           $3,324     $3,173     $3,080     $2,987     $2,938     $2,838     $2,749     $2,969
Interest expense                        1,262      1,113        983        814        769        734        700        759
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net interest income                     2,062      2,060      2,097      2,173      2,169      2,104      2,049      2,210
(Credit) provision for loan losses          -          -        (48)      (125)         -         30         10         30
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net interest income, after (credit)
 provision for loan losses              2,062      2,060      2,145      2,298      2,169      2,074      2,039      2,180

Gain (loss) on securities, net             10          -         47          2         69         31         60         (1)
All other income                          191        338        254        221        241        202        329        234
Operating expenses                      2,143      2,136      2,045      2,025      2,002      2,014      1,997      1,897
                                       ------     ------     ------     ------     ------     ------     ------     ------

Income before income taxes                120        262        401        496        477        293        431        516

Provision for income taxes                 19         91        114        157        144         83        132        167
                                       ------     ------     ------     ------     ------     ------     ------     ------

Net income                             $  101     $  171     $  287     $  339     $  333     $  210     $  299     $  349
                                       ======     ======     ======     ======     ======     ======     ======     ======

Earnings per common share:
  Basic                                $ 0.06     $ 0.11     $ 0.18     $ 0.22     $ 0.21     $ 0.14     $ 0.19     $ 0.23
                                       ======     ======     ======     ======     ======     ======     ======     ======
  Diluted                              $ 0.06     $ 0.11     $ 0.18     $ 0.22     $ 0.21     $ 0.13     $ 0.19     $ 0.23
                                       ======     ======     ======     ======     ======     ======     ======     ======

                    Westborough Financial Services, Inc.
                          Stockholders Information

                          Common Stock Information

On September 30, 2005 there were 1,594,774 shares of common stock issued and outstanding and approximately 652 stockholders, not including persons or entities holding stock in nominee or street name through brokers or banks. The Company's stock is not actively traded, although the stock is quoted on the OTC Electronic Bulletin Board under the symbol "WFSM.OB".

                               Annual Meeting

The annual meeting of shareholders will be held on Thursday, January 26, 2006 at 3:00 p.m., local time. The meeting will take place at Indian Meadows Country Club, 275 Turnpike Road, Westborough, MA, 01581.

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

                            Independent Auditors

                            Wolf & Company, P.C.
                               99 High Street
                              Boston, MA 02110
                               (617) 439-9700

                             Investor Relations

                             John L. Casagrande
                     Senior Vice President and Treasurer
                    Westborough Financial Services, Inc.
                            100 East Main Street
                           Westborough, MA 01581
                               (508) 366-4111

The table below reflects the stock price and dividend payment by quarter of the Company's stock for fiscal year ended September 30, 2005. The information set forth below was provided to management of the Company by certain securities firms effecting transactions in the Company's stock on an agency basis. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Stock Price and Dividends by Quarter:


                    High Price     Low Price   Average Price   Dividends per share

  First Quarter       $32.00        $30.10         $30.98            $0.06
  Second Quarter      $32.00        $27.20         $29.44            $0.06
  Third Quarter       $27.20        $24.00         $24.79            $0.06
  Fourth Quarter      $29.19        $25.20         $27.77            $0.06

Dividend payment decisions are made with consideration of a variety of factors, including earnings, financial condition, market considerations and regulatory restrictions.

As it approaches its                       Westbourough Savings
tenth year of giving, the                  Charitable Foundation, Inc.
Westborough Savings                        -------------------------------
Charitable Foundation                      Our Communities, Our Commitment
continues its support
of many charitable
organizations in our
area.


                                   Photos


                                                 Nearly $220,000
                                                 has been
                                                 disbursed to local
                                                 charities since
                                                 the Foundation's
                                                 inception.

             Westborough Financial Services, Inc. and Subsidiary
               Selected Consolidated Financial and Other Data


                                                           at September 30,
Consolidated Balance Sheet Data ($ in thousands)           2005        2004

Total assets                                           $291,490    $264,010
Loans, net                                              200,477     165,288
Investment securities                                    66,906      75,001
Total deposits                                          210,281     211,710
Federal Home Loan Bank advances                          50,000      21,500
Stockholders' equity                                     28,603      28,705
Allowance for loan losses                                   785         950
Non-accrual loans                                           175         121
Non-performing assets                                       175         121

                                                              Years Ended
Consolidated Statement of Income                             September 30,
($ in thousands, except per share data)                    2005        2004

Total interest and dividend income                      $12,564     $11,494
Total interest expense                                    4,172       2,962
                                                        -------     -------
Net interest income                                       8,392       8,532
Provision for loan losses                                  (173)         70
                                                        -------     -------
Net interest income, after provision for loan losses      8,565       8,462
                                                        -------     -------
Customer service fees                                       603         661
Gain on sales and calls of securities available
 for sale, net                                               59         159
Gain on sales of mortgages, net                             165         100
Miscellaneous                                               236         245
                                                        -------     -------
Total other income                                        1,063       1,165
                                                        -------     -------
Total operating expenses                                  8,349       7,910
                                                        -------     -------
Income before provision for income taxes                  1,279       1,717
Provision for income taxes                                  381         526
                                                        -------     -------
Net income                                                 $898      $1,191
                                                        =======     =======

Basic number of weighted average shares outstanding 1,553,046 1,541,927 Dilutive number of weighted average shares
 outstanding                                          1,571,204   1,563,727
Basic earnings per share                                  $0.58       $0.77
Dilutive earnings per share                               $0.57       $0.76
Dividends declared per share                              $0.24       $0.20

                                                              Years Ended
                                                             September 30,

Performance Ratios:                                        2005        2004
Return on average assets                                  0.32%       0.46%
Return on average stockholders' equity                    3.11%       4.14%
Dividend payout ratio (1)                                41.99%      26.23%
Average stockholders' equity to average assets           10.43%      11.10%
Net interest rate spread (2)                              2.99%       3.32%
Net interest margin (3)                                   3.25%       3.53%
Operating expenses as a percent of average assets         3.02%       3.05%
Average interest-earning assets to average
 interest-bearing liabilities                           116.44%     117.19%
Efficiency ratio (4)                                     90.45%      83.81%

(1) Dividend payout ratio represents dividends declared per share divided by dilutive earnings per share.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) Efficiency ratio represents total operating expenses divided by the sum of net interest income, customer service fees and miscellaneous income.


                                                           at September 30,
                                                           2005        2004
Asset Quality Ratios:
Non-performing loans as a percent of loans                0.09%       0.07%
Non-performing assets as a percent of total assets        0.06%       0.05%
Allowance for loan losses as a percent of total loans     0.39%       0.57%

Capital Ratio and other data:
Equity to assets at end of period                         9.81%      10.87%
Number of shares outstanding at end of period         1,594,774   1,589,574

Number of:
Full-service offices (1)                                      4           4
Full-time equivalent employees                               75          68

(1) The number of full service offices does not include our branch at the Willows.

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


[LOGO]

Westborough
Bank  Incorporated 1869

Member FDIC                    Member DIF              Equal Housing Lender